As filed with the Securities and Exchange Commission on June 20, 2003
                                                       Registration No. 333-____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      RAINIER PACIFIC FINANCIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)

         Washington                          6036                  (Applied for)
(State or other jurisdiction of  (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)    Classification Code Number)  Identification Number)

                      3700 Pacific Highway East, Suite 200
                             Fife, Washington 98424
                                 (253) 926-4000
              (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                          John F. Breyer, Jr., Esquire
                             Breyer & Associates PC
                        8180 Greensboro Drive, Suite 785
                             McLean, Virginia 22102
                                 (703) 883-1100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         Calculation of Registration Fee

====================================================================================================================================
Title of Each Class of        Amount to be    Proposed Maximum Offering  Proposed Maximum Aggregate Offering  Amount of Registration
Securities to be Registered   Registered (1)       Price Per Unit                     Price (1)                        Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value     8,442,840              $10.00                        $84,428,400                      $6,831
====================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee. Includes shares to be issued to the Rainier Pacific Foundation. As described in the prospectus, the actual number of shares to be issued and sold are subject to adjustment based upon the estimated pro forma market value of the registrant and market and financial conditions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PART I - INFORMATION REQUIRED IN PROSPECTUS

          Cross Reference Sheet showing the location in the Prospectus of the Items of Form S-1

Item 1.  Forepart of the Registration Statement and Outside     Forepart of the Registration Statement; Outside Front Cover Page
         Front Cover of Prospectus

Item 2.  Inside Front and Outside Back Cover Pages of           Inside Front Cover Page; Outside Back Cover Page
         Prospectus

Item 3.  Summary Information, Risk Factors and Ratio of         Summary; Risk Factors
         Earnings to Fixed Charges

Item 4.  Use of Proceeds                                        How We Intend to Use the Proceeds From this Offering;
                                                                Capitalization

Item 5.  Determination of Offering Price                        Rainier Pacific Bank's Conversion - How We Determined Our Price
                                                                and the Number of Shares to be Issued in the Stock Offering

Item 6.  Dilution                                               *

Item 7.  Selling Security Holders                               *

Item 8.  Plan of Distribution                                   Rainier Pacific Bank's Conversion

Item 9.  Description of Securities to be Registered             Description of Capital Stock of Rainier Pacific Financial Group

Item 10. Interests of Named Experts and Counsel                 Legal and Tax Opinions; Experts

Item 11. Information with Respect to the Registrant

         (a) Description of Business                            Business of Rainier Pacific Financial Group, Inc.;
                                                                Business of Rainier Pacific Bank

         (b) Description of Property                            Business of Rainier Pacific Bank - Properties

         (c) Legal Proceedings                                  Business of Rainier Pacific Bank - Legal Proceedings

         (d) Market Price of and Dividends on the               Outside Front Cover Page; Market for the Common Stock; Our Policy
         Registrant's Common Equity and                         Regarding Dividends
         Related Stockholder Matters

         (e) Financial Statements                               Consolidated Financial Statements; Pro Forma Data

         (f) Selected Financial Data                            Selected Financial and Other Data

         (g) Supplementary Financial Information                *

         (h) Management's Discussion and Analysis of            Management's Discussion and Analysis of Financial Condition and
         Financial Condition and Results of Operations          Results of Operations

         (i) Changes in and Disagreements with Accountants on   *
         Accounting and Financial Disclosure

         (j) Quantitative and Qualitative Disclosures About     Management's Discussion and Analysis of Financial Condition and
         Market Risk                                            Results of Operations - Asset and Liability Management and Market
                                                                Risk

         (k) Directors, Executive Officers, Promoters and       Management
         Control Persons

         (l) Executive Compensation                             Management - Executive Compensation; Management - Benefits

         (m) Security Ownership of Certain Beneficial           *
         Owners and Management

         (n) Certain Relationships and Related                  Management - Loans and Other Transactions with
         Transactions                                           Officers and Directors


Item 12. Disclosure of Commission Position on Indemnification   Part II, Item 17
         for Securities Act Liabilities

*Item is omitted because answer is negative or item inapplicable.

PROSPECTUS
Up to 7,935,000 Shares of Common Stock

                                           RAINIER PACIFIC FINANCIAL GROUP, INC.
                     (Proposed Holding Company for Rainier Pacific Savings Bank)
================================================================================
      Rainier Pacific Savings Bank is converting from the mutual to the stock form of organization. As part of the conversion, Rainier Pacific Savings Bank will issue all of its common stock to Rainier Pacific Financial Group, Inc. Rainier Pacific Financial Group, Inc. has been formed to be the holding company for Rainier Pacific Savings Bank. Rainier Pacific Financial Group, Inc. expects its common stock to be listed for trading on the Nasdaq National Market under the symbol "RPFG."
================================================================================

                              TERMS OF THE OFFERING

                                                                                                Maximum,
                                                              Minimum         Maximum        as adjusted (1)
                                                            -----------      -----------     ---------------
Per Share Price ......................................           $10.00           $10.00           $10.00
Number of Shares .....................................        5,100,000        6,900,000        7,935,000
Underwriting Commission, Other Expenses and
   Contribution to the Rainier Pacific Bank Foundation       $1,522,125       $1,729,125       $1,848,150
Net Proceeds to Rainier Pacific Financial Group, Inc.       $49,477,875      $67,270,875      $77,501,850
Net Proceeds Per Share ...............................            $9.12            $9.16            $9.18

----------
(1) Represents an amount that is 15% more than the maximum of the offering range as a result of changes in financial or market conditions. The sale of stock at this amount does not require the resolicitation of subscribers.

      Please refer to "Risk Factors" beginning on page 1 of this document.

      Keefe, Bruyette & Woods, Inc. will use its best efforts to assist Rainier Pacific Financial Group, Inc. in selling at least the minimum number of shares shown above, but does not guarantee that this number will be sold. Keefe, Bruyette & Woods is not obligated to purchase any shares of common stock in the offering. Keefe, Bruyette & Woods intends to make a market in the common stock. Directors and executive officers of Rainier Pacific Financial Group, Inc., together with the employee stock ownership plan, intend to purchase $9.8 million and $11.4 million in the offering, or 18.1% and 14.5%, respectively, of the offering based on the minimum and maximum of the total shares to be issued. These purchases will count towards the minimum purchases needed to complete the offering, and will be made for investment purposes only and not for resale. Of this amount, 8.0% of the aggregate shares sold in the offering and contributed to the foundation are intended to be purchased by the employee stock ownership plan of Rainier Pacific Bank.

      The offering to depositors of Rainier Pacific Savings Bank will end at 12:00 Noon, Fife, Washington time, on ___________ __, 2003. We may extend this offering, but it must be completed or terminated by ___________ __, 2005. Rainier Pacific Financial Group, Inc. will hold all subscribers' funds in an interest-bearing savings account at Rainier Pacific Savings Bank until the conversion is completed or terminated. Funds will be returned promptly with interest if the conversion is terminated.

      These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

      Neither the Securities and Exchange Commission, the Washington Department of Financial Institutions, the Federal Deposit Insurance Corporation nor any other federal agency or state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

      For information on how to subscribe, call the stock information center at
(253) 926-4031.

                    -----------------------------------------

                          KEEFE, BRUYETTE & WOODS, INC.

                    -----------------------------------------

                               _________ ___, 2003

                                [GRAPHIC OMITTED]

  [Map of the locations of Rainier Pacific Bank and ATMs in Washington State.]

--------------------------------------------------------------------------------

                                     SUMMARY

      This summary highlights selected information from this document and may not contain all the information that is important to you. To completely understand the stock offering, you should read this entire document carefully, including the consolidated financial statements and the notes to the consolidated financial statements.

The Companies:

                      Rainier Pacific Financial Group, Inc.
                      3700 Pacific Highway East, Suite 200
                             Fife, Washington 98424
                                 (253) 926-4000

      Rainier Pacific Financial Group, Inc. ("Rainier Pacific Financial Group") will be the holding company for Rainier Pacific Savings Bank ("Rainier Pacific Bank") when our conversion to stock form is complete. Rainier Pacific Financial Group was formed in May 2003 and has not engaged in any business.

                          Rainier Pacific Savings Bank
                      3700 Pacific Highway East, Suite 200
                             Fife, Washington 98424
                                 (253) 926-4000

      Rainier Pacific Bank is a Washington state chartered mutual savings bank that converted from a Washington state chartered credit union known as Rainier Pacific, A Community Credit Union on January 1, 2001. Unless the context indicates otherwise, references to Rainier Pacific Bank prior to January 1, 2001 shall include Rainier Pacific, A Community Credit Union. At March 31, 2003, we had total assets of $530.9 million, deposits of $307.0 million and equity of $42.9 million.

      We are a community-based savings bank primarily serving Pierce County and the City of Federal Way, Washington through a complete delivery system inclusive of 11 full-service banking offices, 18 automated teller machines, a call center, and Internet banking services. As a full service financial institution focused on the financial needs of our customers, we provide a broad range of deposit and loan services to our customers as well as insurance and investment products and services through our subsidiary, Support Systems, Inc.

      Through the conversion, we are changing our structure by becoming a stock savings bank.

The Conversion and Stock Offering

      Rainier Pacific Bank is converting to stock form and offering the common stock of Rainier Pacific Financial Group to the public primarily to allow us to grow through expanded operations, as well as through increased branching and potential acquisitions of other financial service providers, although no such acquisitions are currently contemplated. The stock form will also give us more flexibility to increase our capital position and to offer stock-based employee compensation which will provide greater incentive to improve corporate performance. See "Rainier Pacific Bank's Conversion - Our Reasons for the Conversion."

      We are offering between 5,100,000 and 6,900,000 shares of Rainier Pacific Financial Group common stock at $10.00 per share, which corresponds to the independent appraisal range, after the contribution of shares to the Rainier Pacific Bank Foundation. In the event of subsequent developments in the financial condition of Rainier Pacific Financial Group or Rainier Pacific Bank or general financial market conditions before we complete the conversion, the number of shares we offer may increase up to 7,935,000 shares with the approval of the Washington Department of Financial Institutions and without any notice to you. If so, you will not have the chance to change or cancel your stock order.

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

--------------------------------------------------------------------------------

      Keefe, Bruyette & Woods, Inc. ("Keefe, Bruyette & Woods") will assist us in selling the stock. For further information about the role of Keefe, Bruyette & Woods in the offering, see "Rainier Pacific Bank's Conversion - Marketing Arrangements."

How We Determined the Offering Range and the $10.00 Price Per Share

      The independent appraisal by RP Financial, LC., dated as of June 6, 2003, established the offering range. This appraisal was based on our financial condition and operations and the effect of the additional capital raised in the conversion. The $10.00 price per share was determined by our board of directors and is the price most commonly used in stock offerings involving conversions of mutual savings institutions.

      The appraisal incorporated an analysis of a peer group of publicly traded thrift institutions and thrift holding companies that RP Financial, LC. deemed comparable to Rainier Pacific Bank. This analysis included an evaluation of the average and median price-to-earnings and price-to-book value ratios indicated by the market prices of the peer group companies. RP Financial, LC. applied the peer group's pricing ratios, as adjusted for certain qualitative valuation factors to account for differences between Rainier Pacific Bank and the peer group, to Rainier Pacific Bank's pro forma earnings and book value to derive the estimated pro forma market value of Rainier Pacific Bank.

      RP Financial, LC. has estimated that as of June 6, 2003, the pro forma market value of Rainier Pacific Financial Group ranged from a minimum of $54,264,000 to a maximum of $73,416,000. Based on this valuation and the $10.00 per share price, after this offering we will have a minimum of 5,426,400 shares to a maximum of 7,341,600 shares outstanding. The number of shares of common stock being sold to the public by Rainier Pacific Financial Group will range from 5,100,000 shares to 6,900,000 shares. In addition, Rainier Pacific Financial Group will establish a charitable foundation, which will be funded by Rainier Pacific Financial Group with cash and stock equal in value to 8.0% of the shares issued in the offering. Based on the minimum and maximum of the offering range, respectively, a minimum of 326,400 shares to a maximum of 441,600 shares, or 80.0% of the total contribution will be made to the foundation in stock and a minimum of $816,000 to a maximum of $1.1 million or 20.0% of the total contribution to the foundation will be made in cash.

      The following table presents a summary of selected pricing ratios for the peer group companies and the resulting pricing ratios for Rainier Pacific Financial Group. Compared to the average pricing of the peer group, Rainier Pacific Financial Group's pro forma pricing ratios at the maximum of the offering range indicated a premium of 36.4% on a price-to-earnings basis and a discount of 54.6% on a price-to-book basis. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the conversion.

                                                       Pro forma                     Pro forma
                                                       price-to-               price-to-tangible book
                                                   earnings multiple                value ratio
                                                   -----------------                -----------
Rainier Pacific Financial Group
   Maximum..................................            19.58x                         72.08%
   Minimum..................................            14.16x                         62.98%

Valuation of peer group
companies as of June 6, 2003
   Averages.................................            14.36x                        158.68%
   Medians..................................            13.49x                        142.04%

The independent appraisal is not necessarily indicative of the post-conversion trading value. Do not assume or expect that the valuation of Rainier Pacific Financial Group as indicated above means that the common stock will trade at or above the $10.00 purchase price after the conversion is completed.

      The independent appraisal will be updated before we complete the conversion. Any changes in the appraisal would be subject to the approval of the Washington Department of Financial Institutions. The estimated

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

pro forma market value of Rainier Pacific Financial Group may be increased by up to 15%, up to $84,428,400. See "Pro Forma Data."

Terms of the Offering

      We are offering the shares of common stock to those with subscription rights in the following order of priority:

      (1)   Depositors who held at least $50 with us on December 31, 2000.

      (2)   The Rainier Pacific Bank employee stock ownership plan.

      (3)   Depositors who held at least $50 with us on ___________ __, 2003.

      (4)   Depositors with us as of _____ __, 2003.

      Shares of common stock not subscribed for in the subscription offering will be offered to the general public in a direct community offering with a preference to natural persons residing in Pierce County and the City of Federal Way, Washington and, if necessary, a syndicated community offering. See "Rainier Pacific Bank's Conversion - Subscription Offering and Subscription Rights," "- Direct Community Offering" and "- Syndicated Community Offering."

Termination of the Offering

      The subscription offering will end at 12:00 Noon, Fife, Washington time, on ___________ __, 2003. If fewer than the minimum number of shares are subscribed for in the subscription offering and we do not get orders for at least the minimum number of shares by ______ __, 2003, we will either:

      (1) promptly return any payment you made to us, with interest, or cancel any withdrawal authorization you gave us; or

      (2) extend the offering, if allowed, and give you notice of the extension and of your rights to cancel, change or confirm your order. If we extend the offering and you do not respond to the notice, then we will cancel your order and return your payment, with interest, or cancel any withdrawal authorization you gave us. We must complete or terminate the offering by ___________ __, 2005.

How We Will Use the Proceeds Raised From the Sale of Common Stock

      We intend to use the net proceeds received from the stock offering as follows:

                                                                                 Maximum,
                                                        Minimum      Maximum    as adjusted
                                                        -------      -------    -----------
                                                                 (In thousands)
Retained by Rainier Pacific Financial Group
   and initially placed in short-term investments
   or bank deposits for general corporate purposes      $24,739      $33,636      $38,751
Cash contribution to the Rainier Pacific
    Bank Foundation ..............................          816        1,104        1,270
Employee stock ownership plan loan ...............        4,341        5,873        6,754
Used to buy the stock of Rainier Pacific Bank ....       17,411       23,722       27,350

      The net proceeds retained by Rainier Pacific Financial Group may ultimately be used to support lending activities, repay borrowings and support future expansion of operations through the establishment or acquisition of additional banking offices or other financial service providers, although no such acquisitions are specifically being

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

--------------------------------------------------------------------------------

considered at this time. Rainier Pacific Bank intends to use its proceeds for future lending and investment, in addition to general and other corporate purposes. See "How We Intend To Use The Proceeds From This Offering."

We Currently Intend to Pay a Cash Dividend in the Future

      We currently plan to pay cash dividends in the future, however, the amount and timing of any dividends has not yet been determined. Although future dividends are not guaranteed, based on our pro forma net income and shareholders' equity, we believe Rainier Pacific Financial Group will be capable of paying a dividend after completion of this offering. We will not pay or take any steps to pay a tax-free dividend which qualifies as a return of capital for at least one year following the stock offering.

Plans to List the Common Stock for Trading on the Nasdaq National Market

      We plan to list our common stock for trading on the Nasdaq National Market under the symbol "RPFG." Our application to list our stock on the Nasdaq National Market is currently pending. However, due to the unpredictability of the stock market and other factors, persons purchasing shares may not be able to sell their shares when they want to, or at a price equal to or above $10.00.

Limitations on the Purchase of Common Stock in the Conversion

      The minimum purchase is 25 shares.

      The maximum purchase in the subscription offering by any person or group of persons through a single deposit account is $250,000 of common stock, which equals 25,000 shares.

      The maximum purchase by any person in the community offering is $250,000 of common stock, which equals 25,000 shares.

      The maximum purchase in the subscription offering and community offering combined by any person, related persons or persons acting together is $500,000 of common stock, which equals 50,000 shares.

      If any of the following persons purchase common stock, their purchases when combined with your purchases cannot exceed 50,000 shares:

      o     your spouse or relatives of you or your spouse living in your house;

      o companies, trusts or other entities in which you have an interest or hold a position; or

      o     other persons who may be acting in concert with you.

How to Purchase Common Stock

      Note: Once we receive your order, you cannot cancel or change it without our consent. If Rainier Pacific Financial Group intends to sell fewer than 5,100,000 shares or more than 7,935,000 shares, all subscribers will be notified and given the opportunity to change or cancel their orders. If you do not respond to this notice, we will return your funds promptly with interest.

      If you want to subscribe for shares, you must complete an original stock order form and drop it off at any Rainier Pacific Bank branch office or send it, together with full payment or withdrawal authorization, to Rainier Pacific Bank in the postage-paid envelope provided. You must sign the certification that is part of the stock order form. We must receive your stock order form before the end of the offering period.

      You may pay for shares in any of the following ways:

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

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      o     By check or money order made payable to Rainier Pacific Financial
            Group, Inc.

      o By authorizing a withdrawal from an account at Rainier Pacific Bank, including certificates of deposit, designated on the stock order form. To use funds in an individual retirement account at Rainier Pacific Bank, you must transfer your account to an unaffiliated institution or broker. Please contact the stock information center as soon as possible for assistance.

      o In cash, if delivered in person to a full-service banking office of Rainier Pacific Bank.

      We will pay interest on your subscription funds at the rate Rainier Pacific Bank pays on regular savings accounts from the date it receives your funds until the conversion is completed or terminated. All funds authorized for withdrawal from deposit accounts with Rainier Pacific Bank will earn interest at the applicable account rate until the conversion is completed. There will be no early withdrawal penalty for withdrawals from certificates of deposit at Rainier Pacific Bank used to pay for stock.

      You may subscribe for shares of common stock using funds in your Individual Retirement Account at Rainier Pacific Bank or elsewhere. However, common stock must be held in a self-directed retirement account. Rainier Pacific Bank's IRAs are not self-directed, so they cannot be invested in common stock. If you wish to use some or all of the funds in your Rainier Pacific Bank IRA, the applicable funds must be transferred to a self-directed account reinvested by an independent trustee, such as a brokerage firm. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact the stock information center promptly, preferably at least two weeks before the end of the offering period, for assistance with purchases using your IRA or other retirement account that you may have. Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and possible limitations imposed by the institution where the funds are held.

Purchases of Common Stock by Rainier Pacific Bank Officers and Directors

      Rainier Pacific Bank's directors and executive officers intend to subscribe for 550,000 shares regardless of the number of shares sold in the offering. This number equals 7.5% of the 7,341,600 shares that would be sold at the maximum of the offering range, including shares issued to the Rainier Pacific Bank Foundation. If fewer shares are issued in the conversion, then officers and directors will own a greater percentage of Rainier Pacific Financial Group. Directors and executive officers will pay the same $10.00 per share price for these shares as everyone else who purchases shares in the conversion.

Tax Consequences of the Conversion

      Rainier Pacific Bank has received an opinion of its special counsel, Breyer & Associates PC, that:

      o     The conversion will qualify as a tax free reorganization; and

      o No gain or loss will be recognized for federal income tax purposes by Rainier Pacific Financial Group or Rainier Pacific Bank as a result of the conversion to stock form.

      For a further discussion of the tax consequences of the conversion, see "Rainier Pacific Bank' s Conversion - Effects of the Conversion - Tax Effects of the Conversion."

Benefits to Management from the Offering

      We intend to establish an employee stock ownership plan, which will purchase 8.0% of the aggregate shares sold in this offering and contributed to the Rainier Pacific Bank Foundation. The employee stock ownership plan will comprise part of the Rainier Pacific 401(k) Employee Stock Ownership Plan. A loan from Rainier Pacific Financial Group to the plan, funded by a portion of the proceeds from this offering, will be used to purchase these

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

--------------------------------------------------------------------------------

shares. The loan will accrue interest at the prime rate in effect at the time the employee stock ownership loan is entered into. The employee stock ownership plan will provide a retirement benefit to all employees eligible to participate in the plan.

      We also intend to adopt a stock option plan and a restricted stock plan for the benefit of directors, officers and employees, subject to shareholder approval. If we adopt the restricted stock plan, some of these individuals will be awarded stock at no cost to them. As a result, both the employee stock ownership plan and the restricted stock plan will increase the voting control of management without a cash outlay by the recipient.

      The following table presents the total estimated value of the shares of common stock, assuming 7,341,600 shares are sold in the offering (including the contribution to the Rainier Pacific Bank Foundation) at the maximum of the offering range, which would be acquired by the employee stock ownership plan and the total value of all shares to be available for award and issuance under the restricted stock plan. The table assumes that the value of the shares is $10.00 per share. The table does not include a value for the options because the price paid for the option shares will be equal to the fair market value of the common stock on the day that the options are granted. As a result, financial gains can be realized under an option only if the market price of the common stock increases.

                                                                             Percentage of
                                              Number       Estimated         Shares Issued
                                            of Shares   Value of Shares    in the Offering(1)
                                            ---------   ---------------    ------------------
Employee stock ownership plan .......         587,328      $5,873,280             8.0%
Restricted stock awards .............         293,664       2,936,640             4.0
Stock options .......................         734,160              --            10.0
                                            ---------      ----------            ----
     Total ..........................       1,615,152      $8,809,920            22.0%
                                            =========      ==========            ====

-----------
(1)   Includes shares contributed to the Rainier Pacific Bank Foundation.

      In addition, upon completion of the conversion, we intend to enter into an employment agreement with John A. Hall, President and Chief Executive Officer, and severance agreements with Victor J. Toy, Senior Vice President, Joel G. Edwards, Vice President and Chief Financial Officer, Carolyn S. Middleton, Vice President and Chief Lending Officer, Dalen D. Harrison, Vice President, and Sandra K. Steffeney, Vice President. The agreements are designed to assist us in maintaining a stable and competent management team after the conversion. The agreements will have a term of three years and provide for a severance payment in the event of a change in control of Rainier Pacific Financial Group or Rainier Pacific Bank. Assuming that a change in control had occurred at March 31, 2003, Mr. Hall, Mr. Toy, Mr. Edwards, Ms. Middleton, Ms. Harrison and Ms. Steffeney would receive a payment of approximately $710,000, $425,000, $365,000, $315,000, $330,000 and $415,000, respectively, under their employment or severance agreements.

      For a further discussion of benefits to management, see "Management."

Stock Information Center

      If you have any questions regarding the offering or our conversion to stock form, please call the stock information center at (253) 926-4031.

      Rainier Pacific Bank has a website (http://www.rainierpac.com). Upon completion of the subscription offering on ___________ __, 2003, the website will provide an update on the status of the offering.

Subscription Rights

      Subscription rights are not allowed to be transferred, and we will act to ensure that you do not do so. We will not accept any stock orders that we believe involve the transfer of subscription rights.

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

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Rainier Pacific Financial Group Plans to Establish A Charitable Foundation

      In connection with the conversion, Rainier Pacific Financial Group intends to establish a charitable foundation, the Rainier Pacific Bank Foundation, in order to further its commitment to the local community. The Rainier Pacific Bank Foundation will allow the local communities to share in the anticipated future success of Rainier Pacific Financial Group through cash dividends payable on the common stock and potential appreciation of the value of the common stock, as well as enable Rainier Pacific Financial Group and its related entities to develop a unified charitable donation strategy. Rainier Pacific Financial Group will fund the foundation with cash and stock equal in value to 8.0% of the shares issued in the offering. Based on the minimum and maximum of the offering range, respectively, a minimum of 326,400 shares to a maximum of 441,600 shares, or 80.0% of the total contribution will be made to the foundation in stock and a minimum of $816,000 to a maximum of $1.1 million or 20.0% of the total contribution to the foundation will be made in cash. As a result of the foundation's establishment and funding, the appraisal will be reduced and Rainier Pacific Financial Group will sell fewer shares of common stock than if the conversion were completed without the foundation. See "Taxation - Rainier Pacific Bank Foundation."

Important Risks in Owning Rainier Pacific Financial Group's Common Stock

      Before you decide to purchase stock, you should read the "Risk Factors" section on pages 1 to 6 of this document.

--------------------------------------------------------------------------------

                                  RISK FACTORS

      You should consider these risk factors, in addition to the other information in this prospectus, before deciding whether to make an investment in Rainier Pacific Financial Group's stock.

Our loan portfolio possesses increased risk due to the substantial outstanding balances of unseasoned multi-family and commercial real estate loans and a significant percentage of indirect auto and consumer loans.

      Our multi-family, commercial real estate and consumer loans accounted for approximately 73.8% of our total loan portfolio as of March 31, 2003. We consider these types of loans to involve a higher degree of risk compared to first mortgage loans on one- to four-family, owner-occupied residential properties. In addition, we plan to increase our emphasis on multi-family and commercial real estate lending and will, on a limited basis, accommodate customer needs for construction loans for these types of properties. Accordingly, as a result of the inherent risks associated with these types of loans, it may become necessary for us to increase the level of our provision for loan losses. An increase in our provision for loan losses would reduce our profits. For further information concerning the risks associated with multi-family, commercial real estate and consumer loans, see "Business of Rainier Pacific Bank - Lending Activities" and "- Asset Quality."

      From January 1, 2001, through March 31, 2003, our total loans have grown by 40.9%. In connection with this rapid expansion, a significant portion of the growth occurred in our multi-family and commercial real estate loan portfolio, which is relatively unseasoned. This means that these loans have not performed for a sufficient time to indicate the magnitude of potential losses. During this time frame, we have also experienced a declining rate environment. Therefore, our unseasoned adjustable rate loans in this portfolio have not been subject to an interest rate environment that causes them to adjust to their maximum interest rate levels to demonstrate the risk that a borrower will not be able to make the increased payment as a result of upward repricing.

      At March 31, 2003, $47.8 million, or 12.5%, of our total loans are loans that we originated indirectly through a network of automobile dealers. Because these loans are originated through auto dealers and not directly by us and are secured by automobiles that depreciate rapidly in value, they present greater risks than other types of lending activities. See "Business of Rainier Pacific Bank - Lending Activities - Consumer Lending."

The economy in our local market area may adversely affect our operations.

      Our financial results may be adversely affected by changes in prevailing economic conditions, including: decreases in real estate values, changes in interest rates, and adverse employment conditions; the monetary and fiscal policies of the federal government; and other significant external events. Because we hold a significant amount of real estate loans, decreases in real estate values could adversely affect the value of property used as collateral for these loans. Adverse changes in the economy may also have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings. In this regard, nearly all of our loans are to individuals and businesses in the Puget Sound region of Washington State.

      As of April 2003, Washington State had the second highest rate of unemployment in the United States, with only Oregon State having a higher level of unemployment. The State of Washington's seasonally adjusted unemployment rate of 7.0% was 1.0% higher than the national unemployment rate of 6.0%. Tacoma-Pierce County, Rainier Pacific Bank's primary market area, experienced an unemployment rate that was even higher at 7.4%.

      The economy in the Puget Sound region has not yet shown signs of measurable improvement. Major employers in our market area have continued to announce layoffs. In October 2002, Weyerhaeuser announced that it would eliminate 1,200 jobs, followed by another announcement by the Boeing Company in November 2002 of a reduction of an additional 5,000 jobs from the commercial aircraft division. Statewide job losses over the two year period ended November 2002 were approximately 87,100 with the Puget Sound region accounting for more than 90% of the State's job losses.

      The local impact of the Boeing and Weyerhaeuser layoffs, collapsed dot-coms, a surplus of office space, combined with a weak national and regional economy, do not indicate that there will be an economic recovery in the Puget Sound region in the short term.

      We believe that the current economic slowdown will place increased pressure upon, and create additional risks for, consumer and commercial lenders in the Puget Sound region such as Rainier Pacific Bank. The slow economic environment has resulted in record levels of personal bankruptcies while office vacancies for Class "A" space was 16.1% in the Puget Sound region in the fourth quarter of 2002. While we believe these high levels of personal bankruptcies and office vacancies may have peaked, there are no indications that our local economy will improve quickly.

We plan to increase our commercial lending activities which involves greater risk than other types of lending.

      After the conversion, we intend to increase our commercial business lending to small and medium sized businesses. Our ability to originate commercial business loans will be determined by the demand for these loans and our ability to attract and retain qualified commercial lending personnel. Because payments on commercial business loans generally depend on the successful operation of the business involved, repayment of commercial business loans may be subject to a greater extent to adverse conditions in the economy than other types of lending. Although commercial business loans often have equipment, inventory, accounts receivable or other business assets as collateral, the sale of the collateral in the event the borrower does not repay the loan is often not sufficient to repay the loan because the collateral may be uncollectible and inventories and equipment may be obsolete or of limited use, among other things. Consequently, there can be no assurance that we will be successful in these efforts. See "Business of Rainier Pacific Bank - Lending Activities - Commercial Business Lending."

We have undertaken a technology initiative that may result in higher costs than anticipated and could result in a disruption of our business.

      We commenced a multi-year technology initiative in 2001 and entered into agreements with various software vendors to develop and install enterprise-wide software and related hardware. Total estimated costs to complete this technology initiative are projected to be $10.4 million inclusive of outside professional services to assist management with the completion of the project. These costs were previously estimated to be $8.6 million at year end 2002, exclusive of outside professional services. Although management and the board of directors are taking steps to provide for a smooth and successful completion of the associated data conversion and related systems implementations, there can be no assurance that these costs will not further exceed the projected amounts, will not result in a material loss if something goes wrong, will not disrupt existing customer relationships, and will achieve its objectives of deepening customer relationships, improving customer service, and increasing customer profitability. See "Business of Rainier Pacific Bank - Information Management Systems Commitments."

We are constructing a new office/retail building and will be constructing new branch offices that will involve a major commitment of resources.

      We have purchased approximately 32,000 square feet of property in downtown Tacoma to construct a mixed-use retail/office building which will have approximately 60,000 square feet of office and retail space (i.e., approximately 40,000 square feet of class "A" office space and 20,000 square feet of retail space) as well as a 201-stall parking garage. The project is planned to be completed in the third quarter of 2004. We plan to occupy approximately 10,000 square feet of the building's office space for our executive and selected administrative offices, and approximately 4,000 square feet of the retail space for the relocation of our Fawcett Avenue branch office. The total investment in the project, including the land, is expected to be approximately $15.0 million exclusive of tenant improvements and leasing costs. We are currently in the process of securing building permits and have not yet executed a contract with the general contractor to guarantee the cost of construction.

      We are actively pursuing tenants for the space within the building that we will not occupy, however, no executed leases have yet been obtained. In the event that costs to complete the project exceed the estimated costs, or if the time required to lease the remaining space within the building not occupied by Rainier Pacific Bank is extended, or if weakness in the local real estate market persists; the project could have a negative effect on our future income beyond the loss of interest income on the funds invested in the project, and the effects of normal operating and depreciation expenses.

      We intend to utilize a portion of the net proceeds from the conversion to expand our existing banking operations, including adding additional branch locations. We are currently in the process of designing and obtaining permits for our second branch in the City of Federal Way and will be seeking additional locations in Pierce County in the near future. These new facilities are expected to generate net operating losses during their initial years of operation as they generate new deposit and loan portfolios.

A significant decline or rise in interest rates may hurt our profits and net portfolio value.

      Interest rates are at historically low levels with most deposit rates well below 2%. If interest rates were to rapidly decline further, Rainier Pacific Bank may not be able to reduce the rates it pays on its deposits and other interest-bearing liabilities in the same proportion or as rapidly as the decline it would experience on the rates it receives on its loans and other interest-earning assets. The difference between the rates received on interest-earning assets and the rates paid on interest-bearing liabilities is referred to as our interest rate spread. When our interest rate spread decreases, so does our profitability. When interest rates rise, our net interest income and the value of our assets could be significantly reduced if interest paid on interest-bearing liabilities, such as deposits and borrowings, increases more quickly than interest received on interest-earning assets, such as loans, investment securities and mortgage-backed securities. For example, if we experienced an immediate 200 basis point increase in interest rates as of March 31, 2003, the market value of our portfolio equity could decrease by $6.3 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management and Market Risk." Also, a large portion of our loans, such as our commercial real estate, multi-family, home equity lines of credit, VISA card portfolio and residential construction loans are at their minimum (i.e., floor) rates, which are above the fully-indexed adjustable rate levels. Therefore, when interest rates increase there will be a period of time before the actual rate earned on the loans exceed these minimum interest rates currently in effect and the returns on our loans increase. In addition, rising interest rates may hurt our income because they may reduce the demand for loans such as real estate loan refinancings and the resulting interest income. Management also expects reduced income from secondary marketing activities in a rising rate environment with corresponding reductions in the gains on the sale of loans and securities.

After this offering, our return on equity will be low compared to other companies and our compensation expenses will increase. This could negatively impact the price of our stock.

      The proceeds we will receive from the sale of our common stock will significantly increase our capital and it will take us time to fully use this capital in our business operations. Our compensation expenses will also increase because of the costs associated with the employee stock ownership and stock-based incentive plans. Therefore, we expect our return on equity to be below our historical level and less than our regional and national peers. For the year ended December 31, 2002 and the three months ended March 31, 2003, our returns on equity were 10.8% and 7.4%, respectively. On a pro forma basis, at the maximum of the offering range, our return on equity would have been 2.76% on an annualized basis for the three months ended March 31, 2003, and 3.91% percent for the year ended December 31, 2002 as compared to industry (all fully converted publicly-traded thrifts) and peer group averages of 9.26% and 10.32%, respectively. This low return on equity could hurt our stock price. We cannot guarantee when or if we will achieve returns on equity that are comparable to industry peers. For further information regarding pro forma income and expenses, see "Pro Forma Data."

Strong competition within our market area may limit our growth and profitability.

      Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual fund companies, insurance companies, and investment brokerage and financial planning firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than we do and may offer certain services that we do not or cannot provide. Our profitability depends upon our continued ability to successfully compete in our market.

The establishment of the Rainier Pacific Bank Foundation will reduce earnings and your ownership interest.

      In connection with the conversion, Rainier Pacific Financial Group intends to establish the Rainier Pacific Bank Foundation and to contribute, based on the maximum of the offering range, a maximum of 441,600 of its shares issued in the conversion and a maximum of $1.1 million in cash. This contribution will be a significant one-time expense to Rainier Pacific Financial Group and will decrease operating results for the year ending December 31, 2003. In addition, the contribution of stock to the foundation will reduce your ownership percentage in Rainier Pacific Financial Group.

Loss of key personnel may hurt Rainier Pacific Financial Group's and Rainier Pacific Bank's operations because it may be difficult to hire qualified replacements.

      The loss of the President and Chief Executive Officer or other executive officers could have a material adverse impact on the operations of Rainier Pacific Bank since they have been instrumental in managing the business affairs of Rainier Pacific Bank. Other officers within Rainier Pacific Bank do not have the experience and expertise to readily replace these individuals. If Rainier Pacific Bank were to lose these executive officers, the board of directors would most likely have to search outside of Rainier Pacific Bank for qualified, permanent replacements. This search may be prolonged and we cannot assure you that Rainier Pacific Bank will be able to locate and hire qualified replacements. For a discussion of Rainier Pacific Bank's management, see "Management."

Your subscription funds could be held for an extended time period and will be unavailable to you for other investments if completion of the conversion is delayed.

      Your subscription funds could be held for an extended time period if the conversion is not completed by ____________, 2003 and the regulators give Rainier Pacific Financial Group more time to complete the conversion. If this occurs, your funds would not be available to use for other purposes. If the regulators give Rainier Pacific Financial Group more time to complete the conversion, Rainier Pacific Financial Group will contact everyone who subscribed for shares to see if they still want to purchase stock. This is commonly referred to as a "resolicitation offering." A material change in the independent appraisal of Rainier Pacific Bank would be the most likely, but not necessarily the only, reason for a delay in completing the conversion. The conversion requirements permit the regulators to grant one or more time extensions, none of which may exceed 90 days. Extensions may not go beyond ____________, 2005. In the resolicitation offering, Rainier Pacific Financial Group would mail you a supplement to this prospectus if you subscribed for stock to let you confirm, modify or cancel your subscription. If you fail to respond to the resolicitation offering, it would be as if you had canceled your order and all subscription funds, together with accrued interest, would be returned to you. If you authorized payment by withdrawal of funds on deposit at Rainier Pacific Bank, that authorization would terminate. If you affirmatively confirm your subscription order during the resolicitation offering, Rainier Pacific Financial Group and Rainier Pacific Bank would continue to hold your subscription funds until the end of the resolicitation offering. Your resolicitation order would be irrevocable without the consent of Rainier Pacific Financial Group and Rainier Pacific Bank until the conversion is completed or terminated.

Holders of Rainier Pacific Financial Group common stock may not be able to sell their shares when desired if a liquid trading market does not develop, or for $10.00 or more per share even if a liquid trading market develops.

      We have never issued common stock to the public. Consequently, there is no established market for the common stock. We expect our common stock to be listed for trading on the Nasdaq National Market under the symbol "RPFG." We cannot predict whether a liquid trading market in shares of Rainier Pacific Financial Group's common stock will develop or how liquid that market might become. Persons purchasing shares may not be able to sell their shares when they desire if a liquid trading market does not develop and may not be able to sell them at a price equal to or above $10.00 per share even if a liquid trading market develops.

The amount of common stock we will control, our articles of incorporation and bylaws, and state and federal law could discourage hostile acquisitions of control of Rainier Pacific Financial Group.

      Our board of directors and executive officers intend to purchase approximately 10.1% and 7.5% of our common stock at the minimum and maximum of the offering range, respectively. These purchases, together with the purchase of 8.0% of the shares by the employee stock ownership plan, as well as the potential acquisition of common stock through the proposed stock option plan and restricted stock plan will result in ownership by insiders of Rainier Pacific Financial Group in excess of 29.5% of the total shares issued in the offering at the maximum of the offering range. This inside ownership and provisions in our articles of incorporation and bylaws may discourage attempts to acquire Rainier Pacific Financial Group, pursue a proxy contest for control of Rainier Pacific Financial Group, assume control of Rainier Pacific Financial Group by a holder of a large block of common stock, and remove Rainier Pacific Financial Group's management, all of which shareholders might think are in their best interests. The provisions in our articles of incorporation include, among other things:

      o     the staggered terms of the members of the board of directors;

      o an 80% shareholder vote requirement for the approval of any merger or consolidation of Rainier Pacific Financial Group into any entity that directly or indirectly owns 10% or more of Rainier Pacific Financial Group voting stock if the transaction is not approved in advance by at least two- thirds of the disinterested members of Rainier Pacific Financial Group's board of directors;

      o supermajority shareholder vote requirements for the approval of certain amendments to Rainier Pacific Financial Group's articles of incorporation and bylaws;

      o a prohibition on any holder of common stock voting more than 10% of the outstanding common stock;

      o elimination of cumulative voting by shareholders in the election of directors;

      o     restrictions on the acquisition of our equity securities;

      o     a residency requirement for directors; and

      o the authorization of 1,000,000 shares of preferred stock that could be issued without shareholder approval on terms or in circumstances that could deter a future takeover attempt.

      In addition, the business corporation law of Washington, the state where Rainier Pacific Financial Group is incorporated, provides for certain restrictions on acquisition of Rainier Pacific Financial Group. Furthermore, federal law restricts acquisitions of control of bank holding companies such as Rainier Pacific Financial Group.

We intend to grant stock options and restricted stock to the board of directors and certain employees following the conversion which will likely reduce your ownership interest.

      If approved by a vote of the shareholders, we intend to establish a stock option plan with a number of shares equal to 10.0% of the shares sold in the conversion (including shares contributed to the Rainier Pacific Bank Foundation) and a restricted stock plan with a number of shares equal to 4.0% of the shares sold in the conversion (including shares contributed to the Rainier Pacific Bank Foundation). These stock benefit plans are being established for the benefit of selected directors, officers and employees of Rainier Pacific Financial Group and Rainier Pacific Bank and are worth a total of $10.3 million at the purchase price, assuming the maximum of the estimated offering range (including shares contributed to the Rainier Pacific Bank Foundation). Stock issued under a stock option plan will be paid for by the recipient of the option in an amount equal to the fair market value of the stock on the date of the grant. This payment is not made until the option is actually exercised by the recipient. Restricted stock is a bonus paid in the form of stock rather than cash, and is not paid for by the recipient. Awards under these plans will likely reduce the ownership interest of all shareholders by increasing the number of shares outstanding. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under the stock option plan and the restricted stock plan would dilute the voting interests of existing shareholders, by up to 9.09% and 3.85%, respectively. For further discussion regarding these plans, see "Pro Forma Data" and "Management - Benefits - Other Stock Benefit Plans."

Management and the board of directors has significant discretion over the investment of the offering proceeds and may not be able to achieve acceptable returns on the proceeds from the offering.

      Rainier Pacific Financial Group expects that a significant amount of capital will be raised in this offering. The board of directors and management of Rainier Pacific Financial Group will have discretion in the investment of this additional capital. Although management and the board will seek to invest this capital prudently, there can be no assurance that favorable investment opportunities will be present or that management and the board of directors of Rainier Pacific Financial Group will be able to achieve returns on equity that are acceptable to shareholders without taking undue risk.

Earthquakes in Rainier Pacific Bank's primary market area may result in material losses because of damage to collateral properties and borrowers' inability to repay loans.

      A major earthquake could result in material losses to Rainier Pacific Bank, although Rainier Pacific Bank has not experienced any losses in the past ten years as a result of earthquake damage to collateral securing loans. The Puget Sound region, where substantially all of the real and personal property securing Rainier Pacific Bank's loans are located, is an earthquake-prone region. In addition to possibly sustaining damage to its own property, a substantial number of Rainier Pacific Bank's borrowers do not have insurance for the collateral securing their loans that provides for coverage due to losses from earthquakes. Earthquake insurance is generally not required by other lenders in the market area, and as a result in order to remain competitive in the marketplace, earthquake insurance is not required by Rainier Pacific Bank as a condition of making a loan. Earthquake insurance is also not always available at a reasonable coverage level and cost because of changing insurance underwriting practices in Rainier Pacific Bank's market area resulting from past earthquake activity and the likelihood of future earthquake activity in the region. Additionally, if the collateralized properties are only damaged and not destroyed to the point of total insurable loss, borrowers may suffer sustained job interruption or job loss, which may materially impair their ability to meet the terms of their loan obligations. No assurances can be given that a major earthquake in Rainier Pacific Bank's primary market area will not result in material losses to Rainier Pacific Bank. See "Business of Rainier Pacific Bank - Natural Disasters."

                        SELECTED FINANCIAL AND OTHER DATA

      The summary information presented below under "Financial Condition Data" and "Operating Data" for, and as of the end of, each of the years ended December 31, is derived from our audited consolidated financial statements. Information as of March 31, 2003 and the three months ended March 31, 2003 and 2002, is unaudited but we believe it contains all information required for a fair statement of such information. The results of operations for the three months ended March 31, 2003 are not necessarily indicative of the results to be achieved for the remainder of 2003. The following information is only a summary and you should read it in conjunction with our consolidated financial statements and related notes beginning on page F-1.

                                                                                At December 31,
                                        At March 31,    ----------------------------------------------------------------
FINANCIAL CONDITION DATA:                   2003          2002          2001          2000          1999          1998
                                        ------------    --------      --------      --------      --------      --------
                                                                         (In Thousands)
Total assets .......................      $530,935      $499,457      $464,674      $383,127      $356,031      $335,473
Investment securities ..............        61,782        49,635        46,168        75,681        65,309        42,251
Mortgage-backed securities .........        51,692        52,362        73,209           534           712         1,164
Loans, net .........................       377,380       360,336       315,197       269,509       255,298       249,095
Deposits ...........................       307,019       289,460       311,856       280,978       276,210       253,858
Borrowed funds .....................       172,473       156,793       105,351        62,920        44,725        51,017
Total equity .......................        42,888        42,212        37,430        32,304        28,484        25,613

                                        Three Months Ended
                                            March 31,                                     Year Ended December 31,
                                      ----------------------      -----------------------------------------------------------------
OPERATING DATA:                         2003          2002          2002          2001           2000          1999          1998
                                      --------      --------      --------      --------       --------      --------      --------
                                                                           (In Thousands)
Interest income ....................  $  8,743      $  8,411      $ 34,251      $ 33,611       $ 30,056      $ 27,607      $ 25,479
Interest expense ...................     2,809         3,239        11,983        16,221         15,707        13,001        12,424

Net interest income ................     5,934         5,172        22,268        17,390         14,349        14,606        13,055
Provision for loan losses ..........     1,050           675         3,525         4,400          1,680         2,070         3,015
                                      --------      --------      --------      --------       --------      --------      --------
Net interest income after
   provision for loan losses .......     4,884         4,497        18,743        12,990         12,669        12,536        10,040

Non-interest income ................     1,930         1,603         8,216         7,149          5,450         5,724         3,950
Non-interest expense ...............     5,645         4,577        20,437        17,776         14,853        13,758        11,578
                                      --------      --------      --------      --------       --------      --------      --------
Income before income tax ...........     1,169         1,523         6,522         2,363          3,266         4,502         2,412
Income tax expense (credit) ........       384           519         2,228        (1,352)            --            --            --
                                      --------      --------      --------      --------       --------      --------      --------
Net income(1) ......................  $    785      $  1,004      $  4,294      $  3,715       $  3,266      $  4,502      $  2,412
                                      ========      ========      ========      ========       ========      ========      ========

----------
(1) On January 1, 2001, Rainier Pacific Bank completed its conversion from a credit union and commenced operations as a taxable mutual savings bank. If Rainier Pacific Bank had been subject to federal income taxes for the fiscal years ended December 31, 2000, 1999 and 1998, income tax expense would have been approximately $1.1 million, $1.5 million and $820,000, respectively. In addition, net income for those same periods would have been approximately $2.2 million, $3.0 million and $1.6 million, respectively.

                                                          At December 31,
                                At March 31,  ------------------------------------------
OTHER DATA:                        2003        2002     2001     2000     1999     1998
                                  ------      ------   ------   ------   ------   ------
Number of:
  Consumer loans outstanding ..   19,068      19,318   20,852   22,382   22,292   22,031
  Real estate loans outstanding    1,199       1,129    1,095    1,111    1,111    1,238
  Deposit accounts ............   51,563      52,048   58,035   65,237   69,354   68,278
  Full-service offices ........       11          11       10       10       10       10

                                        At or For the
                                      Three Months Ended                               At or For the
                                          March 31,                                Year Ended December 31,
                                    ---------------------     ------------------------------------------------------------
KEY FINANCIAL RATIOS:                2003(1)      2002(1)       2002         2001         2000         1999         1998
                                    --------     --------     --------     --------     --------     --------     --------
Performance Ratios:
Return on assets (2) ............       0.61%        0.87%        0.90%        0.87%        0.89%        1.29%        0.78%
Return on equity (3) ............       7.41        10.60        10.77        10.43        10.82        16.63         9.88
Equity-to-asset ratio (4) .......       8.22         8.21         8.36         8.35         8.25         7.74         7.85
Interest rate spread (5) ........       4.52         4.27         4.51         3.75         3.60         3.99         4.16
Net interest margin (6) .........       4.85         4.71         4.84         4.23         4.13         4.40         4.51
Average interest-earning
  assets to average interest-
  bearing liabilities ...........     111.92       112.79       112.43       112.23       111.50       110.45       108.02
Efficiency ratio (7) ............      71.78        67.56        67.04        72.44        75.02        67.67        68.09
Other operating expenses as a
  percent of average total assets       4.38         3.97         4.28         4.17         4.06         3.93         3.72

Capital Ratios:
Tier I leverage .................       8.13         8.19         8.44         8.25         8.84         8.14         8.23
Tier I risk-based ...............      11.25        12.01        12.16        11.93        12.24        11.39        10.69
Total risk-based ................      12.50        13.26        13.42        13.18        13.36        12.45        11.85

Asset Quality Ratios:
Non-accrual and 90 days or
  more past due loans as a
  percent of total loans ........       0.31         0.21         0.14         0.26         0.33         0.27         0.24
Non performing assets as a
  percent of total assets .......       0.30         0.18         0.18         0.20         0.30         0.22         0.20
Allowance for losses as a percent
  of total loans (8) ............       1.68         1.44         1.66         1.48         1.09         1.03         1.10
Allowance for losses as a percent
  of nonperforming loans ........     538.85       671.67     1,200.00       575.67       326.98       379.29       453.93
Net charge-offs to average
  outstanding loans .............       0.74         0.80         0.65         0.90         0.51         0.85         1.03

----------
(1)   Ratios for the three month periods have been annualized.
(2)   Net income divided by average total assets.
(3)   Net income divided by average total equity.
(4)   Average equity divided by average total assets.
(5) Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(6)   Net interest income divided by average interest-earning assets.
(7) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(8)   Total loans are net of deferred fees and costs.

                         RAINIER PACIFIC FINANCIAL GROUP

      Rainier Pacific Financial Group was incorporated under Washington law to hold all of the stock of Rainier Pacific Bank. Washington was chosen as the state of incorporation because it provides protections similar to Delaware with respect to takeover, indemnification and limitations on liability, with reduced franchise taxes. Rainier Pacific Financial Group has submitted an application to the Board of Governors of the Federal Reserve System for approval to become a bank holding company. When this application is approved and after we complete the conversion, Rainier Pacific Financial Group will be a one bank holding company, which means that it will own one financial institution. As a one bank holding company, Rainier Pacific Financial Group's activities will be limited to banking, securities, insurance and financial services-related activities. See "How We Are Regulated - Regulation of Supervision of Rainier Pacific Financial Group." Initially, Rainier Pacific Financial Group will not be an operating company and will have no significant assets other than all of the outstanding shares of common stock of Rainier Pacific Bank, the net proceeds it keeps from the offering and its loan to the Rainier Pacific Bank employee stock ownership plan. Rainier Pacific Financial Group will have no significant liabilities. See "How We Intend to Use the Proceeds From this Offering." Initially, the management of Rainier Pacific Financial Group and Rainier Pacific Bank will be substantially the same. Rainier Pacific Financial Group intends to utilize the support staff and offices of Rainier Pacific Bank and will pay Rainier Pacific Bank for these services. If Rainier Pacific Financial Group expands or changes its business in the future, we may hire our own employees.

      We believe the proposed holding company structure will give us more flexibility to enhance our business activities by forming new companies that we own, or by acquiring other companies, including other financial institutions and financial services companies. We do not, however, have any current plans to do these things. Rainier Pacific Financial Group intends to pay for its business activities with the proceeds it keeps from the offering and the money it earns from investing these proceeds, as well as from dividends from Rainier Pacific Bank. See "Our Policy Regarding Dividends."

      The principal executive offices of Rainier Pacific Financial Group are located at 3700 Pacific Highway East, Suite 200, Fife, Washington, 98424 and its telephone number is (253) 926-4000.

                              RAINIER PACIFIC BANK

      Rainier Pacific Bank is a state chartered and federally insured mutual savings bank with 11 full service branch offices. Rainier Pacific Bank converted from a state chartered credit union to a state chartered savings bank on January 1, 2001. At March 31, 2003, Rainier Pacific Bank had total assets of $530.9 million, deposits of $307.0 million and equity of $42.9 million. For more information regarding the business and operations of Rainier Pacific Bank, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of Rainier Pacific Bank."

      We are a community-based savings bank primarily serving Pierce County and the City of Federal Way, Washington through a complete delivery system inclusive of 11 full-service banking offices, 18 automated teller machines, a call center, and Internet banking services. As a full service financial institution focused on the financial needs of our customers, we provide a broad range of deposit and loan services to our customers as well as insurance and investment products and services through our subsidiary, Support Systems, Inc.

      Rainier Pacific Bank is examined and regulated by the Washington Department of Financial Institutions, its primary regulator, and by the Federal Deposit Insurance Corporation. Rainier Pacific Bank is required to have certain reserves set by the Board of Governors of the Federal Reserve System and is a member of the Federal Home Loan Bank of Seattle, which is one of the 12 regional banks in the Federal Home Loan Bank System.

      The principal executive offices of Rainier Pacific Bank are located at 3700 Pacific Highway East, Suite 200, Fife, Washington, 98424 and its telephone number is (253) 926-4000.

              HOW WE INTEND TO USE THE PROCEEDS FROM THIS OFFERING

      Although the actual net proceeds from the sale of the shares of common stock cannot be determined until the conversion is completed, we presently anticipate that the net proceeds will be between $49.5 million at the minimum of the offering range and $67.3 million at the maximum of the offering range and may be up to $77.5 million assuming an increase in the estimated offering range by 15%. See "Pro Forma Data" and "Rainier Pacific Bank's Conversion - How We Determined Our Price and the Number of Shares to be Issued in the Stock Offering" as to the assumptions used to arrive at these amounts.

      We intend to use the net proceeds received from the stock offering as follows:

                                                                          Maximum,
                                                     Minimum   Maximum  as adjusted
                                                     -------   -------  -----------
                                                           (In thousands)
Gross proceeds ...................................   $51,000   $69,000     $79,350
Less: estimated underwriting commission
   and other offering expenses ...................     1,522     1,729       1,848
                                                     -------   -------     -------
Net proceeds .....................................   $49,478   $67,271     $77,502
                                                     =======   =======     =======

Retained by Rainier Pacific Financial Group
   and initially placed in short-term investments
   or bank deposits for general corporate
   purposes ......................................   $24,739   $33,636     $38,751
Cash contributed to the Rainier
    Pacific Bank Foundation ......................       816     1,104       1,270
Employee stock ownership plan loan ...............     4,341     5,873       6,754
Used to buy the stock of Rainier Pacific Bank ....    17,411    23,722      27,350

      Rainier Pacific Financial Group will retain 50% of the net conversion proceeds, from which the loan to be made to the employee stock ownership plan will be made, and will purchase all of the capital stock of Rainier Pacific Bank to be issued in the conversion in exchange for the remaining conversion proceeds. Rainier Pacific Financial Group intends to use a portion of the net proceeds to make a loan directly to the employee stock ownership plan to enable it to purchase up to 8.0% of the aggregate shares of common stock sold in the offering and contributed to the Rainier Pacific Bank Foundation. Based upon the issuance of 5,426,400 shares of common stock and 7,341,600 shares of common stock at the minimum and maximum of the estimated offering range, respectively, and including shares contributed to the Rainier Pacific Bank Foundation, the loan to the Rainier Pacific Bank employee stock ownership plan would be $4.3 million and $5.9 million, respectively. See "Management - Benefits - Employee Stock Ownership Plan." The remaining net proceeds retained by Rainier Pacific Financial Group initially may be used to invest in U.S. Government and federal agency securities of various maturities, mortgage-backed or other securities, deposits in either Rainier Pacific Bank or other financial institutions, or a combination thereof. The net proceeds may ultimately be used to:

      o support the growth in Rainier Pacific Bank's core retail business activities within its geographical market;

      o support the future expansion of operations through the establishment of additional banking offices or other customer facilities or through acquisitions of other financial service providers or branch offices, although no such acquisition transactions are specifically being considered at this time;

      o     enhance Rainier Pacific Bank's technology and delivery channels;

      o     provide funding for Rainier Pacific Bank's lending activities;

      o repay Rainier Pacific Bank's borrowings in the ordinary course of business;

      o     diversifying its activities as such opportunities become available;
            or

      o     for general corporate purposes.

      The net proceeds from the conversion may also be used for other business and investment purposes, including the payment of regular or special cash dividends, possible repurchases of the common stock or returns of capital.

      Following the completion of the conversion, to the extent permitted by the Washington Department of Financial Institutions and based upon then existing facts and circumstances, Rainier Pacific Financial Group's board of directors may determine to repurchase shares of common stock, subject to any applicable statutory and regulatory requirements. Facts and circumstances which may lead us to repurchase shares include but are not limited to:

      o market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and an improvement in Rainier Pacific Financial Group's return on equity;

      o the avoidance of dilution to shareholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and

      o any other circumstances in which repurchases would be in the best interests of Rainier Pacific Financial Group and its shareholders.

      Any stock repurchases will be subject to the determination of our board of directors that Rainier Pacific Bank will be capitalized in excess of all applicable regulatory requirements after any such repurchases.

      The portion of the net proceeds used by Rainier Pacific Financial Group to purchase the capital stock of Rainier Pacific Bank will be added to Rainier Pacific Bank's general funds to be used for general corporate purposes, including increased lending and investment activities. While the amount of net proceeds received by Rainier Pacific Bank will further strengthen Rainier Pacific Bank's capital position, its capital position already exceeds all regulatory requirements. After the conversion, based upon the maximum of the estimated offering range, Rainier Pacific Bank's tangible capital ratio will be approximately 17.1%. As a result, Rainier Pacific Bank will continue to be a well-capitalized institution.

      The net proceeds may vary because total expenses of the conversion may be more or less than those estimated. The net proceeds will also vary if the number of shares to be issued in the conversion is adjusted to reflect a change in the estimated pro forma market value of Rainier Pacific Bank. Payments for shares made through withdrawals from existing deposit accounts at Rainier Pacific Bank will not result in the receipt of new funds for investment by Rainier Pacific Bank but will result in a reduction of Rainier Pacific Bank's interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.

                         OUR POLICY REGARDING DIVIDENDS

      The board of directors of Rainier Pacific Financial Group currently intends to pay cash dividends on the common stock in the future. However, the amount and timing of any dividends has not yet been determined. The payment of dividends will depend upon a number of factors, including capital requirements, Rainier Pacific Financial Group's and Rainier Pacific Bank's financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, dividends will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or returns of capital may, to the extent permitted by the Washington Department of Financial Institutions and the Federal Deposit Insurance Corporation, be paid in addition to, or in lieu of, regular cash dividends. Rainier Pacific Financial Group may file consolidated tax returns with Rainier Pacific Bank.

Accordingly, it is anticipated that any cash distributions made by Rainier Pacific Financial Group to its shareholders would be treated as cash dividends and not as a return of capital for federal and state tax purposes.

      Dividends from Rainier Pacific Financial Group will depend, in large part, upon receipt of dividends from Rainier Pacific Bank, because Rainier Pacific Financial Group initially will have limited sources of income other than dividends from Rainier Pacific Bank, earnings from the investment of proceeds retained by Rainier Pacific Financial Group from the sale of shares of common stock and interest payments with respect to Rainier Pacific Financial Group's loan to the Rainier Pacific Bank employee stock ownership plan. As a converted institution, Rainier Pacific Bank also will be subject to the regulatory restriction that it will not be permitted to declare or pay a dividend on or repurchase any of its capital stock if the effect thereof would be to cause its regulatory capital to be reduced below the amount required for the liquidation account established in connection with the conversion. Under Washington law, Rainier Pacific Financial Group is prohibited from paying a dividend if, as a result of its payment, it would be unable to pay its debts as they become due in the normal course of business, or if its total liabilities would exceed its total assets. In addition, as a bank holding company, the policy of the Federal Reserve permits Rainier Pacific Financial Group to pay a cash dividend only to the extent that its net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with its capital needs, asset quality and overall financial condition. See "How We Are Regulated - Regulation and Supervision of Rainier Pacific Bank - Dividends" and " - Regulation of Rainier Pacific Financial Group - Dividends."

                           MARKET FOR THE COMMON STOCK

      Rainier Pacific Financial Group and Rainier Pacific Bank have never issued capital stock, and, consequently, there is no established market for the common stock at this time. Rainier Pacific Financial Group has applied to have its common stock listed on the Nasdaq National Market under the symbol "RPFG." The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of Rainier Pacific Financial Group, Rainier Pacific Bank or any market maker. Accordingly, the number of active buyers and sellers of the common stock at any particular time may be limited. Rainier Pacific Financial Group intends to meet the requirements for listing on the Nasdaq National Market. There can be no assurance, however, that purchasers will be able to sell their shares at or above the initial purchase price of $10.00 per share.

                                 CAPITALIZATION

      The following table presents the capitalization of Rainier Pacific Bank at March 31, 2003, and the pro forma consolidated capitalization of Rainier Pacific Financial Group after giving effect to the conversion, excluding assumed earnings on the net proceeds, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data."

                                                                Rainier Pacific Financial Group, Inc. - Pro Forma
                                                                        Based Upon Sale at $10.00 Per Share
                                                   ---------------------------------------------------------------------------
                                                   Rainier Pacific                                                  7,935,000
                                                        Bank         5,100,000      6,000,000        6,900,000      Shares (1)
                                                   Capitalization     Shares         Shares           Shares       (Maximum of
                                                    At March 31,     (Minimum       (Midpoint        (Maximum       Range, as
                                                        2003         of Range)      of Range)        of Range)       Adjusted)
                                                   --------------    ---------      ---------        ---------      ----------
                                                                                         (In Thousands)
Deposits (2) ...................................      $ 307,019      $ 307,019       $ 307,019       $ 307,019       $ 307,019
Borrowings .....................................        172,473        172,473         172,473         172,473         172,473
                                                      ---------      ---------       ---------       ---------       ---------
Total deposits and borrowings ..................      $ 479,492      $ 479,492       $ 479,792       $ 479,792       $ 479,792
                                                      =========      =========       =========       =========       =========

Shareholders' equity
     Preferred stock, no par value,
        1,000,000 shares authorized,
        none issued ............................      $      --      $      --       $      --       $      --       $      --
     Common stock, no par value,
        49,000,000 shares authorized;
        shares to be issued as reflected (3) ...             --         52,742          62,214          71,687          82,580
     Retained earnings (4) .....................         42,169         42,169          42,169          42,169          42,169
Less:
      Contribution to the Rainier
        Pacific Bank Foundation ................             --         (4,080)         (4,800)         (5,520)         (6,348)
     Common stock to be acquired by the
      employee stock ownership plan (5) ........             --         (4,341)         (5,107)         (5,873)         (6,754)
     Common stock to be acquired by the
      restricted stock plan (6) ................             --         (2,171)         (2,554)         (2,937)         (3,377)
Plus:
      Tax benefit of contribution to the
       Rainier Pacific Bank Foundation .........             --          1,387           1,632           1,877           2,158
      Accumulated other comprehensive
       income ..................................            719            719             719             719             719
                                                      ---------      ---------       ---------       ---------       ---------
Total shareholders' equity .....................      $  42,888      $  86,425       $  94,273       $ 102,122       $ 111,147
                                                      =========      =========       =========       =========       =========

----------
(1) As adjusted to give effect to an increase in the number of shares which could be offered due to an increase in the estimated offering range of up to 15% to reflect changes in market and financial conditions following the commencement of the conversion.

(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the conversion. Any withdrawals would reduce pro forma deposits by the amount of the withdrawals.

(3) Reflects the issuance of the shares of common stock to be sold in the conversion. No effect has been given to the issuance of additional shares of common stock pursuant to the proposed stock option plan. Shares of Rainier Pacific Financial Group's common stock assumed issued and outstanding at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range were 5,426,400, 6,384,000, 7,341,600 and 8,442,840, respectively. See "Pro
      Forma Data" and "Management - Benefits - Other Stock Benefit Plans."

(4) Retained earnings are substantially restricted by applicable regulatory capital requirements. Additionally, Rainier Pacific Bank will be prohibited from paying any dividend that would reduce its regulatory capital below the amount required for the liquidation account that will be set up in connection with the conversion. See "Rainier Pacific's Conversion - Depositors' Rights if We Liquidate."

(5) Assumes that 8.0% of the common stock issued in the conversion (including shares contributed to the Rainier Pacific Foundation) will be purchased by the employee stock ownership plan, which is reflected as a reduction of shareholders' equity. The employee stock ownership plan shares will be purchased with funds loaned to the employee stock ownership plan by Rainier Pacific Financial Group. See "Pro Forma Data" and "Management - Benefits - Employee Stock Ownership Plan."

(6) Rainier Pacific Financial Group intends to adopt a restricted stock plan and to submit the plan to shareholders at an annual or special meeting of shareholders held at least six months following the completion of the conversion. If the plan is approved by shareholders, Rainier Pacific Financial Group intends to contribute sufficient funds to the restricted stock plan to enable the plan to purchase a number of shares of common stock equal to 4.0% of the common stock issued in the conversion (including shares contributed to the Rainier Pacific Foundation). This assumes that shareholder approval has been obtained and that the shares have been purchased in the open market at the purchase price. However, in the event Rainier Pacific Financial Group issues authorized but unissued shares of common stock to the restricted stock plan in the amount of 4.0% of the common stock issued in the conversion, the voting interests of existing shareholders would be diluted approximately 3.85%. The shares are reflected as a compensation expense resulting in a reduction of shareholders' equity. See "Pro Forma Data" and "Management - Benefits - Other Stock Benefit Plans."

                              RAINIER PACIFIC BANK
                   EXCEEDS ALL REGULATORY CAPITAL REQUIREMENTS

      At March 31, 2003, Rainier Pacific Bank exceeded all of its applicable regulatory capital requirements. The table on the following page sets forth the regulatory capital of Rainier Pacific Bank at March 31, 2003 and the pro forma regulatory capital of Rainier Pacific Bank after giving effect to the conversion, based upon the sale of the number of shares shown in the table. The pro forma regulatory capital amounts reflect the receipt by Rainier Pacific Bank of 50% of the net stock proceeds, after expenses. The pro forma risk-based capital amounts assume the investment of the net proceeds received by Rainier Pacific Bank in assets that have a risk-weight of 20.0% under applicable regulations, as if such net proceeds had been received and so applied at March 31, 2003.

                                                                                 Pro Forma at March 31, 2003
                                                          --------------------------------------------------------------------------
                                                           5,100,000 Shares   6,000,000 Shares   6,900,000 Shares   7,935,000 Shares
                                               At              Sold at            Sold at             Sold at           Sold at
                                         March 31, 2003    $10.00 per Share   $10.00 per Share   $10.00 per Share   $10.00 per Share
                                       ------------------ ------------------ -----------------  ------------------ -----------------
                                               Percent of         Percent of        Percent of          Percent of        Percent of
                                       Amount  Assets (1) Amount    Assets   Amount   Assets    Amount    Assets   Amount    Assets
                                       ------  ---------- ------    ------   ------   ------    ------    ------   ------    ------
                                                                       (Dollars in Thousands)
Equity capital under generally
  accepted accounting
  principles ("GAAP") ..............   $42,888    8.08%   $60,299   10.91%   $63,454   11.40%   $66,610   11.88%   $70,238   12.43%
                                       =======   =====    =======   =====    =======   =====    =======   =====    =======   =====

Tier I leverage ....................   $41,851    8.12%   $59,262   11.04%   $62,417   11.54%   $65,573   12.03%   $69,201   12.60%
Requirement ........................    20,611    4.00     21,481    4.00     21,638    4.00     21,795    4.00     21,975    4.00
                                       -------   -----    -------   -----    -------   -----    -------   -----    -------   -----
Excess .............................   $21,240    4.12%   $37,781    7.04%   $40,779    7.54%   $43,778    8.03%   $47,226    8.60%
                                       =======   =====    =======   =====    =======   =====    =======   =====    =======   =====

Tier I risk based ..................   $41,851   11.24%   $59,262   15.73%   $62,417   16.53%   $65,573   17.33%   $69,201   18.25%
Requirement ........................    14,895    4.00     15,069    4.00     15,101    4.00     15,132    4.00     15,168    4.00
                                       -------   -----    -------   -----    -------   -----    -------   -----    -------   -----
Excess .............................   $26,956    7.24%   $44,193   11.73%   $47,316   12.53%   $50,440   13.33%   $54,033   14.25%
                                       =======   =====    =======   =====    =======   =====    =======   =====    =======   =====

Total risk based ...................   $46,528   12.49%   $63,939   16.97%   $67,094   17.77%   $70,250   18.57%   $73,878   19.48%
Risk based requirement .............    29,791    8.00     30,139    8.00     30,202    8.00     30,264    8.00     30,337    8.00
                                       -------   -----    -------   -----    -------   -----    -------   -----    -------   -----
Excess .............................   $16,737    4.49%   $33,800    8.97%   $36,892    9.77%   $39,985   10.57%   $43,542   11.48%
                                       =======   =====    =======   =====    =======   =====    =======   =====    =======   =====

Reconciliation of capital infused
into Rainier Pacific Bank:
Net proceeds infused ...............                      $24,739            $29,187            $33,636            $38,751
Less:
    Common stock acquired by
       employee stock ownership plan                        4,341              5,107              5,873              6,754
    Common stock acquired by
       restricted stock plan .......                        2,171              2,554              2,937              3,377
Contribution to Rainier Pacific
   Bank Foundation .................                          816                960              1,104              1,270
                                                          -------            -------            -------            -------

Pro forma increase in GAAP and
   regulatory capital ..............                      $17,411            $20,566            $23,722            $27,350
                                                          =======            =======            =======            =======

----------
(1)   Adjusted total or adjusted risk-weighted assets, as appropriate.

                                 PRO FORMA DATA

      We cannot determine the actual net proceeds from the sale of our common stock until the conversion is completed. However, we estimate that net proceeds will be between $49.5 million and $67.3 million, or $77.5 million if the estimated offering range is increased by 15%, based upon the following assumptions:

      o all shares of common stock will be sold through non-transferable rights to subscribe for the common stock, in order of priority, to:

            o eligible account holders, who are depositors of Rainier Pacific Bank with account balances of at least $50.00 as of the close of business on December 31, 2000,

            o the proposed employee stock ownership plan, which will purchase 8% of the shares of common stock issued in the conversion (including shares contributed to the Rainier Pacific Bank Foundation),

            o supplemental eligible account holders, who are depositors of Rainier Pacific Bank with account balances of at least $50.00 as of the close of business on _______, 2003, and

            o other members, who are depositors of Rainier Pacific Bank as of the close of business on ________, 2003, other than eligible account holders or supplemental eligible account holders.

      o Keefe, Bruyette & Woods will receive a success fee equal to 1.25% of the gross proceeds from the offering, excluding shares of common stock sold to directors, officers, employees and the employee stock ownership plan and the Rainier Pacific Bank Foundation and that the success fee will not exceed $875,000; and

      o total expenses, excluding the success fee paid to Keefe, Bruyette & Woods, are estimated to be approximately $1.0 million. Actual expenses may vary from those estimated.

      Pro forma consolidated net income and shareholders' equity of Rainier Pacific Financial Group have been calculated for the year ended December 31, 2002 and the three months ended March 31, 2003 as if the common stock to be issued in the conversion had been sold at the beginning of the period and the net proceeds had been invested at 1.19%, which represents the yield on one-year U.S. Government securities at March 31, 2003. The effect of withdrawals from deposit accounts for the purchase of common stock has not been reflected. A tax rate of 34.0% has been assumed for periods resulting in an after-tax yield of 0.79%. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock, as adjusted to give effect to the shares purchased by the employee stock ownership plan. See Note 2 to the following tables. As discussed under "How We Intend to Use the Proceeds From this Offering," Rainier Pacific Financial Group intends to make a loan to fund the purchase of 8.0% of the common stock by the employee stock ownership plan and intends to retain 50% of the net proceeds from the conversion.

      No effect has been given in the tables to the issuance of additional shares of common stock pursuant to the proposed stock option plan. See "Management - Benefits - Other Stock Benefit Plans." The table below gives effect to the restricted stock plan, which is expected to be adopted by Rainier Pacific Financial Group following the conversion and presented along with the stock option plan to shareholders for approval at an annual or special meeting of shareholders to be held at least six months following the completion of the conversion. If the restricted stock plan is approved by shareholders, the restricted stock plan intends to acquire an amount of common stock equal to 4.0% of the shares of common stock issued in the conversion (including shares contributed to the Rainier Pacific Bank Fountation), either through open market purchases or from authorized but unissued shares of common stock, if permissible. The following tables assume that shareholder approval has been obtained, as to which there can be no assurance, and that the shares acquired by the restricted stock plan are purchased in the open market at $10.00 per share. No effect has been given to Rainier Pacific Financial Group's results of operations after the conversion, the market price of the common stock after the conversion, or a less than 4.0% purchase by the restricted stock plan.

      The pro forma shareholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to shareholders in the event of liquidation.

      The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma shareholders' equity represents the difference between the stated amount of assets and liabilities of Rainier Pacific Financial Group computed in accordance with GAAP.

                                                                         At or For the Three Months Ended March 31, 2003
                                                             -----------------------------------------------------------------------
                                                                                                                       7,935,000
                                                                 5,100,000        6,000,000         6,900,000        Shares Sold at
                                                              Shares Sold at    Shares Sold at    Shares Sold at    $10.00 Per Share
                                                             $10.00 Per Share  $10.00 Per Share  $10.00 Per Share     (Maximum of
                                                                 (Minimum         (Midpoint          (Maximum          Range, as
                                                                 of Range)         of Range)         of Range)       Adjusted) (1)
                                                             ----------------  ----------------  ----------------   ---------------
                                                                                     (Dollars in Thousands)
Gross proceeds ...........................................       $ 51,000          $ 60,000          $ 69,000          $ 79,350
Plus shares issued to the Rainier
    Pacific Bank Foundation ..............................          3,264             3,840             4,416             5,078
                                                                 --------          --------          --------          --------
Pro forma market capitalization ..........................       $ 54,264          $ 63,840          $ 73,416          $ 84,428
                                                                 ========          ========          ========          ========

Gross proceeds ...........................................       $ 51,000          $ 60,000          $ 69,000          $ 79,350
Less:
   Offering expenses and commissions .....................          1,522             1,626             1,729             1,848
                                                                 --------          --------          --------          --------
Estimated net conversion proceeds ........................         49,478            58,374            67,271            77,502
Less:
         Cash contribution to the Rainier
              Pacific Bank Foundation ....................            816               960             1,104             1,270
         Shares purchased by the employee
              stock ownership plan (2) ...................          4,341             5,107             5,873             6,754
         Shares purchased by the restricted stock plan (3)          2,171             2,554             2,937             3,377
                                                                 --------          --------          --------          --------
   Net investable proceeds (4) ...........................       $ 42,150          $ 49,753          $ 57,357          $ 66,101
                                                                 ========          ========          ========          ========

Net income:
         Historical ......................................       $    785          $    785          $    785          $    785
         Pro forma income on net proceeds ................             83                98               113               130
         Pro forma employee stock ownership
              plan adjustment (2) ........................            (72)              (84)              (97)             (111)
         Pro forma restricted stock plan adjustment (3) ..            (72)              (84)              (97)             (111)
                                                                 --------          --------          --------          --------
         Pro forma net income ............................       $    724          $    715          $    704          $    785
                                                                 ========          ========          ========          ========
Net income per share:
         Historical ......................................       $   0.16          $   0.13          $   0.12          $   0.10
         Pro forma income on net proceeds, as adjusted ...           0.02              0.02              0.02              0.02
         Pro forma employee stock ownership
              plan adjustment (3) ........................          (0.01)            (0.01)            (0.01)            (0.01)
         Pro forma restricted stock plan adjustment (5) ..          (0.01)            (0.01)            (0.01)            (0.01)
                                                                 --------          --------          --------          --------
         Pro forma net income per share (3)(5)(6) ........       $   0.16          $   0.13          $   0.12          $   0.10
                                                                 ========          ========          ========          ========

                       (table continued on following page)

                                                          (Footnotes on page 21)

                                                                At or For the Three Months Ended March 31, 2003
                                                   -----------------------------------------------------------------------
                                                                                                             7,935,000
                                                      5,100,000          6,000,000         6,900,000       Shares Sold at
                                                    Shares Sold at    Shares Sold at    Shares Sold at    $10.00 Per Share
                                                   $10.00 Per Share  $10.00 Per Share  $10.00 Per Share     (Maximum of
                                                       (Minimum          (Midpoint         (Maximum          Range, as
                                                      of Range)          of Range)         of Range)       Adjusted) (1)
                                                   ----------------  ----------------  ----------------   ----------------
                                                                              (Dollars in Thousands)
Shareholders' equity:
    Historical ....................................  $  42,888         $  42,888          $  42,888          $  42,888
    Estimated net proceeds ........................     49,478            58,374             67,271             77,502
    Plus: Stock issued to the Rainier
            Pacific Bank Foundation ...............      3,264             3,840              4,416              5,078
    Less: Stock contribution to the Rainier
            Pacific Bank Foundation ...............     (3,264)           (3,840)            (4,416)            (5,078)
    Less: Cash contribution to the Rainier
            Pacific Bank Foundation ...............       (816)             (960)            (1,104)            (1,270)
    Plus: Tax benefit of the contribution to the
            Rainier Pacific Bank Foundation .......      1,387             1,632              1,877              2,158
    Less: Common stock acquired by the
            employee stock ownership plan (2) .....     (4,341)           (5,107)            (5,873)            (6,754)
    Less: Common stock to be acquired by the
            restricted stock plan (3) .............     (2,171)           (2,554)            (2,937)            (3,377)
                                                     ---------         ---------          ---------          ---------
    Pro forma shareholders' equity (2)(4)(7) ......  $  86,425         $  94,273          $ 102,122          $ 111,147
                                                     =========         =========          =========          =========

Shareholders' equity per share:
    Historical ....................................  $    7.90         $    6.72          $    5.84          $    5.08
    Estimated net proceeds ........................       9.12              9.14               9.16               9.18
    Plus: Stock issued to the Rainier Pacific
            Bank Foundation .......................       0.60              0.60               0.60               0.60
    Less: Stock contribution to the Rainier
            Pacific Bank Foundation ...............      (0.60)            (0.60)             (0.60)             (0.60)
    Less: Cash contribution to the Rainier
            Pacific Bank Foundation ...............      (0.15)            (0.15)             (0.15)             (0.15)
    Plus: Tax benefit of the contribution to the
            Rainier Pacific Bank Foundation .......       0.26              0.26               0.26               0.26
    Less: Common stock acquired by the
            employee stock ownership plan (2) .....      (0.80)            (0.80)             (0.80)             (0.80)
    Less: Common stock to be acquired by the
            restricted stock plan (3) .............      (0.40)            (0.40)             (0.40)             (0.40)
                                                     ---------         ---------          ---------          ---------
    Pro forma shareholders' equity per
      share (3)(5)(6)(7) ..........................  $   15.93         $   14.77          $   13.91          $   13.17
                                                     =========         =========          =========          =========

Offering price as a percentage of
  pro forma shareholders' equity (5) ..............      62.77%            67.70%             71.89%             75.93%
                                                     =========         =========          =========          =========

Number of shares outstanding for pro forma
  shareholders' equity per share calculations (5)..  5,426,400         6,384,000          7,341,600          8,442,840
                                                     =========         =========          =========          =========

                                                          (Footnotes on page 21)

                                                           At or For the Year Ended December 31, 2002
                                               ------------------------------------------------------------------------
                                                                                                          7,935,000
                                                   5,100,000         6,000,000          6,900,000       Shares Sold at
                                                Shares Sold at     Shares Sold at    Shares Sold at    $10.00 Per Share
                                               $10.00 Per Share   $10.00 Per Share  $10.00 Per Share     (Maximum of
                                                   (Minimum          (Midpoint          (Maximum          Range, as
                                                   of Range)         of Range)          of Range)       Adjusted) (1)
                                               ----------------   ----------------  ----------------   ----------------
                                                                        (Dollars in Thousands)
Gross proceeds ............................         $ 51,000          $ 60,000          $ 69,000          $ 79,350
Plus shares issued to the Rainier
  Pacific Bank Foundation .................            3,264             3,840             4,416             5,078
                                                    --------          --------          --------          --------
Pro forma market capitalization ...........         $ 54,264          $ 63,840          $ 73,416          $ 84,428
                                                    ========          ========          ========          ========

Gross proceeds ............................         $ 51,000          $ 60,000          $ 69,000          $ 79,350
Less:
   Offering expenses and commissions ......            1,522             1,626             1,729             1,848
                                                    --------          --------          --------          --------
Estimated net conversion proceeds .........           49,478            58,374            67,271            77,502
Less:
   Cash contribution to the Rainier
     Pacific Bank Foundation ..............              816               960             1,104             1,270
   Shares purchased by the employee
     stock ownership plan (2) .............            4,341             5,107             5,873             6,754
   Shares purchased by the restricted
     stock plan (3) .......................            2,171             2,554             2,937             3,377
                                                    --------          --------          --------          --------
   Net investable proceeds (4) ............         $ 42,150          $ 49,753          $ 57,357          $ 66,101
                                                    ========          ========          ========          ========

Net income:
   Historical .............................         $  4,294          $  4,294          $  4,294          $  4,294
   Pro forma income on net proceeds .......              331               391               450               519
   Pro forma employee stock
     ownership plan adjustment (2) ........             (287)             (337)             (388)             (446)
   Pro forma restricted stock
     plan adjustment (3) ..................             (287)             (337)             (388)             (446)
                                                    --------          --------          --------          --------
   Pro forma net income ...................         $  4,051          $  4,011          $  3,968          $  3,921
                                                    ========          ========          ========          ========

Net income per share:
   Historical .............................         $   0.85          $   0.72          $   0.63          $   0.55
   Pro forma income on net
     proceeds, as adjusted ................             0.07              0.07              0.07              0.07
   Pro forma employee stock
     ownership plan adjustment (3) ........            (0.06)            (0.06)            (0.06)            (0.06)
   Pro forma restricted stock plan
     adjustment (5) .......................            (0.06)            (0.06)            (0.06)            (0.06)
                                                    --------          --------          --------          --------
   Pro forma net income per share (3)(5)(6)         $   0.80          $   0.67          $   0.58          $   0.50
                                                    ========          ========          ========          ========

                       (table continued on following page)

                                                          (Footnotes on page 21)

                                                                        At or For the Year Ended December 31, 2002
                                                     ----------------------------------------------------------------------------
                                                                                                                     7,935,000
                                                         5,100,000           6,000,000           6,900,000        Shares Sold at
                                                      Shares Sold at      Shares Sold at      Shares Sold at     $10.00 Per Share
                                                     $10.00 Per Share    $10.00 Per Share    $10.00 Per Share       (Maximum of
                                                         (Minimum            (Midpoint           (Maximum            Range, as
                                                         of Range)           of Range)           of Range)         Adjusted) (1)
                                                      --------------      --------------      --------------     ----------------
                                                                                (Dollars in Thousands)
Shareholders' equity:
   Historical ...................................       $  42,212           $  42,212           $  42,212           $  42,212
   Estimated net proceeds .......................          49,478              58,374              67,271              77,502
   Plus: Stock issued to the Rainier
           Pacific Bank Foundation ..............           3,264               3,840               4,416               5,078
   Less: Stock contribution to the Rainier
           Pacific Bank Foundation ..............          (3,264)             (3,840)             (4,416)             (5,078)
   Less: Cash contribution to the Rainier
           Pacific Bank Foundation ..............            (816)               (960)             (1,104)             (1,270)
   Plus: Tax benefit of the contribution to
           the Rainier Pacific Bank Foundation ..           1,387               1,632               1,877               2,158
   Less: Common stock acquired by the
           employee stock ownership plan (2) ....          (4,341)             (5,107)             (5,873)             (6,754)
   Less: Common stock to be acquired
           by the restricted stock plan (3) .....          (2,171)             (2,554)             (2,937)             (3,377)
                                                        ---------           ---------           ---------           ---------
   Pro forma shareholders' equity (2)(3)(7) .....       $  85,749           $  93,597           $ 101,446           $ 110,471
                                                        =========           =========           =========           =========

Shareholders' equity per share:
   Historical ...................................       $    7.78           $    6.61           $    5.75           $    5.00
   Estimated net proceeds .......................            9.12                9.14                9.16                9.18
   Plus: Stock issued to the Rainier
           Pacific Bank Foundation ..............            0.60                0.60                0.60                0.60
   Less: Stock contribution to the Rainier
           Pacific Bank Foundation ..............           (0.60)              (0.60)              (0.60)              (0.60)
   Less: Cash contribution to the Rainier
           Pacific Bank Foundation ..............           (0.15)              (0.15)              (0.15)              (0.15)
   Plus: Tax benefit of the contribution to
           the Rainier Pacific Bank Foundation ..            0.26                0.26                0.26                0.26
   Less: Common stock acquired by the
           employee stock ownership plan (2) ....           (0.80)              (0.80)              (0.80)              (0.80)
   Less: Common stock to be acquired by the
           restricted stock plan (3) ............           (0.40)              (0.40)              (0.40)              (0.40)
                                                        ---------           ---------           ---------           ---------
   Pro forma shareholders' equity per
      share (3)(5)(6)(7) ........................       $   15.81           $   14.66           $   13.82           $   13.09
                                                        =========           =========           =========           =========

Offering price as a percentage of pro
  forma shareholders' equity (5) ................           63.25%              68.21%              72.36%              76.39%
                                                        =========           =========           =========           =========

Number of shares outstanding for pro forma
  shareholders' equity per share calculations (5)       5,426,400           6,384,000           7,341,600           8,442,840
                                                        =========           =========           =========           =========

                          (footnotes on following page)

----------
(1) As adjusted to give effect to an increase in the number of shares which could be offered due to an increase in the estimated offering range of up to 15% to reflect changes in market and financial conditions following the commencement of the conversion.

(2) It is assumed that 8.0% of the shares of common stock sold in the offering and contributed to the Rainier Pacific Bank Foundation will be purchased by the employee stock ownership plan with funds loaned by Rainier Pacific Financial Group. Rainier Pacific Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. The pro forma net earnings assumes (i) that the loan to the employee stock ownership plan is payable over ten years, with the employee stock ownership plan shares having an average fair value of $10.00 per share in accordance with Statement of Position 93-6 of the American Institute of Certified Public Accounting, entitled "Employers' Accounting for Employee Stock Ownership Plans," and
      (ii) the effective tax rate was 34.0% for the period. See "Management - Benefits - Employee Stock Ownership Plan."

(3) Gives effect to the restricted stock plan we expect to adopt following the offering for the benefit of directors, officers and employees. This plan intends to acquire, following shareholder approval of this plan, a number of shares of common stock equal to 4.0% of the shares of common stock sold in the offering and contributed to the Rainier Pacific Bank Foundation or 217,056, 255,360, 293,664 and 337,714 shares of common stock at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively. Funds used by the restricted stock plan to purchase the shares initially will be contributed by Rainier Pacific Financial Group. It is further assumed that the shares were acquired by the restricted stock plan at the beginning of the period presented in open market purchases at the $10.00 purchase price and that 20% of the amount contributed, net of taxes, was an amortized expense during the three months ended March 31, 2003 and the year ended December 31, 2002. The issuance of authorized but unissued shares of common stock pursuant to the restricted stock plan in the amount of 4.0% of the common stock sold in the offering would dilute the voting interests of existing shareholders by approximately 3.85% and under such circumstances pro forma net earnings per share would be $0.15, $0.13, $0.11and $0.10 and $0.78 $0.66 $0.57and
      $0.49 at the minimum, midpoint, maximum and 15% above the maximum of the estimated offering range for the three months ended March 31, 2003 and for the year ended December 31, 2002, respectively, and pro forma shareholders' equity per share at December 31, 2002 would be $15.71, $14.60, $13.78 and $13.05, and $15.59, $14.50, $13.69 and $12.98, at the
      minimum, midpoint, maximum and 15% above the maximum of such range for the three months ended March 31, 2003 and for the year ended December 31, 2002, respectively. There can be no assurance that the actual purchase price of shares purchased by or issued to the restricted stock plan will be $10.00 per share. See "Management - Benefits - Other Stock Benefit Plans."

(4) Estimated proceeds available for investment consists of the estimated net proceeds from the conversion minus (i) the proceeds attributable to the purchase by the employee stock ownership plan, (ii) the contribution to the charitable foundation, and (iii) the value of the shares to be purchased by the restricted stock plan, subject to shareholder approval, after the conversion at an assumed purchase price of $10.00 per share.

(5) The per share calculations are determined by adding the number of shares sold in the conversion and for purposes of calculating net income per share, in accordance with Statement of Position 93-6, subtracting 397,800 shares, 468,000 shares, 538,200 shares and 618,930 shares; and 367,200 shares, 432,000 shares, 496,800 shares and 571,320 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, representing the employee stock ownership plan shares which have not been committed for release during the three months ended March 31, 2003 and the year ended December 31, 2002, respectively. See note 3 above. For purposes of calculating pro forma shareholders' equity per share, it is assumed that shares outstanding total 5,426,400 shares at the minimum of the estimated pro forma market value of Rainier Pacific Bank on a fully converted basis, of the estimated valuation range, 6,384,000 shares at the midpoint of the range, 7,341,600 shares at the maximum of the range and 8,442,840 shares at 15% above the maximum of the range, respectively.

(6) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which will be adopted by Rainier Pacific Financial Group following the conversion and presented for approval by shareholders at an annual or special meeting of shareholders of Rainier Pacific Financial Group held at least six months following the completion of the conversion. If the stock option plan is approved by shareholders, an amount equal to 10% of the common stock sold in the offering and contributed to the Rainier Pacific Bank Foundation, or 542,640 shares at the minimum of the estimated offering range, 638,400 shares at the midpoint of the range, 734,160 shares at the maximum of the range and 844,284 shares at 15% above the maximum of the range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock pursuant to the exercise of options under the stock option plan will result in the dilution of existing shareholders' voting interests by approximately 9.09%. Assuming shareholder approval of the stock option plan, that all these options were exercised at the beginning of the period at an exercise price of $10.00 per share and that the shares to fund the restricted stock plan are acquired through open market purchases at the purchase price, pro forma net earnings per share would be $0.14, $0.12, $0.10 and $0.09 and $0.74, $0.62, $0.54 and $0.46 at the minimum, midpoint, maximum and 15% above the maximum of the estimated offering range for the three months ended March 31, 2003 and for the year ended December 31, 2002, respectively, and pro forma shareholders' equity per share would be $15.39, $14.33, $13.55 and $12.87 and $15.27, $14.23,
      $13.47and $12.80 at the minimum, midpoint, maximum and 15% above the maximum of the range at March 31, 2003 and at December 31, 2002, respectively. See "Management - Benefits - Other Stock Benefit Plans."

(7) The equity capital of Rainier Pacific Bank will be substantially restricted because of the liquidation account set up in connection with the conversion and certain distributions from Rainier Pacific Bank's equity capital may be treated as being from its accumulated bad debt reserve for tax purposes, which would cause Rainier Pacific Bank to have additional taxable income. See "Taxation - Federal Taxation." Pro forma shareholders' equity and pro forma shareholders' equity per share do not give effect to the bad debt reserves established by Rainier Pacific Bank for federal income tax purposes in the event of a liquidation.

                COMPARISON OF VALUATION AND PRO FORMA INFORMATION
                     WITH AND WITHOUT CHARITABLE FOUNDATION

      If Rainier Pacific Financial Group does not establish or fund the charitable foundation as part of the conversion, RP Financial, LC. has estimated that the pro forma aggregate market value of Rainier Pacific Financial Group would be approximately $68.0 million at the midpoint of the estimated valuation range. This is approximately $4.2 million greater than the pro forma aggregate market capitalization of Rainier Pacific Financial Group, including the foundation, and would result in a 800,000 share increase in the amount of common stock offered for sale in the conversion. The pro forma book value ratio would be the same, assuming the midpoint, under both the current appraisal and the estimate of the value of Rainier Pacific Financial Group without the foundation. The pro forma shareholders' equity per share would also be the same with or without the foundation. Rainier Pacific Financial Group cannot assure that, in the event the foundation is not formed, the appraisal prepared at that time would have concluded that the pro forma market value of Rainier Pacific Financial Group would be the same as was estimated.


                                           At the Minimum            At the Midpoint            At the Maximum
                                       -----------------------   -----------------------   -----------------------
                                          With          No          With          No          With          No
                                       Foundation   Foundation   Foundation   Foundation   Foundation   Foundation
                                       ----------   ----------   ----------   ----------   ----------   ----------
                                                                 (Dollars in Thousands)
Estimated offering amount ...........   $  51,000    $  57,800    $  60,000    $  68,000    $  69,000    $  78,200
Pro forma market capitalization .....      54,264       57,800       63,840       68,000       73,416       78,200
Total assets ........................     574,472      580,199      582,320      589,057      590,169      597,916
Total liabilities ...................     488,047      488,047      488,047      488,047      488,047      488,047
Pro forma shareholders' equity ......      86,425       92,152       94,273      101,010      102,122      109,869

Pro forma consolidated net income ...         724          730          715          719          704          711
Pro forma shareholders' equity
   per share ........................   $   15.93    $   15.94    $   14.77    $   14.86    $   13.91    $   14.05
Pro forma consolidated net income
   per share ........................   $    0.16    $    0.15    $    0.13    $    0.13    $    0.12    $    0.11

Pro forma pricing ratios:
  Offering price as a percentage of
     Pro forma shareholders' equity
        per share ...................       62.77%       62.74%       67.70%       67.29%       71.89%       71.17%
     Offering price to pro forma net
        income per share ............       15.63x       16.67x       19.23x       19.23x       20.83x       22.73x
     Pro format market capitalization
        to assets ...................        9.45%        9.96%       10.96%       11.54%       12.44%       13.08%
Pro forma financial ratios:
    Return on assets ................        0.50%        0.50%        0.49%        0.49%        0.48%        0.48%
    Return on shareholders' equity ..        3.35%        3.17%        3.03%        2.85%        2.76%        2.59%
    Shareholders' equity to assets ..       15.04%       15.88%       16.19%       17.15%       17.30%       18.38%
Total shares issued .................   5,426,400    5,780,000    6,384,000    6,800,000    7,341,600    7,820,000
                                          At the Maximum,
                                            As Adjusted
                                       -----------------------
                                          With          No
                                       Foundation   Foundation
                                       ----------   ----------
                                        (Dollars in Thousands)
Estimated offering amount ...........   $  79,350    $  89,930
Pro forma market capitalization .....      84,428       89,930
Total assets ........................     599,194      608,199
Total liabilities ...................     488,047      488,047
Pro forma shareholders' equity ......     111,147      120,152

Pro forma consolidated net income ...         693          699
Pro format shareholders' equity
   per share ........................   $   13.17    $   13.36
Pro forma consolidated net income
   per share ........................   $    0.10    $    0.09

Pro forma pricing ratios:
  Offering price as a percentage of
     Pro forma shareholders' equity
        per share ...................       75.93%       84.85%
     Offering price to pro forma net
        income per share ............       25.00x       27.78x
     Pro format market capitalization
        to assets ...................       14.09%       14.79%
Pro forma financial ratios:
    Return on assets ................        0.46%        0.46%
    Return on shareholders' equity ..        2.49%        2.33%
    Shareholders' equity to assets ..       18.55%       19.76%
Total shares issued .................   8,442,840    8,993,000

                        PROPOSED PURCHASES BY MANAGEMENT

      The following table sets forth, for each of Rainier Pacific Bank's directors and executive officers and for all of the directors and executive officers as a group, the proposed purchases of common stock, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts and by associates. These purchases are intended for investment purposes only, and not for resale. Directors, officers, their associates and employees will pay the same price as all other subscribers for the shares for which they subscribe.

                                                              At the Minimum of the                 At the Maximum of
                                                           Estimated Offering Range (1)        Estimated Offering Range (2)
                                                           ----------------------------      --------------------------------
                                                                          As a Percent                        As a Percent of
                                                              Number        of Shares           Number             Shares
                  Name                           Amount     of Shares        Offered          of Shares           Offered
---------------------------------------------    ------     ---------        -------          ---------           -------
Directors:
---------
Stephen M. Bader ............................   $500,000      50,000          0.92%             50,000              0.68%
Edward J. Brooks ............................    500,000      50,000          0.92              50,000              0.68
Karyn R. Clarke .............................    100,000      10,000          0.18              10,000              0.14
Robert H. Combs .............................    250,000      25,000          0.46              25,000              0.34
Charles E. Cuzzetto .........................    250,000      25,000          0.46              25,000              0.34
John A. Hall(1) .............................    500,000      50,000          0.92              50,000              0.68
Brian E. Knutson ............................    500,000      50,000          0.92              50,000              0.68
Alan M. Somers ..............................    500,000      50,000          0.92              50,000              0.68
Alfred H. Treleven, III .....................    500,000      50,000          0.92              50,000              0.68

Executive Officers:
------------------
Joel G. Edwards .............................    500,000      50,000          0.92              50,000              0.68
Carolyn S. Middleton ........................    150,000      15,000          0.28              15,000              0.20
Dalen D. Harrison ...........................    250,000      25,000          0.46              25,000              0.34
Sandra K. Steffeney .........................    500,000      50,000          0.92              50,000              0.68
Victor J. Toy ...............................    500,000      50,000          0.92              50,000              0.68
                                              ----------     -------         -----             -------              ----
All directors and executive
 officers as a group (14 persons)............ $5,500,000     550,000         10.12%            550,000              7.48%
                                              ==========     =======         =====             =======              ====

----------
(1) Includes shares sold in the offering and contributed to the Rainier Pacific Bank Foundation.
(2)   Mr. Hall is also an executive officer of Rainier Pacific Bank.

                       RAINIER PACIFIC BANK AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME

      The following consolidated statements of income of Rainier Pacific Bank and subsidiary for each of the two years in the period ended December 31, 2002 have been audited by Moss Adams LLP, independent certified public accountants, whose report thereon appears elsewhere herein. The consolidated statement of income for the year ended December 31, 2000 has been audited by Knight Vale and Gregory PLLC (the predecessor firm to McGladrey & Pullen, LLP), independent certified public accountants, whose report thereon appears elsewhere herein. The consolidated statements of income for the three months ended March 31, 2003 and 2002, are unaudited but, in the opinion of management, reflect all adjustments necessary for a fair presentation of the results of operations for those periods. All such adjustments are of a normal recurring nature. The results of operations for the three months ended March 31, 2003 are not necessarily indicative of the results of which may be expected for the entire year or any other subsequent period. These consolidated statements of income should be read in conjunction with the consolidated financial statements and related notes included elsewhere herein.

                                                     Three Months
                                                    Ended March 31,            Years Ended December 31,
                                                  ------------------      ---------------------------------
                                                   2003         2002       2002         2001          2000
                                                  -------      ------     -------     --------      -------
                                                      (unaudited)           (In Thousands)
INTEREST INCOME
  Loans .....................................     $ 7,258      $6,726     $27,898     $ 26,332      $25,015
  Securities available-for-sale .............         756         869       3,127        4,702          804
  Securities held-to-maturity ...............         594         716       2,767        1,927        3,392
  Interest-bearing deposits .................           1           8          14          262          641
  FHLB stock dividends ......................         134          92         445          388          204
                                                  -------      ------     -------     --------      -------
     Total interest income ..................       8,743       8,411      34,251       33,611       30,056
                                                  -------      ------     -------     --------      -------

INTEREST EXPENSE
  Deposits ..................................       1,146       1,906       5,911       11,520       12,181
  Borrowed funds ............................       1,663       1,333       6,072        4,701        3,526
                                                  -------      ------     -------     --------      -------

     Total interest expense .................       2,809       3,239      11,983       16,221       15,707
                                                  -------      ------     -------     --------      -------

     Net interest income ....................       5,934       5,172      22,268       17,390       14,349

PROVISION FOR LOAN LOSSES ...................       1,050         675       3,525        4,400        1,680
                                                  -------      ------     -------     --------      -------

     Net interest income after
       provision for loan losses ............       4,884       4,497      18,743       12,990       12,669
                                                  -------      ------     -------     --------      -------

NON-INTEREST INCOME
  Deposit service fees ......................         863         848       3,613        3,600        3,382
  Loan service fees .........................         236         204         989          906          831
  Insurance service fees ....................         171         171         607          646          461
  Investment service fees ...................         131         138         648          145          342
  Gain (loss) on sales of securities, net ...          (2)        135         470          410           --
  Gain on sale of loans, net ................         475          53       1,622        1,140           93
  Gain on sale of premises and equipment, net          42          48         204          181          202
  Other operating income ....................          14           6          63          121          139
                                                  -------      ------     -------     --------      -------

     Total non-interest income ..............       1,930       1,603       8,216        7,149        5,450
                                                  -------      ------     -------     --------      -------

NON-INTEREST EXPENSE
  Compensation and benefits .................       3,058       2,546      11,082        9,753        8,591
  Office operations .........................         792         652       3,011        2,542        2,442
  Occupancy, net ............................         272         262       1,187          969          915
  Loan servicing ............................          59          50         210          239          237
  Outside and professional services .........         660         433       2,345        1,439          745
  Marketing .................................         405         222         999          927          793
  Other operating expense ...................         399         412       1,603        1,907        1,130
                                                  -------      ------     -------     --------      -------

     Total non-interest expense .............       5,645       4,577      20,437       17,776       14,853
                                                  -------      ------     -------     --------      -------

     Income before income tax ...............       1,169       1,523       6,522        2,363        3,266
                                                  -------      ------     -------     --------      -------

INCOME TAX EXPENSE (CREDIT) .................         384         519       2,228       (1,352)          --
                                                  -------      ------     -------     --------      -------

NET INCOME ..................................     $   785      $1,004     $ 4,294     $  3,715      $ 3,266
                                                  =======      ======     =======     ========      =======

See Notes to Consolidated Financial Statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

      This prospectus contains certain "forward-looking statements" that may be identified by the use of words such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates, and most other statements that are not historical in nature. These factors include, but are not limited to: general and local economic conditions; changes in interest rates; deposit flows; demand for mortgage, commercial, and other loans; real estate values; competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental regulatory and technological factors affecting our operations, pricing products and services.

General

      Our results of operations depend primarily on revenue generated as a result of our net interest income and non-interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets (consisting primarily of loans and investment securities) and the interest we pay on our interest-bearing liabilities (consisting primarily of customer savings and money market accounts, time deposits and borrowings). Non-interest income consists primarily of service charges on deposit and loan accounts, gains on the sale of loans and investments, loan servicing fees, and investment and insurance commissions. Our results of operations are also affected by our provisions for loan losses and other expenses. Other expenses consist primarily of non-interest expense, including compensation and benefits, occupancy, equipment, data processing, marketing, automated teller machine costs and, when applicable, deposit insurance premiums. Our results of operations may also be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Evolution of Business Strategy

      Our mission is to build profitable relationships by providing valuable financial solutions for our customers. Service quality, broad product selection, and convenient access are all primary elements in the development of our brand and business strategy. We focus on providing exceptional service and quality products and services, as well as convenient access to generate a high level of customer satisfaction.

      Our business today consists primarily of establishing deposit and lending relationships with consumers in our primary service areas of Pierce County and the City of Federal Way. We have expanded our products, services and delivery capabilities during the past decade to encompass a full range of loan and deposit services. Our products and services are provided in a manner that enables "high-touch" delivery through personalized service at any of our 11 full-service branch offices, through our call center, or through the Internet banking delivery channel and other automated banking services.

      We have established strategic objectives that guide our actions. Our primary strategic objectives are: (1) enhancing our prominence and deepening our markets' awareness of Rainier Pacific Bank as a community-based provider of quality financial products and services; (2) being a full-service financial solutions provider delivering a high degree of value to our customers; and (3) actively managing Rainier Pacific Bank to produce ongoing profitable and stable operations.

      Operating as a savings bank, we are committed to providing a network of branch offices and proprietary automated teller machines that enable our customers to access our services within 15 minutes from essentially anywhere in Pierce County. We currently have 11 full-service branch offices and 18 automated teller machines located throughout Pierce County and the City of Federal Way.

      As a full-service financial institution focused on the financial service needs of consumers, we provide a broad range of deposit and loan services to our customers. Our current product line includes a full compliment of consumer loan products including credit cards, automobile, home equity and first mortgage loans. Deposit services include checking, savings, money market and certificate of deposit accounts.

      We also provide multi-family, commercial real estate, and residential construction lending products and services, as well as a limited offering of deposit and loan products for real estate investors and small businesses. We are a member of the Federal Home Loan Bank of Seattle and use borrowed funds as a funding source to supplement customer deposits for funding loans and investments and to assist us in managing our interest rate risk.

      We provide additional services through our wholly-owned subsidiary, Support Systems, Inc. Support Systems, Inc.'s mission is to provide value-added products and services to our customers. The key business lines include financial planning and non-insured investment product sales through our operating unit, Rainier Pacific Financial Services. Another key business line is the offering of property and casualty and life insurance products through a second operating unit, Rainier Pacific Insurance Agency.

Comparison of Financial Condition at March 31, 2003 and December 31, 2002.

      General. Our total assets increased by $31.4 million, or 6.3%, to $530.9 million at March 31, 2003 from $499.5 million at December 31, 2002. The increase reflected growth in our net loan portfolio of $17.1 million to $377.4 million from $360.3 million and an increase in investment securities (including mortgage-backed securities) of $11.5 million to $113.5 million from $102.0 million. To fund the increase in assets, Federal Home Loan Bank advances increased $15.7 million to $172.5 million from $156.8 million and deposits increased $17.5 million to $307.0 million from $289.5 million.

      Assets. Our net loan portfolio increased $17.1 million, or 4.7%, to $377.4 million at March 31, 2003 from $360.3 million at December 31, 2002. This increase was primarily attributable to increases in the real estate loan portfolio. The largest contributors were one- to four-family residential loans which increased $7.8 million, or 8.8%, to $95.6 million from $87.8 million and the commercial real estate portfolio which increased $6.2 million to $66.3 million from $60.1 million. Other increases in the loan portfolio were generated in the multi-family real estate portfolio which increased to $78.6 million from $75.1 million, and the real estate construction portfolio which increased $2.9 million to $3.7 million from $792,000. These increases in the portfolio were partially offset by a decline in the consumer loan portfolio of $3.1 million, or 2.2%, to $138.3 million from $141.4 million.

      Our investment securities portfolio (including mortgage-backed securities) increased $11.5 million, or 11.3%, to $113.5 million at March 31, 2003 from $102.0 million at December 31, 2002. The increase is primarily attributable to a $10.8 million increase in corporate bonds to $14.1 million from $3.3 million, and an increase in bank trust preferred securities of $5.0 million to $15.0 million from $10.0 million. This was partially offset by a decrease in our U.S. Government agency securities of $5.2 million, or 14.3%, to $31.2 million from $36.4 million.

      Deposits. Our total deposits increased $17.5 million, or 6.1%, to $307.0 million at March 31, 2003 from $289.5 million at December 31, 2002. This growth resulted from increases in interest-bearing deposits of $14.8 million, to $279.6 million from $264.8 million, and non-interest-bearing deposits of $2.7 million, to $27.4 million from $24.7 million for the same time period.

      We measure our deposit growth in two key categories, core and non-core deposits. Core deposits are defined by us as savings, interest-bearing, and non-interest-bearing checking, individual retirement accounts, and money market accounts. Non-core deposits are defined as certificates of deposit. We consider core deposits to be essential to maintaining a favorable cost of funds and overall profitability. Core deposits increased $11.0 million, or 7.8%, to $151.9 million at March 31, 2003 from $140.9 million at December 31, 2002. The increase is primarily attributable to increases in money market deposits of $7.7 million, or 13.9%, increases in savings deposits of $3.2 million, or 8.1%, increases in non-interest-bearing checking of $2.7 million, or 10.9%, offset by a decrease in interest-bearing checking of $2.6 million, or 11.8%. Non-core deposits increased $6.5 million, or 4.4%, to $155.1 million at March 31, 2003 from $148.6 million at December 31, 2002. We consider non-core deposits to be an acceptable funding source, but we generally will not pursue them if the overall cost is substantially higher than our borrowing costs from the Federal Home Loan Bank of Seattle. As a result of this approach, our balance of non-core deposits tends to fluctuate more than our balance of core deposits.

      Borrowings. Federal Home Loan Bank of Seattle advances increased $15.7 million to $172.5 million at March 31, 2003 from $156.8 million at December 31, 2002. We used the borrowings for both short- and long-term funding of loans and investment securities, and as part of our capital and interest rate risk management strategies. We will borrow funds from the Federal Home Loan Bank of Seattle to fund attractive loan and investment opportunities to increase interest-earning assets and enhance earnings for Rainier Pacific Bank. We borrow these funds to leverage our capital by increasing our asset size and our net interest income.

      Equity. Total equity increased $676,000, or 1.6%, to $42.9 million at March 31, 2003 from $42.2 million at December 31, 2002. Our equity-to-assets ratio under generally accepted accounting principles was 8.08% at March 31, 2003 compared to 8.45% at December 31, 2002. The decrease in our equity-to-assets ratio was a result of our strong loan and investment portfolio growth. Total equity for the three months ended March 31, 2003 increased as a result of $785,000 in net income combined with a tax effected unrealized loss on securities of $109,000.

Comparison of Operating Results for the three months ended March 31, 2003 and March 31, 2002.

      General. Our net income decreased $219,000, or 21.8%, for the three months ended March 31, 2003 to $785,000 from $1.0 million for the three months ended March 31, 2002. The change in net income in the three months ended March 31, 2003 resulted from higher net interest income and non-interest income that was partially offset by increases in the provision for loans losses and higher non-interest expense.

      Net Interest Income. Our net interest income before the provision for loan losses increased $762,000, or 14.7%, for the three months ended March 31, 2003 to $5.9 million from $5.2 million for the three months ended March 31, 2002. The change in net interest income resulted from an increase in interest income of $332,000, or 3.9%, and a decrease in interest expense of $430,000, or 13.3%. Our interest rate spread increased 25 basis points to 4.52% for the three months ended March 31, 2003 from 4.27% for the three months ended March 31, 2002.

      Interest Income. Interest income for the three months ended March 31, 2003 compared to the same period in 2002 increased $332,000, or 3.9%, to $8.7 million from $8.4 million. The increase was the result of a $49.9 million increase in the average balance of our interest-earning assets as a result of strong loan originations, partially offset by lower interest rates. Interest earned on total loans for the three months ended March 31, 2003 was $7.3 million compared to $6.7 million for the three months ended March 31, 2002. The average yield on total loans was 7.73% for the three months ended March 31, 2003 as compared to 8.30% for the three months ended March 31, 2002.

      Interest income on investment securities (including mortgage-backed securities and Federal Home Loan Bank stock) decreased $193,000, or 11.5%, for the three months ended March 31, 2003 to $1.5 million from $1.7 million for the three months ended March 31, 2002. The change was a result of a decrease in average yield on investments to 4.95% for the three months ended March 31, 2003 from 5.61% for the three months ended March 31, 2002. The average balance of investment securities was $119.9 million for the three months ended March 31, 2003 as compared to $119.6 million for the three months ended March 31, 2002.

      Interest Expense. Our interest expense decreased $430,000, or 13.3%, for the three months ended March 31, 2003 to $2.8 million as compared to $3.2 million for the three months ended March 31, 2002. The change is primarily attributable to average interest rates on interest-bearing liabilities decreasing from 3.28% in the first quarter of 2002 to 2.54% in the first quarter of 2003, or 74 basis points. Average interest-bearing deposits decreased

$11.5 million, or 4.1%, to $271.8 million for the three months ended March 31, 2003 from $283.3 million for the three months ended March 31, 2002. This decrease was primarily the result of our decision to not aggressively seek higher cost non-core deposits.

      Interest expense on Federal Home Loan Bank advances increased $330,000, or 24.8%, for the three months ended March 31, 2003 to $1.7 million from $1.3 million for the three months ended March 31, 2002. The increase is attributable to the larger average balance of the Federal Home Loan Bank advances of $171.1 million for the three months ended March 31, 2003 compared to $111.9 million for the three months ended March 31, 2002. Additional borrowings were used to fund the growth in loans and investments in order to implement our leverage strategy to increase interest-earning assets and enhance earnings.

      Provision for Loan Losses. Our asset liability committee assesses the allowance for loan losses on a quarterly basis. The Committee analyzes several different factors, including delinquency, charge-off rates, and the changing risk profile of our loan portfolio, as well as local economic conditions including unemployment rates, bankruptcies and vacancy rates of business and residential properties.

      Our methodology for analyzing the allowance for loan losses consists of three components: formula, specific and general allowances. The formula allowance is determined by applying an estimated loss percentage to various groups of loans. The loss percentages are generally based on various historical measures such as the amount and type of classified loans, past due ratios and loss experience, which could affect the collectibility of the respective loan types.

      The specific allowance component is created when management believes that the collectibility of a specific large loan, such as a real estate or multi-family or commercial real estate loan, has been impaired and a loss is probable.

      The general allowance component is established to ensure the adequacy of the allowance for loan losses in situations where the asset liability committee believes that there are risk factors associated with the collectibility of the portfolio that may not be adequately addressed in the formula or specific allowance components. Information considered for the general allowance element includes regional economic and employment data.

      Our provision for loan losses increased $375,000, or 55.6%, to $1.1 million for the three months ended March 31, 2003 compared to $675,000 for the three months ended March 31, 2002. The allowance for loan losses as a percent of total loans was 1.68% at March 31, 2003 as compared to 1.44% at March 31, 2002. The asset liability committee decided to increase the provision primarily as a result of continued weaknesses in the regional economy, strong growth in multi-family, commercial real estate, and residential construction lending. Total loans increased $17.4 million to $383.8 million, or 4.8%, at March 31, 2003 from $366.4 million at December 31, 2002. We increased the provision and allowance in connection with the continued strong loan growth, the unseasoned nature of the loan growth, high unemployment, and the relatively weak regional and local economy.

      Non-interest Income. Our non-interest income increased $327,000, or 20.4%, for the three months ended March 31, 2003 to $1.9 million from $1.6 million at March 31, 2002. The increase was primarily attributable to net gains on the sale of loans of $475,000 in the first quarter of 2003 compared to $53,000 in the first quarter of 2002.

      Non-interest Expense. Our non-interest expense increased $1.0 million, or 23.3%, for the three months ended March 31, 2003 to $5.6 million from $4.6 million at March 31, 2002. The increase was a result of increases of $512,000 in compensation and benefits, $140,000 in office operations, $227,000 in outside professional services and $183,000 in marketing expenses.

      Compensation and benefits increased $512,000, or 20.1%, for the three months ended March 31, 2003 to $3.1 million compared to $2.5 million for the three months ended March 31, 2002. This represented 54.2% and 55.6% of total non-interest expense for the three months ended March 31, 2003 and 2002, respectively. In preparation for our information systems conversion related to our technology initiative, we increased the number of permanent and non-permanent staff. As of March 31, 2003, we employed 200 full-time equivalent employees as compared to 176 at March 31, 2002. Approximately ten of our existing positions are non-permanent. We anticipate that these positions will be absorbed within Rainier Pacific Bank through growth or gradual attrition.

      Our office operations increased $140,000, or 21.5%, for the three months ended March 31, 2003 compared to the three months ended March 31, 2002. This increase was primarily attributable to increased costs related to data processing maintenance and depreciation associated with our technology initiative. The technology initiative involves a substantial information systems conversion to replace our core processing system. Our existing technology systems are in most cases fully depreciated. We have already incurred, or will incur, maintenance and depreciation expense beginning this year on our new information systems related to the technology initiative.

      Outside professional services increased $227,000, or 52.4%, for the three months ended March 31, 2003 compared to the three months ended March 31, 2002. This was primarily attributable to increased professional costs for project management, testing and training activities related to the technology initiative.

      Our marketing expenses increased $183,000, or 82.4%, for the three months ended March 31, 2003 compared to the three months ended March 31, 2002. This was a result of marketing expenses related to our name awareness and brand advertising campaigns occurring earlier in the year than in 2002 and as a result of expanding the campaign.

      Income Tax Expense. Our income tax expense decreased $135,000, or 26.0%, for the three months ended March 31, 2003 to $384,000 from $519,000 for the three months ended March 31, 2002. Income before tax was $1.2 million at March 31, 2003 and $1.5 million at March 31, 2002 with an effective tax rate of 32.8% and 34.1%, respectively.

Comparison of Financial Condition at December 31, 2002 and December 31, 2001.

      General. Assets increased by $34.8 million, or 7.5%, to $499.5 million at December 31, 2002 from $464.7 million at December 31, 2001. The increase reflected growth in our net loan portfolio of $45.1 million to $360.3 million from $315.2 million, offset by a decrease in investment securities (including mortgage-backed securities) of $17.4 million to $102.0 million from $119.4 million. Federal Home Loan Bank of Seattle advances also increased by $51.4 million to $156.8 million from $105.4 million, which was partially offset by a decrease in deposits of $22.4 million to $289.5 million from $311.9 million.

      Assets. Our net loan portfolio increased $45.1 million, or 14.3%, to $360.3 million at December 31, 2002 from $315.2 million at December 31, 2001. This increase was primarily attributable to increases in the multi-family and commercial real estate loan portfolios. The multi-family residential real estate loan portfolio increased $36.7 million or 95.8%, to $75.1 million from $38.4 million, and the commercial real estate portfolio increased $18.7 million, or 45.1%, to $60.1 million from $41.4 million. These increases were partially offset by a decrease in our consumer portfolio of $11.3 million, or 7.4%, to $141.4 million at December 31, 2002 from $152.7 million at December 31, 2001.

      Our investment securities portfolio (including mortgage-backed securities) decreased $17.4 million to $102.0 million at December 31, 2002 from $119.4 million at December 31, 2001. The decrease was primarily a result of securities being called or sold during the year and consisted of mortgage-backed and agency securities. The securities we sold were as a result of strong loan growth and our desire to maintain a reasonable asset size at year end. We also purchased $10.0 million of securities which are collateralized by an underlying pool of trust preferred securities issued by community banks across the United States.

      Deposits. Total deposits decreased $22.4 million, or 7.2%, to $289.5 million at December 31, 2002 from $311.9 million at December 31, 2001. This decline is attributable to a decrease in interest-bearing deposits of $24.1 million, to $264.8 million from $288.9 million, offset by an increase in non-interest-bearing deposits of $1.7 million, to $24.7 million from $23.0 million for the same time period.

      Core deposits increased $11.0 million, or 8.4%, to $140.9 million at December 31, 2002 from $129.9 million at December 31, 2001. The increase is primarily a result of increases in interest-bearing checking accounts of $7.4 million, or 51.7%, increases in savings deposits of $3.7 million, or 10.4%, increases in non-interest-bearing deposits of $1.7 million, or 7.5%, offset by a decrease in money market accounts of $1.8 million, or 3.2%. Non-core deposits decreased $33.4 million, or 18.3% to $148.6 million at December 31, 2002 from $182.0 million at December 31, 2001. The decrease in non-core deposits was the result of our decision to price certificates of deposit at rates slightly below market rates and allow them to be withdrawn to decrease our cost of funds by taking advantage of lower cost borrowings from the Federal Home Loan Bank of Seattle.

      Borrowings. Federal Home Loan Bank of Seattle advances increased $51.4 million to $156.8 million at December 31, 2002 from $105.4 million at December 31, 2001. We used the borrowings in lieu of higher cost non-core deposits for both short-term and long-term funding and to help manage interest rate risk.

      Equity. Our total equity at December 31, 2002 was $42.2 million compared to $37.4 million at December 31, 2001, an increase of $4.8 million, or 12.8%, as a result of $4.3 million in net income combined with a tax effected unrealized gain on available for sale securities of $488,000. Our equity-to-assets ratio under generally accepted accounting principles was 8.45% at December 31, 2002 and 8.06% at December 31, 2001.

Comparison of Operating Results for the Years Ended December 31, 2002 and December 31, 2001.

      General. Our net income increased $579,000, or 15.6%, to $4.3 million for the year ended December 31, 2002 from $3.7 million for the year ended December 31, 2001. The increase in net income resulted from an increase in net interest income, non-interest income, and a lower provision for loan losses which was partially offset by an increase in non-interest expense and higher income tax expense.

      Net Interest Income. Our total net interest income increased $4.9 million, or 28.1%, to $22.3 million for the year ended December 31, 2002 from $17.4 million for the year ended December 31, 2001. The change in net interest income resulted from increased interest income of $640,000, or 1.9%, and a decrease in interest expense of $4.2 million, or 26.1%. Our interest rate spread improved to 4.51% from 3.75%, or 76 basis points, for the year ended December 31, 2002 compared to December 31, 2001. The increase in interest income was primarily attributable to the increased balance of interest-earning assets and lower interest expense primarily as a result of our lower cost of funds.

      Interest Income. Our interest income increased $640,000, or 1.9%, to $34.3 million for the year ended December 31, 2002 from $33.6 million for the year ended December 31, 2001. The increase was primarily attributable to a higher average of interest-earning assets resulting from real estate related loan originations, from $411.4 million for the year ended December 31, 2001 to $460.4 million for the year ended December 31, 2002. Interest earned on total loans for the twelve months ended December 31, 2002 and 2001 was $27.9 million and $26.3 million, respectively. The average yield on total loans was 8.20% for the year ended December 31, 2002 compared to 9.03% for the same period in 2001, reflecting lower market rates of interest in 2002.

      Interest income on investment securities (including mortgage-backed securities and Federal Home Loan Bank stock) decreased $678,000, or 9.7%, to $6.3 million for the year ended December 31, 2002 from $7.0 million the year ended December 31, 2001. The average yield on investments declined to 5.32% compared to 6.13% for the year ended December 31, 2002 and 2001, respectively. The average balances of investment securities for the years ended December 31, 2002 and 2001 was $119.2 million and $114.5 million, respectively.

      Interest Expense. Our interest expense decreased $4.2 million, or 26.1%, to $12.0 million for the year ended December 31, 2002 from $16.2 million for the year ended December 31, 2001. We attribute this decrease primarily to lower interest rates on deposit accounts. Rates on interest-bearing liabilities decreased to 2.93%, or 149 basis points, for the year ended December 31, 2002 from 4.42% for the year ended December 31, 2001, reflecting generally lower market rates of interest in 2002. Average interest-bearing deposits decreased $4.0 million, to $271.6 million for the year ended December 31, 2002 from $275.6 million for the year ended December 31, 2001. Our certificates of deposits were the largest contributor to the decrease in deposits partially offset by an increase in other interest-bearing deposits.

      Interest expense on borrowed funds increased $1.4 million or, 29.2%, to $6.1 million for the year ended December 31, 2002 from $4.7 million for the year ended December 31, 2002. This increased interest expense was primarily the result of higher average balances of Federal Home Loan Bank of Seattle advances, which were $137.9 million and $91.0 million for the years ended December 31, 2002 and 2001, respectively.

      Provision for Loan Losses. Our provision for loan losses decreased $875,000, or 19.9%, to $3.5 million for the year ended December 31, 2002 from $4.4 million for the year ended December 31, 2001. The decrease in the provision was primarily a result of net charge-offs decreasing $418,000 to $2.2 million for the year ended December 31, 2002 from $2.6 million for the year ended December 31, 2001. The allowance for loan losses as a percent of total loans increased to 1.66% at December 31, 2002 from 1.48% at December 31, 2001. The lower level of net charge-offs allowed us to decrease the provision for loan losses and maintain a larger allowance for loan losses. At December 31, 2002, the allowance for loan losses totaled $6.1 million as compared to $4.8 million at December 31, 2001. The provision was adequate to address both the $46.5 million increase in total loans in 2002 and the additional exposure to loan losses from a weak economy.

      Non-interest Income. Our non-interest income increased $1.1 million, or 14.9%, to $8.2 million for the year ended December 31, 2002 from $7.1 million for the year ended December 31, 2001. The increase is primarily a result of an increase in gains on the sale of loans of $482,000, and an increase of $503,000 in our subsidiary's investment fee income primarily from the sale of annuities for the year ended December 31, 2002 compared to the year ended December 31, 2001.

      Non-interest Expense. Non-interest expense increased $2.6 million, or 15.0%, to $20.4 million for the year ended December 31, 2002 from $17.8 million for the year ended December 31, 2001. Increases of $1.3 million in compensation and benefits, $469,000 in office operations, $906,000 of outside professional services, and a decrease of $43,000 for other operating expenses were the key factors contributing to higher non-interest expense.

      Our compensation and benefits represented 54.2% and 54.9% of total non-interest expense for the twelve months ended December 31, 2002 and 2001. Total compensation and benefits increased $1.3 million, or 13.6%, to $11.1 million for the year ended December 31, 2002 from $9.8 million for the same period in 2001 as the result of additional staff associated with the opening of our eleventh branch in January 2002 and normal salary increases.

      Office operations increased $469,000, or 18.5%, to $3.0 million, for the year ended December 31, 2002 from $2.5 million for the year ended December 31, 2001. This was primarily a result of costs related to our technology initiative including data processing maintenance.

      Our outside professional services increased $906,000, or 63.0%, for the year ended December 31, 2002 from $1.4 million for the year ended December 31, 2001. This was primarily attributable to professional services and consulting costs related to our technology initiative.

      Income Tax Expense. Our income tax expense increased $3.6 million, or 264.8%, to $2.2 million for the year ended December 31, 2002 compared to a credit of $1.4 million for the year ended December 31, 2001. Through 2000, we were a state-chartered credit union. As such, we were exempt from federal income taxes under 501(c)(14) of the Internal Revenue Code prior to converting to a state chartered mutual savings bank on January 1, 2001. In connection with the conversion to a taxable entity, we recorded a $2.2 million deferred tax asset that resulted in a net income tax benefit of $1.4 million for the year ended December 31, 2001.

Comparison of Operating Results for the Years Ended December 31, 2001 and December 31, 2000.

      General. Our net income increased $449,000, or 13.7%, to $3.7 million for the year ended December 31, 2001 from $3.3 million for the year ended December 31, 2000. The increase in net income resulted from increases in net interest income, non-interest income, and an income tax benefit recorded in connection with the Rainier Pacific Bank's conversion from a credit union offset by higher non-interest expense and higher provision for loan losses.

      Net Interest Income. Our net interest income before the provision for loan losses increased $3.1 million to $17.4 million for the year ended December 31, 2001 from $14.3 million for the year ended December 31, 2000. The $3.1 million increase, or 21.2% change, in net interest income resulted from an increase in interest income of $3.5 million, or 11.8%, which was partially offset by an increase in interest expense of $514,000, or 3.3%. The increase in interest income was primarily a result of the increased balance of interest-earning assets. Interest expense increased as a result of higher average balances on deposits. Our interest rate spread improved to 3.75%, from 3.60%, or 15 basis points from December 31, 2000 to December 31, 2001.

      Interest Income. Interest income increased $3.5 million, or 11.8%, to $33.6 million for the year ended December 31, 2001 from $30.1 million for the year ended December 31, 2000. The change was primarily attributable to a higher average balance of interest-earning assets increasing from $347.8 million for the year ended December 31, 2000 to $411.4 million for the year ended December 31, 2001. Increased interest income was primarily the result of strong real estate loan originations, reflecting the lower interest rate environment in 2001. Interest earned on total loans for the year ended December 31, 2001 and 2000 was $26.3 million and $25.0 million, respectively. The average yield on total loans receivable was 9.03% for the year ended December 31, 2001 and 9.38% for the year ended December 31, 2000.

      Our interest income on investment securities (including mortgage-backed securities and Federal Home Loan Bank stock) increased $2.6 million, or 59.5%, to $7.0 million for the year ended December 31, 2001 from $4.4 million for the year ended December 31, 2000. The change was primarily attributable to a higher average balance of investment securities, which was $114.5 million for the year ended December 31, 2001, compared to $70.3 million for the year ended December 31, 2000.

      Interest income on interest-bearing deposits decreased $379,000, or 59.1%, to $262,000 for the year ended December 31, 2001 from $641,000 for the year ended December 31, 2000. The change was a result of lower average balances of $5.3 million for year ended December 31, 2001 as compared to $10.8 million for the year ended December 31, 2000.

      Interest Expense. Our interest expense increased $514,000, or 3.3%, to $16.2 million for the year ended December 31, 2001 from $15.7 million for the year ended December 31, 2000. The change was primarily the result of a higher average balance of deposits and Federal Home Loan Bank of Seattle advances. The increase in interest expense was partially offset by a decrease in our average cost of funds from 5.04% in 2000, to 4.42% in 2001, or a decrease of 62 basis points reflecting generally lower market rates of interest in 2001.

      Total average interest-bearing deposits for 2001 were $275.6 million compared to $256.1 million in 2000 for a net increase of $19.5 million. The average balance of certificates of deposits increased $12.6 million, and the average balance of money markets and interest-bearing checking accounts increased $7.1 million.

      Interest expense on Federal Home Loan Bank of Seattle advances increased $1.2 million, or 33.3%, to $4.7 million for the year ended December 31, 2001 from $3.5 million for the year ended December 31, 2000. The change was a result of a larger average balance of Federal Home Loan Bank of Seattle advances of $91.0 million for the year ended December 31, 2001 compared to $55.9 million for the year ended December 31, 2000.

      Provision for Loan Losses. Our provision for loan losses increased $2.7 million, or 161.9%, to $4.4 million for the year ended December 31, 2001 from $1.7 million for the year ended December 31, 2000. The allowance for loan losses as a percent of total loans was 1.48% at December 31, 2001 and 1.09% at December 31, 2000. We experienced significant loan growth in multi-family real estate loans and commercial real estate loans with our increased lending authorities from converting to a mutual savings bank in 2001. As a result, we increased our provision to address the increased risk associated with our loan growth and the unseasoned nature of our multi-family and commercial real estate loan portfolios. Multi-family real estate loans increased $26.1 million, or 213.0%, to $38.4 million for the year ended December 31, 2001 from $12.3 million at December 31, 2000. Commercial real estate loans increased $26.3 million, or 174.5%, to $41.4 million for the year ended December 31, 2001 from $15.1 million at December 31, 2000.

      Non-interest Income. Our non-interest income increased $1.6 million, or 31.2%, to $7.1 million for the year ended December 31, 2001 from $5.5 million for the year ended December 31, 2000. This was primarily attributable to increased gains on the sale of loans and investments from $93,000 in 2000 compared to $1.6 million in 2001.

      Non-interest Expense. Our non-interest expense increased $2.9 million, or 19.7%, to $17.8 million for the year ended December 31, 2001 from $14.9 million for the year ended December 31, 2000. This was primarily attributable to increases of $1.2 million in compensation and benefits, $694,000 of outside professional services and $1.1 million of other non-interest expenses.

      Compensation and benefits represented 54.9% and 57.8% of total non-interest expense for the year ended December 31, 2001 and 2000, respectively. Total compensation and benefits increased $1.2 million, or 13.5%, to $9.8 million for the year ended December 31, 2001. The increase was primarily attributable to increased staff related to staffing the organization to meet our business growth plans from converting to a state-chartered mutual savings bank as well as normal salary increases.

      Outside professional services increased $694,000, or 93.2%, to $1.4 million from 2000 to 2001. This was primarily a result of increased professional services costs related to our technology initiative.

      Other non-interest expenses increased $1.1 million, or 19.3%, from 2000 to 2001. This was a result of the costs to affect the change from a credit union to a savings bank, increased marketing efforts, and the change in our tax exempt status in 2001, which increased state and local taxes expense as well as regulatory assessment expenses.

      Income Tax Expense. During 2001, the tax expense on pre-tax income was $808,000, but was decreased by the $2.2 million deferred tax benefit resulting in a net $1.4 million income tax benefit. Income before tax for 2001 and 2000 was $2.4 million and $3.3 million, respectively. Absent the tax benefit in 2001, our income tax expense would have been $808,000, with an effective tax rate of 34.0%.

Average Balances, Interest and Average Yields/Cost

      The following table sets forth for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin, and the ratio of average interest-earning assets to average interest-bearing liabilities. Average balances have been calculated using the average of daily balances during the period.

                                                           Three Months Ended
                                                               March 31,
                                       ------------------------------------------------------
                                                  2003                         2002
                                       ---------------------------  -------------------------
                                                          Average                     Average
                                       Average            Yield/    Average           Yield/
                                       Balance  Interest  Cost (3)  Balance  Interest Cost (3)
                                       -------  --------  --------  -------  -------- --------
                                                       (Dollars in Thousands)
INTEREST-EARNING ASSETS
  Total loans(1) ..................... $375,520   $7,258   7.73%   $324,236   $6,726   8.30%
  Mortgage-backed securities .........   52,583      649   4.94      67,519      949   5.62
  Investment securities ..............   59,225      701   4.73      45,844      636   5.55
  Federal Home Loan Bank stock .......    8,060      134   6.65       6,221       92   5.92
  Interest-bearing deposits in other
    banks ............................      308        1   1.30       1,990        8   1.61
                                       --------   ------   ----    --------   ------   ----
    Total interest-earning assets ....  495,696    8,743   7.06     445,810    8,411   7.55
                                                  ------                      ------
Non-interest-earning assets ..........   19,864                      15,642
                                       --------                    --------

  Total average assets ............... $515,560                    $461,452
                                       ========                    ========

Interest-bearing liabilities:
  Savings accounts ...................   39,955       31   0.31      36,709       71   0.77
  Interest-bearing checking
    accounts .........................   19,500       27   0.55      13,813       16   0.46
  Money market deposit accounts ......   59,082      155   1.05      60,787      262   1.72
  Certificates of deposit ............  153,260      933   2.44     172,007    1,557   3.62
                                       --------   ------   ----    --------   ------   ----

    Total deposits ...................  271,797    1,146   1.69     283,316    1,906   2.69

  Federal Home Loan Bank
    advances(2) ......................  171,091    1,663   3.89     111,931    1,333   4.76
                                       --------   ------   ----    --------   ------   ----

    Total interest-bearing liabilities  442,888    2,809   2.54     395,247    3,239   3.28

Non-interest-bearing liabilities .....   30,276                      28,319
                                       --------                    --------

  Total average liabilities ..........  473,164                     423,566

Average equity .......................   42,396                      37,886
                                       --------                    --------

  Total liabilities and equity ....... $515,560                    $461,452
                                       ========                    ========
                                                                            Year Ended
                                                                           December 31,
                                       -------------------------------------------------------------------------------------
                                                   2002                        2001                         2000
                                       ---------------------------  ---------------------------  ---------------------------
                                                           Average                      Average                      Average
                                       Average              Yield/  Average             Yield/   Average              Yield/
                                       Balance    Interest  Cost    Balance   Interest   Cost    Balance    Interest  Cost
                                       -------    --------  ----    -------   --------   ----    -------    --------  ----
                                                                 (Dollars in Thousands)
INTEREST-EARNING ASSETS
  Total loans(1) ..................... $340,369   $27,898   8.20%   $291,547   $26,332   9.03%   $266,688   $25,015   9.38%
  Mortgage-backed securities .........   59,322     3,272   5.52      31,967     1,964   6.14      66,582     4,145   6.23
  Investment securities ..............   52,743     2,622   4.97      76,917     4,665   6.06         615        51   8.29
  Federal Home Loan Bank stock .......    7,166       445   6.21       5,629       388   6.89       3,125       204   6.53
  Interest-bearing deposits in other
    banks ............................      791        14   1.77       5,341       262   4.91      10,804       641   5.93
                                       --------   -------   ----    --------   -------   ----    --------   -------   ----
    Total interest-earning assets ....  460,391    34,251   7.44     411,401    33,611   8.17     347,814    30,056   8.64
                                                  -------                      -------                      -------
Non-interest-earning assets ..........   16,925                       15,099                       17,692
                                       --------                     --------                     --------

  Total average assets ............... $477,316                     $426,500                     $365,506
                                       ========                     ========                     ========

Interest-bearing liabilities:
  Savings accounts ................... $ 38,200       274   0.72    $ 33,139       496   1.50    $ 33,265       676   2.03
  Interest-bearing checking
    accounts .........................   21,281       210   0.99      14,552       221   1.52      11,429       283   2.48
  Money market deposit accounts ......   58,576       803   1.37      53,850     1,614   3.00      49,876     1,846   3.70
  Certificates of deposit ............  153,543     4,624   3.01     174,071     9,189   5.28     161,488     9,376   5.81
                                       --------   -------   ----    --------   -------   ----    --------   -------   ----

    Total deposits ...................  271,600     5,911   2.18     275,612    11,520   4.18     256,058    12,181   4.76

  Federal Home Loan Bank
    advances(2) ......................  137,907     6,072   4.40      90,973     4,701   5.17      55,875     3,526   6.31
                                       --------   -------   ----    --------   -------   ----    --------   -------   ----

    Total interest-bearing liabilities  409,507    11,983   2.93     366,585    16,221   4.42     311,933    15,707   5.04

Non-interest-bearing liabilities .....   27,928                       24,285                       23,402
                                       --------                     --------                     --------

  Total average liabilities ..........  437,435                      390,870                      335,335

Average equity .......................   39,881                       35,630                       30,171
                                       --------                     --------                     --------

  Total liabilities and equity ....... $477,316                     $426,500                     $365,506
                                       ========                     ========                     ========

                       (table continues on following page)

                                                                Three Months Ended
                                                                     March 31,
                                           ---------------------------------------------------------
                                                       2003                          2002
                                           ---------------------------   ---------------------------
                                                               Average                       Average
                                           Average              Yield/   Average              Yield/
                                           Balance    Interest  Cost     Balance    Interest  Cost
                                           -------    --------  ----     -------    --------  ----

INTEREST-EARNING ASSETS
-----------------------
Net interest income...................                  $5,934                       $5,172
Interest rate spread..................                   4.52%                        4.27%
Net interest margin...................                   4.85%                        4.71%
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities.........................                 111.92%                      112.79%
                                                                                   Year Ended
                                                                                  December 31,
                                           -----------------------------------------------------------------------------------------
                                                       2002                           2001                           2000
                                           ---------------------------    ---------------------------    ---------------------------
                                                               Average                        Average                        Average
                                           Average              Yield/    Average              Yield/    Average              Yield/
                                           Balance    Interest  Cost      Balance    Interest  Cost      Balance    Interest  Cost
                                           -------    --------  ----      -------    --------  ----      -------    --------  ----
                                            (Dollars in Thousands)
INTEREST-EARNING ASSETS
-----------------------
Net interest income...................                 $22,268                       $17,390                         $14,349
Interest rate spread..................                   4.51%                         3.75%                           3.60%
Net interest margin...................                   4.84%                         4.23%                           4.13%
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities.........................                 112.43%                       112.23%                         111.50%

----------
(1) Average total loans includes non-performing loans and are net of deferred fees and costs. Interest income does not include interest on loans 90 days or more past due.
(2) The 2002 interest expense was reduced by a capitalized interest credit of $71,000.
(3)   Rates for three month periods have been annualized.

Yields Earned and Rates Paid

      The following table sets forth for the periods and at the dates indicated, the weighted average yields earned on Rainier Pacific Bank's assets, the weighted average interest rates paid on Rainier Pacific Bank's liabilities, together with the net yield on interest-earning assets.


                                                             Three Months Ended
                                                     At        March 31, (2)     Year Ended December 31,
                                                  March 31,  ------------------  ----------------------
                                                    2003       2003    2002       2002    2001    2000
                                                    ----       ----    ----       ----    ----    ----
Weighted average yield on:
  Total loans (1) ...............................   7.65%      7.73%   8.30%      8.20%   9.03%   9.38%
  Mortgage-backed securities ....................   5.01       4.94    5.62       5.52    6.14    6.23
  Investment securities .........................   4.70       4.73    5.55       4.97    6.06    8.29
  Federal Home Loan Bank stock ..................   6.75       6.65    5.92       6.21    6.89    6.53
  Interest-bearing deposits in other banks ......   1.26       1.30    1.61       1.77    4.91    5.93
                                                    ----       ----    ----       ----    ----    ----
    Total interest-earning assets ...............   7.00       7.06    7.55       7.44    8.17    8.64

Weighted average rate paid on:
  Savings accounts ..............................   0.52       0.31    0.77       0.72    1.50    2.03
  Interest-bearing checking accounts ............   0.51       0.55    0.46       0.99    1.52    2.48
  Money market deposit accounts .................   1.06       1.05    1.72       1.37    3.00    3.70
  Certificates of deposit .......................   2.26       2.44    3.62       3.01    5.28    5.81
                                                    ----       ----    ----       ----    ----    ----
    Total average deposits ......................   1.60       1.69    2.69       2.18    4.18    4.76
  Federal Home Loan Bank advances ...............   3.83       3.89    4.76       4.40    5.17    6.31
                                                    ----       ----    ----       ----    ----    ----
    Total interest-bearing liabilities ..........   2.35       2.54    3.28       2.93    4.42    5.04

Interest rate spread (spread between weighted
  average rate on all interest-earning assets and
  all interest-bearing liabilities) .............   4.65       4.52    4.27       4.51    3.75    3.60

Net interest margin (net interest income
  as a percentage of average interest-
  earning assets) ...............................   4.77       4.85    4.71       4.84    4.23    4.13

----------
(1) Weighted average rate earned on loans does not include a yield adjustment for deferred loan fees/costs at March 31, 2003. Earnings from the amortization of loan fees was included in the weighted average rate calculations for the three months ended March 31, 2003 and 2002 and for the years ended December 31, 2002, 2001 and 2000. Total loans are net of deferred fees and costs.
(2)   Rates for three month periods have been annualized.

Rate/Volume Analysis

      The following table sets forth the effects of changing rates and volumes on the net interest income of Rainier Pacific Bank. Information is provided with respect to effects on interest income and interest expense attributable to changes in volume (changes in volume multiplied by prior rate), effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume), and changes in rate/volume (changes in rate multiplied by change in volume).

                                           Three Months Ended March 31,                Year Ended December 31,
                                           2003 Compared to Three Months                2002 Compared to Year
                                               Ended March 31, 2002                    Ended December 31, 2001
                                                Increase (Decrease)                      Increase (Decrease)
                                                    Due to                                    Due to
                                       -----------------------------------      --------------------------------------
                                                           Rate/                                      Rate/
                                       Volume     Rate    Volume     Total      Volume      Rate     Volume      Total
                                       ------     ----    ------     -----      ------      ----     ------      -----
                                                                  (In Thousands)
Interest-earning assets:
 Total loans (1) ...................   $ 1,067    $(462)   $ (73)   $   532    $ 4,391    $(2,420)   $  (405)   $ 1,566
  Mortgage-backed securities .......      (210)    (115)      25       (300)     1,676       (198)      (170)     1,308
  Investment securities ............       186      (94)     (27)       (65)    (1,468)      (838)       263     (2,043)
  Federal Home Loan Bank stock .....        28       11        3         42        105        (38)       (10)        57
  Interest-bearing deposits in
    other banks ....................        (6)      (2)       1         (7)      (223)      (168)       143       (248)
                                       -------    -----    -----    -------    -------    -------    -------    -------
Total net change in income on
  interest-earning assets ..........   $ 1,065    $(662)   $ (71)   $   332    $ 4,481    $(3,662)   $  (179)   $   640
                                       =======    =====    =====    =======    =======    =======    =======    =======
Interest-bearing liabilities:
  Savings accounts .................   $     6    $ (42)   $  (4)   $   (40)   $    75    $  (258)   $   (39)   $  (222)
  Interest-bearing checking accounts         7        3        1         11        102        (77)       (36)       (11)
  Money market deposit accounts ....        (8)    (102)       3       (107)       144       (878)       (77)      (811)
  Certificates of deposit ..........      (172)    (507)      55       (624)    (1,080)    (3,951)       466     (4,565)
                                       -------    -----    -----    -------    -------    -------    -------    -------
    Total average deposits .........      (167)    (648)      55       (760)      (757)    (5,166)       314     (5,609)
  Federal Home Loan Bank advances ..       702     (243)    (129)       330      2,432       (700)      (361)     1,371
                                       -------    -----    -----    -------    -------    -------    -------    -------
Total net change in expense on
  interest-bearing liabilities .....   $   535    $(891)   $ (74)   $  (430)   $ 1,675    $(5,866)   $   (47)    (4,238)
                                       =======    =====    =====    -------    =======    =======    =======    -------
Net change in net interest income ..                                $   762                                     $ 4,878
                                                                    =======                                     =======
                                                 Year Ended December 31,
                                                  2001 Compared to Year
                                                 Ended December 31, 2000
                                                   Increase (Decrease)
                                                         Due to
                                        ----------------------------------------
                                         Rate/                Rate/
                                        Volume     Rate      Volume        Total
                                        ------     ----      ------        -----
                                                    (In Thousands)
Interest-earning assets:
 Total loans (1) ...................   $ 2,337    $  (933)   $   (87)   $ 1,317
  Mortgage-backed securities .......    (2,152)       (60)        31     (2,181)
  Investment securities ............     6,330        (14)    (1,702)     4,614
  Federal Home Loan Bank stock .....       164         11          9        184
  Interest-bearing deposits in
    other banks ....................      (325)      (110)        56       (379)
                                       -------    -------    -------    -------
Total net change in income on
  interest-earning assets ..........   $ 6,354    $(1,106)   $(1,693)   $ 3,555
                                       =======    =======    =======    =======

Interest-bearing liabilities:
  Savings accounts .................   $    (5)   $  (176)   $     1    $  (180)
  Interest-bearing checking accounts        78       (110)       (30)       (62)
  Money market deposit accounts ....       145       (349)       (28)      (232)
  Certificates of deposit ..........       736       (856)       (67)      (187)
                                       -------    -------    -------    -------
    Total average deposits .........       954     (1,491)      (124)      (661)
  Federal Home Loan Bank advances ..     2,212       (637)      (400)     1,175
                                       -------    -------    -------    -------
Total net change in expense on
  interest-bearing liabilities .....   $ 3,166    $(2,128)   $  (524)       514
                                       =======    =======    =======    -------
Net change in net interest income ..                                    $ 3,041
                                                                        =======

-----------
(1)   Total loans are net of deferred fees and costs.

Asset and Liability Management and Market Risk

      General. Our board of directors has established an asset and liability management policy to guide management in managing the differences in terms between interest-earning assets and interest-bearing liabilities while maintaining acceptable levels of liquidity, capital adequacy, interest rate sensitivity, credit risk, and profitability. The policy includes the use of an asset and liability management committee whose members include the members of senior management. The committee's purpose is to communicate, coordinate and manage our asset/liability positions consistent with our business plan and board-approved policies. The asset and liability management committee meets twice a month to review various areas including:

      o     economic conditions;

      o     interest rate outlook;

      o     current and projected liquidity needs;

      o     asset/liability mix;

      o     interest rate risk sensitivity;

      o     current market opportunities to promote specific products;

      o     historical financial results;

      o     projected financial results; and

      o     capital position.

The committee members frequently meet on an ad hoc basis in between regularly scheduled meetings particularly during periods of highly volatile economic conditions to discuss dynamic and timely tactical actions regarding loan portfolio allocations, investment securities positioning, borrowing opportunities, and product features and pricing changes. The tactical actions and related changes are generally taken in a very timely manner in order to enhance our competitive position in the marketplace, and are done so in the context of the long-term strategic direction established by the board of directors.

      Risks to Us When Interest Rates Change. One of our primary financial objectives is to generate ongoing profitability. The largest contributor to our profitability is net interest income. Net interest income is the difference between the income we receive on loans and investments and the costs we pay on deposits and borrowings. Net interest income is affected by the amount of interest-earning assets and interest-bearing liabilities that Rainier Pacific Bank holds.

      The asset and liability management policy and committee guide management in managing Rainier Pacific Bank's performance. A summary of the asset and liability management committee activities is reported to our board of directors monthly and in more detail to the loan and investment committee of the board on a quarterly basis.

      Some of the principal strategies that we employ to manage our interest rate sensitivity include: (1) selling long-term fixed-rate mortgage loans; (2) borrowing intermediate- to long-term funds at fixed rates; (3) originating consumer and income property loans with shorter maturities or at variable rates;
(4) purchasing securities with shorter maturities; (5) appropriately modifying loan and deposit pricing to capitalize on the then current market opportunities; and (6) increasing core deposits, such as savings, checking and money-market accounts, in order to reduce our reliance on the traditionally higher cost, more rate sensitive certificates of deposit.

      How We Measure the Risk of Interest Rate Changes. We measure our interest rate sensitivity on a quarterly basis. Management uses various assumptions to evaluate the sensitivity of our operations to changes in interest rates. Although management believes these assumptions are reasonable, the interest rate sensitivity of our assets and liabilities on net interest income and the market value of portfolio equity could vary substantially if different assumptions were used or actual experience differs from such assumptions. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities lag behind changes in market interest rates. Non-uniform changes and fluctuations in market interest rates across various maturities will also affect the results presented. In addition, certain assets, such as adjustable-rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate from those assumed.

      The assumptions we use are based upon proprietary and market data and reflect historical results and current market conditions. These assumptions relate to interest rates, prepayments, deposit decay rates and the market value of certain assets under the various interest rate scenarios. Management used market data from the Federal Home Loan Bank of Seattle to determine prepayments and maturities of loans, investments and borrowings, and used its own assumptions on deposit decay rates. Management assumed that non-maturity deposits could be maintained with rate adjustments not directly proportionate to the change in market interest rates. We used our historical deposit decay rates which are substantially lower than market decay rates. We have demonstrated in the past that the tiering structure of our deposit accounts during changing rate environments has resulted in less volatility and change in our interest expense for deposits. These assumptions are based upon management's analysis of our customer base, competitive factors and historical experience.

      The following table illustrates the change in net interest income at March 31, 2003 that would occur in the event of an immediate change in interest rates, with no effect given to any steps that management might take to counter the effect of that interest movement.

                                      Net Interest Income
       Basis Point       -----------------------------------------------
     Change in Rates     Amount           $ Change (1)          % Change
     ---------------     ------           ------------          --------
                                   (Dollars in Thousands)

          400            $22,957            $ (844)              (3.55)%
          300             23,188              (613)              (2.58)
          200             23,438              (363)              (1.53)
          100             23,545              (256)              (1.08)
            0             23,801                --                  --
         (100)            22,933              (868)              (3.65)
         (200)(2)         21,449            (2,352)              (9.88)

----------
(1) Represents the decrease of the estimated net interest income at the indicated change in interest rates compared to net interest income assuming no change in interest rates.
(2) Changes in rates for minus (negative) 300 and 400 basis points were not included because most interest rates would become negative and not indicative of a realistic interest rate scenario.

      The following table illustrates the change in the net portfolio value at March 31, 2003 that would occur in the event of an immediate change in interest rates, with no effect given to any steps that management might take to counter the effect of that interest movement.

                                                                 Net Portfolio as % of
                                Net Portfolio Value            Portfolio Value of Assets
       Basis Point       ----------------------------------    --------------------------  Market Value
     Change in Rates     Amount    $ Change (1)    % Change    NPV Ratio (2) % Change (3)   of Assets
     ---------------     ------    ------------    --------    ------------- ------------   ---------

                             (Dollars in Thousands)

         400             $25,044     $(17,953)     (41.75)%       5.17%        (2.80)%      $484,619
         300              30,368      (12,629)     (29.37)        6.10         (1.86)        498,100
         200              36,687       (6,310)     (14.68)        7.15         (0.82)        513,107
         100              41,693       (1,304)      (3.03)        7.90         (0.07)        527,690
           0              42,997           --          --         7.97            --         539,651
        (100)             39,310       (3,687)      (8.58)        7.21         (0.76)        545,069
        (200)(4)          39,606       (3,391)      (7.89)        7.20         (0.77)        549,900

------------
(1) Represents the decrease of the estimated net portfolio value at the indicated change in interest rates compared to the net portfolio value assuming no change in interest rates.
(2) Calculated as the net portfolio value divided by the market value of assets ("net portfolio value").
(3) Calculated as the decrease in the net portfolio value ratio assuming the indicated change in interest rates over the estimated net portfolio value assuming no change in interest rates.
(4) Changes in rates for minus (negative) 300 and 400 basis points were not included because interest rates would be negative and not indicative of a realistic interest rate scenario.

      Interest rates are at historically low levels with most deposit rates well below 2%. If interest rates were to rapidly decline from these historical lows, we may not be able to reduce the rates we pay on our deposits and borrowed funds (interest-bearing liabilities) as rapidly as the decline we may experience on the rates we earn on loans and investments (interest-earning assets). The difference between the rate we earn on our interest-earning assets and the rate we pay on our interest-bearing liabilities is referred to as interest rate spread.

      When interest rates decline by 100 and 200 basis points, our net interest income and the net portfolio value decreases because the rate we earn on our interest earning assets gradually decreases while the rate we pay on our interest-bearing liabilities would remain fairly constant. Interest income would gradually decrease on our interest-earning assets because of their relatively longer-term structure and increased prepayment risks. However, because current interest rates are so low, the rate we pay on the majority of our deposits cannot decline 100 or 200 basis points since most rates are already well below the 2% level. In addition, our intermediate-term borrowings from the Federal Home Loan Bank of Seattle do not immediately reprice when interest rates decline. Because of the low rate environment, our interest rate spread narrows and so does our net interest income and net portfolio value when rates decline.

      When interest rates rise by 100, 200, 300 or 400 basis points, our net interest income and the net portfolio value decreases because the rate we earn on our interest-earning assets does not increase as rapidly as the rates we would pay on our interest-bearing liabilities. Our interest-earning assets primarily consist of intermediate-term and longer-term loans that do not reprice quickly and investments with primarily intermediate-term structures. Our interest-bearing liabilities generally consist of short-term deposits (savings, money market, and certificates of deposits) and short- to intermediate-term borrowings from the Federal Home Loan Bank of Seattle that would reprice more quickly than our interest-earning assets. In addition, a large portion of our loans, such as our commercial real estate, multi-family, home equity lines of credit, VISA card portfolio and residential construction loans are at their minimum (floor) rates which are above their fully-indexed adjustable rate. The rate we earn on these loans will not increase until the fully-indexed adjustable rate exceeds the minimum (floor) rate.

      The net interest income and net portfolio value tables presented above are predicated upon a stable balance sheet with no growth or change in asset or liability mix. In addition, the net portfolio value is based upon the present value of discounted cash flows using management's and the Federal Home Loan Bank of Seattle's estimates of current replacement rates to discount the cash flows. The net interest income table is based upon a cash flow simulation of our existing assets and liabilities. Management also assumed that delinquency rates would not change as a result of changes in interest rates, although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that our assets and liabilities would perform as set forth above. Also, a change in the U.S. Treasury rates in the designated amounts accompanied by a change in the shape of the Treasury yield curve would cause changes to the net portfolio value and net interest income other than those indicated above.

Liquidity and Commitments

      We actively analyze and manage Rainier Pacific Bank's liquidity with the objectives of maintaining an adequate level of liquidity and to ensure the availability of sufficient cash flows to support loan growth, fund deposit withdrawals, fund operations and satisfy other financial commitments. See "Consolidated Statements of Cash Flows" contained in the Consolidated Financial Statements included in this document.

      Our primary sources of funds are from customer deposits, loan repayments, loan sales, maturing investment securities and advances from the Federal Home Loan Bank of Seattle. These funds, together with retained earnings and equity, are used to make loans, acquire investment securities and other assets, and fund continuing operations. While maturities and the scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by the level of interest rates, economic conditions and competition.

      The board of directors established liquidity requirements within our asset and liability management policy to guide management in maintaining adequate liquidity. Our policy requires Rainier Pacific Bank to maintain adequate lines of credit in an amount equal to at least 10% of deposits. We can borrow for liquidity, loan and investment opportunities, and to enhance our interest rate risk management. Our policy requires us to maintain at least five percent of assets in an unused line of credit and 20% of assets in an unused line of credit, interest-bearing deposits, available-for-sale investment securities, and readily saleable loans. At March 31, 2003, we maintained a line of credit with the Federal Home Loan Bank of Seattle equal to 45% of total assets, with an unused portion of the line of credit amounting to 12.5% of total assets. This line of credit is dependent on us having sufficient collateral to pledge to the Federal Home Loan Bank of Seattle. At March 31, 2003, we were in compliance with our collateral requirements, and 27.8% of our line of credit with the Federal Home Loan Bank of Seattle was available. In addition, we had 34.3% of unused lines of credit, interest-bearing deposits, available-for-sale investments, and readily saleable loans available for liquidity purposes.

      At March 31, 2003, certificates of deposits amounted to $155.1 million, or 50.5% of total deposits, including $151.4 million which are scheduled to mature by March 31, 2004. Historically, we have been able to retain a significant amount of our deposits as they mature. At times, we have also elected to borrow from the Federal Home Loan Bank of Seattle and price certificates of deposit at below market rates to let these non-core deposits decline in order to reprice the non-core portion of the deposit portfolio quicker. Once the repricing objective has been met, we return our deposit pricing to market rates and recover the lost deposit volume. Management believes that we have adequate resources to fund all loan commitments through deposits, borrowings from the Federal Home Loan Bank of Seattle and the sale of mortgage loans or investments. Management also believes that we can adjust the offering rates of savings certificates to retain or decrease deposits in changing interest rate environments.

      At March 31, 2003, we had $1.1 million of unrealized gains on securities classified as available-for-sale, or 1.8% of the $62.0 million carrying value of the related securities. Movements in market interest rates will affect the unrealized gains and losses on these securities. However, assuming that the securities are held to their individual dates of maturity, even in periods of increasing market interest rates, as the securities approach their dates of maturity, the unrealized gain or loss will begin to decrease and eventually be eliminated.

Capital

      Consistent with our objective to operate a sound and profitable financial institution, we have maintained and will continue to focus on maintaining a "well capitalized" rating from regulatory authorities. In addition, we are subject to certain capital requirements set by our regulatory agencies. As of March 31, 2003, we were classified as a "well capitalized" institution under the criteria established by the Federal Deposit Insurance Corporation and exceeded all capital requirements. Total equity was $42.9 million at March 31, 2003, or 8.08% of total assets on that date. Our regulatory capital ratios at March 31, 2003, were as follows: Tier I leverage of 8.13%; Tier I risk-based capital of 11.25%; and total risk-based capital of 12.50%.

      In 2001, we commenced a technology initiative, the total estimated costs of which are currently projected to be $10.4 million. We have incurred total expenditures of approximately $6.4 million as of March 31, 2003 and have recognized $2.3 million in expense specifically attributable to the $10.4 million projected cost. See "Business of Rainier Pacific Bank - Information Management Systems Commitments." We also purchased approximately 32,000 square feet of property in downtown Tacoma in two phases in 1999 and 2002 to construct a mixed-use office/retail building. The total investment in the project, including the land, is expected to be approximately $15.0 million. As of March 31, 2003, we have incurred total expenditures of approximately $2.0 million and we have recognized $47,000 in expense specifically attributable to the $15.0 million projected cost. See "Risk Factors - We are constructing a new office/retail building and will be constructing new branch offices that will involve a major commitment of resources."

Impact of Inflation

      The Consolidated Financial Statements and related financial data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of Amercia. These principles generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

      Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. The primary impact of inflation is reflected in the increased cost of our operations. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services. In a period of rapidly rising interest rates, the liquidity and maturities structures of our assets and liabilities are critical to the maintenance of acceptable performance levels.

      The principal effect of inflation on earnings, as distinct from levels of interest rates, is in the area of non-interest expense. Expense items such as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in dollar value of the collateral securing loans that we have made. Our management is unable to determine the extent, if any, to which properties securing loans have appreciated in dollar value due to inflation.

Recent Accounting Pronouncements

      During 2003, the Financial Accounting Standard Board issued the following accounting standards related to the financial services industry:

      Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under Statement of Financial Accounting Standard Board Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement is effective for certain contracts entered into or modified after June 30, 2003, and for certain hedging relationships designated after June 30, 2003. Implementation of this Statement is not expected to have a material impact on our financial position or results of operations.

      Statement of Financial Accounting Standard No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. Implementation of this Statement is not expected to have a material impact on our financial position or results of operations.

      Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities." This Interpretation defined a variable interest entity as a corporation, partnership, trust or any other legal structure used for the business purpose that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. This Interpretation will require a variable interest entity to be consolidated by a bank if that bank is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual return. The provisions of this Interpretation are required to be applied immediately to variable interest entities created after January 31, 2003. We do not have any variable interest entities and accordingly the implementation of this Interpretation did not result in an impact on our financial position or results of operations.

                   BUSINESS OF RAINIER PACIFIC FINANCIAL GROUP

General

      Rainier Pacific Financial Group was organized as a Washington business corporation at the direction of Rainier Pacific Bank on May 23, 2003 for the purpose of becoming a holding company for Rainier Pacific Bank upon completion of the conversion. We have not engaged in any significant business to date. Upon completion of the conversion of Rainier Pacific Bank from the mutual to stock form of organization, Rainier Pacific Bank will be a wholly-owned subsidiary of Rainier Pacific Financial Group.

Business

      Prior to the conversion, Rainier Pacific Financial Group has not engaged in any significant business operations. Upon completion of the conversion, our primary business activity will be the ownership of all of the outstanding common stock of Rainier Pacific Bank. We plan to retain up to 50% of the net proceeds from the offering and invest 100% of the remaining net proceeds in Rainier Pacific Bank as additional capital in exchange for 100% of the outstanding common stock of Rainier Pacific Bank. We will use a portion of the net proceeds to make a loan to the employee stock ownership plan and will invest our initial capital as discussed in "How We Intend to Use the Proceeds from this Offering." At a later date, we may use the net proceeds to pay dividends to shareholders and to repurchase shares of common stock, subject to regulatory limitations.

      In the future, as the holding company of Rainier Pacific Bank, we will be authorized to pursue other business activities permitted by applicable laws and regulations for bank holding companies, which may include the acquisition of banking and financial services companies. See "How We Regulated - Regulation and Supervision of Rainier Pacific Financial Group" for a discussion of the activities that are permitted for bank holding companies. We currently have no plans regarding any specific acquisition transaction.

      Initially, we will neither own nor lease any property but will instead use the premises, equipment and furniture of Rainier Pacific Bank with the payment of appropriate rental fees, as required by applicable law. At the present time, we intend to employ only persons who are officers of Rainier Pacific Bank to serve as officers of Rainier Pacific Financial Group. We will, however, use the support staff of Rainier Pacific Bank from time to time, however, we will not separately compensate these individuals.

      As the holding company for Rainier Pacific Bank, the competitive conditions applicable to Rainier Pacific Financial Group will be the same as those confronting Rainier Pacific Bank. See "Business of Rainier Pacific Bank - Competition."

                        BUSINESS OF RAINIER PACIFIC BANK

General

      We are a well-established financial institution with a 70 year history of meeting the financial needs of our customers. We offer customers a broad array of deposit and loan services through Rainier Pacific Bank and offer automobile and homeowner's insurance, financial planning, and non-FDIC insured mutual fund and investment services through our wholly-owned subsidiary, Support Systems, Inc. We began operations as a credit union from 1932 when we were formed as Tacoma Teachers Credit Union to serve the financial needs of Tacoma School District employees. In 1973, the Credit Union's name was changed to Educational Employees Credit Union, and we expanded our field of membership to encompass all employees in the field of education within the greater Tacoma metropolitan area. The membership base was further expanded in 1988 by a merger with Health Care Credit Union with extended membership eligibility to all health care employees in Pierce County.

      During 1993, 1994 and 1995, we obtained approval from the State of Washington's Department of Financial Institutions to extend credit union membership eligibility to all residents and employees of businesses in most communities in the Tacoma-Pierce County and City of Federal Way geographical market. On October 16, 1995, we changed our name to Rainier Pacific, A Community Credit Union to reflect our change from an employer-based credit union to an inclusive community-based financial services provider.

      In January 2001, we converted to a state-chartered mutual savings bank. The savings bank charter afforded us the opportunity to expand our offering of residential mortgage loans, multi-family and commercial real estate loans, residential construction and land loans, and the ability to offer small business banking services. The completion of the conversion to a stock savings bank will allow us to access additional equity capital that would otherwise be unavailable. We anticipate that this additional capital will further enhance our capability to expedite the growth of our business and expand the variety of services that we can provide to our customers, while strengthening our brand and market presence.

Market Areas

      We intend to continue to focus our efforts at serving residents and businesses in Pierce County and the City of Federal Way. Pierce County is the second most populous metropolitan area in Washington State, covering 1,794 square miles, with approximately 700,000 residents and a median household income of approximately $41,500. The City of Federal Way is located in South King County, just north of the Pierce County border, with a population of approximately 83,000 and a median average household income of approximately $55,000.

      Our local economy possesses a blend of regional, national and international economic factors. In recent years, however, the local economy and Washington State have encountered a significant slowing of economic growth. Recent unemployment rates in the local market of 6.5% to 8.0% are among the highest in the country, and the local and state economy is anticipated to recover more slowly than the general U.S. economy. During the past decade, our local economy has transitioned from an economy dependent upon aerospace, manufacturing, and natural resources, to one that is more focused on the service industry and international trade. The professional and technical service sector today represents approximately 30% of the jobs in Pierce County, up from 15% ten years ago. Pierce County's unemployment rate, although high compared to national averages, has not risen significantly from its historical norms. Our local economy is expected to benefit in future years from recovery of the national economy and growth in the high technology and health care sectors. The Port of Tacoma is rapidly growing in container shipping capacity and is poised to benefit from increased international trade activity when the global economy rebounds. The presence of Fort Lewis Army Base and McChord Air Force Base, with potential growth in the number of civilians and military employees, will provide stability for our local economy in future years. Population growth has averaged 2.3% per year during the past decade according to the Tacoma-Pierce County Chamber of Commerce.

      The City of Tacoma is experiencing strong revitalization of its downtown core business district with the addition of the Glass Museum, Tacoma Art Museum, a new convention center, a new hotel, new residential housing and expansion of the University of Washington Tacoma Campus.

Delivery Methods

      We provide a high level of convenient access for consumers in a variety of ways. We have adopted an integrated approach, which is referred to as our "bricks, clicks and mortar" strategy. Unlike many organizations that intentionally try to migrate customer transactions to automated channels, our strategy focuses on giving consumers integrated, yet flexible, options and choices as to how they wish to transact business with us. Therefore, we focus upon developing each of the three delivery elements of our "bricks, clicks, and mortar" strategy.

      The "bricks" element of our strategy relates specifically to the branch facilities where in-person interactions occur. As a local financial institution, we are committed to providing a network of branch offices that enables consumers to access services in person, within 15 minutes from essentially anywhere in Pierce County or the City of Federal Way.

      The core components of the "clicks" element of our delivery channel strategy relates to Internet Banking and automated teller machines. We have expanded our on-line banking capabilities to enable customers to perform essentially any type of transaction that can be conducted in a branch setting, such as review account balances, make transfers, apply for a mortgage or consumer loan, and even pay bills. To accommodate 24 hour, seven day a week availability to cash, we have expanded our network over the past several years to include 18 automated teller machines, which we own, throughout Pierce County and the City of Federal Way.

      The "mortar" element of our "bricks, clicks and mortar" strategy is our Call Center. The Call Center completes what we need to provide an integrated delivery solution for our customers. We continue to focus on improving the speed in which all telephone calls are answered, the level of customer service provided, and the ability to handle virtually all of our customers' banking requests over the phone. In addition to the employee staffed Call Center that is available to customers during the week from 7:00 a.m. to 7:00 p.m. weekdays, and 9:00 a.m. to 1:00 p.m. on Saturdays, we also provide 24-hour, seven day a week telephone banking through an automated voice response system.

      Our three-pronged delivery strategy allows customers to decide how they want to access our services through an appropriate blend of high-touch and high-tech service.

Lending Activities

      General. We focus our lending activities primarily on the generation of consumer loans, loans secured by first mortgages on owner-occupied one- to four-family residences, multi-family and commercial real estate loans, and real-estate construction and land loans. We offer a wide variety of consumer secured and unsecured loan products, including direct and indirect auto loans, deposit secured loans, unsecured personal loans and VISA lines of credit, and home equity loans and lines of credit. We began offering multi-family and commercial real estate loans in November 1995 and focus on originating multi-family and commercial real estate loans on properties located primarily in the Puget Sound region of Western Washington. In 2002, we also hired an experienced construction loan specialist and began offering construction loans on residential properties and to local builders in September 2002. As of March 31, 2003, the net loan portfolio totaled $377.4 million and represented 71.1% of our total assets. As of March 31, 2003, our total loan portfolio was comprised of: 24.9% single-family home loans, 20.4% multi-family real estate loans, 17.8% secured consumer loans, 17.3% commercial real estate loans, 9.8% unsecured consumer loans (including our VISA portfolio), 8.4% home equity loans and 1.4% in construction and commercial/ business loans.

      Our loan policy limits the maximum amount of loans we can make to one borrower to 15% of Rainier Pacific Bank's capital. As of March 31, 2003, the maximum amount which we could lend to any one borrower was $6.4 million based on our policy. Our five largest aggregate borrowers as of March 31, 2003 all had borrowing relationships that included multi-family or commercial real estate loans. Our largest single borrower relationship was to a family partnership with four loans totaling $6.1 million secured by four multi-family properties. The second largest borrower was a limited liability corporation with a loan of $5.6 million, secured by a multi-family property. The third largest borrowing relationship was a commercial real estate loan to a limited liability corporation in the amount of $5.6 million secured by a retail shopping center. The fourth largest borrowing relationship was with a separate limited liability corporation in the amount of $5.2 million on a mixed-use multi-family residential/retail shopping center development. The fifth largest borrower was a husband and wife who have six multi-family property loans totaling $4.9 million. All of the loans mentioned above have personal guarantees in place as an additional source of repayment including those made to partnerships and corporations. At March 31, 2003, we also had a single credit outstanding associated with the sale of our administrative office building in Fife in 1999. The $8.1 million sale was financed by us in the amount of a $6.2 million loan, and the remaining outstanding balance at March 31, 2003 was $5.9 million. All of the properties securing these loans were in the Puget Sound region. These loans were performing according to their terms at March 31, 2003.

      Management plans to continue to originate consumer and real estate related loans primarily within the geographic markets we serve. In addition, we plan to explore and expand our limited small business lending in early 2004.

      Loan Portfolio Analysis. The following table sets forth the composition of Rainier Pacific Bank's loan portfolio by type of loan at the dates indicated.

                                                                              At December 31,
                                       At March 31,     -------------------------------------------------------------
                                          2003                  2002                2001                 2000
                                   -------------------  -------------------  ------------------   ------------------
                                     Amount    Percent    Amount    Percent    Amount   Percent    Amount    Percent
                                     ------    -------    ------    -------    ------   -------    ------    -------
                                                                  (Dollars in Thousands)
Real Estate:
  One- to four-family residential  $  95,550    24.89%  $  87,799    23.95%  $  85,761    26.78%  $  82,148    30.15%
  Five or more family residential     78,554    20.46      75,109    20.50      38,366    11.98      12,259     4.50
  Commercial ....................     66,321    17.28      60,126    16.41      41,427    12.94      15,094     5.54
                                   ---------   ------   ---------   ------   ---------   ------   ---------   ------
    Total real estate ...........    240,425    62.63     223,034    60.86     165,554    51.70     109,501    40.19

Real estate construction:
  One- to four-family residential      3,724     0.97         792     0.22         476     0.15          --       --
  Five or more family residential         --       --          --       --          --       --          --       --
  Commercial ....................         --       --          --       --          --       --          --       --
                                   ---------   ------   ---------   ------   ---------   ------   ---------   ------
    Total real estate
       construction .............      3,724     0.97         792     0.22         476     0.15          --       --

Consumer:
  Automobile ....................     61,894    16.12      61,589    16.81      65,420    20.43      62,785    23.05
  Home equity ...................     32,200     8.39      33,078     9.03      35,720    11.15      39,733    14.58
  Credit Cards ..................     24,304     6.33      25,446     6.94      25,392     7.93      27,158     9.97
  Other .........................     19,945     5.20      21,328     5.82      26,195     8.18      32,285    11.85
                                   ---------   ------   ---------   ------   ---------   ------   ---------   ------
    Total consumer ..............    138,343    36.04     141,441    38.60     152,727    47.69     161,961    59.45

Commercial/business .............      1,365     0.36       1,188     0.32       1,487     0.46         977     0.36
                                   ---------   ------   ---------   ------   ---------   ------   ---------   ------
Subtotal ........................    383,857   100.00%    366,455   100.00%    320,244   100.00%    272,439   100.00%
                                               ======               ======               ======               ======
Less:
  Net deferred loan origination
    (fees) costs ................        (27)                 (35)                (292)                  39
                                   ---------            ---------            ---------            ---------

  Total loans ...................    383,830              366,420              319,952              272,478

  Allowance for loans losses ....     (6,450)              (6,084)              (4,755)              (2,969)
                                   ---------            ---------            ---------            ---------

Loans, net ......................  $ 377,380            $ 360,336            $ 315,197            $ 269,509
                                   =========            =========            =========            =========
                                               At December 31,
                                   ---------------------------------------
                                          1999                1998
                                   ------------------  -------------------
                                     Amount   Percent    Amount    Percent
                                     ------   -------    ------    -------
                                           (Dollars in Thousands)
Real Estate:
  One- to four-family residential  $  83,536    32.38%  $  92,155    36.56%
  Five or more family residential      6,234     2.42       5,734     2.28
  Commercial ....................     15,362     5.95       5,873     2.33
                                   ---------   ------   ---------   ------
    Total real estate ...........    105,132    40.75     103,762    41.17

Real estate construction:
  One- to four-family residential         --       --          --       --
  Five or more family residential         --       --          --       --
  Commercial ....................         --       --          --       --
                                   ---------   ------   ---------   ------
    Total real estate
       construction .............         --       --          --       --

Consumer:
  Automobile ....................     63,888    24.76      64,288    25.51
  Home equity ...................     31,193    12.09      27,750    11.01
  Credit Cards ..................     24,432     9.47      22,479     8.92
  Other .........................     32,168    12.47      32,465    12.88
                                   ---------   ------   ---------   ------
    Total consumer ..............    151,681    58.79     146,982    58.32

Commercial/business .............      1,185     0.46       1,297     0.51
                                   ---------   ------   ---------   ------
Subtotal ........................    257,998   100.00%    252,041   100.00%
                                               ======               ======
Less:
  Net deferred loan origination
    (fees) costs ................        (45)                (177)
                                   ---------            ---------

  Total loans ...................    257,953              251,864

  Allowance for loans losses ....     (2,655)              (2,769)
                                   ---------            ---------

Loans, net ......................  $ 255,298            $ 249,095
                                   =========            =========

      The following table shows the composition of Rainier Pacific Bank's loan portfolio by fixed- and adjustable-rate loans at the dates indicated.

                                                                           At December 31,
                                        At March 31,    -------------------------------------------------------
                                            2003              2002               2001               2000
                                     -----------------  -----------------  -----------------  -----------------
                                      Amount   Percent   Amount   Percent   Amount   Percent   Amount   Percent
                                      ------   -------   ------   -------   ------   -------   ------   -------
FIXED-RATE LOANS                                               (Dollars in Thousands)
Real estate:
  One- to four-family residential .  $ 85,948   22.39%  $ 78,574   21.44%  $ 77,181   24.10%  $ 73,910   27.13
  Five or more family residential .    35,618    9.28     37,966   10.36     35,770   11.17      7,563    2.78
  Commercial ......................    55,370   14.42     48,398   13.21     39,360   12.29     15,094    5.54
                                     --------   -----   --------   -----   --------   -----   --------   -----
     Total real estate ............   176,936   46.09    164,938   45.01    152,311   47.56     96,567   35.45

Real estate construction:
  One- to four-family residential .        41    0.01         --      --         --      --         --      --
  Five or more family residential .        --      --         --      --         --      --         --      --
  Commercial ......................        --      --         --      --         --      --         --      --
                                     --------   -----   --------   -----   --------   -----   --------   -----
     Total real estate construction        41    0.01         --      --         --      --         --      --

Consumer:
  Automobile ......................    61,894   16.13     61,589   16.80     65,420   20.43     62,785   23.03
  Home equity .....................    20,909    5.45     21,021    5.74     23,343    7.29     26,010    9.55
  Credit Cards ....................       981    0.26      1,061    0.29      1,254    0.39      1,384    0.51
  Other ...........................     8,917    2.32     10,928    2.98     14,401    4.50     18,323    6.73
                                     --------   -----   --------   -----   --------   -----   --------   -----
     Total consumer ...............    92,701   24.16     94,599   25.81    104,418   32.61    108,502   39.82

Commercial/business ...............       273    0.07        288    0.08        616    0.19        130    0.05
                                     --------   -----   --------   -----   --------   -----   --------   -----
Total fixed-rate loans ............   269,951   70.33    259,825   70.90    257,345   80.36    205,199   75.32

ADJUSTABLE-RATE LOANS
Real estate:
  One- to four-family residential .     9,602    2.50      9,225    2.52      8,580    2.68      8,238    3.03
  Five or more family residential .    42,936   11.19     37,143   10.13      2,596    0.81      4,696    1.72
  Commercial ......................    10,951    2.85     11,728    3.20      2,067    0.65         --      --
                                     --------   -----   --------   -----   --------   -----   --------   -----
     Total real estate ............    63,489   16.54     58,096   15.85     13,243    4.14     12,934    4.75

Real estate construction:
  One- to four-family residential .     3,683    0.96        792    0.22        476    0.15         --      --
  Five or more family residential .        --      --         --      --         --      --         --      --
  Commercial ......................        --      --         --      --         --      --         --      --
                                     --------   -----   --------   -----   --------   -----   --------   -----
    Total real estate construction      3,683    0.96        792    0.22        476    0.15         --      --
                                               At December 31,
                                     ----------------------------------
                                           1999              1998
                                      ---------------  ----------------
                                      Amount  Percent   Amount  Percent
                                      ------  -------   ------  -------
FIXED-RATE LOANS                           (Dollars in Thousands)
Real estate:
  One- to four-family residential .  $ 78,767  $30.53  $ 86,729   34.41
  Five or more family residential .     6,234    2.42     5,734    2.28
  Commercial ......................    15,362    5.95     5,873    2.33
                                     --------  ------  --------   -----
     Total real estate ............   100,363   38.90    98,336   39.02

Real estate construction:
  One- to four-family residential .        --      --        --      --
  Five or more family residential .        --      --        --      --
  Commercial ......................        --      --        --      --
                                     --------  ------  --------   -----
     Total real estate construction        --      --        --      --

Consumer:
  Automobile ......................    63,888   24.77    64,288   25.50
  Home equity .....................    22,974    8.90    20,348    8.07
  Credit Cards ....................       764    0.30       221    0.09
  Other ...........................    17,065    6.61    17,616    6.99
                                     --------  ------  --------   -----
     Total consumer ...............   104,691   40.58   102,473   40.65

Commercial/business ...............       437    0.17       545    0.22
                                     --------  ------  --------   -----
Total fixed-rate loans ............   205,491   79.65   201,354   79.89

ADJUSTABLE-RATE LOANS
Real estate:
  One- to four-family residential .     4,769    1.85     5,426    2.15
  Five or more family residential .        --      --        --      --
  Commercial ......................        --      --        --      --
                                     --------  ------  --------   -----
     Total real estate ............     4,769    1.85     5,426    2.15

Real estate construction:
  One- to four-family residential .        --      --        --      --
  Five or more family residential .        --      --        --      --
  Commercial ......................        --      --        --      --
                                     --------  ------  --------   -----
    Total real estate construction         --      --        --      --

                       (table continues on following page)

                                                                             At December 31,
                                      At March 31,       -----------------------------------------------------------
                                         2003                 2002                 2001                 2000
                                   -----------------     ----------------     ----------------    -----------------
                                   Amount    Percent     Amount   Percent     Amount   Percent    Amount    Percent
                                   ------    -------     ------   -------     ------   -------    ------    -------
                                                                   (Dollars in Thousands)
Consumer:
  Automobile ..................         --       --          --       --          --       --          --       --
  Home equity .................     11,291     2.94      12,057     3.29      12,377     3.86      13,723     5.04
  Credit Cards ................     23,323     6.08      24,385     6.65      24,138     7.54      25,774     9.46
  Other .......................     11,028     2.87      10,400     2.84      11,794     3.68      13,962     5.12
                                 ---------   ------   ---------   ------   ---------   ------   ---------   ------
     Total consumer ...........     45,642    11.89      46,842    12.78      48,309    15.08      53,459    19.62
Commercial/business ...........      1,092     0.28         900     0.25         871     0.27         847     0.31
                                 ---------   ------   ---------   ------   ---------   ------   ---------   ------

Total adjustable rate loans ...    113,906    29.67     106,630    29.10      62,899    19.64      67,240    24.68
                                 ---------   ------   ---------   ------   ---------   ------   ---------   ------

Subtotal ......................    383,857   100.00%    366,455   100.00%    320,244   100.00%    272,439   100.00%
                                             ======               ======               ======               ======

Less:
  Net deferred loan origination
    (fees) costs ..............        (27)                 (35)                (292)                  39
                                 ---------            ---------            ---------            ---------

  Total loans .................    383,830              366,420              319,952              272,478

  Allowance for loans losses ..     (6,450)              (6,084)              (4,755)              (2,969)
                                 ---------            ---------            ---------            ---------
Loans, net ....................  $ 377,380            $ 360,336            $ 315,197            $ 269,509
                                 =========            =========            =========            =========
                                              At December 31,
                                 -----------------------------------------
                                        1999                  1998
                                   ----------------     -----------------
                                   Amount   Percent     Amount    Percent
                                   ------   -------     ------    -------
                                           (Dollars in Thousands)
Consumer:
  Automobile ..................         --       --          --       --
  Home equity .................      8,219     3.19       7,402     2.94
  Credit Cards ................     23,668     9.17      22,258     8.83
  Other .......................     15,103     5.85      14,849     5.89
                                 ---------   ------   ---------   ------
     Total consumer ...........     46,990    18.21      44,509    17.66
Commercial/business ...........        748     0.29         752     0.30
                                 ---------   ------   ---------   ------

Total adjustable rate loans ...     52,507    20.35      50,687    20.11
                                 ---------   ------   ---------   ------

Subtotal ......................    257,998   100.00%    252,041   100.00%
                                             ======               ======

Less:
  Net deferred loan origination
    (fees) costs ..............        (45)                (177)
                                 ---------            ---------

  Total loans .................    257,953              251,864

  Allowance for loans losses ..     (2,655)              (2,769)
                                 ---------            ---------
Loans, net ....................  $ 255,298            $ 249,095
                                 =========            =========

      One- to four-Family Residential Real Estate Lending. As of March 31, 2003, $95.6 million, or 24.9%, of our total loan portfolio consisted of permanent loans secured by one- to four-family residences.

      We have engaged in one- to four-family residential mortgage lending for the past 15 years. Except for our ten-year fixed-rate mortgage loans and our special community development loans in connection with the Community Reinvestment Act, residential first mortgages are generally originated in accordance with guidelines established by Freddie Mac and Fannie Mae. All of our one- to four-family residential mortgage loans, whether fixed or adjustable, require both monthly principal and interest payments and have no prepayment penalties.

      Traditionally, we have originated a significantly greater number of fixed-rate rather than adjustable-rate mortgages in our residential lending program. In 2002, we originated $100.8 million in one- to four-family residential loans, of which $96.6 million was in fixed-rate mortgages and $4.2 million was in adjustable-rate mortgage loans. We originated $23.7 million of fixed-rate one- to four-family residential loans in addition to $2.3 million of adjustable rate one- to four- family residential loans during the three months ended March 31, 2003. Most of our residential loan originations are in connection with the refinance of an existing loan rather than the purchase of a home. Residential mortgage loans are primarily made on owner-occupied properties within the Pierce and South King County markets. As of March 31, 2003, $85.9 million, or 90.0%, of our one- to four-family residential mortgage loan portfolio were comprised of fixed-rate loans.

      As of March 31, 2003, we had $9.6 million, or 10.0%, of our one- to four-family loans in adjustable-rate mortgages. The adjustable-rate mortgage products generally are retained in the loan portfolio, although the majority of the loans are underwritten to be saleable in the secondary market. The adjustable-rate mortgage products adjust annually after an initial fixed interest rate period ranging from one to ten years. Contractual annual adjustments generally are limited to increases or decreases of no more than 2%, subject to a maximum increase of no more than 6% from the rate offered at the time of origination. At the time of rate adjustment, the loan rate is usually modified to reflect the average yield on U.S. Treasury securities adjusted to a constant maturity of one year Treasury securities plus a margin of 2.5% to 2.875%. Borrower demand for adjustable-rate mortgage loans versus fixed-rate mortgage loans is primarily related to the interest rate environment and the anticipated changes in the interest rate over time, as well as the fees being charged on mortgage products within the market.

      We have offered a fixed-rate ten-year term mortgage loan program since 1993 on owner-occupied one- to four-family residential properties. These loans are written consistent with secondary market standards and have an average loan balance of $53,500 with an average loan-to-value ratio of 35%. As of March 31, 2003, we had $22.3 million, or 23.4%, of the one- to four-family residential loan portfolio in the ten-year mortgage product. We have also offered special community development loans to low to moderate income borrowers at a loan-to-value ratio of up to 100%. As of March 31, 2003, we had $2.4 million in special community development loans in our residential loan portfolio. All loans under these special loan programs are performing in accordance to the terms of the loan as of March 31, 2003.

      We also originate a limited number of jumbo fixed- and adjustable-rate loans that we retain for our portfolio. Jumbo loans have balances that are greater than $322,700. The jumbo loan portfolio, comprised of four loans, totaled $1.5 million as of March 31, 2003. The loans in this portfolio have been priced at rates 0.125% to 0.375% higher than the standard secondary market rates on conventional loans. As of March 31, 2003, all loans in the jumbo loan portfolio were performing in accordance to their terms.

      Our fixed-rate, single family residential mortgage loans are normally originated with 15 to 30 year terms, although such loans typically remain outstanding for substantially shorter periods, particularly in the declining interest rate environment since 2001. In addition, substantially all residential mortgage loans in our loan portfolio contain due-on-sale clauses providing that we declare the unpaid amount due and payable upon the sale of the property securing the loan. Typically, we enforce these due-on-sale clauses to the extent permitted by law and as a standard course of business. The average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

      Our lending policies generally limit the maximum loan-to-value ratio on mortgage loans secured by owner-occupied properties to 95% of the lesser of the appraised value or the purchase price. We usually obtain private mortgage insurance on the portion of the principal amount that exceeds 80% of the appraised value of the secured property. The maximum loan-to-value ratio on mortgage loans secured by non-owner occupied properties is generally 70% on purchases and up to 80% on no cash out refinances for loans originated for sale in the secondary market to Freddie Mac. Properties securing our one- to four-family loans are appraised by independent fee appraisers approved by us. We require the borrowers to obtain title, hazard, and, if necessary, flood insurance. We generally do not require earthquake insurance because of competitive market factors.

      Residential mortgage loans up to $500,000 are approved by residential loan underwriters, and loans from $500,000 up to $750,000 are approved by the President or the Chief Lending Officer. The management loan committee approves loans to one borrower or a group of related borrowers up to $4.0 million in the aggregate, and individual residential loans of $750,000 to $1.0 million. Loans over these amounts or outside our general underwriting guidelines must be approved by the loan and investment committee comprised of members of our board of directors.

      Multi-Family and Commercial Real Estate Lending. We have originated multi-family and commercial real estate loans since November 1995. Loans are underwritten by designated lending staff or loan committee depending on the size of the loan. As of March 31, 2003, $144.9 million, or 37.7%, of our total loan portfolio was secured by multi-family and commercial real estate property.

      We actively pursue multi-family and commercial real estate loans. These loans generally are priced at a higher rate of interest than one- to four-family residential loans. Typically, these loans have higher loan balances, are more difficult to evaluate and monitor, and involve a greater degree of risk than one- to four-family residential loans. Often payments on loans secured by multi-family or commercial properties are dependent on the successful operation and management of the property; therefore, repayment of these loans may be affected by adverse conditions in the real estate market or the economy. We generally require and obtain loan guarantees from financially capable parties based upon the review of personal financial statements. If the borrower is a corporation, we generally require and obtain personal guarantees from the corporate principals based upon a review of their personal financial statements and individual credit reports.

      The average size loan in our multi-family and commercial real estate loan portfolios was $1.0 million as of March 31, 2003. As of that date, $78.6 million, or 20.5%, of our total loan portfolio was secured by multi-family dwellings located primarily in our market area. We target individual multi-family and commercial real estate loans between $500,000 and $2.0 million; however, we can by policy originate loans to one borrower up to 15% of our total capital. The largest multi-family loan as of March 31, 2003 was a 76 unit residential apartment building with an outstanding principal balance at March 31, 2003 of $5.6 million located in King County. This loan is performing according to the loan terms, as were all multi-family and commercial real estate loans as of March 31, 2003.

      Multi-family and commercial real estate loans up to $500,000 can be approved by the Real Estate Loan Supervisor, Credit Manager, Chief Lending Officer or President. Loans up to $750,000 can be approved by the combined authority of any two of these four individuals. Our management loan committee is authorized to approve loans to one borrower or a group of related borrowers of up to $4.0 million in the aggregate, with no single loan over $3.0 million. Loans over these amounts or outside our general underwriting guidelines must be approved by the loan and investment committee comprised of members of the board of directors.

      We offer both fixed- and adjustable-rate loans on multi-family and commercial real estate loans. Loans originated on a fixed-rate basis generally are originated at fixed terms up to ten years, with amortization terms up to 30 years. Interest rates on fixed-rate loans are generally established utilizing the Federal Home Loan Bank of Seattle's amortizing or fixed advance rate for an equivalent period plus a margin ranging from 2.00% to 2.50%, depending upon the prepayment penalty option selected by the borrower. We have established floor rates on these loans, although from time-to-time we may offer promotional rates below the established floor rates. As of March 31,

2003, we had $35.6 million in multi-family loans and $55.4 million in commercial real estate loans (including participation loans) in our fixed-rate products.

      Multi-family and commercial real estate adjustable-rate loans are originated with variable rates that generally adjust after an initial period ranging from three to five years. Contractual annual adjustments generally have a 1.5% maximum annual rate increase and are subject to a lifetime cap rate of 13%. These loans generally have been originated with a rate floor of 6% to 7%. Adjustable-rate multi-family and commercial real estate loans are generally priced utilizing the 11th District Cost of Funds Index plus a margin of 3.125% to 3.375%, with principal and interest payments fully amortizing over terms up to 30 years. These loans generally have a prepayment penalty. As of March 31, 2003, we had $42.9 million in adjustable-rate multi-family loans and $11.0 million in adjustable-rate commercial real estate loans. Both adjustable-rate mortgages and fixed-rate mortgages generally allow provisions for assumption of a loan by another borrower subject to lender approval and a 1% assumption fee.

      The maximum loan-to-value ratio for multi-family loans is generally 80% on purchases and 75% on refinances. The maximum loan-to-value ratio for commercial real estate loans is generally 75% for both purchases and refinances. We require appraisals of all properties securing multi-family and commercial real estate loans. Appraisals are performed by independent appraisers designated by us. We require our multi-family and commercial real estate loan borrowers with outstanding balances in excess of $250,000 to submit annual financial statements and rent rolls on the subject property. We also inspect the subject property at least every two years if the loan balance exceeds $500,000. We generally require a minimum pro forma debt coverage ratio of 1.20 times for loans secured by multi-family and commercial properties.

      We originate commercial real estate loans including office and medical buildings, retail shopping centers, mini-storage facilities, industrial use buildings, and warehouses primarily located in our market area. Commercial real estate loans totaled $66.3 million, or 17.3% of our total loan portfolio as of March 31, 2003. As of March 31, 2003, the largest single commercial real estate loan on one property had an outstanding balance of $5.6 million and is secured by a retail shopping center located in King County.

      Real Estate Construction Lending. As of March 31, 2003, real estate construction loans represented $3.7 million, or approximately 1% of our total loan portfolio. This program was implemented in September 2002, and we plan, subject to market conditions, to increase this activity and to focus our efforts in the following areas: residential (custom) construction all-in-one, residential speculative construction, single-family land acquisition and development, and lot inventory loans. The residential (custom) construction all-in-one loans are priced in alignment with the terms and conditions available in the secondary markets for this product and are being underwritten to be saleable in the secondary market upon completion. Other construction loan programs will be originated with terms up to 18 months, with a variable interest rate tied to the prime rate as published in The Wall Street Journal, plus a margin ranging from 0.75% to 2.0%, with a loan-to-value ratio of no more than 80.0% of the appraised estimated value of the property at completion. We have not made commercial or multi-family construction loans in the past, however, we may make these types of loans in the future, on a limited basis, primarily as an accommodation to our existing customers.

      Although construction lending affords us the opportunity to achieve higher interest rates and fees with shorter terms to maturity than one- to four-family mortgage lending, construction lending is generally considered to involve a higher degree of risk than one- to four-family mortgage lending. It is more difficult to evaluate construction loans than permanent loans. At the time the loan is made, the value of the collateral securing the loan must be estimated based on the projected selling price at the time the residence is completed, typically six to 12 months later, and on estimated building and other costs (including interest costs). Changes in the demand for new housing in the area and higher-than-anticipated building costs may cause actual results to vary significantly from those estimated. Accordingly, we may be confronted, at the time the residence is completed, with a loan balance exceeding the value of the collateral. Because construction loans require active monitoring of the building process, including cost comparisons and on-site inspections, these loans are more difficult and costly to monitor. Increases in market rates of interest may have a more pronounced effect on construction loans by rapidly increasing the end-purchasers' borrowing costs, thereby reducing the overall demand for new housing. The fact that homes under construction are often difficult to sell and typically must be completed in order to be successfully sold also complicates the process of working out problem construction loans. This may require us to advance additional funds and/or contract with another builder to complete the residence. Furthermore, in the case of speculative construction loans, there is the added risk associated with identifying an end-purchaser for the finished home.

      We attempt to minimize the foregoing risks by, among other things, limiting our construction lending to primarily residential properties in our local market area, and limiting our speculative loans to a small number of experienced local builders.

      Consumer Lending. As a former credit union, we have traditionally focused on consumer lending. Our consumer installment loans, such as auto, boats, recreational, home equity and personal loans, are generally offered on a fixed-rate basis, while our VISA, unsecured personal lines of credit, and home equity lines of credit are principally offered on a variable rate basis. Our installment loans are offered using a risk-based pricing model based upon the credit worthiness of the customer and the available collateral. Interest rates are offered on a multi-tiered basis, with the best "A" credits receiving the lowest loan rates. As of March 31, 2003, our consumer loans, which includes our home equity line/loan portfolio, totaled $138.3 million, or 36.0%, of our total loan portfolio.

      As of March 31, 2003, the largest component of the consumer portfolio was our auto loan portfolio totaling $61.9 million, or 16.1%, of our total loan portfolio. We offer direct auto loans to our customers through our 11 branch network, which as of March 31, 2003 comprised $15.0 million, or 24.3%, of the auto loan portfolio. We also offer indirect loans and at March 31, 2003 these loans originated through our indirect dealer program were $47.8 million or 12.5% of our total loan portfolio. We began to make indirect loans in 1994 and our portfolio of such loans has grown significantly since then. These loans consist primarily of indirect auto loans and to a much lesser extent include indirect loans on recreational vehicles and boats. The majority of these loans are originated through approximately 25 dealers located in our market area. The loan portfolio is primarily comprised of loans with terms up to seven years.

      The interest rate charged to an indirect loan borrower is generally one to two percentage points higher than the "buy rate" or the rate we earn. The difference between the two rates is referred to as the "spread." At loan inception, we pay the dollar value of the spread over the contractual term of the loan to the auto dealer in accordance with the established loan programs. Dealers are required to reimburse the amount paid on any loan to them in its entirety if the loan pays off or the vehicle is repossessed within 90 days from the date of funding. Dealers are billed monthly for any interest spread repayments and are given ten days after billing to reimburse us. In the event we are not reimbursed within ten days the amount owed to us is deducted from the next loan funding. To date, we have not experienced any losses on "spread" payments.

      Borrowers may be more likely to become delinquent on an automobile loan than on a residential mortgage loan secured by their primary residence. Moreover, automobiles depreciate rapidly and in the event of default, principal loss as a percent of the loan balance depends upon the mileage and condition of the vehicle at the time of repossession, over which we have no control.

      The second largest component of our consumer loan portfolio is the home equity loan portfolio, which as of March 31, 2003 totaled $32.2 million, or 8.4%, of our total loan portfolio, and includes both adjustable-rate lines of credit and fixed-rate loan products. These loans are generally made on owner-occupied properties. The loan-to-value ratio typically is 90% or less, when taking into account both the first and the second mortgage loans, although it can be as high as 100% in some cases. The home equity loans typically carry fixed interest rates with a fixed payment over a term up to 15 years. Home equity lines of credit allow for a ten year draw period, which is renewable, and the interest rate is tied to prime rate as published in The Wall Street Journal, plus a margin.

      The VISA credit card portfolio is the third largest component of our consumer loan portfolio totaling $24.3 million, or 6.3%, of our total loan portfolio as of March 31, 2003. We have been offering credit cards for more than 20 years and offer over ten credit card products, the majority of which are on an adjustable-rate basis, with the interest rate tied to prime rate as published in The Wall Street Journal, plus a margin. Interest rates and credit limits are determined based upon product type and credit-worthiness of the borrower. We use credit bureau scores, in addition to other criteria such as income, in our underwriting decision process on these loans.

      Consumer loans entail greater risk than do one- to four-family residential loans, particularly in the case of unsecured or loans secured by assets that decline in value over time. Therefore, interest rates on these loans are generally higher than residential real estate loans. In the event of default on a secured consumer loan, any repossessed collateral may not provide an adequate source of repayment of the outstanding balance as a result of the assets' decline in value over time, damage or loss. Often, the remaining deficiency balance does not warrant further substantial collection efforts against the borrower beyond sending the account to an outside collection agency, as these borrowers often file bankruptcy once the collateral has been repossessed. Consumer loan collections are dependent on the borrower's financial stability, and may be adversely impacted by job loss, divorce, personal bankruptcy, or medical issues. Various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

      Commercial Business Lending. At March 31, 2003, we had $1.4 million, or 0.4%, of our total loan portfolio in commercial business loans. After the conversion, we intend to increase our commercial lending activities to take advantage of local lending opportunities in extending credit to small and medium sized businesses, to provide for potentially higher asset yields and to position Rainier Pacific Bank as a more full-service financial institution. Our ability to originate commercial business loans will be determined by market conditions and our ability to hire qualified commercial lending personnel. There can be no assurance that we will be successful in these efforts.

      Commercial business lending generally involves greater risk than residential mortgage lending and involves risks that are different from those associated with residential, commercial and multi-family real estate lending. Real estate lending is generally considered to be collateral based lending with loan amounts based on predetermined loan to collateral values and liquidation of the underlying real estate collateral is viewed as the primary source of repayment in the event of borrower default. Although commercial business loans often have equipment, inventory, accounts receivable or other business assets as collateral, the liquidation of collateral in the event of a borrower default is often not a sufficient source of repayment because accounts receivable may be uncollectible and inventories and equipment may be obsolete or of limited use, among other things. Accordingly, the repayment of a commercial business loan depends primarily on the creditworthiness of the borrower (and any guarantors), while liquidation of collateral is a secondary and often insufficient source of repayment.

      Loan Maturity and Repricing. The following table sets forth certain information at March 31, 2003 regarding the dollar amount of loans maturing in Rainier Pacific Bank's portfolio based on their contractual terms to maturity, but does not include scheduled payments or potential prepayments. Demand loans, loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. Loan balances do not include undisbursed loan proceeds, unearned discounts, unearned income and allowance for loan losses.

                                                   After      After      After
                                                  One Year   3 Years    5 Years
                                        Within    Through    Through    Through     Beyond
                                       One Year   3 Years    5 Years    10 Years    10 Years     Total
                                       --------   -------    -------    --------    --------     -----
                                                               (In Thousands)
Real Estate:
  One- to four-family residential .    $    34    $   293    $   734    $ 22,151    $ 72,338    $ 95,550
  Five or more family residential .         --         --     10,238      24,306      44,010      78,554
  Commercial ......................         --        219      6,648      48,503      10,951      66,321
                                       -------    -------    -------    --------    --------    --------
     Total real estate ............         34        512     17,620      94,960     127,299     240,425

Real estate construction:
  One- to four-family residential .      3,724         --         --          --          --       3,724
  Five or more family residential .         --         --         --          --          --          --
  Commercial ......................         --         --         --          --          --          --
                                       -------    -------    -------    --------    --------    --------
     Total real estate construction      3,724         --         --          --          --       3,724

Consumer:
  Automobile ......................        593      8,382     25,117      27,621          --      61,713
  Home equity .....................     11,388        377      2,989       7,353      10,093      32,200
  Credit cards ....................     24,304         --         --          --          --      24,304
  Other ...........................      9,880      2,582      2,065       4,174       1,425      20,126
                                       -------    -------    -------    --------    --------    --------
     Total consumer ...............     46,165     11,341     30,171      39,148      11,518     138,343

Commercial/business ...............        476         --        889          --          --       1,365
                                       -------    -------    -------    --------    --------    --------
Total .............................    $50,399    $11,853    $48,680    $134,108    $138,817    $383,857
                                       =======    =======    =======    ========    ========    ========

      The following table sets forth the dollar amount of all loans due after March 31, 2003, which have fixed interest rates and have floating or adjustable interest rates.

                                               Fixed     Floating or
                                               Rates   Adjustable Rates  Total
                                              -------- ---------------- --------
                                                        (In Thousands)
Real Estate:
  One- to four-family residential .......     $ 85,948     $  9,602     $ 95,550
  Five or more family residential .......       35,618       42,936       78,554
  Commercial ............................       55,370       10,951       66,321
                                              --------     --------     --------
     Total real estate ..................      176,936       63,489      240,425

Real estate construction:
  One- to four-family residential .......           41        3,683        3,724
  Five or more family residential .......           --           --           --
  Commercial ............................           --           --           --
                                              --------     --------     --------
     Total real estate construction .....           41        3,683        3,724

Consumer:
  Automobile ............................       61,894           --       61,894
  Home equity ...........................       20,909       11,291       32,200
  Credit cards ..........................          981       23,323       24,304
  Other .................................        8,917       11,028       19,945
                                              --------     --------     --------
     Total consumer .....................       92,701       45,642      138,343

Commercial/business .....................          273        1,092        1,365
                                              --------     --------     --------

Total ...................................     $269,951     $113,906     $383,857
                                              ========     ========     ========

      Loan Solicitation and Processing. The majority of the consumer and residential mortgage loan originations are generated through our retail branch network and our indirect dealer program. Loans may also be originated through our Internet and Call Center channels. We originate multi-family and commercial real estate loans using an income property officer employed by us. In addition, approximately one-half of our multi-family and commercial real estate loans have been originated by an outside broker and underwritten by us within our policies and guidelines. Construction loans are primarily generated by a construction loan officer who works for us. Business loans have been made on an accommodative basis to current customers, generally originated by our personal bankers, and approved by designated underwriters for this type of business.

      Upon receipt of a loan application from a prospective borrower, we obtain a credit report and other data to verify specific information relating to the loan applicant's employment, income, and credit standing. All real estate loans requiring an appraisal are done by an independent third-party fee appraiser. All appraisers are approved by us, and their credentials are reviewed annually, as is the quality of their appraisals.

      We use a multi-tier lending matrix depending on the type and size of the consumer credit to be approved. We also allow for automated approvals, individual lending authorities, joint lending authorities, a management loan committee approval, and a loan and investment committee (comprised of directors) approval.

      We require title insurance on all real estate loans, fire and casualty on all secured loans in excess of $2,500, and on the VISA and home equity lines of credit where the property serves as collateral.

      Loan Originations, Servicing, Purchases and Sales. Home equity lines of credit and loans, as well as our consumer loans, are originated through an in-house system and are underwritten through either an automated decision matrix or by designated underwriting staff dependent upon size of the loan. These loans are also serviced on the in-house loan processing system.

      One- to four-family home loans are generally originated in accordance with the guidelines established by Freddie Mac and Fannie Mae, with the exception of ten-year fixed-rate mortgage loans and our special community development loans under the Community Reinvestment Act. We originate residential first mortgages and service them using an in-house mortgage system. We utilize the Freddie Mac Loan Prospector Automated Loan System to underwrite approximately 95% of our residential first mortgage loans (excluding our ten-year loans and community development loans). The remaining loans are underwritten by designated real estate loan underwriters internally in accordance with standards as provided by our asset liability management committee.

      We actively sell residential first mortgage loans to the secondary market. Our primary secondary market relationship has been with Freddie Mac. We also maintain secondary market relationships with Fannie Mae, and since 2002, the Federal Home Loan Bank of Seattle. We generally retain the servicing on all loans sold into the secondary market. All loans are sold at 100% of the loan and are non-recourse to us, with the exception of loans sold to the Federal Home Loan Bank of Seattle. Loans sold to the Federal Home Loan Bank of Seattle require a loan reserve account of 40 to 45 basis points to be established to offset any future charge-offs if they occur. If the loans sold to the Federal Home Loan Bank of Seattle perform satisfactory over a period of time, the funds in the loan reserve account will be paid to us. As of March 31, 2003, our loan servicing portfolio was $94.2 million.

      We have originated multi-family and commercial real estate loans since November 1995. Loans are underwritten by designated lending staff or our loan committee depending on the size of the loan and are serviced on an in-house real estate loan servicing system.

      We have purchased two participation loans in the last five years, both of which were underwritten to our policy and guidelines prior to purchase. These commercial real estate loan participations totaled $4.0 million and were purchased in December 2001. As of March 31, 2003, the balance on the participation loans totaled $3.9 million, with a rate of 7.50% to us. Both loans were performing within the contracted terms and were current as of March 31, 2003.

      One- to four-family construction real estate loans are underwritten by designated lending staff or our loan committee, depending on the size of the loan and are serviced on our in-house loan servicing system. Loan documents have been provided by a third-party attorney specializing in commercial and construction lending documentation in the King and Pierce County markets.

      The following table shows total loans originated, purchased, sold and repaid during the periods indicated.

                                            Three Months Ended
                                                March 31,                  Year Ended December 31,
                                           ---------------------     ------------------------------------
                                             2003         2002         2002          2001          2000
                                           --------     --------     ---------     ---------     --------
                                                                  (In Thousands)
Loans Originated:
Real estate:
  One- to four-family residential .....    $ 25,928     $ 20,039     $ 100,824     $  73,744     $ 17,879
  Five or more family residential .....       8,770        6,053        42,365        26,524        4,046
  Commercial ..........................       4,852        4,164        17,930        23,137        2,086
                                           --------     --------     ---------     ---------     --------
    Total real estate .................      39,550       30,256       161,119       123,405       24,011

Real estate construction:
  One- to four-family residential .....       4,009          299         2,222           475           --
  Five or more family residential .....          --           --            --            --           --
  Commercial ..........................          --           --            --            --           --
                                           --------     --------     ---------     ---------     --------
    Total real estate construction ....       4,009          299         2,222           475           --

Consumer:
  Automobile ..........................       9,653        8,216        28,989        35,932       29,168
  Home equity .........................       1,817        1,927         9,286         8,264       14,184
  Credit cards ........................      (1,141)      (1,475)           54        (1,766)       2,726
  Other ...............................         403          590         2,613         4,533       10,387
                                           --------     --------     ---------     ---------     --------
    Total consumer ....................      10,732        9,258        40,942        46,963       56,465

Commercial/business ...................         114           25           590         1,248          512
                                           --------     --------     ---------     ---------     --------

Total Loans Originated ................      54,405       39,838       204,873       172,091       80,988

Loans Purchased .......................          --           --            --         4,000           --
                                           --------     --------     ---------     ---------     --------

Loans sold:
  Total whole loans sold ..............     (12,768)     (10,844)      (76,902)      (47,053)      (6,613)
  Participation loans .................          --           --            --            --           --
                                           --------     --------     ---------     ---------     --------
    Total loans sold ..................     (12,768)     (10,844)      (76,902)      (47,053)      (6,613)
Principal repayments ..................      24,235       17,371        81,312        81,237       59,824
Loans securitized .....................          --           --            --            --           --
Transfer to real estate owned .........          --           --          (448)           --         (106)
Increase (decrease) in other items, net        (358)         (11)       (1,072)       (2,113)        (234)
                                           --------     --------     ---------     ---------     --------

Net increase in loans, net ............    $ 17,044     $ 11,612     $  45,139     $  45,688     $ 14,211
                                           ========     ========     =========     =========     ========

      Loan Origination and Other Fees. In some instances, we receive loan origination fees on real estate related products. Loan fees generally represent a percentage of the principal amount of the loan that is paid by the borrower. The amount of fees we charge to the borrower on one- to four-family residential loans and on multi-family and commercial real estate loans can range up to 2.00%. In addition, single-family home loan borrowers may have to pay additional secondary market delivery fees on the loan based upon the borrower's credit-worthiness and/or collateral loan-to-value ratio, which are determined when the loan is underwritten by the Loan Prospector System through Freddie Mac. Accounting standards require that certain fees received, net of certain origination costs, be deferred and amortized over the contractual life of the loan. Net deferred fees or costs associated with loans that are prepaid or sold are recognized as income at the time of prepayment. We had $27,000 of net deferred mortgage loan fees as of March 31, 2003.

      One-to four-family loans are generally originated without a prepayment penalty. The majority of multi-family and commercial real estate loans, however, have prepayment penalties associated with the loans. We offer two types of prepayment penalty options depending upon the loan type and rate selected by the borrower. The majority of the recent multi-family and commercial real estate loan originations have a 3%, 2%, 1% prepayment penalty (3% in year one, 2% in year two and three, 1% in year four and five). Loans are also originated with a yield maintenance formula, which is available to borrowers at a slightly lower loan interest rate than the fixed prepayment penalty option.

      In addition, some consumer line of credit products, such as VISA credit cards, home equity lines of credit, and personal lines of credit, are assessed an annual fee or an early-closure fee depending upon product type and customer relationship. Annual fees for these lines of credit can range up to $75, while early-closure fees range up to $300.

Asset Quality

      As of March 31, 2003, we had $2.3 million, or 0.60%, of total loans 30 days or more delinquent.

      Our delinquency ratio contains three primary loan categories: consumer loans, real estate loans and commercial/business loans. Consumer loan portfolios traditionally experience the highest delinquency within our total loan portfolio. As of March 31, 2003, the consumer loan portfolio had $1.3 million of delinquent loans that were 30 days or more delinquent, or 1.26% of the $106.1 million consumer loan portfolio. For delinquency reporting purposes, the consumer loan portfolio includes new and used direct auto loans, indirect loans, VISA loans, and other secured and unsecured loans. We do not include home equity loans or lines of credit in our consumer loan portfolio calculation; these loans are included in the real estate loan delinquency calculation. As of March 31, 2003, the real estate loan portfolio had $949,000 of loans that were 30 days or more delinquent, or 0.34% of the $276.3 million real estate loan portfolio. For delinquency reporting purposes, the real estate loan delinquencies include residential adjustable and fixed-rate loans, multi-family and commercial loans, construction loans, and home equity lines/loans, minus sold real estate loans. The delinquencies in the real estate portfolio are contained in the one- to four-family residential and the home equity loan/line portfolios. There were no multi-family, commercial real estate, land, residential construction or commercial business loans delinquent as of March 31, 2003.

      We generally assess late fees or penalty charges on delinquent loans of 5% of the monthly payment. Substantially all fixed- and adjustable-rate mortgage loans are due on the first day of the month; however, the borrower is given a 15 day grace period to make the loan payment. When a mortgage loan payment is delinquent beyond the 15 day grace period, we handle the collection of the loan in accordance with the secondary market established collection procedures.

      We generally send delinquent consumer loan borrowers three consecutive written notices when the loan becomes ten, 20, and 30 days past due. Late charges are incurred when the loan becomes ten to 15 days past due depending upon the loan product, except for VISA loans which will incur the late charges on the statement cycle date. Our collection department actively attempts to collect on delinquent loans when they become 30 days past due. If the loan is not brought current, we continually try to contact the borrower both by telephone and in writing until the account is brought current. When the loan is 60 days past due, collectors will attempt to interview the borrower to determine the cause of the delinquency, and to obtain a mutually satisfactory arrangement to bring the loan current.

      If the borrower is chronically delinquent and all reasonable means of obtaining payments have been exercised, we will seek to recover the collateral securing the loan according to the terms of the security instrument and applicable law. In the event of an unsecured loan, we will either seek legal action against the borrower or refer the loan to an outside collection agency. The following table shows our delinquent loans by the type of loan and number of days delinquent as of March 31, 2003:

                                                  Loans Delinquent For:
                                       ------------------------------------------              Total
                                            61-90 Days            Over 90 Days           Delinquent Loans
                                       --------------------  --------------------     ----------------------
                                                  Principal             Principal                  Principal
                                        Number     Balance    Number     Balance       Number       Balance
                                       of Loans     Loans    of Loans     Loans       of Loans       Loans
                                       --------     -----    --------     -----       --------       -----
                                                             (Dollars in Thousands)
Real estate:
  One- to four-family residential         --        $ --         5        $  546          5        $  546
  Five or more family residential         --          --        --            --         --            --
  Commercial .....................        --          --        --            --         --            --
                                        ----        ----      ----        ------       ----        ------
    Total real estate ............        --          --         5           546          5           546

Real estate construction:
  One- to four-family residential         --          --        --            --         --            --
  Five or more family residential         --          --        --            --         --            --
  Commercial .....................        --          --        --            --         --            --
                                        ----        ----      ----        ------       ----        ------
    Total real estate construction        --          --        --            --         --            --

Consumer:
  Automobile .....................         5          41         9           121         14           162
  Home equity ....................         1           7         3            69          4            76
  Credit cards ...................        18          96        23           121         41           217
  Other ..........................        18         116        53           340         71           456
                                        ----        ----      ----        ------       ----        ------
    Total consumer ...............        42         260        88           651        130           911

Commercial/business ..............        --          --        --            --         --            --
                                        ----        ----      ----        ------       ----        ------
Total ............................        42        $260        93        $1,197        135        $1,457
                                        ====        ====      ====        ======       ====        ======

      When a loan becomes 90 days delinquent, we generally place the loan on non-accrual status. As of March 31, 2003, non-accrual loans and loans 90 days or more past due as a percentage of total loans was 0.31%, and as a percentage of total assets it was 0.23%. Non-performing assets as a percentage of total assets were 0.30% as of March 31, 2003.

      Non-performing Assets. The following table sets forth information with respect to our non-performing assets and restructured loans within the meaning of Statement of Financial Accounting Standards No. 15 for the periods indicated. During the periods presented there were no accruing loans which are contractually past due 90 days or more.

                                                    At                           At December 31,
                                                 March 31,   --------------------------------------------------------
                                                   2003        2002        2001        2000        1999        1998
                                                 --------    --------    --------    --------    --------    --------
                                                                       (Dollars in Thousands)
Loans accounted for on a nonaccrual basis:
Real estate:
    One- to four-family residential ..........   $    546    $     98    $    186    $     --    $    185    $    191
    Five or more family residential ..........         --          --          --          --          --          --
    Commercial ...............................         --          --          --          --          --          --
                                                 --------    --------    --------    --------    --------    --------
       Total real estate .....................        546          98         186          --         185         191

Real estate construction:
    One- to four-family residential ..........         --          --          --          --          --          --
    Five or more family residential ..........         --          --          --          --          --          --
    Commercial ...............................         --          --          --          --          --          --
                                                 --------    --------    --------    --------    --------    --------
       Total real estate construction ........         --          --          --          --          --          --

Consumer:
    Automobile ...............................        121         178         255         429         125         109
    Home equity ..............................         69          17           6          42          14          23
    Credit cards .............................        121         120         184         179         122         126
    Other ....................................        340          94         195         258         254         161
                                                 --------    --------    --------    --------    --------    --------
       Total consumer ........................        651         409         640         908         515         419

Commercial/business ..........................         --          --          --          --          --          --
                                                 --------    --------    --------    --------    --------    --------

Total ........................................   $  1,197    $    507    $    826    $    908    $    700    $    610
                                                 ========    ========    ========    ========    ========    ========

Total of Nonaccrual and 90 days past due loans   $  1,197    $    507    $    826    $    908    $    700    $    610
Repossessed assets ...........................         74         119          89         122          89          50
Real estate owned ............................        311         297          --         110          --          --
                                                 --------    --------    --------    --------    --------    --------
     Total nonperforming assets ..............   $  1,582    $    923    $    915    $  1,140    $    789    $    660
                                                 ========    ========    ========    ========    ========    ========

Restructured loans ...........................         --          --          --          --          --          --

Nonaccrual and 90 days or more past due
  loans as a percentage of total loans (1) ...       0.31%       0.14%       0.26%       0.33%       0.27%       0.24%

Nonaccrual and 90 days or more past due
  loans as a percentage of total assets ......       0.23%       0.10%       0.18%       0.24%       0.20%       0.18%

Nonperforming assets as a percentage of
  total assets ...............................       0.30%       0.18%       0.20%       0.30%       0.22%       0.20%

Total loans (1) ..............................   $383,830    $366,420    $319,952    $272,478    $257,953    $251,864

Total assets .................................   $530,935    $499,457    $464,674    $383,127    $356,031    $335,473

----------
(1)   Total loans are net of deferred fees and costs.

      Real Estate Owned and Other Repossessed Assets. Real estate acquired by us as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When the property is acquired, it is recorded at the lower of its cost, which is the unpaid principal balance of the related loan plus foreclosure costs, or the fair market value of the property less selling costs. Other repossessed collateral, including autos, are also recorded at the lower of cost (i.e., the unpaid principal balance plus repossession costs) or fair market value. As of March 31, 2003, we had two residential real estate owned properties totaling $311,000 and repossessed assets from other secured loans of $74,000.

      Restructured Loans. According to generally accepted accounting principles, we are required to account for certain loan modifications or restructuring as a "troubled debt restructuring." In general, the modification or restructuring of a debt is considered a troubled debt restructuring if we, for economic or legal reasons related to the borrower's financial difficulties, grant a concession to the borrowers that we would not otherwise consider. We had no restructured loans as of March 31, 2003.

      Classified Assets. Federal regulations provide for the classification of lower quality loans and other assets, such as debt and equity securities, as substandard, doubtful or loss. An asset is considered substandard if it is inadequately protected by the current net worth and pay capacity of the borrower or of any collateral pledged. Substandard assets include those characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full highly questionable and improbable, on the basis of currently existing facts, conditions and values. Assets classified as loss are those considered uncollectible and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

      When we classify problem assets as either substandard or doubtful, we may establish a specific allowance in an amount we deem prudent and approved by the asset liability management committee to address the risk specifically or we may allow the loss to be addressed in the general allowance. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been specifically allocated to particular problem assets. When an insured institution classifies problem assets as a loss, it is required to establish a specific allowance for loan losses equal to 100% of that portion of the asset so classified or to charge off such amount. Assets which do not currently expose us to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated as special mention. Our determination as to the classification of our assets and the amount of our valuation allowances is subject to review by the Federal Deposit Insurance Corporation and the Washington Department of Financial Institutions, which can order the establishment of additional loss allowances.

      In connection with the filing of periodic reports with the Federal Deposit Insurance Corporation and in accordance with our classification of assets policy, we regularly review the problem assets in our portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of our review of our assets, as of March 31, 2003, we had classified $1.3 million of our assets as substandard, $294,000 as doubtful and $13,000 as a loss. The total amount classified of $1.6 million represented 3.7% of equity capital and 0.30% of total assets as of March 31, 2003. Our allowance for loan losses of $6.5 million at March 31, 2003 adequately covers the potential losses from these classified loans.

      The aggregate amounts of Rainier Pacific Bank's classified assets at the dates indicated (as determined by Rainier Pacific Bank), were as follows:

                                                            At December 31,
                                       At March 31,     ---------------------
                                           2003         2002             2001
                                          ------        ----            ----
                                                  (In Thousands)

Classified Assets:
  Loss .......................            $   13        $119            $ 89
  Doubtful ...................               294          --              --
  Substandard ................             1,275         804             826
  Special mention ............                --          --              --
                                          ------        ----            ----
     Total ...................            $1,582        $923            $915
                                          ======        ====            ====

      Allowance for Loan Losses. We have established a methodology for the determination of provisions for loan losses that takes into consideration the need for an adequate allowance for loan losses. When originating loans, we recognize that losses will be incurred and that the risk of loss varies with the type of loan being made, the creditworthiness of the borrower, economic conditions and in the case of a secured loan, the quality of the collateral.

      Management recognizes that loan losses occur over the life of the loan and that losses will occur in the future on loans that are currently performing and unimpaired. Management also recognizes that certain loans in the portfolio may be impaired even though the performance of the loan indicates otherwise. In addition, management believes that deteriorating economic conditions and changing business cycles in our market area can result in weak loan performance and increased losses across the loan portfolio. Management further believes that significant new growth in loan portfolios, new loan products and the refinancing of existing loans can result in completely new portfolios of unseasoned loans that may not perform in a historical or projected manner.

      Our asset liability management committee, primarily consisting of senior management, reviews the adequacy of the allowance quarterly. Our methodology for analyzing the allowance for loan losses consists of three parts: formula, specific and general allowance elements. The formula element is determined by applying an estimated loss percentage to various types of homogenous loan pools. The loss percentages are generally based on various historical measures such as past loss experience, past due ratios, collection activity, changes in performing and nonperforming loans and the risk characteristics of the loans. A specific element is created when the collectibility of a specific large loan, usually commercial, is in doubt and a loss is probable. The general element is established to ensure the adequacy of the allowance in situations where there are risk factors that management believes are not addressed in the formula or specific element of the allowance, or are not yet apparent. Information considered for the general element include area vacancy rates, real estate valuations, seasoning of loan portfolios, employment data, and other local and regional economic data. Our loan and investment committee, consisting of board members, reviews the analysis of the allowance quarterly. At March 31, 2003, we held an allowance for loan losses of $6.5 million, representing 1.68% of total loans.

           The following table summarizes the distribution of the allowance for loan losses by loan category.

                                                                                    At December 31,
                                     At March 31,           ----------------------------------------------------------------
                                        2003                           2002                              2001
                           -------------------------------  -------------------------------  -------------------------------
                                               Percent of                       Percent of                       Percent of
                                                 Loans                            Loans                            Loans
                                      Amount    in Loan                Amount    in Loan                Amount    in Loan
                             Loan     by Loan  Category to    Loan     by Loan  Category to    Loan     by Loan  Category to
                            Balance  Category  total Loans   Balance  Category  total Loans   Balance  Category  total  Loans
                           --------  --------  -----------  --------  --------  -----------  --------  --------  -----------
Real estate:                                                    (Dollars in Thousands)
  One- to four-family
    residential .........  $ 95,550   $   96      24.89%    $ 87,799   $  115      23.95%    $ 85,761   $   47      26.78%
  Five or more family
    residential .........    78,554      589      20.46       75,109      424      20.50       38,366      187      11.98
  Commercial ............    66,321      497      17.28       60,126      861      16.41       41,427      374      12.94
                           --------   ------     ------     --------   ------     ------     --------   ------     ------
    Total real estate ...   240,425    1,182      62.63      223,034    1,400      60.86      165,554      608      51.70

Real estate construction:
  One- to four-family
    residential .........     3,724       56       0.97          792      149       0.22          476       --       0.15
  Five or more family
    residential .........        --       --         --           --       --         --           --       --         --
  Commercial ............        --       --         --           --       --         --           --       --         --
                           --------   ------     ------     --------   ------     ------     --------   ------     ------
    Total real estate
      construction ......     3,724       56       0.97          792      149       0.22%         476       --       0.15

Consumer:
  Automobile ............    61,894    1,189      16.12       61,589      942      16.81       65,420      927      20.43
  Home equity ...........    32,200      142       8.39       33,078      209       9.03       35,720      103      11.15
  Credit Cards ..........    24,304      965       6.33       25,446      917       6.94       25,392      799       7.93
  Other .................    19,945      828       5.20       21,328      731       5.82       26,195      940       8.18
                           --------   ------     ------     --------   ------     ------     --------   ------     ------
    Total consumer ......   138,343    3,124      36.04      141,441    2,799      38.60      152,727    2,769      47.69

Commercial/business .....     1,365        7       0.36        1,188       14       0.32        1,487        3       0.46

Unallocated .............        --    2,081         --           --    1,722         --           --    1,375         --
                           --------   ------     ------     --------   ------     ------     --------   ------     ------
Total ...................  $383,857   $6,450     100.00%    $366,455   $6,084     100.00%    $320,244   $4,755     100.00%
                           ========   ======     ======     ========   ======     ======     ========   ======     ======
                                                                   At December 31,
                           --------------------------------------------------------------------------------------------------
                                       2000                             1999                             1998
                            ------------------------------   -------------------------------  -------------------------------
                                                Percent of                       Percent of                       Percent of
                                                  Loans                            Loans                            Loans
                                       Amount    in Loan                Amount    in Loan                Amount    in Loan
                              Loan     by Loan  Category to    Loan     by Loan  Category to    Loan     by Loan  Category to
                             Balance  Category  total Loans   Balance  Category  total Loans   Balance  Category  total Loans
                            --------  --------  -----------  --------  --------  -----------  --------  --------  -----------
Real estate:                                                     (Dollars in Thousands)
  One- to four-family
    residential .........   $ 82,148    $  144      30.15%    $ 83,536   $   44    32.38%     $ 92,155    $   89     36.56%
  Five or more family
    residential .........     12,259        33       4.50        6,234        5     2.42         5,734         4      2.28
  Commercial ............     15,094        65       5.54       15,362       10     5.95         5,873         8      2.33
                            --------    ------     ------     --------   ------   ------      --------    ------    ------
    Total real estate ...    109,501       242      40.19      105,132       59    40.75       103,762       101     41.17

Real estate construction:
  One- to four-family
    residential .........         --        --         --           --       --       --            --        --        --
  Five or more family
    residential .........         --        --         --           --       --       --            --        --        --
  Commercial ............         --        --         --           --       --       --            --        --        --
                            --------    ------     ------     --------   ------   ------      --------    ------    ------
    Total real estate
      construction ......         --        --         --           --       --       --            --        --        --

Consumer:
  Automobile ............     62,785     1,064      23.05       63,888      836    24.76        64,288       962     25.51
  Home equity ...........     39,733        93      14.58       31,193       81    12.09        27,750        63     11.01
  Credit Cards ..........     27,158       712       9.97       24,432      601     9.47        22,479       651      8.92
  Other .................     32,285       858      11.85       32,168    1,078    12.47        32,465       876     12.88
                            --------    ------     ------     --------   ------   ------      --------    ------    ------
    Total consumer ......    161,961     2,727      59.45      151,681    2,596    58.79       146,982     2,552     58.32

Commercial/business .....        977        --       0.36        1,185       --     0.46         1,297        --      0.51

Unallocated .............         --        --         --           --       --       --            --       116        --
                            --------    ------     ------     --------   ------   ------      --------    ------    ------
Total ...................   $272,439    $2,969     100.00%    $257,998   $2,655   100.00%     $252,041    $2,769    100.00%
                            ========    ======     ======     ========   ======   ======      ========    ======    ======

      Management believes that it uses the best information available to determine the allowance for loan losses. However, unforeseen market conditions could result in adjustments to the allowance for loan losses and net income could be significantly affected, if circumstances differ substantially from the assumptions used in determining the allowance.

      The following table sets forth an analysis of our allowance for loan losses at the dates and for the periods indicated

                                      Three Months Ended
                                           March 31,                     Year Ended December 31,
                                      -----------------     --------------------------------------------------
                                       2003       2002       2002       2001       2000       1999       1998
                                      ------     ------     ------     ------     ------     ------     ------
                                                                (Dollars in Thousands)
Allowance at beginning of period      $6,084     $4,755     $4,755     $2,969     $2,655     $2,769     $2,169
Provisions for loan losses ......      1,050        675      3,525      4,400      1,680      2,070      3,015
Recoveries:
Real estate:
  One- to four-family residential         --         --         --         --         --         --         --
  Five or more family residential         --         --         --         --         --         --         --
  Commercial ....................         --         --         --         --         --         --         --
                                      ------     ------     ------     ------     ------     ------     ------
     Total real estate ..........         --         --         --         --         --         --         --

Real estate construction:
  One- to-four-family residential         --         --         --         --         --         --         --
  Five or more family residential         --         --         --         --         --         --         --
  Commercial ....................         --         --         --         --         --         --         --
                                      ------     ------     ------     ------     ------     ------     ------
     Total real estate ..........         --         --         --         --         --         --         --

Consumer:
  Automobile ....................         17         23         80        112        216         89         48
  Home equity ...................         --         --         --         --         --         --         --
  Credit cards ..................          7          4         46         28         27         31         66
  Other .........................          5          4         62         46         88         36         19
                                      ------     ------     ------     ------     ------     ------     ------
     Total consumer .............         29         31        188        186        331        156        133

Commercial/business .............         --         --         --         --         --         --         --
                                      ------     ------     ------     ------     ------     ------     ------

Total recoveries ................         29         31        188        186        331        156        133

Charge-offs:
Real estate:
  One- to four-family residential         --         --         23         --         --         28         --
  Five or more family residential         --         --         --         --         --         --         --
  Commercial ....................         --         --         --         --         --         --         --
                                      ------     ------     ------     ------     ------     ------     ------
    Total real estate ...........         --         --         23         --         --         28         --

                       (table continues on following page)

                                                    Three Months Ended
                                                         March 31,                         Year Ended December 31,
                                                    ------------------      -----------------------------------------------------
                                                     2003        2002         2002       2001        2000        1999        1998
                                                    ------      ------      --------    ------      ------      ------      ------
                                                                                 (Dollars in Thousands)
Real estate construction:
  One-to four-family residential ................       --          --          --          --          --          --          --
  Five or more family residential ...............       --          --          --          --          --          --          --
  Commercial ....................................       --          --          --          --          --          --          --
                                                    ------      ------      ------      ------      ------      ------      ------
    Total real estate ...........................       --          --          --          --          --          --          --

Consumer:
  Automobile ....................................      388         240         971       1,067         541         747       1,020
  Home equity ...................................       --          --           4          37          --          40          56
  Credit cards ..................................      178         211         704         730         497         588         569
  Other .........................................      147         221         682         966         659         937         903
                                                    ------      ------      ------      ------      ------      ------      ------
    Total consumer ..............................      713         672       2,361       2,800       1,697       2,312       2,548

Commercial/business .............................       --          --          --          --          --          --          --
                                                    ------      ------      ------      ------      ------      ------      ------
Total charge-offs ...............................      713         672       2,384       2,800       1,697       2,340       2,548
Net charge-offs .................................      684         641       2,196       2,614       1,366       2,184       2,415
                                                    ------      ------      ------      ------      ------      ------      ------
Balance at end of period ........................   $6,450      $4,789      $6,084      $4,755      $2,969      $2,655      $2,769
                                                    ======      ======      ======      ======      ======      ======      ======

Allowance for loan losses as a percentage
 of total loans outstanding at the end of
 the period (1) .................................     1.68%       1.44%       1.66%       1.48%       1.09%       1.03%       1.10%

Net charge-offs as a percentage of average
 total loans outstanding during the period (1)(2)     0.74%       0.80%       0.65%       0.90%       0.51%       0.85%       1.03%

Allowance for loan losses as a percentage
 of nonperforming loans at end of period ........   538.85%     671.67%   1,200.00%     575.67%     326.98%     379.29%     453.93%

----------
(1)   Total loans are net of deferred fees and costs.
(2)   Rates for the three month periods have been annualized.

      Our loan authorities increased upon converting to a mutual savings bank from a credit union on January 1, 2001. We held, at March 31, 2003, $144.9 million of multi-family and commercial real estate loans as compared to $27.4 million at December 31, 2000, when we were a credit union. We have not historically experienced any losses in these portfolios or in the construction loan portfolio. Management believes that the significant loan growth in the multi-family and commercial real estate loan portfolios, the nature of construction lending, and the unseasoned nature of these portfolios could result in different loss trends than our historical experience.

      At March 31, 2003, our loan portfolio of $383.9 million consisted of $240.4 million of real estate loans (62.6%), $138.4 million of consumer loans (36.0%), $3.7 million of real estate construction loans (1.0%), and $1.4 million of commercial loans (0.4%). While the sizeable consumer loan portfolio contributes favorably to our profitability, it also accounts for substantially all of our charge-offs and a significant portion of the allocated allowance. The consumer loan portfolio can result in our charge-offs fluctuating year from year depending on changes in the consumer loan portfolio, loan quality and the economic environment.

Investment Activities

      General. Under Washington law, savings banks are permitted to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, banker's acceptances, repurchase agreements, federal funds, commercial paper, investment grade corporate debt securities, and obligations of states and their political sub-divisions.

      The loan and investment committee, consisting of board members, has the authority and responsibility to administer our investment policy, monitor portfolio strategies, and recommend appropriate changes to policy and strategies to the board. On a monthly basis, our management reports to the board a summary of investment holdings with respective market values, and all purchases and sales of investment securities. The Chief Financial Officer has the primary responsibility for the management of the investment portfolio. The Chief Financial Officer considers various factors when making decisions, including the marketability, maturity and tax consequences of proposed investments. The maturity structure of investments will be affected by various market conditions, including the current and anticipated slope of the yield curve, the level of interest rates, the trend of new deposit inflows and the anticipated demand for funds via deposit withdrawals and loan originations and purchases.

      The general objectives of the investment portfolio are to provide liquidity when loan demand is high, to assist in maintaining earnings when loan demand is low and to maximize earnings while satisfactorily managing risk, including credit risk, reinvestment risk, liquidity risk and interest rate risk.

      At March 31, 2003, our investment portfolio totaled $113.5 million and consisted principally of mortgage-backed securities, U.S. agency obligations, trust preferred securities, corporate debt obligations and municipal bonds. From time to time, investment levels may increase or decrease depending upon yields available on investment alternatives and management's projected demand for funds for loan originations, deposits and other activities.

      Mortgage-Backed Securities. Our mortgage-backed securities had a fair value of $53.1 million and a $51.3 million amortized cost at March 31, 2003. The mortgage-backed securities were comprised of Freddie Mac, Fannie Mae, and Ginnie Mae mortgage-backed securities. At March 31, 2003, the portfolio had a weighted-average-coupon rate of 5.97% and an estimated weighted-average-yield 5.60%. These securities had an estimated average maturity of 21.1 years and an estimated average life of 4.9 years at March 31, 2003.

      U.S. Agency Obligations. Our portfolio of U.S. agency obligations had a fair value of $31.4 million and a $30.7 million amortized cost at March 31, 2003. At March 31, 2003, the portfolio had a weighted-average-coupon of 4.62% and a weighted average yield of 4.59%. There were $30.7 million of U.S. agency obligations in the portfolio with one-time call provisions. The longest term call provision was on a bond with an amortized cost of $5.3 million, a one-time call of 1.9 years, and a final maturity of 3.9 years.

      Trust Preferred Securities. Our trust preferred investments had a fair value of $15.0 million and a $15.0 million amortized cost at March 31, 2003. At March 31, 2003, the portfolio had a weighted-average-coupon of 4.97% and a weighted-average-yield of 4.97%. The portfolio consists entirely of bank trust preferred securities and are rated "A-2" by Moody's or "A" by Standard and Poor's. These securities have a fixed interest rate for a three to five year period and then adjust to a floating three-month libor rate plus a specified spread. These securities can be called in part or in whole after five years, have an expected life of ten years, and a final maturity of 30 years.

      Corporate Bonds. Our corporate bond portfolio had a fair value of $14.1 million and a $13.8 million amortized cost at March 31, 2003. The corporate bond portfolio was comprised of short- to intermediate-term fixed-rate securities from issuers rated "A2" by Moody's or "A" by Standard and Poor's, or better. At March 31, 2003, the portfolio had a weighted-average-coupon rate of 6.28% and a weighted-average-yield 4.82%. The longest term bond had an amortized cost of $1.6 million and a maturity of 5.3 years.

      Municipal Bonds. Our tax exempt municipal bond portfolio had a $1.5 million fair value and a $1.5 million at amortized cost at March 31, 2003. The municipal bond portfolio was comprised of general obligation bonds (i.e., backed by the general credit of the issuer) and revenue bonds (i.e., backed by revenues from the specific project being financed) issued by various municipal corporations. At March 31, 2003, the portfolio had a weighted-average-coupon rate of 4.36% and a weighted-average-yield of 4.36%.

      Federal Home Loan Bank Stock. As a member of the Federal Home Loan Bank of Seattle, we are required to own capital stock in the Federal Home Loan Bank of Seattle. The amount of stock we hold is based on percentages specified by the Federal Home Loan Bank of Seattle on our outstanding advances and the requirements of their Mortgage Purchase Program. The redemption of any excess stock we hold is at the discretion of the Federal Home Loan Bank of Seattle. The carrying value of Federal Home Loan Bank Stock totaled $8.3 million and had a weighted-average-yield of 6.75% at March 31, 2003.

      The following table sets forth the composition of Rainier Pacific Bank's our investment securities portfolios at the dates indicated. The amortized cost of the available for sale investments and mortgage backed-securities is their net book value before the mark-to-market fair value adjustment. Rainier Pacific Bank's investment in Federal Home Loan Bank stock is presented for reference purposes.

                                                                                             At December 31,
                                                      At March 31,    --------------------------------------------------------------
                                                         2003                 2002                  2001                 2000
                                                 -------------------  --------------------  --------------------  ------------------
                                                 Amortized   Fair     Amortized    Fair     Amortized     Fair    Amortized    Fair
                                                   Cost      Value       Cost      Value       Cost      Value      Cost      Value
                                                 --------   --------  ---------   --------  ---------   --------  ---------  -------
                                                                                (Dollars in Thousands)
Available for sale:
Investment securities:
  U.S. Treasury obligations
  U.S. Government Agency obligations .........   $ 24,746   $ 25,219   $ 29,747   $ 30,421   $ 36,612   $ 37,205   $22,846   $22,861
  Corporate obligations ......................     13,771     14,072      3,045      3,272      3,061      3,086        --        --
 Trust preferred securities ..................     15,000     15,000     10,000     10,000         --         --        --        --
Mortgage-backed securities:
  Freddie Mac ................................      4,102      4,239      2,640      2,778     13,745     13,730        --        --
  Fannie Mae .................................      2,583      2,710      3,431      3,588      8,293      8,312        --        --
  Ginnie Mae .................................      1,832      1,929      2,324      2,443      3,385      3,404        --        --
                                                 --------   --------   --------   --------   --------   --------   -------   -------
    Total available for sale .................   $ 62,034   $ 63,169   $ 51,187   $ 52,502   $ 65,096   $ 65,737   $22,846   $22,861
                                                 ========   ========   ========   ========   ========   ========   =======   =======

Held to maturity:
Investment securities:
  U.S. Treasury obligations
  U.S. Government Agency
    obligations ..............................   $  5,959   $  6,151   $  5,942   $  6,203   $  5,877   $  6,212   $52,820   $53,402
  Municipal obligations ......................      1,532      1,524         --         --         --         --        --        --
  Corporate obligations ......................         --         --         --         --         --         --        --        --
  Trust preferred securities .................         --         --         --         --         --         --        --        --
Mortgage-backed securities:
  Freddie Mac ................................     10,329     10,744     11,985     12,436     13,683     13,627       128       131
  Fannie Mae .................................     32,325     33,321     31,384     32,384     33,832     33,073        64        66
  Ginnie Mae .................................        160        170        184        196        248        261       342       345
                                                 --------   --------   --------   --------   --------   --------   -------   -------
    Total held to maturity ...................   $ 50,305   $ 51,910   $ 49,495   $ 51,219   $ 53,640   $ 53,173   $53,354   $53,944
                                                 ========   ========   ========   ========   ========   ========   =======   =======

Total Investment Securities ..................   $112,339   $115,079   $100,682   $103,721   $118,736   $118,910   $76,200   $76,805

  Federal Home Loan Bank stock ...............      8,269      8,269      8,006      8,006      6,158      6,158     3,801     3,801
                                                 --------   --------   --------   --------   --------   --------   -------   -------

Total ........................................   $120,608   $123,348   $108,688   $111,727   $124,894   $125,068   $80,001   $80,606
                                                 ========   ========   ========   ========   ========   ========   =======   =======

      The table below sets forth information regarding the amortized cost, weighted average yields and maturities or periods to repricing of Rainier Pacific Bank's investment portfolio at March 31, 2003. Rainier Pacific Bank's investment in Federal Home Loan Bank stock is presented for reference purposes.

                                                                    At March 31, 2003
                                                               Amount Due or Repricing within:*
                              ------------------------------------------------------------------------------------------------------
                                                       Over One to         Over Five to
                                One Year or Less       Five Years            Ten Years         Over Ten Years         Totals
                              -------------------  -------------------  -------------------  ------------------- -------------------
                                         Weighted             Weighted             Weighted             Weighted            Weighted
                              Amortized  Average   Amortized  Average   Amortized  Average   Amortized  Average  Amortized   Average
                                 Cost     Yield      Cost      Yield      Cost      Yield      Cost      Yield     Cost      Yield
                              ---------  --------  ---------  --------  ---------  --------  ---------  -------- ---------  --------
                                                                  (Dollars in Thousands)
Available for sale:
Investment securities:
  U.S. Treasury obligations
  U.S. Government Agency
        obligations ..........  $   --      --%     $24,746     4.48%    $   --      --%     $    --       --%    $ 24,746    4.48%
  Corporate obligations ......      --      --       10,351     4.94      3,420    4.47           --       --       13,771    4.82
  Trust preferred securities .      --      --       15,000     4.97         --      --           --       --       15,000    4.97
Mortgage-backed securities:
  Freddie Mac ................      --      --           --       --         --      --        4,102     5.96        4,102    5.96
  Fannie Mae .................      --      --           --       --         --      --        2,583     6.30        2,583    6.30
  Ginnie Mae .................      --      --           --       --         --      --        1,832     6.55        1,832    6.55
                                ------    ----      -------     ----     ------    ----      -------     ----     --------    ----
      Total available for sale      --      --       50,097     4.72      3,420    4.47        8,517     6.47       62,034    4.91
                                ------    ----      -------     ----     ------    ----      -------     ----     --------    ----
Held to maturity:
Investment securities:
  U.S. Treasury obligations
  U.S. Government Agency
        obligations ..........   5,959    5.24           --       --         --      --           --       --        5,959    5.24
  Municipal obligations ......      --      --           --       --         --      --        1,532     4.36        1,532    4.36
  Corporate obligations ......      --      --           --       --         --      --           --       --           --      --
  Trust preferred securities .      --      --           --       --         --      --           --       --           --      --
Mortgage-backed securities:
  Freddie Mac ................      --      --            7     8.14          2    8.50       10,320     5.86       10,329    5.86
  Fannie Mae .................      --                   --       --      1,798    4.38       30,527     5.41       32,325    5.35
  Ginnie Mae .................      --      --          141     7.60         19    8.50           --       --          160    7.71
                                ------    ----      -------     ----     ------    ----      -------     ----     --------    ----
     Total held to maturity ..  $5,959    5.24%     $   148     7.63%    $1,819    4.43%     $42,379     5.48%    $ 50,305    5.42%
                                ======    ====      =======     ====     ======    ====      =======     ====     ========    ====

Total Investment Securities ..  $5,959    5.24%     $50,245     4.73%    $5,239    4.46%     $50,896     5.60%    $112,339    5.14%

Federal Home Loan Bank stock .      --      --           --       --         --      --        8,269     6.75        8,269    6.75
                                ------    ----      -------     ----     ------    ----      -------     ----     --------    ----
    Total ....................  $5,959    5.24%     $50,245     4.73%    $5,239    4.46%     $59,165     5.94%    $120,608    5.25%
                                ======    ====      =======     ====     ======    ====      =======     ====     ========    ====

--------------
* Yields on tax exempt obligations have been computed on a tax equivalent basis.

      The following table sets forth certain information with respects to each security which had an aggregate book value in excess of 10% of Rainier Pacific Bank's total equity at the date indicated.

                                                               At March 31,
                                                                  2003
                                                        -----------------------
                                                        Amortized        Market
                                                          Cost           Value
                                                         -------        -------
                                                              (In Thousands)
Investment Securities:
  Trust preferred securities ..........................  $15,000        $15,000
  CIT Group, Inc. .....................................    5,154          5,111
Mortgage-backed securities:
  Freddie Mac .........................................   14,431         14,983
  Fannie Mae ..........................................   34,908         36,031
  Ginnie Mae ..........................................    1,992          2,099
                                                         -------        -------
    Total investment securities .......................  $71,485        $73,224
                                                         =======        =======

  Federal Home Loan Bank stock ........................  $ 8,269        $ 8,269
                                                         =======        =======

Deposit Activities and Other Sources of Funds

      General. Deposits and loan repayments are the major sources of our funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and market conditions. Borrowings from the Federal Home Loan Bank of Seattle are used to supplement the availability of funds from other sources and also as a source of term funds to assist in the management of interest rate risk.

      Our deposit composition reflects a mixture with certificates of deposit accounting for approximately one-half of the total deposits while interest and non-interest-bearing checking, savings and money market accounts comprise the balance of total deposits. We rely on marketing activities, convenience, customer service and the availability of a broad range of deposit products and services to attract and retain customer deposits.

      Deposits. Substantially all of our depositors are residents of Washington State. Deposits are attracted from within our market area through the offering of a broad selection of deposit instruments, including checking accounts, money market deposit accounts, savings accounts and certificates of deposit with a variety of rates. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the development of long term profitable customer relationships, current market interest rates, current maturity structure and deposit mix, our customer preferences and the profitability of acquiring customer deposits compared to alternative sources.

      At March 31, 2003, we had $30.4 million of jumbo ($100,000 or more) certificates of deposit, which represents 9.9% of total deposits at March 31, 2003.

      In the unlikely event we are liquidated after the conversion, depositors will be entitled to full payment of their deposit accounts prior to any payment being made to Rainier Pacific Financial Group, as the sole shareholder of Rainier Pacific Bank.

      Deposit Activities. The following table sets forth the total deposit activities of Rainier Pacific Bank for the periods indicated.

                                                 Three Months
                                                Ended March 31,               Year Ended December 31,
                                             ---------------------     -----------------------------------
                                               2003        2002          2002          2001        2000
                                             --------    ---------     ---------     --------    ---------
                                                                    (In Thousands)
Beginning balance .......................    $289,460    $ 311,856     $ 311,856     $280,978    $ 276,210
Net deposits (withdrawals) before .......      16,413       (7,197)      (28,307)      19,358       (7,413)
    interest credited
Interest credited .......................       1,146        1,906         5,911       11,520       12,181
                                             --------    ---------     ---------     --------    ---------
      Net increase (decrease) in deposits      17,559       (5,291)      (22,396)      30,878        4,768
                                             --------    ---------     ---------     --------    ---------
          Ending balance ................    $307,019    $ 306,565     $ 289,460     $311,856    $ 280,978
                                             ========    =========     =========     ========    =========

      Time Deposits by Rates. The following table sets forth the time deposits in Rainier Pacific Bank classified by rates as of the dates indicated.

                                                    At December 31,
                          At March 31,    --------------------------------------
                             2003           2002          2001           2000
                           --------       --------       ------         ------
                                             (In Thousands)
0.00 - 0.99% .......       $      7       $      9       $     --       $     --
1.00 - 1.99% .......         39,283         23,451          4,298             --
2.00 - 2.99% .......        103,401        112,079         25,937             --
3.00 - 3.99% .......         11,123         11,889         45,517            160
4.00 - 4.99% .......            807            543         93,292          2,971
5.00 - 5.99% .......            480            616         12,635         26,957
6.00 - 6.99% .......             --             --            159        128,549
7.00 - 7.99% .......             --             --            115          8,352
                           --------       --------       --------       --------
     Total .........       $155,101       $148,587       $181,953       $166,989
                           ========       ========       ========       ========

Time Deposits by Maturities.

      Time Deposits by Maturities. The following table sets forth the amount and maturities of time deposits at March 31, 2003.

                                              Amount Due
                         -------------------------------------------------------
                         Less Than     1-2       2-3     3-4    After
                          One Year    Years     Years   Years  4 Years   Total
                          --------    ------    -----   -----  -------  --------
                                            (In Thousands)

0.00 - 0.99% .........    $      7    $   --    $ --    $ --    $ --    $      7
1.00 - 1.99% .........      39,010       259      --      --      14      39,283
2.00 - 2.99% .........     100,757     2,557      --      --      87     103,401
3.00 - 3.99% .........      10,906       185      --      32      --      11,123
4.00 - 4.99% .........         633        41      25      80      28         807
5.00 - 5.99% .........         102        34     283      --      61         480
6.00 - 6.99% .........          --        --      --      --      --          --
7.00 - 7.99% .........          --        --      --      --      --          --
                          --------    ------    ----    ----    ----    --------
     Total ...........    $151,415    $3,076    $308    $112    $190    $155,101
                          ========    ======    ====    ====    ====    ========

      The following table sets forth information concerning Rainier Pacific Bank's time deposits and other deposits at March 31, 2003.

Weighted
 Average                                                                                         Percentage
Interest                                                                               Minimum    of Total
  Rate          Term                      Category                        Amount       Balance    Deposits
--------    ------------    ---------------------------------------   --------------   -------   ----------
                                                                      (In Thousands)
  0.52%     N/A             Regular savings                               $42,180       $ 250     13.74%
  0.51      N/A             Interest-bearing checking accounts             19,127        None       6.23
    --      N/A             Non-interest-bearing checking accounts         27,395        None       8.92
  1.06      N/A             Money market accounts                          63,216       2,500      20.59

                                    Certificates of Deposit
                            ---------------------------------------
  2.07      1-11 months     Fixed-term, fixed-rate                         92,266       2,000      30.05
  2.49      12-23 months    Fixed-term, fixed-rate                         60,429       1,000      19.68
  2.55      24-35 months    Fixed-term, fixed-rate                          1,377       2,000       0.45
   N/A      36-59 months    Fixed-term, fixed-rate                             --       2,000         --
  4.76      60-84 months    Fixed-term, fixed rate                          1,029       2,000       0.34
                                                                         --------                 ------
                               TOTAL                                     $307,019                 100.00%
                                                                         ========                 ======

      The following table indicates the amount of Rainier Pacific Bank's jumbo certificates of deposit by time remaining until maturity as of March 31, 2003. Jumbo certificates of deposit are certificates in amounts of $100,000 or more.

                                                               Certificates
                      Maturity Period                          of Deposits
                      ---------------                         --------------
                                                              (In Thousands)

    Three months or less............................             $ 11,283
    Over three through six months...................               14,892
    Over six through twelve months..................                3,836
    Over twelve months..............................                  369
                                                                 --------
        Total.......................................             $ 30,380
                                                                 ========

      Deposit Flow. The following table sets forth the balances of deposits in the various types of accounts offered by Rainier Pacific Bank at the dates indicated.

                                                                                    At December 31,
                                                 At March 31,               --------------------------------
                                                     2003                                2002
                                        --------------------------------    --------------------------------
                                                    Percent                             Percent
                                                      of       Increase/                  of      Increase/
                                         Amount      Total    (Decrease)     Amount      Total    (Decrease)
                                        --------    ------    ----------    --------    ------    ----------
                                                                     (Dollars in Thousands)
Regular savings ....................    $ 42,180     13.74%    $  3,177     $ 39,003     13.47%    $  3,689
Interest-bearing checking accounts .      19,127      6.23       (2,547)      21,674      7.49        7,382
Non-interest-bearing ...............      27,395      8.92        2,695       24,700      8.53        1,732
   checking deposits
Money market accounts ..............      63,216     20.59        7,720       55,496     19.18       (1,833)

Fixed-rate certificates which mature
  in the year ending:
  Within 1 year ....................     151,415     49.32        6,491      144,924     50.06      (35,704)
  After 1 year, but within 2 years .       3,076      1.00          100        2,976      1.03        2,447
  After 2 years, but within 5 years          610      0.20          (77)         687      0.24         (109)
  Certificates maturing  thereafter           --        --           --           --        --           --
                                        --------    ------     --------     --------    ------     --------
     Total .........................    $307,019    100.00%    $ 17,559     $289,460    100.00%    $(22,396)
                                        ========    ======     ========     ========    ======     ========
                                                          At December 31,
                                        --------------------------------------------------------
                                                     2001                          2000
                                        -------------------------------      ------------------
                                                    Percent                             Percent
                                                      of      Increase/                   of
                                         Amount      Total    (Decrease)      Amount     Total
                                        --------    ------    ----------     --------    ------
                                                            (Dollars in Thousands)
Regular savings ....................    $ 35,314     11.32%    $  4,390     $ 30,924     11.01%
Interest-bearing checking accounts .      14,292      4.58       (1,041)      15,333      5.46
Non-interest-bearing ...............      22,968      7.36        2,669       20,299      7.23
   checking deposits
Money market accounts ..............      57,329     18.38        9,896       47,433     16.88

Fixed-rate certificates which mature
  in the year ending:
  Within 1 year ....................     180,628     57.93       15,275      165,353     58.83
  After 1 year, but within 2 years .         529      0.17         (249)         778      0.28
  After 2 years, but within 5 years          796      0.26          (62)         858      0.31
  Certificates maturing  thereafter           --        --           --           --        --
                                        --------    ------     --------     --------    ------
     Total .........................    $311,856    100.00%    $ 30,878     $280,978    100.00%
                                        ========    ======     ========     ========    ======

      Borrowings. Customer deposits are the primary source of funds for our lending and investment activities. We do, however, use advances from the Federal Home Loan Bank of Seattle to supplement our supply of lendable funds to meet short-term deposit withdrawal requirements and also to provide longer term funding to better match the duration of selected loan and investment maturities.

      As one of our capital management strategies, we have used borrowings from the Federal Home Loan Bank of Seattle to fund the purchase of investment securities in order to increase our net interest income when attractive opportunities exist. Depending upon the retail banking activity and the availability of excess post conversion capital that may be provided to us, we will consider and undertake additional leverage strategies within applicable regulatory requirements or restrictions. Such borrowings would be expected to primarily consist of Federal Home Loan Bank of Seattle advances. We may also consider increasing our use of borrowed funds prior to the offering of Rainier Pacific Financial Group capital stock in order to reduce the exposure of investing the sizable amount of the net proceeds from the conversion at single point in the interest rate cycle.

      As a member of the Federal Home Loan Bank of Seattle, we are required to own capital stock in the Federal Home Loan Bank of Seattle and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the U.S. Government) provided certain creditworthiness standards have been met. Advances are individually made under various terms pursuant to several different credit programs, each with its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based on the financial condition of the member institution and the adequacy of collateral pledged to secure the credit. We maintain a committed credit facility with the Federal Home Loan Bank of Seattle that provides for immediately available advances up to an aggregate of 45% of total assets, or $238.9 million. At March 31, 2003, outstanding advances to Rainier Pacific Bank from the Federal Home Loan Bank of Seattle totaled $172.5 million.

      The following table sets forth information regarding Federal Home Loan Bank of Seattle advances by us at the end of and during the periods indicated. The table includes both long- and short-term borrowings.

                                                              Three Months Ended                 Year Ended
                                                                   March 31,                     December 31,
                                                             ---------------------     ---------------------------------
                                                               2003         2002         2002         2001        2000
                                                             --------     --------     --------     --------     -------
                                                                                (Dollars in Thousands)
Maximum amount of borrowing outstanding at any month end:
Federal Home Loan Bank advances .........................    $178,608     $120,821     $156,989     $106,419     $69,355

Approximate average borrowing outstanding:
Federal Home Loan Bank advances .........................     171,091      111,931      137,907       90,973      55,875

Approximate weighted average rate paid on:
Federal Home Loan Bank advances .........................        3.89%        4.76%        4.45%        5.17%       6.31%

                                                                   At December 31,
                                        At March 31,     -------------------------------------
                                           2003            2002          2001           2000
                                        ------------     ---------     ---------     ---------
                                                       (Dollars in Thousands)
Balance outstanding at end of period:
Federal Home Loan Bank advances .....    $ 172,473     $ 156,793     $ 105,351     $  62,920

Weighted average rate paid on:
Federal Home Loan Bank advances .....         3.83%         4.16%         4.91%         6.23%

Subsidiaries and Other Activities

      Rainier Pacific Bank has one wholly-owned subsidiary, Support Systems, Inc., whose primary function is to provide alternative financial products and services to Rainier Pacific Bank's customers. Support Systems, Inc. does business as Rainier Pacific Insurance Agency and Rainier Pacific Financial Services. Rainier Pacific Financial Services is the operating unit through which Rainier Pacific Bank offers alternative financial products and services such as mutual funds, debt, equity and government securities, retirement accounts, life insurance products and fixed and variable annuities. Rainier Pacific Insurance Agency is a full service insurance agency engaged in the sale of insurance products, primarily personal lines of property and casualty insurance, as well as accidental death and dismemberment insurance, collateral protection insurance, life insurance and long-term care insurance. At March 31, 2003, Rainier Pacific Bank's equity investment in Support Systems, Inc. was $298,000.

Competition

      We face intense competition in originating loans and in attracting deposits within our targeted geographic market. We compete by leveraging our full service delivery capability comprised of convenient branch locations, call center and internet banking, and consistently delivering high-quality, high-touch service to our customers that result in a high level of customer satisfaction.

      We currently rank eighth in terms of deposits, among the 44 federally insured depository institutions in Pierce County, our primary market. Our key competitors are Key Bank, Columbia State Bank, Bank of America, Washington Mutual, US Bank, and Wells Fargo. These competitors control approximately 62.3% of the Pierce County deposit market with deposits of $4.2 billion, of the $6.8 of billion total deposits in Pierce County as of June 30, 2002. Aside from these traditional competitors, credit unions, insurance companies and brokerage firms are an increasingly competing challenge for consumer deposit relationships. We also compete for loans and deposits with a single branch office in the City of Federal Way.

      Our competition for loans comes principally from mortgage bankers, commercial banks, thrift institutions, credit unions and finance companies. Several other financial institutions, including those previously mentioned, have greater resources than we do and compete with us for banking business in our targeted market area. Among the advantages of some of these institutions are their ability to make larger loans, finance extensive advertising campaigns, access lower costs funding sources and allocate their investment assets to regions of highest yield and demand. Such competition for the origination of loans may limit our future growth and earnings prospects.

Charitable Foundation

      General. In furtherance of our commitment to the communities we serve, we intend to voluntarily establish a charitable foundation in connection with the conversion of Rainier Pacific Bank from the mutual to stock form of organization. The plan of conversion provides that the foundation will be established as a non-stock corporation and will be funded with an initial contribution valued at 8.0% of the gross proceeds received in the offering. The form of funding shall be 80% common stock and 20% cash, with the maximum amount of the contribution being $1.1 million based on the maximum of the offering range. The contribution of common stock and cash to the foundation will be dilutive to the interests of shareholders and will have an adverse impact on the reported earnings of Rainier Pacific Financial Group in 2003, the year in which the foundation will be established and the contribution made. The contribution of common stock to the foundation will not be included in determining whether the minimum number of shares of common stock (5,100,000) has been sold in order to complete the offering.

      Purpose of the Foundation. The purpose of the Rainier Pacific Bank Foundation will be to provide funding to support charitable causes and community development activities in the communities we serve. The Rainier Pacific Bank Foundation is being formed as a complement to our existing community activities, not as a replacement for these activities. The foundation, will be completely dedicated to community activities and the promotion of charitable causes, and may be able to support these activities in ways that are not currently available to Rainier Pacific Bank.

      We believe the establishment of a charitable foundation is consistent with Rainier Pacific Bank's long-term commitment to community service. The board of directors further believes that the funding of the foundation with common stock of Rainier Pacific Financial Group is a means of enabling the communities served by us to share in the growth and success of Rainier Pacific Financial Group long after completion of the conversion. The foundation will accomplish that goal by providing for continued ties between the foundation and Rainier Pacific Bank, thereby forming a partnership with our community. The establishment of the foundation will also enable Rainier Pacific Financial Group and Rainier Pacific Bank to develop a unified charitable donation strategy and will centralize the responsibility for administration and allocation of corporate charitable funds.

      Structure of the Rainier Pacific Bank Foundation. The foundation will be incorporated under Washington law as a non-stock corporation and its initial board of trustees will consist of persons who are directors or employes of Rainier Pacific Bank. Additional trustees, including persons who are not affiliated with Rainier Pacific Bank, may be appointed to the foundation's board in the future. Trustees of the foundation who are affiliated with Rainier Pacific Bank are not expected to be paid additional compensation for their service on the foundation's board. The articles of incorporation of the foundation will provide that the corporation is organized exclusively for charitable purposes, including development in the local community, as set forth in Section 501(c)(3) of the Internal Revenue Code. The foundation's articles of incorporation or bylaws will provide that no part of its earnings will inure to the benefit of, or be distributable to, its trustees, officers or members.

      The authority for the affairs of the foundation will be vested in its board of trustees. The trustees of the foundation will be responsible for establishing the foundation's policies with respect to grants or donations by the foundation, consistent with the purpose for which the foundation was established. Although no formal policy governing the foundation grants exists at this time, the foundation's board of directors will adopt such a policy upon the establishment of the foundation. As trustees of a not-for-profit corporation, directors of the foundation will at all times be bound by their fiduciary duty to advance the foundation's charitable goals, to protect the assets of the foundation and to act in a manner consistent with the charitable purpose for which the foundation is established. The trustees of the foundation will also be responsible for directing the foundation's activities, including the management of the common stock of Rainier Pacific Financial Group and the cash held by the foundation. The board of trustees of the foundation will appoint such officers as may be necessary to manage its operation. Initially, the foundation intends to use employees of Rainier Pacific Bank as its volunteer support staff.

      The foundation has committed to the Federal Deposit Insurance Corporation that all shares of common stock held by the foundation will be voted in the same ratio as all other shares of Rainier Pacific Financial Group's common stock on all proposals considered by shareholders of Rainier Pacific Financial Group.

      As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of common stock by Rainier Pacific Financial Group is that the amount of common stock that may be sold by the foundation in any one year shall not exceed 5% of the average market value of the assets held by the foundation. This condition includes an exception where the board of trustees of the foundation determines that the failure to sell an amount of common stock greater than such amount would result in a longer-term reduction of the value of the foundation's assets and as such would jeopardize its capacity to carry out its charitable purposes.

      Upon completion of the conversion and the contribution of shares to the foundation, Rainier Pacific Financial Group would have 5,426,400, 6,384,000, and 7,341,600 shares issued and outstanding at the minimum, midpoint and maximum of the estimated valuation range. Because Rainier Pacific Financial Group will have an increased number of shares outstanding, the voting and ownership interests of purchasers of common stock in the offering will be diluted by 6.02% and 6.02% at the minimum and maximum of the offering, respectively, as compared to their interests in Rainier Pacific Financial Group if the foundation was not established. For additional discussion of the dilutive effect, see "Pro Forma Data." If the foundation was not established and funded as part of the conversion, RP Financial, LC. estimates that the pro forma valuation of Rainier Pacific Financial Group would be greater; and as a result, a greater number of shares of common stock would be issued in the offering. At the minimum, midpoint and maximum of the valuation range, the pro forma valuation of Rainier Pacific Financial Group is $54.3 million, $63.8 million, and $73.4 million with the foundation, as compared with $57.8 million, $68.0 million, and $78.2 million, respectively, without the foundation. See "Comparison of Valuation and Pro Forma Information With and Without Charitable Foundation."

      Regulatory Conditions Imposed on the Rainier Pacific Bank Foundation. The Federal Deposit Insurance Corporation imposes numerous requirements on the establishment and operation of a charitable foundation. As a result, the Rainier Pacific Bank Foundation will be subject to these requirements, including but not limited to the following:

      (a) examination by the Federal Deposit Insurance Corporation, at the foundation's expense, and compliance with supervisory directives imposed by the Federal Deposit Insurance Corporation;

      (b) as long as the foundation controls shares of Rainier Pacific Financial Group, those shares must be voted in the same ratio as all other shares are voted on each proposal considered by the shareholders, subject to certain exceptions;

      (c) for at least five years after its establishment, at least one seat on the foundation's board of trustees must be reserved for a director from the Rainier Pacific Financial Group's or Rainier Pacific Bank's board of directors; and

      (d) the foundation must operate according to written policies adopted by its board of trustees, including a conflict of interest policy.

Natural Disasters

      Pierce and King Counties, where substantially all of the real and personal properties securing our loans are located, is an earthquake-prone region. We have not suffered any losses in the last five years from earthquake damage to collateral secured loans, which include the February 2001 major earthquake in the region. Although we have experienced no losses related to earthquakes, a major earthquake could result in material loss to us in two primary ways. If an earthquake damages real or personal properties collateralizing outstanding loans to the point of insurable loss, material loss would be suffered to the extent that the properties are uninsured or inadequately insured. A substantial number of our borrowers do not have insurance which provides for coverage due to losses from earthquakes. In addition, if the collateralized properties are only damaged and not destroyed to the point of total insurable loss, borrowers may suffer sustained job interruptions or job loss, which may materially impair their ability to meet the terms of their loan obligations. While risk of credit loss can be insured against by, for example, job interruption insurance or "umbrella" insurance policies, such forms of insurance often are beyond the financial means of many individuals. Accordingly, for most individuals, sustained job interruption or job loss would likely result in financial hardship that could lead to delinquency in their financial obligations or even bankruptcy. Accordingly, no assurances can be given that a major earthquake in our primary market area will not result in material losses to us.

Employees

      At March 31, 2003, we had 187 full-time employees and 30 part-time employees. Our employees are not represented by any collective bargaining group. We consider our employee relations to be good.

Properties

      At March 31, 2003, we had 11 full service branch offices, all of which we own except for our Gig Harbor North branch. We also lease our administrative office space in Fife, Washington. In addition, the net book value of our investment in premises, equipment, and leaseholds, excluding computer equipment and construction in process, was approximately $11.6 million at March 31, 2003. The net book value of the data processing and computer equipment utilized by us at March 31, 2003 was approximately $1.4 million.

      In 1999 we sold our administrative office building at 3700 Pacific Highway, Fife, Washington and entered into a sale and leaseback transaction to an unrelated party under which we are leasing back a portion of the building over a seven-year term with a five year option to renew. The lease is treated as an operating lease. In addition, we provided financing to the purchasers of the building in the original amount of $6.2 million at 7% with a loan that matures in February 2009. At March 31, 2003 the balance of this loan was $5.9 million and it was performing in accordance with its terms.

      The sale of our building resulted in a gain of $3.1 million of which $1.1 million was recognized into income at the time of the sale in 1999 and the remaining $2.0 million of gains, or $200,000 annually, is included in our income as "gain on sale of premises and equipment, net" over the ten year term of the loan.

      The following table provides a list of our main and branch offices and indicates whether the properties are owned or leased:

                              Leased or  Lease Expiration   Net Book Value at
       Location                 Owned         Date           March 31, 2003
--------------------------------------------------------------------------------
                                                          (Dollars in Thousands)

Rainier Pacific Bank

ADMINISTRATIVE OFFICES
Trans Pacific Trade Center      Leased     12/31/2005             $  519
3700 Pacific Highway E. #200
Fife, WA  98424

Land(1)
1498 Pacific Avenue
Tacoma, WA  98402               Owned         N/A                  1,608

BRANCH OFFICES:

Canyon
11821 Canyon Road East
Puyallup, WA  98373             Owned         N/A                    425

Fawcett
401 South Fawcett Avenue
Tacoma, WA  98402               Owned         N/A                    278

Gig Harbor*
3123 56th St. Ct. NW
Gig Harbor, WA  98335           Owned         N/A                    641

                              Leased or  Lease Expiration   Net Book Value at
       Location                 Owned         Date           March 31, 2003
--------------------------------------------------------------------------------
                                                          (Dollars in Thousands)

Gig Harbor North
4949 Borgen Blvd., Suite 101
Gig Harbor, WA  98332           Leased     12/31/2007             244

Lakewood
6015 100th SW
Lakewood, WA  98499             Owned         N/A              $1,187

Meridian*
17510 Meridian East
Puyallup, WA  98373             Owned         N/A               1,212

Pearl
1211 South Pearl Street
Tacoma, WA  98465               Owned         N/A                 308

South Hill*
109 35th Avenue SE
Puyallup, WA  98371             Owned         N/A               1,372

Spanaway*
16120 Pacific Avenue
Spanaway, WA  98387             Owned         N/A               1,921

Twin Lakes*
33650 21st Avenue SW
Federal Way, WA  98023          Owned         N/A                 985

University Place*
4704 Bridgeport Way W
University Place, WA  98466     Owned         N/A                 863

Federal Way (2)
1900 South 320th
Federal Way, WA 98003           Leased     12/31/2008              --

----------
*     Drive-up ATM available.

(1) We purchased land for the purpose of constructing an office/retail building that will accommodate a portion of our administrative functions as well as the relocation of our Fawcett Avenue branch. The land was purchased in two phases in October 1999 and December 2002. The new facility is expected to be completed at a total cost, including the land, of approximately $15.0 million during 2004, exclusive of tenant improvements and leasing costs. We currently plan to occupy approximately 14,000 square feet and will lease the remainder of the building's 60,000 square feet.

(2) This future branch has been approved by the Washington Department of Financial Institutions and the Federal Deposit Insurance Corporation. We will construct a new branch facility on leased land that is scheduled to open in Spring of 2004.

Information Management Systems Commitments

      We commenced a multi-year technology initiative in 2001 and entered into agreements with various software vendors to develop and install core processing and customer relationship management software. This technology initiative includes the replacement of the majority of our software and hardware systems and is scheduled to be completed in 2003. The total projected cost for the technology initiative and its related projects and services is approximately $10.4 million. We have incurred total expenditures of approximately $6.4 million as of March 31, 2003 and we have the intent and ability to complete the initiative. We have recognized $2.3 million in expense specifically attributable to the $10.4 million projected cost since inception in 2001. Expenditures which are not recognized immediately as expense are capitalized and depreciated over a three-year life once the system is placed in use or substantially complete. We have placed into service $1.6 million of data processing and computer equipment including software related to the initiative as of March 31, 2003. As of March 31, 2003, we have $2.5 million in capitalized technology initiative expenditures recorded as "other assets" on our balance sheet that are scheduled to be placed into service in the Fall of 2003 along with the remainder of capitalized costs yet to be incurred relating to the initiative.

Legal Proceedings

      From time to time we are involved as plaintiff or defendant in various legal actions arising in the normal course of business. We do not anticipate incurring any material liability as a result of such litigation.

                                   MANAGEMENT

Management of Rainier Pacific Financial Group, Inc.

      The board of directors of Rainier Pacific Financial Group consists of the same individuals who serve as directors of Rainier Pacific Bank. The board of directors of Rainier Pacific Financial Group is divided into three classes, each of which contains approximately one-third of the directors. The directors shall be elected by the shareholders of Rainier Pacific Financial Group for three year terms, or until their successors are elected. One class of directors, consisting of Edward J. Brooks, Karyn R. Clarke and Robert H. Combs, has a term of office expiring at the first annual meeting of shareholders after the initial election by the shareholders. A second class of directors, consisting of Charles E. Cuzzetto, Stephen M. Bader and John A. Hall, has a term of office expiring at the second annual meeting of shareholders after the initial election by the shareholders. The third class of directors, consisting of Brian E. Knutson, Alan
M. Somers and Alfred H. Treleven, III, has a term of office expiring at the third annual meeting of shareholders after the initial election by the shareholders.

      The following individuals are executive officers of Rainier Pacific Financial Group and hold the offices set forth below opposite their names.

Executive              Position Held with Rainier Pacific Financial Group
-------------------    --------------------------------------------------

John A. Hall           President and Chief Executive Officer

Victor J. Toy          Senior Vice President and Secretary

Joel G. Edwards        Vice President, Chief Financial Officer and Treasurer

      The executive officers of Rainier Pacific Financial Group are elected annually and hold office until their respective successors have been elected or until death, resignation or removal by the board of directors.

      Information concerning the principal occupations, employment and compensation of the directors and executive officers of Rainier Pacific Financial Group is set forth under "- Management of Rainier Pacific Bank" and "- Executive Officers Who Are Not Directors." Directors of Rainier Pacific Financial Group initially will not be compensated by Rainier Pacific Financial Group but will serve and be compensated by Rainier Pacific Bank. It is not anticipated that separate director fees will be paid to directors of Rainier Pacific Financial Group until such time as these persons devote significant time to the separate management of Rainier Pacific Financial Group's affairs, which is not expected to occur until Rainier Pacific Financial Group becomes actively engaged in additional businesses other than holding the stock of Rainier Pacific Bank. Rainier Pacific Financial Group may determine that such compensation is appropriate in the future.

Management of Rainier Pacific Bank

      Because Rainier Pacific Bank is a mutual savings bank, its members have elected its board of directors. Upon completion of the conversion, the directors of Rainier Pacific Bank immediately prior to the conversion will continue to serve as directors of Rainier Pacific Bank in stock form. The board of directors of Rainier Pacific Bank in stock form will consist of nine directors divided into three classes, with approximately one-third of the directors elected at each annual meeting of shareholders. Because Rainier Pacific Financial Group will be the only shareholder of Rainier Pacific Bank following the conversion, the board of directors of Rainier Pacific Financial Group will elect the directors of Rainier Pacific Bank.

      The following table sets forth certain information regarding the board of directors of Rainier Pacific Bank.

                                                                                                  Current Term
                                                                                        Director   of Office
          Name                Age(1)  Positions Held With Rainier Pacific Bank           Since     Expires
          ----                ------  ----------------------------------------           -----     -------
Edward J. Brooks                47     Chairman of the Board                              1990       2004
Karyn R. Clarke                 52     Director                                           1998       2004
Robert H. Combs                 59     Director                                           1995       2004
Charles E. Cuzzetto             48     Vice Chairman of the Board                         1996       2005
Stephen M. Bader                54     Director                                           1996       2005
John A. Hall                    41     President, Chief Executive Officer and Director    2001       2005
Brian E. Knutson                58     Director                                           1993       2006
Alan M. Somers                  55     Director                                           1991       2006
Alfred H. Treleven, III         45     Director                                           1997       2006

----------
(1)   As of March 31, 2003.

      The business experience of each director for at least the past five years is set forth below.

      Edward J. Brooks is the Chairman of the Board at Rainier Pacific Bank and has served in that capacity since 1992. He is the President and Chief Executive Officer of Sunset Pacific General Contractors, Inc., a local commercial construction and general contracting firm. Mr. Brooks is past president of the Tacoma Narrows Rotary Club, and has served on the Board of Directors of Associated General Contractors of Washington and is actively involved with several local community organizations.

      Karyn R. Clarke is Assistant Superintendent for Elementary Education at Tacoma Public Schools. Ms. Clarke completed her undergraduate degree at Bradley University and received her Masters in Education at Pacific Lutheran University. Additionally, she has completed all course work toward a doctorate of educational leadership at Seattle University. She has served on numerous gubernatorially appointed committees and boards. Ms. Clarke served for nine years as a trustee at Tacoma Community College, serves on the board of directors for the Tacoma Art Museum, and is a member of the Advisory Committee at the University of Washington, Tacoma Campus.

      Robert H. Combs is an independent consultant. He has a Bachelor of Science Degree in Business and Technology from Oregon State and a Masters of Business Administration in Financial Management from University of Southern California. Mr. Combs is a member of the Tacoma Rotary #8, and is active in numerous community organizations. Mr. Combs has previously served as a management consultant for the national public accounting firm of Ernst & Young and was the owner of a computer software company providing specialized technology services to medical firms.

      Charles E. Cuzzetto is Director of Human and Financial Resources for the Peninsula School District and was previously the Director of Audit of Tacoma Public Schools for 15 years. He has a Bachelor of Arts in Accounting from the University of Washington, and a Masters of Business Administration from City University. Mr. Cuzzetto is a certified public accountant (CPA) and is a member of the American Institute of CPAs. He is a certified internal auditor, certified management accountant and certified fraud examiner. Mr. Cuzzetto is past president for the Puget Sound Chapter of the Institute of Internal Auditors, serves on the Board of Directors for the Washington School Personnel Association, and was an adjunct professor at City University and the University of Puget Sound. He is also the author of two books on internal auditing and internal controls.

      Stephen M. Bader is Chief Operating Officer for Tacoma Radiation Oncology Centers. Mr. Bader has a Bachelor of Arts in Business and a Masters of Business Administration from the University of Puget Sound. Mr. Bader is a certified public accountant (CPA) and was previously employed by the national public accounting firm of

Ernst & Young and is a member of the Washington Society of CPAs and the American Institute of CPAs. Mr. Bader previously served as an adjunct professor for business and finance at the University of Puget Sound. He is a member of Tacoma Rotary #8, and currently serves on numerous volunteer boards and committees of local community organizations and his church.

      John A. Hall is President and Chief Executive Officer of Rainier Pacific Bank. Mr. Hall joined Rainier Pacific Bank's predecessor in 1991 serving as its Executive Vice President and Chief Financial Officer and became its President and Chief Executive Officer in 1995. He obtained his Bachelor of Arts in Business Administration from the University of Puget Sound, is a certified public accountant (CPA) and a member of the Washington Society of CPAs and the American Institute of CPAs. After working for the national accounting firm of Ernst & Young, Mr. Hall began his career in the financial services industry in 1987. His financial institution experience prior to joining the Credit Union included a controllership and financial reporting position of a $650 million savings bank and also served as corporate audit manager of a $4.6 billion regional bank holding company. He is a member of the Tacoma Rotary #8, is a board member of the Washington Financial League, is a past board member and treasurer of the United Way of Pierce County and serves on various citizen committees in the educational field and for other community organizations. Mr. Hall is a director and the President of Rainier Pacific Bank's subsidiary Support Systems, Inc.

      Brian E. Knutson is the President of Knutson, Trolson and Fargher, P.S., Inc., a certified public accounting firm located in Lakewood, Washington. Mr. Knutson received Bachelor of Arts and Masters of Business Administration degrees from the University of Puget Sound. He is a certified public accountant (CPA) and was previously employed by the national public accounting firm of Deloitte & Touche. He is a member of the Washington Society of CPAs and the American Institute of CPAs. Mr. Knutson has served on the Board of Directors for the Clover Park Rotary Club, is past president of the Westend Kiwanis Club and is active in other community organizations.

      Alan M. Somers is President and Chief Executive Officer of Cruise Holidays of Silverdale, Washington. He has a Bachelor of Arts degree from the University of Puget Sound. Mr. Somers is a member of the Cruise Lines International Association and the Silverdale Chamber of Commerce, and past president of both the Seattle Chapter of the American Institute of Banking and the Banking Vocational Advisory Board at Bellevue Community College.

      Alfred H. Treleven, III is President and Chief Executive Officer of Sprague Pest Solutions. Mr. Treleven is also Chairman of the Board of Copesan Services Inc., an International Pest Management Company. He has served as President of the Washington State Pest Management Association, Director of the National Pest Management Association and was a member of the board of the Association of Washington Businesses. Mr. Treleven is involved with many local community organizations. He has a Bachelor of Arts degree from the University of Washington in Communications and Business.

Executive Officers Who Are Not Directors

      Each of the executive officers of Rainier Pacific Bank will retain his or her office following the conversion. Officers are elected annually by the board of directors of Rainier Pacific Bank. The business experience for at least the past five years for each of the five executive officers of Rainier Pacific Bank, who do not serve as directors, is set forth below.

      Joel G. Edwards is Vice President and Chief Financial Officer of Rainier Pacific Bank and is 42 years of age. Mr. Edwards joined Rainier Pacific Bank's predecessor in 1996. He holds a Bachelor of Arts in Business and Economics and a Masters of Business Administration from Eastern Washington University, is an inactive certified public accountant (CPA), and is a member of the Washington Society of CPAs and the American Institute of CPAs. Prior to joining Rainier Pacific Bank, Mr. Edwards was the president of the Washington Credit Union Share Guaranty Association. He also served the Farm Credit System for eight years including positions as vice president responsible for administration, budget and policy. Mr. Edwards's primary areas of responsibility at Rainier Pacific Bank include finance, accounting, information technology, human resources, facilities and purchasing.

      Carolyn S. Middleton is Vice President and Chief Lending Officer of Rainier Pacific Bank and is 50 years of age. Ms. Middleton joined Rainier Pacific Bank's predecessor in 1991. Ms. Middleton has worked in the consumer lending arena for 29 years specializing in mortgage and consumer lending. She holds a Certified Credit & Collection Executive designation from the International Credit Association and a Certified Commercial Real Estate Underwriter designation from the Mortgage Banker's Association. Prior to joining Rainier Pacific Bank, Ms. Middleton was the director of loan services and security officer for the largest credit union in the State of Oregon, and worked in the collection and legal departments of a national consumer products retailer. Ms. Middleton is an active member of the Society of Certified Credit Executives and served on Credit Union National Association's Lending Council. Ms. Middleton's primary areas of responsibility at Rainier Pacific Bank include real estate and consumer lending, collections, compliance and security.

      Dalen D. Harrison, Vice President of Rainier Pacific Bank, is 43 years of age. Ms. Harrison joined Rainier Pacific Bank's predecessor in 1994. Ms. Harrison holds a Bachelor of Arts degree in Business Administration from St. Mary's College and is a member of the Pierce County Association of Realtors. Ms. Harrison has 21 years of financial services experience. Prior to joining Rainier Pacific Bank, she held positions as vice president responsible for administration and member services at a $550 million credit union. Ms. Harrison is active in local chambers of commerce and the Gig Harbor Rotary Club and served on the board of a local not-for-profit organization. Ms. Harrison's primary areas of responsibility at Rainier Pacific Bank include the sales and service activities of the 11 branch retail network, consumer banking support, and Internet and call center delivery channels.

      Sandra K. Steffeney, Vice President of Rainier Pacific Bank, is 54 years of age. Ms. Steffeney joined Rainier Pacific Bank's predecessor in 2000. Ms. Steffeney has 29 years of experience in the financial services industry, concentrated in the insurance and investment securities business. She is a Chartered Life Underwriter (CLU); Certified Financial Planner (CFP); and holds National Association of Securities Dealers (NASD) investment advisor (Series
65), securities principal (Series 24), securities agent (Series 63) and securities representative (Series 7) licenses. Ms. Steffeney is also a member of several professional associations relative to her certifications and licenses. Prior to joining Rainier Pacific Bank, she was district manager of an insurance company subsidiary and vice president of a broker-dealer subsidiary within a national financial services holding company. Ms. Steffeney was also co-owner of a local financial planning practice. Ms. Steffeney's primary area of responsibility at Rainier Pacific Bank is to manage the operations of Rainier Pacific Bank's wholly-owned subsidiary, Support Systems, Inc, which is principally engaged in insurance and investment services.

      Victor J. Toy, Senior Vice President of Rainier Pacific Bank, is 49 years of age. Mr. Toy joined Rainier Pacific Bank's predecessor in 1991. Mr. Toy holds a Bachelor of Arts degree in Social Welfare from the University of California at Berkeley. He has 20 years of financial services experience. Prior to joining Rainier Pacific Bank, he was a principal and partner of a management consulting firm serving financial institutions, and held positions as vice president responsible for marketing, sales, strategic planning and shareholder relations for two separate publicly traded savings banks with assets of $650 million to $750 million located in Washington State. Mr. Toy's primary areas of responsibility at Rainier Pacific Bank include strategic planning and development, marketing and public relations.

Meetings and Committees of the Board of Directors

      Our board of directors meets monthly. During the year ended December 31, 2002, the board of directors held 12 regular meetings and two strategic planning sessions. No director attended fewer than 75% of the total meetings of the board of directors and committees on which such board member served during this period. We currently have standing Executive, Loan and Investment, Audit, Nominating, and Personnel and Compensation Committees.

      The Executive Committee is comprised of Directors Brooks (Chairman), Combs, Hall, Somers and Treleven. The Executive Committee meets quarterly and on an as needed basis and is empowered to act on behalf of the entire board. This committee met eight times during the year ended December 31, 2002.

      The Loan and Investment Committee is comprised of Directors Bader (Chairman), Knutson and Somers. The Loan Committee meets quarterly and as needed to monitor loan, investment, and funding activities; and to establish, review and revise loan and investment policies and practices. This committee met nine times during the year ended December 31, 2002.

      The Audit Committee is comprised of Directors Knutson (Chairman), Bader and Cuzzetto. The Audit Committee meets quarterly and on an as needed basis. The Audit Committee evaluates the effectiveness of Rainier Pacific Bank's internal controls for safeguarding its assets and to ensure the integrity of the financial reporting. The committee hires the independent auditors and reviews the audit report prepared by the independent auditors. This committee met five times during the year ended December 31, 2002.

      The Personnel and Compensation Committee is comprised of Directors Combs (Chairman), Cuzzetto and Somers. The Personnel and Compensation Committee meets quarterly and on an as needed basis. The committee provides general oversight to the personnel, compensation and benefits related matters of Rainier Pacific Bank. This committee met five times during the year ended December 31, 2002.

      The Nominating Committee is comprised of Directors Cuzzetto (Chairman), Hall and Treleven. The Nominating Committee meets on an as needed basis and is responsible for selecting qualified individuals to fill openings on the board of directors. This committee met three times during the year ended December 31, 2002.

Directors' Compensation

      Members of Rainier Pacific Bank's board of directors receive a monthly retainer of $500 and a fee of $300 for each board meeting attended. In addition, the Chairman and Vice Chairman of the board of directors receive an additional fee of $500 and $50 per month, respectively. Each director receives $250 for committee meetings attended and the committee chairs receive an additional $100 per meeting. Total fees paid to directors during the year ended December 31, 2002 were $81,250.

Executive Compensation

      Summary Compensation Table. The following table sets forth a summary of certain information concerning the compensation paid by Rainier Pacific Bank, including amounts deferred to future periods by the officers, for services rendered in all capacities during the year ended December 31, 2002 to the President and Chief Executive Officer of Rainier Pacific Bank and the five other executive officers of Rainier Pacific Bank.

                                                                                    Long Term
                                                                                  Compensation
                                                 Annual Compensation                 Awards
                                        -----------------------------------  -----------------------
                                                                  Other      Restricted
                                                                  Annual        Stock                      All Other
                               Fiscal                          Compensation     Award        Options       Compen-
Name and Principal Position     Year     Salary    Bonus (1)      ($)(2)        ($)(3)       (#)(3)       sation (4)
---------------------------    ------   --------   ---------   ------------  -----------     -------      ----------
John A. Hall                    2002    $140,000   $117,506        $ --           --           --          $31,869
  President and
  Chief Executive Officer

Victor J. Toy                   2002      89,658     80,800          --           --           --           24,728
  Senior Vice President

Joel G. Edwards                 2002      86,484     58,484          --           --           --           22,922
  Vice President and
  Chief Financial Officer

Carolyn S. Middleton            2002      76,210     51,539          --           --           --           19,440
  Vice President and
  Chief Lending Officer

Dalen D. Harrison               2002      75,526     49,481          --           --           --           17,190
  Vice President

Sandra K. Steffeney             2002      88,414     58,022          --           --           --           21,669
  Vice President

----------
(1) The amounts reported represent the annual performance awards earned by each executive officer for 2002 that were paid in 2003. These awards are earned based primarily upon the achievement of specific performance targets of Rainier Pacific Bank and its subsidiary. See "Business of Rainier Pacific Bank - Pay For Performance Plan."
(2) Rainier Pacific Bank did not provide personal benefits or prerequisites which exceeded the lesser of $50,000 or 10% of the named individual's salary and bonus.
(3) As a mutual institution, Rainier Pacific Bank does not have any restricted stock or stock option plans. Rainier Pacific Bank does, however, intend to adopt such plans following the conversion. See "- Benefits - Other Stock Benefit Plans."
(4) The amounts reported include defined contribution amounts and employer matching contributions made to Rainier Pacific Bank's 401(k) Plan of $24,000, $19,798, $18,058, $15,204, $12,908 and $16,606 for Mr. Hall, Mr.
      Toy, Mr. Edwards, Ms. Middleton, Ms. Harrison, and Ms. Steffeney, respectively; and amounts paid to each executive officer during 2002 in connection with Rainier Pacific Bank's Gainshare Program (i.e., a non-qualified profit sharing plan) of $7,869, $4,930, $4,864, $4,236, $4,282 and $5,063 for Mr. Hall, Mr. Toy, Mr. Edwards, Ms. Middleton, Ms. Harrison and Ms. Steffeney, respectively.


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      Pay For Performance Plan. Rainier Pacific Bank believes strongly in aligning the interests of its employees with its strategic objectives. To accomplish this we have adopted a pay for performance compensation philosophy that links individual employee performance and pay with risk and reward characteristics, and variable compensation awards.

      As a result of the strategic importance of our goal to deliver strong performance, sales, and customer satisfaction, all employees of Rainier Pacific Bank have a portion of their variable compensation tied to the overall level of customer satisfaction and annual sales results.

      Fundamental to our pay for performance compensation philosophy is that an individual employee's compensation is tied to annual performance and the level of pay that the employee has placed "at risk" rather than providing compensation based simply on tenure or through annual merit increases. Under our pay for performance compensation philosophy, all employees, with the exception of those under other specific variable compensation plans, have their total annual compensation determined by the level of risk that an employee annually established on base pay and overall performance based on established goals.

      Each year, we conduct an annual market analysis for all positions at Rainier Pacific Bank. This analysis is used to identify the relative value of each position compared to market, expressed in total compensation, to determine each respective position's value. At the beginning of each calendar year, every employee who has received a satisfactory job performance rating, based on their prior year's performance, may elect to place his or her base salary at 80% to 95% of the established position value. The level of risk that each employee selects affects their total compensation and annual performance awards.

      Specific team, departmental, and individual measurable performance goals are established and documented that support Rainier Pacific Bank's strategic goals. At the end of every year, the employee's performance in each goal is evaluated, resulting in an average rating of performance and a corresponding variable compensation award. The amount of the annual performance award that each employee earns is determined by utilizing a matrix that combines their base salary percentage to position value, or their pay at risk, and their actual overall performance rating relating to the achievement of their assigned goals. This pay for performance philosophy enables high performance employees that take risk with Rainier Pacific in the form of lower base pay salary relative to their position value, to earn total annual compensation significantly greater than their position value.

      Employment Agreement for Executive Officer. In connection with the conversion, Rainier Pacific Bank intends to enter into a three-year employment agreement with John A. Hall. Under the employment agreement, the initial base salary level for Mr. Hall will be $161,500, which amount will be paid by Rainier Pacific Bank and may be increased at the discretion of the Board of Directors or an authorized committee of the Board. On each anniversary of the initial date of the employment agreement, the term of the agreement will be extended for an additional year unless notice is given by the board of directors to Mr. Hall at least 90 days prior to such anniversary date. The agreement may be terminated by Rainier Pacific Bank at any time, by Mr. Hall if he is assigned duties inconsistent with his initial position, duties, responsibilities, or upon the occurrence of certain events. In the event that Mr. Hall's employment is terminated without cause or upon Mr. Hall's voluntary termination following the occurrence of an event described in the preceding sentence, Rainier Pacific Bank would be required to honor the terms of the agreement through the expiration of the current term, including payment of the then current cash compensation and continuation of employee benefits.

      The employment agreement also provides for a severance payment and other benefits if Mr. Hall is involuntarily terminated because of a change in control of Rainier Pacific Financial Group and Rainier Pacific Bank. The agreement authorizes severance payments on a similar basis if Mr. Hall voluntarily terminates his employment following a change in control because he is assigned duties inconsistent with his position, duties, responsibilities immediately prior to such change in control. The agreement defines the term "change in control" as having occurred when, among other things, a person other than Rainier Pacific Financial Group purchases shares of Rainier Pacific Financial Group's common stock under a tender or exchange offer for the shares; any person, as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, is or becomes the beneficial owner, directly or indirectly, of securities of Rainier Pacific Financial Group representing 25% or more of the combined voting power of Rainier Pacific Financial Group's then outstanding securities; the membership of the Board of Directors changes as the result of a contested election; or


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

shareholders of Rainier Pacific Financial Group approve a merger, consolidation, sale or disposition of all or substantially all of Rainier Pacific Financial Group's assets, or a plan of partial or complete liquidation.

      The maximum value of the severance benefits under the employment agreement is 2.99 times Mr. Hall's average annual compensation during the five-year period prior to the effective date of the change in control. The employment agreement provides that the value of the maximum benefit be distributed in the form of a lump sum cash payment equal to 2.99 times Mr. Hall's base amount, and continued coverage under Rainier Pacific Financial Group's and Rainier Pacific Bank's health, life and disability programs for a 36-month period following the change in control, the total value of which does not exceed 2.99 times Mr. Hall's base amount. Assuming that a change in control had occurred at March 31, 2003 and that Mr. Hall elected to receive a lump sum cash payment, he would be entitled to a payment of approximately $710,000. Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual's base amount are deemed to be "excess parachute payments" if they are conditioned upon a change in control. Individuals receiving parachute payments in excess of 2.99 times of their base amount are subject to a 20% excise tax on the amount of such excess payments. If excess parachute payments are made, Rainier Pacific Financial Group and Rainier Pacific Bank would not be entitled to deduct the amount of such excess payments. The employment agreement provides that severance and other payments that are subject to a change in control will be reduced as much as necessary to ensure that no amounts payable to the executive will be considered excess parachute payments.

      Severance Agreements for Executive Officers. In connection with the conversion, Rainier Pacific Bank intends to enter into three-year change in control severance agreements with each of Victor J. Toy, Joel G. Edwards, Carolyn S. Middleton, Dalen D. Harrison and Sandra K. Steffeney. On each anniversary of the initial date of the severance agreements, the term of each agreement may be extended for an additional year at the discretion of the Board or an authorized committee of the Board. The agreements may be terminated by Rainier Pacific Bank at any time, by the executive if he or she is assigned duties inconsistent with his or her initial position, duties, responsibilities and status, or upon the occurrence of certain events specified by federal regulations in connection with a change in control of Rainier Pacific Financial Group or Rainier Pacific Bank.

      The severance agreements also provide for a severance payment and other benefits if the executive is involuntarily terminated because of a change in control of Rainier Pacific Financial Group and Rainier Pacific Bank. The agreement authorizes severance payments on a similar basis where an executive voluntarily terminates employment following a change in control because of being assigned duties inconsistent with the executive's position, duties, responsibilities and status immediately prior to such change in control. The agreement defines the term "change in control" as having occurred when, among other things, a person other than Rainier Pacific Financial Group purchases shares of Rainier Pacific Financial Group's common stock under a tender or exchange offer for the shares; any person, as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, is or becomes the beneficial owner, directly or indirectly, of securities of Rainier Pacific Financial Group representing 25% or more of the combined voting power of Rainier Pacific Financial Group's then outstanding securities; the membership of the Board of Directors changes as the result of a contested election; or shareholders of Rainier Pacific Financial Group approve a merger, consolidation, sale or disposition of all or substantially all of Rainier Pacific Financial Group's assets, or a plan of partial or complete liquidation.

      The maximum value of the severance benefits under the severance agreements is 2.99 times the executive's average annual compensation during the five-year period prior to the effective date of the change in control. The severance agreements provide that the value of the maximum benefit be distributed in the form of a lump sum cash payment equal to 2.99 times the executive's base amount, and continued coverage under Rainier Pacific Financial Group's and Rainier Pacific Bank's health, life and disability programs for a 36-month period following the change in control, the total value of which does not exceed 2.99 times the executive's base amount. Assuming that a change in control had occurred at March 31, 2003 and that each executive elected to receive a lump sum cash payment, Mr. Toy, Mr. Edwards, Ms. Middleton, Ms. Harrison and Ms. Steffeney would be entitled to payments of approximately $425,000, $365,000, $315,000, $330,000 and $415,000, respectively. Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual's base amount are deemed to be "excess parachute payments" if they are conditioned upon a change in control. Individuals receiving parachute payments in excess of 2.99 times their base amount are subject to a 20% excise tax on the amount of such excess payments. If excess parachute payments are


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

made, Rainier Pacific Financial Group and Rainier Pacific Bank would not be entitled to deduct the amount of such excess payments. The severance agreements provide that severance and other payments that are conditioned on a change in control will be reduced as much as necessary to ensure that no amounts payable to the executive will be considered excess parachute payments.

      Employee Severance Compensation Plan. Rainier Pacific Bank's Board of Directors intends to, in connection with the conversion, establish the Rainier Pacific Bank Employee Severance Compensation Plan which will provide eligible employees with severance pay benefits in the event of a change in control of Rainier Pacific Bank or Rainier Pacific Financial Group following the conversion. Management personnel with employment agreements or severance agreements are not eligible to participate in the severance plan. Generally, employees will be eligible to participate in the severance plan if they have completed at least one year of service with Rainier Pacific Bank. Employees will have credit for service prior to adoption of the plan. The severance plan vests in each participant a contractual right to the benefits the participant is entitled to thereunder. Under the severance plan, in the event of a change in control of Rainier Pacific Bank, or Rainier Pacific Financial Group, eligible employees who are terminated or terminate their employment within one year, for reasons specified under the severance plan, will be entitled to receive a severance payment. If the participant, whose employment has terminated, has completed at least one year of service, the participant will be entitled to a cash severance payment equal to three months for service of one to two years, six months for service of two to three years, and six months plus one month for each year of continuous employment over three years up to a maximum of one and one-half times the participant's annual compensation. A participant who is a middle manager of Rainier Pacific Bank prior to the change in control will receive a minimum payment equal to one-half of the participant's annual compensation. Individuals who are officers of Rainier Pacific Bank prior to the change in control will receive a minimum payment equal to one times the participant's annual compensation. Such payments may tend to discourage takeover attempts by increasing costs to be incurred by Rainier Pacific Bank in the event of a takeover. In the event the provisions of the severance plan are triggered, the total amount of payments that would be due thereunder, based solely upon current salary levels, would be approximately $4.1 million. It is management's belief, however, that substantially all of Rainier Pacific Bank's employees would be retained in their current positions in the event of a change in control, and that any amount payable under the severance plan would be considerably less than the total amount that could possibly be paid under the severance plan.

      Key-Person Life Insurance. Rainier Pacific Bank is in the process of obtaining renewable term life insurance policies with death benefit coverage of $2.0 million on John A. Hall, Rainier Pacific Bank's President and Chief Executive Officer, and $1.5 million on Victor J. Toy, Rainier Pacific Bank's Senior Vice President. These policies are anticipated to be in place prior to the completion of the conversion. Rainier Pacific Bank will be the beneficiaries of these policies, and neither Mr. Hall nor Mr. Toy will derive any personal benefits as a result of these policies.

Benefits

      General. Rainier Pacific Bank currently provides health and welfare benefits to its employees, including hospitalization, comprehensive medical insurance, dental, life, short-term and long-term disability insurance, subject to certain deductibles and copayments by employees. Rainier Pacific Bank also provides certain retirements benefits. See Note 11 of the Notes to Consolidated Financial Statements.

      Profit Sharing 401(k) Plan. Rainier Pacific Bank maintains the Rainier Pacific Bank Profit Sharing 401(k) Plan and Trust for the benefit of its eligible employees. The plan is a combination 401(k) and profit sharing plan. The plan is intended to be a tax-qualified retirement plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. Employees of Rainier Pacific Bank who have completed one year of service and who have attained age 18 are eligible to participate in the 401(k) and matching contribution part of the plan. Such employees must have attained age 18 and completed one year of service in order to participate in the profit sharing part of the plan. Generally, participants direct the investment of the plan assets.

      During 2003, participants may contribute the lesser of $12,000 or 40% of their annual compensation through a pre-tax salary reduction election. Participants 50 years of age or more, may elect to make an additional $2,000 pre-tax salary reduction election. Rainier Pacific Bank matches the first 3% of a participant's pre-tax salary reduction contribution at the rate of 100%. The next 2% of the participant's pre-tax salary reduction contributions are matched at the


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rate of 50%. To be eligible for a matching contribution, the participant must be actively employed on the last day of the plan year. Participants are at all times 100% vested in their salary reduction contributions and related matching contributions.

      Rainier Pacific Bank is obligated under the terms of the plan to make an 8.0% profit sharing contribution. Rainier Pacific Bank may also make a discretionary profit sharing contribution with respect to any plan year which is allocated to participants in the proportion that their annual compensation bears to the total compensation of all participants during the plan year. To be eligible for either type of profit sharing contribution, a participant must complete a year of service during the plan year and be actively employed on the last day of that plan year. With respect to the 8.0% contribution and the discretionary profit sharing contributions made by Rainier Pacific Bank, participants vest in such contributions at the rate of 20% per year, beginning with the completion of their third year of service with full vesting occurring after seven years of service. For the plan's fiscal year ended December 31, 2002, Rainier Pacific Bank incurred contribution-related expenses of $815,000 in connection with the 401(k) and profit sharing portions of the plan. For the plan's fiscal year ended December 31, 2002, employees contributed $423,000 to the plan.

      Employee Stock Ownership Plan. The board of directors has authorized the adoption by Rainier Pacific Bank of an employee stock ownership plan for its eligible employees, subject to the completion of the conversion. The employee stock ownership plan will formally be part of the Profit Sharing 401(k) plan and after the conversion the combined plan will be known as the Rainier Pacific 401(k) Employee Stock Ownership Plan. The employee stock ownership plan portion of the combined plan will satisfy the requirements for an employee stock ownership plan under the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended. Employees of Rainier Pacific Bank who have been credited with at least 1,000 hours of service during a designated 12-month period and who have attained age 18 will be eligible to participate in the employee stock ownership plan.

      It is intended that the employee stock ownership plan will purchase 8.0% of the shares sold in the offering. This would range between 434,112 shares, assuming 5,426,400 shares are sold in the offering and including shares contributed to the Rainier Pacific Bank Foundation, and 587,328 shares, assuming 7,341,600 shares are sold in the conversion and including shares contributed to the Rainier Pacific Bank Foundation. It is anticipated that the employee stock ownership plan will borrow funds from Rainier Pacific Financial Group to purchase the shares. Such loan will equal 100% of the aggregate purchase price of the common stock purchased by the employee stock ownership plan. The employee stock ownership plan will repay the loan principally from the cash contributions from Rainier Pacific Bank and from dividends payable on the common stock held by the employee stock ownership plan over the anticipated ten-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be the prime rate as published in The Wall Street Journal on the closing date of the conversion. See "Pro Forma Data." To the extent that the employee stock ownership plan is unable to acquire 8.0% of the common stock issued in the conversion, it is anticipated that it may acquire the shares following the conversion through open market purchases.

      In any plan year, Rainier Pacific Bank may make additional discretionary contributions to the employee stock ownership plan for the benefit of participants. These contributions may be used to acquire shares of common stock through the purchase of outstanding shares in the market, from individual shareholders, or from shares which constitute authorized but unissued shares or shares held in trust by Rainier Pacific Financial Group. Several factors will affect the timing, amount, and manner of such discretionary contributions, including applicable regulatory policies, the requirements of applicable laws and regulations, and market conditions.

      Rainier Pacific Financial Group will hold shares purchased by the employee stock ownership plan with the proceeds of the loan in a suspense account and release them for allocation among eligible participants as the loan is repaid. Discretionary contributions to the employee stock ownership plan and shares released from the suspense account will be allocated among participants on the basis of each eligible participant's proportional share of total compensation. Forfeitures will be reallocated among the remaining plan participants.

      Participants will vest in their employee stock ownership plan account at the rate of 20% per year, beginning upon the completion of three years of service, with full vesting occurring after seven years of service. Employees will have credit for service prior to adoption of the employee stock ownership plan. A participant is fully vested at normal


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

retirement, which is the attainment of age 65, in the event of death or disability or upon termination of the employee stock ownership plan. Benefits are distributable upon a participants' normal retirement, death, disability or termination of employment. Contributions to the employee stock ownership plan are not fixed, so benefits payable under the employee stock ownership plan cannot be estimated.

      The board of directors will select a trustee for the employee stock ownership plan. The trustee must vote all allocated shares held in the employee stock ownership plan in accordance with the instructions of plan participants and unallocated shares must be voted in the same ratio on any matter as those shares for which instructions are given. The trustee will vote the allocated shares for which no instructions are received as directed by the plan administrator.

      Under applicable accounting requirements, compensation expense for a leveraged employee stock ownership plan is recorded at the fair market value of the employee stock ownership plan shares when committed to be released to participants' accounts. See "Pro Forma Data."

      Other Stock Benefit Plans. In the future, we intend to adopt a stock option plan and a restricted stock plan for the benefit of selected directors, officers and employees. We anticipate that the stock option plan and restricted stock plan will have reserved a number of shares equal to 10% and 4%, respectively, of the Rainier Pacific Financial Group common stock sold in the conversion. Grants of common stock pursuant to the restricted stock plan will be issued without cost to the recipient. If a determination is made to implement a stock option plan or restricted stock plan, it is anticipated that any such plans will be submitted to shareholders for their consideration at which time shareholders would be provided with detailed information regarding the plan. If the plans are approved, and effected, they will have a dilutive effect on Rainier Pacific Financial Group's shareholders as well as an effect on Rainier Pacific Financial Group's net income and shareholders' equity, although the actual results cannot be determined until such plans are implemented. Any such stock option plan or restricted stock plan will not be implemented less than six months after the completion date of the conversion.

Loans and Other Transactions with Officers and Directors

      Rainier Pacific Bank has followed a policy of granting loans to officers and directors, which fully complies with all applicable federal regulations. Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with non-insider employees prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features.

      All loans we make to our directors and executive officers are subject to federal regulations restricting loans and other transactions with affiliated persons of Rainier Pacific Bank. Loans and available lines of credit to all directors and executive officers and their associates totaled approximately $3.6 million at March 31, 2003, which was 8.4% of our equity at that date. All loans to directors and executive officers were performing in accordance with their terms at March 31, 2003. Total deposits of directors and executive officers were approximately $1.0 million at March 31, 2003.

                              HOW WE ARE REGULATED

      The following is a brief description of certain laws and regulations which are applicable to Rainier Pacific Financial Group and Rainier Pacific Bank. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

      Legislation is introduced from time to time in the United States Congress that may affect the operations of Rainier Pacific Financial Group and Rainier Pacific Bank. In addition, the regulations governing us may be amended from time to time by the respective regulators. Any such legislation or regulatory changes in the future could adversely affect us. We cannot predict whether any such changes may occur.


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

Regulation and Supervision of Rainier Pacific Bank

      General. As a state-chartered savings bank, Rainier Pacific Bank is subject to applicable provisions of Washington law and regulations of the Washington Department of Financial Institutions. State law and regulations govern Rainier Pacific Bank's ability to take deposits and pay interest, to make loans on or invest in residential and other real estate, to make consumer loans, to invest in securities, to offer various banking services to its customers, and to establish branch offices. Under state law, savings banks in Washington also generally have all of the powers that federal savings banks have under federal laws and regulations. Rainier Pacific Bank is subject to periodic examination and reporting requirements by and of the Washington Department of Financial Institutions.

      Deposit Insurance. The Federal Deposit Insurance Corporation is an independent federal agency that insures the deposits, up to applicable limits, of depository institutions. As insurer of Rainier Pacific Bank's deposits, the Federal Deposit Insurance Corporation imposes deposit insurance premiums and has examination, supervisory and enforcement authority over Rainier Pacific Bank.

      The Federal Deposit Insurance Corporation may terminate the deposit insurance of any insured depository institution if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, order or any condition imposed by an agreement with the Federal Deposit Insurance Corporation. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the Federal Deposit Insurance Corporation. Management is not aware of any existing circumstances that could result in termination of the deposit insurance of Rainier Pacific Bank.

      Capital Requirements. Federally insured savings institutions, such as Rainier Pacific Bank, are required to maintain a minimum level of regulatory capital. Federal Deposit Insurance Corporation regulations recognize two types, or tiers, of capital: core ("Tier 1") capital and supplementary ("Tier 2") capital. Tier 1 capital generally includes common shareholders' equity and noncumulative perpetual preferred stock, less most intangible assets. Tier 2 capital, which is limited to 100 percent of Tier 1 capital, includes such items as qualifying general loan loss reserves, cumulative perpetual preferred stock, mandatory convertible debt, term subordinated debt and limited life preferred stock; however, the amount of term subordinated debt and intermediate term preferred stock (original maturity of at least five years but less than 20 years) that may be included in Tier 2 capital is limited to 50 percent of Tier 1 capital.

      The Federal Deposit Insurance Corporation currently measures an institution's capital using a leverage limit together with certain risk-based ratios. The Federal Deposit Insurance Corporation's minimum leverage capital requirement specifies a minimum ratio of Tier 1 capital to average total assets. Most banks are required to maintain a minimum leverage ratio of at least 4% to 5% of total assets. At March 31, 2003, Rainier Pacific Bank had a Tier 1 leverage capital ratio of 8.13%. The Federal Deposit Insurance Corporation retains the right to require a particular institution to maintain a higher capital level based on its particular risk profile.

      Federal Deposit Insurance Corporation regulations also establish a measure of capital adequacy based on ratios of qualifying capital to risk-weighted assets. Assets are placed in one of four categories and given a percentage weight based on the relative risk of that category. In addition, certain off-balance-sheet items are converted to balance-sheet credit equivalent amounts, and each amount is then assigned to one of the four categories. Under the guidelines, the ratio of total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets must be at least 8%, and the ratio of Tier 1 capital to risk-weighted assets must be at least 4%. In evaluating the adequacy of a bank's capital, the Federal Deposit Insurance Corporation may also consider other factors that may affect a bank's financial condition, such as interest rate risk exposure, liquidity, funding and market risks, the quality and level of earnings, concentration of credit risk, risks arising from nontraditional activities, loan and investment quality, the effectiveness of loan and investment policies, and management's ability to monitor and control financial operating risks.

      The Washington Department of Financial Institutions requires that net worth equal at least 5% of total assets. At March 31, 2003, Rainier Pacific Bank had Tier 1 capital of 8.13% of average assets. For a complete description of Rainier Pacific Bank's required and actual capital levels on March 31, 2003, see "Rainier Pacific Bank Exceeds All Regulatory Capital Requirements."

      Rainier Pacific Bank's management believes that, under the current regulations, Rainier Pacific Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of Rainier Pacific Bank, such as a downturn in the economy in areas where Rainier Pacific Bank has most of its loans, could adversely affect future earnings and, consequently, the ability of Rainier Pacific Bank to meet its capital requirements.

      Prompt Corrective Action. The Federal Deposit Insurance Corporation is required to take certain supervisory actions against undercapitalized savings institutions, the severity of which depends upon the institution's degree of undercapitalization. Generally, an institution that has a ratio of total capital to risk-weighted assets of less than 8%, a ratio of Tier I (core) capital to risk-weighted assets of less than 4%, or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be undercapitalized. An institution that has a total risk-based capital ratio less than 6%, a Tier I capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be significantly undercapitalized and an institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be critically undercapitalized. In most instances, the Federal Deposit Insurance Corporation is required to appoint a receiver or conservator for a savings institution that is critically undercapitalized. Federal Deposit Insurance Corporation regulations also require that a capital restoration plan be filed with the Federal Deposit Insurance Corporation within 45 days of the date a savings institution receives notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. Compliance with the plan must be guaranteed by any parent holding company in an amount of up to the lesser of 5% of the institution's assets or the amount which would bring the institution into compliance with all capital standards. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. The Federal Deposit Insurance Corporation also could take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

      At March 31, 2003, Rainier Pacific Bank was categorized as "well capitalized" under the prompt corrective action regulations of the Federal Deposit Insurance Corporation.

      Standards for Safety and Soundness. The federal banking regulatory agencies have prescribed, by regulation, guidelines for all insured depository institutions relating to: internal controls, information systems and internal audit systems; loan documentation; credit underwriting; interest rate risk exposure; asset growth; asset quality; earnings and compensation, fees and benefits. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Federal Deposit Insurance Corporation determines that Rainier Pacific Bank fails to meet any standard prescribed by the guidelines, it may require Rainier Pacific Bank to submit an acceptable plan to achieve compliance with the standard.

      Activities and Investments of Insured State-Chartered Financial Institutions. Federal law generally limits the activities and equity investments of Federal Deposit Insurance Corporation insured, state-chartered banks to those that are permissible for national banks. An insured state bank is not prohibited from, among other things, (1) acquiring or retaining a majority interest in a subsidiary, (2) investing as a limited partner in a partnership the sole purpose of which is direct or indirect investment in the acquisition, rehabilitation or new construction of a qualified housing project, provided that such limited partnership investments may not exceed 2% of the bank's total assets, (3) acquiring up to 10% of the voting stock of a company that solely provides or reinsures directors', trustees' and officers' liability insurance coverage or bankers' blanket bond group insurance coverage for insured depository institutions, and (4) acquiring or retaining the voting shares of a depository institution if certain requirements are met.

      Washington State recently enacted a new law regarding financial institution parity. Primarily, the law affords Washington-chartered commercial banks the same powers as Washington-chartered savings banks. In order for a bank to exercise these powers, it must provide 30 days notice to the Director of Financial Institutions and the Director must


                                       95
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authorize the requested activity. In addition, the law provides that
Washington-chartered commercial banks may exercise any of the powers that the Federal Reserve has determined to be closely related to the business of banking and the powers of national banks, subject to the approval of the Director in certain situations. The law also provides that Washington-chartered savings banks may exercise any of the powers of Washington-chartered commercial banks, national banks and federally-chartered savings banks, subject to the approval of the Director in certain situations. Finally, the law provides additional flexibility for Washington-chartered commercial and savings banks with respect to interest rates on loans and other extensions of credit. Specifically, they may charge the maximum interest rate allowable for loans and other extensions of credit by federally-chartered financial institutions to Washington residents.

      Environmental Issues Associated With Real Estate Lending. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), a federal statute, generally imposes strict liability on, all prior and present "owners and operators" of sites containing hazardous waste. However, Congress asked to protect secured creditors by providing that the term "owner and operator" excludes a person whose ownership is limited to protecting its security interest in the site. Since the enactment of the CERCLA, this "secured creditor exemption" has been the subject of judicial interpretations which have left open the possibility that lenders could be liable for cleanup costs on contaminated property that they hold as collateral for a loan.

      To the extent that legal uncertainty exists in this area, all creditors, including Rainier Pacific Bank, that have made loans secured by properties with potential hazardous waste contamination (such as petroleum contamination) could be subject to liability for cleanup costs, which costs often substantially exceed the value of the collateral property.

      Federal Reserve System. The Federal Reserve Board requires that all depository institutions maintain reserves on transaction accounts or non-personal time deposits. These reserves may be in the form of cash or non-interest-bearing deposits with the regional Federal Reserve Bank. Negotiable order of withdrawal (NOW) accounts and other types of accounts that permit payments or transfers to third parties fall within the definition of transaction accounts and are subject to the reserve requirements, as are any non-personal time deposits at a savings bank. As of March 31, 2003, Rainier Pacific Bank's deposit with the Federal Reserve Bank and vault cash exceeded its reserve requirements.

      Affiliate Transactions. Rainier Pacific Financial Group and Rainier Pacific Bank are separate and distinct legal entities. Various legal limitations restrict Rainier Pacific Bank from lending or otherwise supplying funds to Rainier Pacific Financial Group, generally limiting any single transaction to 10% of the Bank's capital and surplus and limiting all such transactions to 20% of the Bank's capital and surplus. These transactions also must be on terms and conditions consistent with safe and sound banking practices that are substantially the same as those prevailing at the time for transactions with unaffiliated companies.

      Federally insured banks are subject, with certain exceptions, to certain restrictions on extensions of credit to their parent holding companies or other affiliates, on investments in the stock or other securities of affiliates and on the taking of such stock or securities as collateral from any borrower. In addition, such banks are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or the providing of any property or service.

      Community Reinvestment Act. Banks are also subject to the provisions of the Community Reinvestment Act of 1977, which requires the appropriate federal bank regulatory agency to assess the bank's record in meeting the credit needs of the community serviced by the bank, including low and moderate income neighborhoods. The regulatory agency's assessment of the bank's record is made available to the public. Further, an assessment is required of any bank which has applied to establish a new branch office that will accept deposits, relocate an existing office or merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. Rainier Pacific Bank received a "satisfactory" rating during its most recent examination.

      Dividends. Dividends from Rainier Pacific Bank constitute the major source of funds for dividends which may be paid by Rainier Pacific Financial Group to shareholders. The amount of dividends payable by Rainier Pacific Bank to Rainier Pacific Financial Group depends upon Rainier Pacific Bank's earnings and capital position, and is limited by federal and state laws. According to Washington law, Rainier Pacific Bank may not declare or pay a cash dividend on its capital stock if it would cause its net worth to be reduced below (1) the amount required for liquidation accounts or (2) the


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net worth requirements, if any, imposed by the Director of the Washington
Department of Financial Institutions. Dividends on Rainier Pacific Bank's capital stock may not be paid in an aggregate amount greater than the aggregate retained earnings of Rainier Pacific Bank, without the approval of the Director of the Washington Department of Financial Institutions.

      The amount of dividends actually paid during any one period will be strongly affected by Rainier Pacific Bank's policy of maintaining a strong capital position. Federal law further provides that no insured depository institution may pay a cash dividend if it would cause the institution to be "undercapitalized," as defined in the prompt corrective action regulations. Moreover, the federal bank regulatory agencies also have the general authority to limit the dividends paid by insured banks if such payments are deemed to constitute an unsafe and unsound practice.

Regulation and Supervision of Rainier Pacific Financial Group

      General. Rainier Pacific Financial Group, as the sole shareholder of Rainier Pacific Bank, will become a bank holding company and will register as such with the Federal Reserve. Bank holding companies are subject to comprehensive regulation by the Federal Reserve under the Bank Holding Company Act of 1956, as amended, and the regulations of the Federal Reserve. As a bank holding company, Rainier Pacific Financial Group will be required to file annual reports with the Federal Reserve and any additional information required by the Federal Reserve and will be subject to regular examinations by the Federal Reserve. The Federal Reserve also has extensive enforcement authority over bank holding companies, including the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

      Gramm-Leach-Bliley Financial Services Modernization Act of 1999. On November 12, 1999, the Gramm-Leach-Bliley Financial Services Modernization Act of 1999 was signed into law. The Gramm-Leach-Bliley Act was intended to modernize the financial services industry by establishing a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms and other financial service providers. Generally, the Gramm-Leach-Bliley Act:

      o repealed the historical restrictions and eliminates many federal and state law barriers to affiliations among banks, securities firms, insurance companies and other financial service providers;

      o broadened the activities that may be conducted by national banks, banking subsidiaries of bank holding companies and their financial subsidiaries;

      o provided an enhanced framework for protecting the privacy of consumer information;

      o addressed a variety of other legal and regulatory issues affecting operations and activities of financial institutions.

      The Bank Holding Company Act. Under the Bank Holding Company Act, a bank holding company must obtain Federal Reserve approval before: (1) acquiring ownership or control of any voting shares of another bank or bank holding company if, after the acquisition, it would own or control more than 5% of such shares; (2) acquiring all or substantially all of the assets of another bank or bank holding company; or (3) merging or consolidating with another bank holding company.

      The USA Patriot Act. In response to the terrorist events of September 11, 2001, the President of the United States signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA Patriot Act, on October 26, 2001. The USA Patriot Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. Title III of the USA Patriot Act takes measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions.


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      Among other requirements, Title III of the USA Patriot Act imposes the following requirements:

      o Financial institutions must establish anti-money laundering programs.

      o Financial institutions that establish, maintain, administer, or manage private banking accounts or correspondent accounts in the United States for non-United States persons or their representatives must establish appropriate, specific, and, where necessary, enhance due diligence policies, procedures, and controls designed to detect and report money laundering.

      o Financial institutions are prohibited from establishing, maintaining, administering or managing correspondent accounts for foreign banks that do not have a physical presence in any country and will be subject to certain recordkeeping obligations with respect to correspondent accounts of foreign banks.

      o Bank regulators must consider a holding company's effectiveness in combating money laundering when ruling on Federal Reserve Act and Bank Merger Act applications.

      We are in the process of updating our policies and procedures to reflect the requirements of the USA Patriot Act. We do not foresee any significant changes in our business or customer practices as a result of the implementation of these requirements.

      Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act of 2002 was signed into law by President Bush on July 30, 2002 in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the Securities and Exchange Commission ("SEC"), under the Securities Exchange Act of 1934.

      The Sarbanes-Oxley Act includes very specific additional disclosure requirements and new corporate governance rules, requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules and mandates further studies of certain issues by the SEC and the Comptroller General. The Sarbanes-Oxley Act represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

      Acquisitions. The Bank Holding Company Act prohibits a bank holding company, with certain exceptions, from acquiring ownership or control of more than 5% of the voting shares of any company that is not a bank or bank holding company and from engaging in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. Under the Bank Holding Company Act, the Federal Reserve may approve the ownership of shares by a bank holding company in any company, the activities of which the Federal Reserve has determined to be so closely related to the business of banking or managing or controlling banks as to be a proper incident thereto. These include: operating a savings institution, mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing certain investment and financial advice; underwriting and acting as an insurance agent for certain types of credit-related insurance; leasing property on a full-payout, non-operating basis; selling money orders, travelers' checks and U.S. Savings Bonds; real estate and personal property appraising; providing tax planning and preparation services; and, subject to certain limitations, providing securities brokerage services for customers.

      Interstate Banking. The Federal Reserve must approve an application of a bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than the holding company's home state. The Federal Reserve may not approve the acquisition of a bank that has not been in existence for the minimum time period, not exceeding five years, specified by the law of the host state. Nor may the Federal Reserve approve an application if the applicant controls or would control more than 10% of the insured deposits in the United


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States or 30% or more of the deposits in the target bank's home state or in any state in which the target bank maintains a branch. Federal law does not affect the authority of states to limit the percentage of total insured deposits in the state which may be held or controlled by a bank holding company to the extent such limitation does not discriminate against out-of-state banks or bank holding companies. Individual states may also waive the 30% state-wide concentration limit contained in the federal law.

      The Federal banking agencies are authorized to approve interstate merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks adopted a law prior to June 1, 1997 which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Interstate acquisitions of branches will be permitted only if the law of the state in which the branch is located permits such acquisitions. Interstate mergers and branch acquisitions will also be subject to the nationwide and statewide insured deposit concentration amounts described above.

      Dividends. The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve's view that a bank holding company should pay cash dividends only to the extent that the company's net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the company's capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends.

      Stock Repurchases. Bank holding companies, except for certain "well-capitalized" and highly rated bank holding companies, are required to give the Federal Reserve prior written notice of any purchase or redemption of its outstanding equity securities if the consideration for the purchase or redemption is equal to 10% or more of their consolidated net worth. The Federal Reserve may disapprove a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve order, or any condition imposed by the Federal Reserve.

      Capital Requirements. The Federal Reserve has established capital adequacy guidelines for bank holding companies that generally parallel the capital requirements of the Federal Deposit Insurance Corporation for the subsidiary bank. The Federal Reserve regulations provide that capital standards will be applied on a consolidated basis in the case of a bank holding company with $150 million or more in total consolidated assets. Rainier Pacific Financial Group's total risk based capital must equal 8% of risk-weighted assets and one half of the 8%, or 4%, must consist of Tier 1 (core) capital.

                                    TAXATION

Federal Taxation

      General. Rainier Pacific Financial Group and Rainier Pacific Bank will be subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Rainier Pacific Financial Group or Rainier Pacific Bank. Rainier Pacific Bank's federal income tax returns have never been audited. Prior to January 1, 2001, Rainier Pacific Bank was a credit union, not generally subject to corporate income tax. Although we believe that we have properly recognized the tax consequences of the conversion to a taxable corporate entity, there can be no assurance that the Internal Revenue Service will not take a position contrary to the positions we took in areas such as the sale and leaseback of our administrative office. See "Business of Rainier Pacific Bank - Properties."

      Following the conversion, Rainier Pacific Financial Group anticipates that it will file a consolidated federal income tax return with Rainier Pacific Bank commencing with the first taxable year after completion of the conversion. Accordingly, it is anticipated that any cash distributions made by Rainier Pacific Financial Group to its shareholders would be considered to be taxable dividends and not as a non-taxable return of capital to shareholders for federal and state tax purposes.


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      Method of Accounting. For federal income tax purposes, Rainier Pacific
Bank currently reports its income and expenses on the accrual method of accounting and uses a fiscal year ending on December 31 for filing its federal income tax return.

      Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, called alternative minimum taxable income. The alternative minimum tax is payable to the extent such alternative minimum taxable income is in excess of an exemption amount. Net operating losses can offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Rainier Pacific Bank has not been subject to the alternative minimum tax, nor does it have any such amounts available as credits for carryover.

      Net Operating Loss Carryovers. A financial institution may carryback net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. This provision applies to losses incurred in taxable years beginning after August 6, 1997. At March 31, 2003, Rainier Pacific Bank had no net operating loss carryforwards for federal income tax purposes.

      Corporate Dividends-Received Deduction. Rainier Pacific Financial Group may eliminate from its income dividends received from Rainier Pacific Bank as a wholly-owned subsidiary of Rainier Pacific Financial Group if it elects to file a consolidated return with Rainier Pacific Bank. The corporate dividends-received deduction is 100% or 80%, in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, depending on the level of stock ownership of the payor of the dividend. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of dividends received or accrued on their behalf.

Rainier Pacific Bank Foundation

      Tax Considerations. Rainier Pacific Financial Group has been advised by its outside tax advisors that an organization created and operated for charitable purposes would generally qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code, and that this type of an organization would likely be classified as a private foundation as determined in
Section 501 of the Internal Revenue Code. The foundation will submit a request to the Internal Revenue Service to be recognized as an exempt organization. As long as the foundation files its application for recognition of tax-exempt status within 15 months from the date of its organization, and provided the Internal Revenue Service approves the application, the effective date of the foundation's status as a Section 501(c)(3) organization will be the date of its organization. Rainier Pacific Financial Group's outside tax advisor, however, has not rendered any advice on the regulatory condition to the contribution to require that all shares of common stock of Rainier Pacific Financial Group held by the foundation must be voted in the same ratio as all other outstanding shares of common stock of Rainier Pacific Financial Group, on all proposals considered by shareholders of Rainier Pacific Financial Group. In the event that Rainier Pacific Financial Group or the foundation receives an opinion of its legal counsel that compliance with this voting restriction would have the effect of causing the foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the foundation, or subject the foundation to an excise tax under Section 4941 of the Internal Revenue Code, it is expected that the Federal Deposit Insurance Corporation and the Washington Department of Financial Institutions would waive such voting restriction upon submission of a legal opinion(s) by Rainier Pacific Financial Group or the foundation satisfactory to them. See "Business of Rainier Pacific Bank - Charitable Foundation - Regulatory Conditions Imposed on the Foundation."

      Under Washington law, Rainier Pacific Financial Group is authorized by statute to make charitable contributions and by law has recognized the benefits of such contributions to a Washington corporation. In this regard, Washington law provides that a charitable gift must be within reasonable limits to be valid. Under the Internal Revenue Code, Rainier Pacific Financial Group is generally allowed a deduction for charitable contributions made to qualifying donees within the taxable year of up to 10% of its taxable income of the consolidated group of corporations (with certain modifications) for that year. Charitable contributions made by Rainier Pacific Financial Group in excess of the annual deductible amount will be deductible over each of the five succeeding taxable years, subject to certain limitations. Rainier Pacific Financial Group believes that the conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised in the conversion. In making this determination, Rainier Pacific


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Financial Group considered the dilutive impact of the contribution of common stock to the foundation on the amount of common stock available to be offered for sale in the stock offering. Based on this consideration, Rainier Pacific Financial Group believes that the contribution to the foundation in excess of the 10% annual deduction limitation is justified given Rainier Pacific Financial Group's capital position and its earnings, the substantial additional capital being raised in the stock offering and the potential benefits of the foundation to the communities served by Rainier Pacific Financial Group. In this regard, assuming the sale of shares at the maximum of the estimated offering range, Rainier Pacific Financial Group would have pro forma shareholders' equity of $102.1 million or 17.30% of pro forma consolidated assets. See "Capitalization," "Rainier Pacific Bank Exceeds All Regulatory Capital Requirements," "Pro Forma Data," and "Comparison of Valuation and Pro Forma Information With and Without Charitable Foundation."

      Rainier Pacific Financial Group anticipates receiving an opinion of its outside tax advisors, Silver, Freedman & Taff, L.L.P., that its contribution of its own stock to the foundation should not constitute an act of self-dealing. Rainier Pacific Financial Group should also be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal par value that the foundation is required to pay to Rainier Pacific Financial Group for such stock, subject to the annual deduction limitation described above. Rainier Pacific Financial Group, however, would be able to carry forward any unused portion of the deduction for five years following the contribution, subject to certain limitations. Rainier Pacific Financial Group's outside tax advisors, however, have not rendered advice as to fair market value for purposes of determining the amount of the tax deduction. Assuming the close of the offering at the maximum of the estimated price range, Rainier Pacific Financial Group estimates that a substantial portion of the contribution should be deductible over the six-year period. Rainier Pacific Financial Group may make further contributions to the foundation following the initial contribution. In addition, Rainier Pacific Financial Group and Rainier Pacific Bank may also continue to make charitable contributions to other qualifying organizations. Any of these future contributions would be based on an assessment of the financial condition of Rainier Pacific Financial Group at that time, the interests of shareholders and depositors of Rainier Pacific Financial Group and Rainier Pacific Bank, and the financial condition and operations of the foundation.

      Although Rainier Pacific Financial Group has received an opinion of its outside tax advisors that it will more likely than not be entitled to a deduction for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize the foundation as a Section 501(c)(3) exempt organization or that a deduction for the charitable contribution will be allowed. In either case, Rainier Pacific Financial Group's contribution to the foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes the determination.

      As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are generally exempt from federal and state corporate income taxation. However, investment income, such as interest, dividends and capital gains, of a private foundation will generally be subject to a federal excise tax of 2.0%. The foundation will be required to make an annual filing with the Internal Revenue Service. The foundation also will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of the public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation's managers and a concise statement of the purpose of each grant. Numerous other restrictions exist in the operation of the foundation including transactions with related entities, level of investment and distributions for charitable purposes.

Washington Taxation

      Rainier Pacific Bank is subject to a business and occupation tax imposed under Washington law at the rate of 1.50% of gross receipts. Interest received on loans secured by mortgages or deeds of trust on residential properties and certain investment securities are exempt from such tax.


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                        RAINIER PACIFIC BANK'S CONVERSION

      The board of directors of Rainier Pacific Bank has adopted the plan of conversion and an application for approval of the plan of conversion has been filed with the Washington Department of Financial Institutions and the Federal Deposit Insurance Corporation. The plan of conversion is also subject to the approval of our members and the satisfaction of certain other conditions imposed by the Washington Department of Financial Institutions. The Washington Department of Financial Institutions' approval does not constitute a recommendation or endorsement of the plan of conversion. We also must receive a letter of non-objection to the conversion from the Federal Deposit Insurance Corporation to consummate the conversion.

General

      On March 22, 2003, we adopted a plan of conversion, pursuant to which we will convert from a state chartered mutual savings bank to a state chartered stock savings bank and at the same time become a wholly owned subsidiary of Rainier Pacific Financial Group. The conversion will include adoption of the proposed articles of incorporation and bylaws, which will authorize us to issue capital stock. Under the plan, Rainier Pacific Bank common stock is being sold to Rainier Pacific Financial Group and Rainier Pacific Financial Group common stock is being offered to our eligible depositors, the employee stock ownership plan, other depositors, and then to the public. The conversion will be accounted for at historical cost in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations." Rainier Pacific Financial Group has filed an application with the Federal Reserve to become a bank holding company and to acquire all of Rainier Pacific Bank's common stock to be issued in the conversion.

      The shares of Rainier Pacific Financial Group common stock are first being offered in a subscription offering to holders of subscription rights. To the extent shares of common stock remain available after the subscription offering, shares may be offered in a direct community offering on a best efforts basis through Keefe, Bruyette & Woods in such a manner as to promote a wide distribution of the shares. Shares not subscribed for in the subscription offering and direct community offering may be offered for sale on a best efforts basis in a syndicated community offering conducted by Keefe, Bruyette & Woods. We have the right, in our sole discretion, to accept or reject, in whole or in part, any orders to purchase shares of common stock received in the direct community offering and the syndicated community offering. See "- Direct Community Offering" and "- Syndicated Community Offering."

      Subscriptions for shares will be subject to the maximum and minimum purchase limitations set forth in the plan of conversion. See "- Limitations on Stock Purchases."

      The completion of the offering is subject to market conditions and other factors beyond our control. No assurance can be given as to the length of time following approval of the plan of conversion by our members that will be required to complete the sale of shares. If we experience delays, significant changes may occur in the estimated offering range with corresponding changes in the offering price and the net proceeds to be realized by us from the sale of the shares. If the conversion is terminated, we will charge all conversion expenses against current income and any funds collected by us in the offering will be promptly returned, with interest, to each subscriber.

Our Reasons for the Conversion

      As a mutual institution, Rainier Pacific Bank has no authority to issue shares of capital stock and consequently has no access to market sources of equity capital. Only by generating and retaining earnings from year to year is Rainier Pacific Bank able to increase its capital position. This conversion is another step in our strategic plan to increase our capital and expand our operations.

      As a stock corporation upon completion of the conversion, Rainier Pacific Bank will be organized in the form used by commercial banks, most major corporations and a majority of savings institutions. The ability to raise new equity capital through the issuance and sale of capital stock will allow Rainier Pacific Bank the flexibility to increase its capital position more rapidly than by accumulating earnings and at times deemed advantageous by the board of directors. It will also support future growth and expanded operations, including increased lending and investment activities, as business and


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regulatory needs require. The ability to attract new capital also will help better address the needs of the communities we serve and enhance our ability to make acquisitions or expand into new businesses. The acquisition alternatives available to Rainier Pacific Bank are quite limited as a mutual institution. However, after the conversion, we will have increased ability to merge with other institutions. Finally, the ability to issue capital stock will enable us to establish stock compensation plans for directors, officers and employees, giving them equity interests in Rainier Pacific Financial Group and greater incentive to improve its performance. For a description of the stock compensation plans which will be adopted by us in connection with the conversion, see "Management - Benefits."

      After considering the advantages and disadvantages of the conversion, as well as applicable fiduciary duties and alternative transactions, the board of directors of Rainier Pacific Bank approved the conversion as being in the best interests of Rainier Pacific Bank and equitable to its account holders.

Effects of the Conversion

      General. The conversion will have no effect on Rainier Pacific Bank's present business of accepting deposits and investing its funds in loans and other investments permitted by law. Following completion of the conversion, Rainier Pacific Bank will continue to be subject to regulation by the Washington Department of Financial Institutions, and its accounts will continue to be insured by the Federal Deposit Insurance Corporation, up to applicable limits, without interruption. After the conversion, Rainier Pacific Bank will continue to provide services for depositors and borrowers under current policies and by its present management and staff.

      Deposits and Loans. Each holder of a deposit account in Rainier Pacific Bank at the time of the conversion will continue as an account holder in Rainier Pacific Bank after the conversion, and the conversion will not affect the deposit balance, interest rate or other terms of such accounts. Each account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors in Rainier Pacific Bank will continue to hold their existing certificates, passbooks and other evidence of their accounts. The conversion will not affect the loan terms of any borrower from Rainier Pacific Bank. The amount, interest rate, maturity, security for and obligations under each loan will remain as they existed prior to the conversion. See "- Voting Rights" and "- Depositors' Rights if We Liquidate" below for a discussion of the effects of the conversion on the voting and liquidation rights of the depositors of Rainier Pacific Bank.

      Continuity. The board of directors presently serving Rainier Pacific Bank will serve as the board of directors of Rainier Pacific Bank after the conversion. The initial members of the board of directors of Rainier Pacific Financial Group will consist of the individuals currently serving on the board of directors of Rainier Pacific Bank. After the conversion, the voting shareholders of Rainier Pacific Financial Group will elect approximately one-third of Rainier Pacific Financial Group's directors annually. All current officers of Rainier Pacific Bank will retain their positions with Rainier Pacific Bank after the conversion.

      Voting Rights. After completion of the conversion, depositor members will have no voting rights in Rainier Pacific Bank or Rainier Pacific Financial Group and, therefore, will not be able to elect directors of Rainier Pacific Bank or Rainier Pacific Financial Group or to control their affairs. Currently these rights are held by depositors of Rainier Pacific Bank. After the conversion, voting rights in Rainier Pacific Financial Group will be vested exclusively in the shareholders of Rainier Pacific Financial Group. Each holder of common stock will be entitled to vote on any matter to be considered by the shareholders of Rainier Pacific Financial Group. After completion of the conversion voting rights in Rainier Pacific Bank will be vested exclusively in its sole shareholder, Rainier Pacific Financial Group.

      Depositors' Rights if We Liquidate. We have no plans to liquidate. However, if there should ever be a complete liquidation of Rainier Pacific Bank, either before or after conversion, deposit account holders would receive the protection of insurance by the Federal Deposit Insurance Corporation up to applicable limits. In addition, liquidation rights before and after the conversion would be as follows:

      Liquidation Rights in Present Mutual Institution. In addition to the protection of Federal Deposit Insurance Corporation insurance up to applicable limits, in the event of the complete liquidation of Rainier Pacific Bank, each holder of a deposit account would receive his or her pro rata share of any assets of Rainier Pacific Bank remaining after payment of claims of all creditors (including the claims of all depositors in the amount of the withdrawal value of their accounts). Each holder's pro rata share of the remaining assets, if any, would be in the same proportion of the assets as the balance in his or her deposit account was to the aggregate balance in all our deposit accounts at the time of liquidation.

      Liquidation Rights in Proposed Converted Institution. After conversion, each deposit account holder, in the event of the complete liquidation of Rainier Pacific Bank, would have a claim of the same general priority as the claims of all our other general creditors in addition to the protection of Federal Deposit Insurance Corporation insurance up to applicable limits. Therefore, except as described below, the deposit account holder's claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. A deposit account holder would have no interest in the assets of Rainier Pacific Bank above that amount, if any.

      The plan of conversion provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of eligible account holders (i.e., eligible depositors at December 31, 2000) and supplemental eligible account holders (i.e., eligible depositors at ____________ ___, 2003). Each eligible account holder and supplemental eligible account holder, if he or she continues to maintain his or her deposit account with Rainier Pacific Bank, would be entitled upon the complete liquidation of Rainier Pacific Bank after conversion, to an interest in the liquidation account prior to any payment to shareholders. Each eligible account holder would have an initial interest in the liquidation account for each deposit account held with Rainier Pacific Bank on the qualifying date, December 31, 2000. Each supplemental eligible account holder would have a similar interest as of that qualifying date, ________ ___, 2003. The interest as to each deposit account would be in the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance in all the deposit accounts of eligible account holders and supplemental eligible account holders on the qualifying dates. However, if the amount in the deposit account on any annual closing date (December 31) is less than the amount in the account on the respective qualifying dates, then the interest in this special liquidation account would be reduced at that time by an amount proportionate to any reduction, and the interest would cease to exist if the deposit account was closed. The interest in the special liquidation account will never be increased despite any increase in the related deposit account after the respective qualifying dates.

      Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders were satisfied would be distributed to Rainier Pacific Financial Group as the sole shareholder of Rainier Pacific Bank.

      Tax Effects of the Conversion. Rainier Pacific Bank has received an opinion from its special counsel, Breyer & Associates PC, McLean, Virginia, that the conversion will constitute a tax free reorganization under the Internal Revenue Code and that no gain or loss will be recognized for federal income tax purposes by Rainier Pacific Bank or Rainier Pacific Financial Group as a result of the completion of the conversion.

      If the liquidation rights in Rainier Pacific Bank or subscription rights to purchase Rainier Pacific Financial Group common stock have a market value when received, or in the case of subscription rights, when exercised, then depositors receiving or exercising these rights may have a taxable gain. Any gain will be limited to the fair market value of these rights.

      Liquidation rights are the proportionate interest of certain depositors of Rainier Pacific Bank in the special liquidation account to be established by Rainier Pacific Bank under the plan of conversion. See "- Depositors' Rights if We Liquidate." Special counsel has concluded that the liquidation rights will have nominal, if any, fair market value.

      The subscription rights are the preferential rights of eligible subscribers to purchase shares of Rainier Pacific Financial Group common stock in the conversion. See "- Subscription Offering and Subscription Rights." Because the subscription rights are acquired without cost, are not transferable, last for only a short time period and give the recipients a right to purchase stock in the conversion only at fair market value, special counsel believes these rights do not have any taxable value when they are granted or exercised.

      Special counsel's opinion states that it is not aware of the Internal Revenue Service claiming in any similar conversion transaction that liquidation rights or subscription rights have any market value. Because there are no judicial opinions or official Internal Revenue Service positions on this issue, however, special counsel's opinion relating to liquidation rights and subscription rights comes to a reasoned conclusion instead of an absolute conclusion on these issues. Special counsel's conclusion is supported by a letter from RP Financial, LC. which states that the subscription rights do not have any value when they are distributed or exercised.

      If the Internal Revenue Service disagrees and says the subscription rights have value, income may be recognized by recipients of these rights, in certain cases whether or not the rights are exercised. This income may be capital gain or ordinary income, and Rainier Pacific Financial Group and Rainier Pacific Bank could recognize gain on the distribution of these rights. Eligible subscribers are encouraged to consult with their own tax advisor regarding any tax consequences if subscription rights are deemed to have value.

      Special counsel has also concluded that there are no other material federal income tax consequences in connection with the conversion.

      The opinion of special counsel makes certain assumptions consisting solely of factual matters that would be contained in a representation letter of Rainier Pacific Bank to the Internal Revenue Service if it were seeking a private letter ruling relating to the federal income tax consequences of the conversion. Special counsel's opinion is based on the Internal Revenue Code, regulations now in effect or proposed, current administrative rulings and practice and judicial authority, all of which are subject to change. Any change may be made with retroactive effect. Unlike private letter rulings received from the Internal Revenue Service, special counsel's opinion is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a position contrary to the positions reflected in special counsel's opinion, or that special counsel's opinion will be upheld by the courts if challenged by the Internal Revenue Service.

      Rainier Pacific Bank has also obtained an opinion from Blado, Stratton & Kiger, P.S., Tacoma, Washington that the income tax effects of the conversion under Washington tax laws will be substantially the same as the federal income tax consequences described above.

How We Determined Our Price and the Number of Shares to be Issued in the Stock Offering

      The plan of conversion requires that the purchase price of the common stock must be based on the appraised pro forma market value of Rainier Pacific Financial Group and Rainier Pacific Bank, as determined on the basis of an independent valuation. Rainier Pacific Bank has retained RP Financial, LC., a financial services industry consulting firm with over 20 years of experience in valuing financial institutions for mutual to stock conversions, to make this valuation. Rainier Pacific Bank has no prior relationship with RP Financial, LC. For its services in making this appraisal, RP Financial, LC.'s fees and out-of-pocket expenses are estimated to be $55,000. Rainier Pacific Bank has agreed to indemnify RP Financial, LC. and any employees of RP Financial, LC. who act for or on behalf of RP Financial, LC. in connection with the appraisal against any and all loss, cost, damage, claim, liability or expense of any kind, including claims under federal and state securities laws, arising out of any misstatement, untrue statement of a material fact or omission to state a material fact in the information supplied by Rainier Pacific Bank to RP Financial, LC., unless RP Financial, LC. is determined to be negligent or otherwise at fault.

      RP Financial, LC. made its appraisal in reliance upon the information contained in this prospectus, including the financial statements. RP Financial, LC. also considered the following factors, among others:

      o the present and projected operating results and financial condition of Rainier Pacific Financial Group and Rainier Pacific Bank, which were prepared by Rainier Pacific Bank and then adjusted by RP

            Financial, LC. to reflect the net proceeds of this offering and the economic and demographic conditions in Rainier Pacific Bank's existing marketing area as prepared by RP Financial, LC.;

      o certain historical, financial and other information relating to Rainier Pacific Bank prepared by Rainier Pacific Bank;

      o the impact of the conversion on Rainier Pacific Bank's net worth and earnings potential as calculated by RP Financial, LC.; and

      o the proposed dividend policy of Rainier Pacific Financial Group and Rainier Pacific Bank.

      The appraisal also incorporated an analysis of a peer group of publicly-traded thrift institutions and thrift holding companies that RP Financial, LC. considered to be comparable to Rainier Pacific Bank. The peer group analysis conducted by RP Financial, LC. included a total of eight publicly-traded thrift institutions and thrift holding companies based in the Pacific Northwest with total assets of less than $5.0 billion as well as two California based thrift institutions and thrift holding companies with total assets of less than $1.0 billion. RP Financial, LC. excluded a total of three institutions which otherwise met the foregoing criteria due to lack of comparability in other areas. The analysis of comparable publicly-traded institutions included an evaluation of the average and median price-to-earnings and price-to-book value ratios indicated by the market prices of the peer companies. RP Financial, LC. applied the peer group's pricing ratios as adjusted for certain qualitative valuation factors to account for differences between Rainier Pacific Bank and the peer group, to Rainier Pacific Bank's pro forma earnings and book value to derive the estimated pro forma market value of Rainier Pacific Bank.

      In its review of the appraisal provided by RP Financial, LC., the board of directors reviewed the methodologies and the appropriateness of the assumptions used by RP Financial, LC. in addition to the factors listed above, and the board of directors believes that these assumptions were reasonable.

      On the basis of the foregoing, RP Financial, LC. has advised Rainier Pacific Financial Group and Rainier Pacific Bank in its opinion, dated June 6, 2003, that the estimated pro forma market value of the common stock, ranged from a minimum of $54.3 million to a maximum of $73.4 million with a midpoint of $63.8 million. The board of directors of Rainier Pacific Bank determined that the common stock should be sold at $10.00 per share. Based on this valuation and the $10.00 per share price, after this offering we will have a minimum of 5,426,400 shares to a maximum of 7,341,600 shares outstanding. The number of shares of common stock that Rainier Pacific Financial Group will sell to the public will range from between 5,100,000 shares and 6,900,000 shares, with a midpoint of 6,000,000 shares. The estimated offering range may be amended with the approval of the Washington Department of Financial Institutions or if necessitated by subsequent developments in the financial condition of Rainier Pacific Financial Group and Rainier Pacific Bank or market conditions generally. In the event the estimated offering range is updated to amend the value of the common stock below $54.3 million or above $84.4 million, which is the maximum of the estimated offering range, as adjusted by 15%, a new appraisal will be filed with the Securities and Exchange Commission.

      Based upon current market and financial conditions and recent practices and policies of the Washington Department of Financial Institutions, if Rainier Pacific Financial Group receives orders for common stock in excess of $69.0 million (the maximum of the estimated offering range) and up to $79.4 million (the maximum of the estimated offering range, as adjusted by 15%), the Washington Department of Financial Institutions may require it to accept all such orders. No assurances, however, can be made that Rainier Pacific Financial Group will receive orders for common stock in excess of the maximum of the estimated offering range or that, if such orders are received, that all such orders will be accepted because Rainier Pacific Financial Group's final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from RP Financial, LC. which reflects such an increase in the valuation and the approval of an increase by the Washington Department of Financial Institutions. In addition, an increase in the number of shares above 6,900,000 shares will first be used, if necessary, to fill the order of the employee stock ownership plan. There is no obligation or understanding on the part of management to take and/or pay for any shares in order to complete the conversion.

      The following table presents a summary of selected pricing ratios for the peer group companies and the resulting pricing ratios for Rainier Pacific Financial Group reflecting the pro forma impact of the conversion offering. Compared to the median pricing ratios of the peer group, Rainier Pacific Financial Group's pro forma pricing ratios at the midpoint of the offering range indicated a premium of 24.8% on a price-to-earnings basis, a premium of 91.0% on a price-to-earning basis , a discount of 50.1% on a price-to-book basis and a discount of 52.2% on a price-to-tangible book value basis. The estimated appraised value and the resulting premiums or discounts took into consideration the potential financial impact of the conversion.

                                                                                      Pro Form Price
                                                                -----------------------------------------------------------
                                                                   Reported      Core Earnings   Book Value   Tangible Book
                                                                Earnings Mult.      Multiple       Ratio       Value Ratio
                                                                --------------      --------       -----       -----------
                                                                     (x)              (x)           (%)           (%)
Rainier Pacific Financial Group, Inc.
           15% above maximum                                        22.80x           42.18x        75.96%        76.15%
           Maximum                                                  19.58x           35.83x        71.89%        72.08%
           Midpoint                                                 16.84x           30.54x        67.72%        67.91%
           Minimum                                                  14.16x           25.45x        62.79%        62.98%

All fully-converted publicly-traded thrifts as of June 6, 2003:
           Average                                                  15.38x           17.63x       144.63%        155.48%
           Median                                                   14.08x           16.43x       133.79%        143.13%

Valuation of peer group as of June 6, 2003:
           Average                                                  14.36x           15.93x       146.25%        158.68%
           Median                                                   13.49x           15.99x       135.77%        142.04%

      RP Financial, LC.'s valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing these shares. RP Financial, LC. did not independently verify the consolidated financial statements and other information provided by Rainier Pacific Bank, nor did RP Financial, LC. value independently the assets or liabilities of Rainier Pacific Bank. The valuation considers Rainier Pacific Bank as a going concern and should not be considered as an indication of the liquidation value of Rainier Pacific Bank. Moreover, because this valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing common stock in the offerings will thereafter be able to sell such shares at prices at or above the purchase price or in the range of the valuation described above.

      Prior to completion of the conversion, the maximum of the estimated offering range may be increased up to 15% and the number of shares of common stock may be increased to 7,935,000 shares to reflect changes in market and financial conditions or to fill the order of the employee stock ownership plan, without the resolicitation of subscribers. See "- Limitations on Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the estimated offering range to fill unfilled orders in the subscription offering.

      No sale of shares of common stock in the conversion may be completed unless RP Financial, LC. confirms that nothing of a material nature has occurred which would cause it to conclude that the aggregate value of the common stock to be issued is materially incompatible with the estimate of the aggregate consolidated pro forma market value of Rainier Pacific Financial Group and Rainier Pacific Bank. If this confirmation is not received, Rainier Pacific Financial Group may cancel the conversion, extend the offering period and establish a new estimated offering range and/or estimated price range, extend, reopen or hold a new offering or take any other action the Washington Department of Financial Institutions may permit.

      Depending upon market or financial conditions following the start of the subscription offering, the total number of shares of common stock may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the purchase price is not below the minimum or more than 15% above the maximum of the estimated offering range. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the estimated offering range or more than 15% above the maximum of such range, purchasers will be resolicited and be permitted to continue their orders, in which case they will need to reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at Rainier Pacific Bank's regular savings account rate of interest, or be permitted to modify or rescind their subscriptions. Any change in the estimated offering range must be approved by the Washington Department of Financial Institutions.

      An increase in the number of shares of common stock as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and Rainier Pacific Financial Group's pro forma net income and shareholders' equity on a per share basis while increasing pro forma net income and shareholders' equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a subscriber's ownership interest and Rainier Pacific Financial Group's pro forma net income and shareholders' equity on a per share basis while decreasing pro forma net income and shareholders' equity on an aggregate basis. See "Risk Factors - We intend to grant stock options and restricted stock to the board of directors and certain employees following the conversion which will likely reduce your ownership interest" and "Pro Forma Data."

      Copies of the appraisal report of RP Financial, LC., including any amendments, and the detailed report of the appraiser setting forth the method and assumptions for the appraisal are available for inspection at the main office of Rainier Pacific Bank and the other locations specified under "Where You Can Find More Information."

Subscription Offering and Subscription Rights

      Under the plan of conversion, rights to subscribe for the purchase of common stock have been granted to the following persons in the following order of descending priority:

      o depositors of Rainier Pacific Bank with account balances of at least $50.00 as of the close of business on December 31, 2000 ("Eligible Account Holders"),

      o the proposed employee stock ownership plan ("Tax-Qualified Employee Stock Benefit Plans"),

      o depositors of Rainier Pacific Bank with account balances of at least $50.00 as of the close of business on ______ __, 2003 ("Supplemental Eligible Account Holders"), and

      o depositors of Rainier Pacific Bank, as of the close of business on ____ __, 2003, other than Eligible Account Holders or Supplemental Eligible Account Holders ("Other Members").

      All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion and as described below under "- Limitations on Stock Purchases."

      Preference Category No. 1: Eligible Account Holders. Each Eligible Account Holder shall receive, without payment, first priority, nontransferable subscription rights to subscribe for shares of common stock in an amount equal to the greater of:

      (1)   $250,000 or 25,000 shares of common stock;

      (2) one-tenth of one percent of the total offering of shares of common stock; or

      (3) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in Rainier Pacific Bank in each case on the close of business on December 31, 2000 (the "Eligibility Record Date"), subject to the overall purchase limitations.

See "- Limitations on Stock Purchases."

      If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled pro rata in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. For example, if an Eligible Account Holder with an unfilled subscription has qualifying deposits totaling $100, and the total amount of qualifying deposits for Eligible Account Holders with unfilled subscriptions was $1,000, then the number of shares that may be allocated to fill this Eligible Account Holder's subscription would be 10% of the shares remaining available, up to the amount subscribed for. Subscription rights of Eligible Account Holders will be subordinated to the priority rights of Tax-Qualified Employee Plans to purchase shares in excess of the maximum of the estimated offering range.

      To ensure proper allocation of stock, each Eligible Account Holder must list on his or her subscription order form all accounts in which he or she has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of Rainier Pacific Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding December 31, 2000.

      Preference Category No. 2: Tax-Qualified Employee Stock Benefit Plans. The plan of conversion provides that the employee stock ownership plan shall receive nontransferable subscription rights to purchase up to 8.0% of the shares of common stock issued in the conversion. The employee stock ownership plan intends to purchase 8.0% of the shares of common stock sold in the offering including shares contributed to the Rainier Pacific Bank Foundation, or 434,112 shares and 587,328 shares based on the minimum and maximum of the estimated offering range, respectively. Subscription rights received pursuant to this category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to category No.1. If the plan's subscription is not filled in its entirety, the plan may purchase shares in the open market or may purchase shares directly from Rainier Pacific Financial Group. See "Management - Benefits
- Employee Stock Ownership Plan."

      Preference Category No. 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the Tax-Qualified Employee Stock Benefit Plans, each Supplemental Eligible Account Holder shall be entitled to receive, without payment therefore, third priority, nontransferable subscription rights to subscribe for shares of common stock in an amount equal to the greater of:

      (1)   $250,000 or 25,000 shares of common stock;

      (2) one-tenth of one percent of the total offering of shares of common stock; or

      (3) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in Rainier Pacific Bank in each case on the close of business on _______ __, 2003 (the "Supplemental Eligibility Record Date"), subject to the overall purchase limitations.

See "- Limitations on Stock Purchases."

      If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated in accordance with Category No. 1) equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining available will be allocated among the Supplemental Eligible Account Holders whose subscriptions remain unfilled pro rata in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

      Preference Category No. 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders, each Other Member shall receive, without payment therefore, fourth priority, nontransferable subscription rights to subscribe for shares of Rainier Pacific Financial Group common stock, up to the greater of $250,000 or 25,000 shares of common stock, or one-tenth of one percent of the total offering of shares of common stock in the offerings, subject to the overall purchase limitations. See "- Limitations on Stock Purchases."

      In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders, is in excess of the total number of shares of common stock offered in the conversion, available shares will be allocated among the subscribing Other Members pro rata on the basis of the amounts of their respective subscriptions.

      Expiration Date for the Subscription Offering. The subscription offering will expire at 12:00 Noon, Fife, Washington time, on ___________ __, 2003, unless extended for up to 45 days or for such additional periods by Rainier Pacific Financial Group and Rainier Pacific Bank as may be approved by the Washington Department of Financial Institutions. The subscription offering may not be extended beyond ___________ __, 2005. Subscription rights which have not been exercised prior to ___________ __, 2003 (unless extended) will become void.

      Rainier Pacific Financial Group and Rainier Pacific Bank will not execute orders until at least the minimum number of shares of common stock, 5,100,000 shares, have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after ___________ __, 2003, unless this period is extended with the consent of the Washington Department of Financial Institutions, all funds delivered to Rainier Pacific Bank pursuant to the subscription offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following ___________ __, 2003 is granted, Rainier Pacific Financial Group and Rainier Pacific Bank will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

Direct Community Offering

      To the extent that shares remain available for purchase after satisfaction of all subscription rights discussed above, we anticipate offering shares pursuant to the plan of conversion to members of the general public who receive a prospectus, with a preference given to natural persons residing in Pierce County and the City of Federal Way, Washington. These natural persons are referred to as preferred subscribers. Persons, together with an associate or group of persons acting in concert with them, may not subscribe for or purchase more than $250,000 of common stock in the direct community offering, if any. We may limit total subscriptions in the direct community offering to ensure that the number of shares available for the syndicated community offering may be up to a specified percentage of the number of shares of common stock. Finally, we may reserve shares offered in the direct community offering for sales to institutional investors. The opportunity to subscribe for shares of common stock in any direct community offering will be subject to our right, in our sole discretion, to accept or reject any such orders either at the time of receipt of an order or as soon as practicable following ___________ __, 2003. The direct community offering, if any, shall begin at the same time as, during or promptly after the subscription offering and shall not be for more than 45 days after the end of the subscription offering.

      In the event of an oversubscription for shares in the direct community offering, shares may be allocated, to the extent shares remain available, on a pro rata basis to such person based on the amount of their respective subscriptions.

Syndicated Community Offering

      As a final step in the conversion, the plan of conversion provides that, if feasible, all shares of common stock not purchased in the subscription offering and direct community offering may be offered for sale to selected members of the general public in a syndicated community offering through a syndicate of registered broker-dealers managed by Keefe, Bruyette & Woods as agent of Rainier Pacific Financial Group. We call this the syndicated community offering. We expect that the syndicated community offering will begin as soon as practicable after termination of the subscription offering and the direct community offering, if any. We, in our sole discretion, have the right to reject orders in whole or in part received in the syndicated community offering. Neither Keefe, Bruyette & Woods nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Keefe, Bruyette & Woods has agreed to use its best efforts in the sale of shares in the syndicated community offering.

      The price at which common stock is sold in the syndicated community offering will be the same price at which shares are offered and sold in the subscription offering and direct community offering. No person, by himself or herself, or with an associate or group of persons acting in concert, may purchase more than $250,000 of common stock in the syndicated community offering, subject to the maximum purchase limitations. See "- Limitations on Stock Purchases."

      Keefe, Bruyette & Woods may enter into agreements with broker-dealers to assist in the sale of the shares in the syndicated community offering, although no such agreements currently exist. No orders may be placed or filled by or for a selected dealer during the subscription offering. After the close of the subscription offering, Keefe, Bruyette & Woods will instruct selected dealers as to the number of shares to be allocated to each dealer. Only after the close of the subscription offering and upon allocation of shares to selected dealers may selected dealers take orders from their customers. During the subscription offering and direct community offering, selected dealers may only solicit indications of interest from their customers to place orders as of a certain order date for the purchase of shares of Rainier Pacific Financial Group common stock. When, and if, Keefe, Bruyette & Woods and Rainier Pacific Bank believe that enough indications of interest and orders have not been received in the subscription offering and direct community offering to consummate the conversion, Keefe, Bruyette & Woods will request, as of the order date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. The dealers will send confirmations of the orders to their customers on the next business day after the order date. The dealers will debit the accounts of their customers on the settlement date, which date will be three business days from the order date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date. On the settlement date, the dealers will deposit funds to the account established by Rainier Pacific Bank for each dealer. Each customer's funds forwarded to Rainier Pacific Bank, along with all other accounts held in the same title, will be insured by the Federal Deposit Insurance Corporation up to $100,000 in accordance with applicable Federal Deposit Insurance Corporation regulations. After payment has been received by Rainier Pacific Bank from the dealers, funds will earn interest at Rainier Pacific Bank's regular savings account rate until the completion or termination of the conversion. Funds will be promptly returned, with interest, in the event the conversion is not consummated as described above.

      The syndicated community offering will be completed within 45 days after the termination of the subscription offering, unless extended by Rainier Pacific Bank with the approval of the Washington Department of Financial Institutions. See "- How We Determined Our Price and the Number of Shares to be Issued in the Stock Offering" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

Persons Who are Not Permitted to Participate in the Stock Offering

      Rainier Pacific Bank will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of conversion reside. However, Rainier Pacific Bank is not required to offer stock in the subscription offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

      o the number of persons otherwise eligible to subscribe for shares under the plan of conversion who reside in such jurisdiction is small;


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      o     the granting of subscription rights or the offer or sale of shares of common stock to such persons would require any of Rainier Pacific Financial Group and Rainier Pacific Bank or their officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; or

      o such registration, qualification or filing in the judgment of Rainier Pacific Bank would be impracticable or unduly burdensome for reasons of cost or otherwise.

Where the number of persons eligible to subscribe for shares in one state is small, Rainier Pacific Bank will base its decision as to whether or not to offer the common stock in that state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register Rainier Pacific Bank, its officers, directors or employees as brokers, dealers or salesmen.

Limitations on Stock Purchases

      The plan of conversion includes the following limitations on the number of shares of Rainier Pacific Financial Group common stock which may be purchased in the conversion:

      (1) No fewer than 25 shares of common stock may be purchased, to the extent shares are available;

      (2) Each Eligible Account Holder may subscribe for and purchase in the subscription offering up to the greater of:

            (a)   $250,000 or 25,000 shares of common stock;

            (b) one-tenth of one percent of the total offering of shares of common stock; or

            (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in Rainier Pacific Bank in each case as of the close of business on the Eligibility Record Date, subject to the overall limitation in clause (7) below;

      (3) The Tax-Qualified Employee Stock Benefit Plans, including an employee stock ownership plan, may purchase in the aggregate up to 8% of the shares of common stock issued in the conversion, and including any additional shares issued in the event of an increase in the estimated offering range; at this time the employee stock ownership plan intends to purchase only 8% of such shares;

      (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the subscription offering up to the greater of:

            (a)   $250,000 or 25,000 shares of common stock;

            (b) one-tenth of one percent of the total offering of shares of common stock; or

            (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in Rainier Pacific Bank in each case as of the close of business on the Supplemental Eligibility Record Date, subject to the overall limitation in clause (7) below;


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      (5)   Each Other Member may subscribe for and purchase in the subscription offering up to the greater of $250,000 or 25,000 shares of common stock or one-tenth of one percent of the total offering of shares of common stock, subject to the overall limitation in clause (7) below;

      (6) Persons purchasing shares of common stock in the direct community offering or syndicated community offering may purchase in the direct community offering or syndicated community offering up to $250,000 or 25,000 shares of common stock, subject to the overall limitation in clause (7) below; and

      (7) Except for the Tax-Qualified Employee Stock Benefit Plans, and the Eligible Account Holders and Supplemental Eligible Account Holders whose subscription rights are based upon the amount of their deposits, as a result of (2)(c) and (4)(c) above the maximum number of shares of Rainier Pacific Financial Group common stock subscribed for or purchased in all categories of the offerings by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed $500,000 or 50,000 shares of common stock.

      Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of Rainier Pacific Bank, the boards of directors of Rainier Pacific Financial Group and Rainier Pacific Bank may, in their sole discretion, increase the individual amount permitted to be subscribed for to a maximum of 9.99% of the number of shares sold in the conversion, provided that orders for shares exceeding 5% of the shares being offered in the conversion shall not exceed, in the aggregate, 10% of the shares being offered in the conversion. Requests to purchase additional shares of common stock will be allocated by the boards of directors on a pro rata basis giving priority in accordance with the preference categories set forth in this prospectus.

      The term "associate" when used to indicate a relationship with any person means:

      o any corporation or organization (other than Rainier Pacific Bank, Rainier Pacific Financial Group, or a majority-owned subsidiary of any of them) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;

      o any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity;

      o any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of Rainier Pacific Bank, Rainier Pacific Financial Group or any subsidiary of Rainier Pacific Bank or Rainier Pacific Financial Group or any affiliate thereof; and

      o any person acting in concert with any of the persons or entities specified above;

provided, however, that Tax-Qualified or Non-Tax Qualified Employee Plans shall not be deemed to be an associate of any director or officer of Rainier Pacific Bank or Rainier Pacific Financial Group, to the extent provided in the plan of conversion. When used to refer to a person other than an officer or director of Rainier Pacific Bank, the board of directors of Rainier Pacific Bank or officers delegated by the board of directors in their sole discretion may determine the persons that are associates of other persons.

      The term "acting in concert" means knowing participation in a joint activity or parallel action towards a common goal whether or not pursuant to an express agreement, or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any arrangement. A person or company which acts in concert with another person or company shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that the Tax-Qualified Employee Stock Benefit Plans will not be deemed to be acting in concert with their trustees or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by each plan will be aggregated. The determination of whether a group is acting in concert shall be made solely by the board of directors of Rainier Pacific Bank or officers delegated by the board of directors and may be based on any evidence upon which the board or delegatee chooses to rely.


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Marketing Arrangements

      We have retained Keefe, Bruyette & Woods to consult with and to advise Rainier Pacific Bank, and to assist Rainier Pacific Financial Group, on a best efforts basis, in the distribution of the shares of common stock in the subscription offering and direct community offering. The services that Keefe, Bruyette & Woods will provide include:

      o training the employees of Rainier Pacific Bank who will perform certain ministerial functions in the offering regarding the mechanics and regulatory requirements of the stock offering process;

      o managing the stock information center by assisting interested stock subscribers and by keeping records of all stock orders;

      o     preparing marketing materials; and

      o assisting in the solicitation of proxies from Rainier Pacific Bank's members for use at the special meeting.

      For its services, Keefe, Bruyette & Woods will receive a management fee of $50,000 and a success fee of 1.25% of the aggregate purchase price, less any shares of common stock sold to our directors, officers and employees and the Tax-Qualified Employee Stock Benefit Plans and charitable foundation. The management fee will be applied against the success fee, which will not exceed $875,000. In the event that selected dealers are used to assist in the sale of shares of Rainier Pacific Financial Group common stock in the direct community offering, these dealers will be paid a fee of up to 5.5% of the total purchase price of the shares sold by the dealers. Rainier Pacific Bank has agreed to indemnify Keefe, Bruyette & Woods against certain claims or liabilities, including certain liabilities under the Securities Act of 1933, as amended, and will contribute to payments Keefe, Bruyette & Woods may be required to make in connection with any such claims or liabilities.

      Sales of shares of Rainier Pacific Financial Group common stock will be made by registered representatives affiliated with Keefe, Bruyette & Woods or by the broker-dealers managed by Keefe, Bruyette & Woods. Keefe, Bruyette & Woods has undertaken that the shares of Rainier Pacific Financial Group common stock will be sold in a manner which will ensure that the distribution standards of the Nasdaq Stock Market will be met. A stock information center will be established at Rainier Pacific Bank's corporate office located at 3700 Pacific Highway East, Suite 200 in Fife, Washington. Rainier Pacific Financial Group will rely on Rule 3a4-1 of the Securities Exchange Act of 1934 and sales of Rainier Pacific Financial Group common stock will be conducted within the requirements of this rule, so as to permit officers, directors and employees to participate in the sale of Rainier Pacific Financial Group common stock in those states where the law permits. No officer, director or employee of Rainier Pacific Financial Group or Rainier Pacific Bank will be compensated directly or indirectly by the payment of commissions or other remuneration in connection with his or her participation in the sale of common stock.

Procedure for Purchasing Shares in the Subscription Offering

      To ensure that each purchaser receives a prospectus at least 48 hours before _________ __, 2003, the subscription expiration date, unless extended, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to that date or hand delivered any later than two days prior to that date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

      To purchase shares in the subscription offering, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at Rainier Pacific Bank must be received by Rainier Pacific Bank by 12:00 Noon, Fife, Washington time, on __________ __, 2003, unless extended. In addition, Rainier Pacific Financial Group and Rainier Pacific Bank will require a prospective purchaser to execute a certification in the form required by the Washington Department of Financial Institutions. Order forms which are not received by this time or are executed defectively or are received without full payment, or appropriate withdrawal


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instructions, are not required to be accepted. In addition, Rainier Pacific Bank will not accept orders submitted on photocopied or facsimiled order forms nor order forms without an executed certification. Rainier Pacific Bank has the right to waive or permit the correction of incomplete or improperly executed forms, but does not represent that it will do so. Once received, an executed order form may not be modified, amended or rescinded without the consent of Rainier Pacific Bank, unless the conversion has not been completed within 45 days after the end of the subscription offering, or this period has been extended.

      In order to ensure that Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date, December 31, 2000, or the Supplemental Eligibility Record Date, ________ __, 2003, and depositors as of the close of business on the Voting Record Date, _____ __, 2003, must list all accounts on the stock order form giving all names in each account and the account numbers.

      Payment for subscriptions may be made:

      o     by check or money order;

      o by authorization of withdrawal from deposit accounts maintained with Rainier Pacific Bank (including a certificate of deposit); or

      o in cash, if delivered in person at any full-service banking office of Rainier Pacific Bank, although we request that you exchange cash for a check with any of our tellers.

No wire transfers will be accepted. Interest will be paid on payments made by cash, check or money order at our then-current passbook rate from the date payment is received until completion of the conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rate, but may not be used by the subscriber until all of Rainier Pacific Financial Group common stock has been sold or the plan of conversion is terminated, whichever is earlier. If a subscriber authorizes Rainier Pacific Bank to withdraw the amount of the purchase price from his or her deposit account, Rainier Pacific Bank will do so as of the effective date of the conversion. Rainier Pacific Bank will waive any applicable penalties for early withdrawal from certificate accounts.

      If any amount of a subscription order is unfilled, Rainier Pacific Bank will make an appropriate refund or cancel an appropriate portion of the related withdrawal authorization, after completion of the conversion. If the conversion is not consummated, purchasers will have refunded to them all payments made, with interest, and all withdrawal authorizations will be canceled in the case of subscription payments authorized from accounts at Rainier Pacific Bank.

      If any Tax-Qualified or Non-Tax-Qualified Employee Stock Benefit Plans subscribe for shares during the subscription offering, these plans will not be required to pay for the shares subscribed for at the time they subscribe, but rather, may pay for shares of common stock subscribed for at the purchase price upon completion of the subscription offering and direct community offering, if all shares are sold, or upon completion of the syndicated community offering if shares remain to be sold in such offering. If, after the completion of the subscription offering, the amount of shares to be issued is increased above the maximum of the estimated valuation range included in this prospectus, the Tax-Qualified and Non-Tax-Qualified Employee Stock Benefit Plans will be entitled to increase their subscriptions by a percentage equal to the percentage increase in the amount of shares to be issued above the maximum of the estimated valuation range, provided that such subscription will continue to be subject to applicable purchase limits and stock allocation procedures.

      You may subscribe for shares of common stock using funds in your Individual Retirement Account at Rainier Pacific Bank or elsewhere. However, common stock must be held in a self-directed retirement account. Rainier Pacific Bank's IRAs are not self-directed, so they cannot be invested in common stock. If you wish to use some or all of the funds in your Rainier Pacific Bank IRA, the applicable funds must be transferred to a self-directed account reinvested by an independent trustee, such as a brokerage firm. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent trustee. Because individual


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circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact the stock information center promptly, preferably at least two weeks before the end of the offering period, for assistance with purchases using you IRA or other retirement account that you may have. Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and possible limitations imposed by the institution where the funds are held.

      The records of Rainier Pacific Bank will control all matters related to the existence of subscription rights and/or one's ability to purchase shares of common stock in the subscription offering.

Restrictions on Transfer of Subscription Rights and Shares

      No person with subscription rights may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for such person's account. Each person exercising such subscription rights will be required to certify that the person is purchasing shares solely for the person's own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. Regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the conversion.

      Rainier Pacific Bank will refer to the Washington Department of Financial Institutions any situations that it believes may involve a transfer of subscription rights and will not honor orders believed by it to involve the transfer of such rights.

Issuance of Rainier Pacific Financial Group's Common Stock

      You will not receive a stock certificate evidencing your purchase of Rainier Pacific Financial Group's common stock in the conversion because we plan on using a "certificateless" system that does not involve the issuance of traditional stock certificates. However, you will receive an announcement of the completion of the conversion and a written statement setting forth the number of shares of stock held by you in Rainier Pacific Financial Group. When you receive the announcement, you will have an opportunity to request a stock certificate evidencing your purchase of Rainier Pacific Financial Group common stock.

Required Approvals

      In order to complete the conversion, we will need to receive the approval of the Washington Department of Financial Institutions and a final non-objection letter from the Federal Deposit Insurance Corporation. We also will need to have our members approve the plan of conversion at a special meeting of members, which will be called for that purpose. Finally, the Federal Reserve must approve Rainier Pacific Financial Group's application to become a bank holding company and to acquire all of Rainier Pacific Bank's common stock.

      Rainier Pacific Financial Group may be required to make certain filings with state securities regulatory authorities in connection with the issuance of Rainier Pacific Financial Group common stock in the offerings.

Restrictions on Purchase or Transfer of Shares After the Conversion

      All shares of common stock purchased in connection with the conversion by a director or an executive officer of Rainier Pacific Financial Group and Rainier Pacific Bank will be subject to a restriction that the shares not be sold for a period of one year following the conversion except in the event of the death of the director or officer or pursuant to a merger or similar transaction approved by the Washington Department of Financial Institutions. Each certificate for restricted shares will bear a legend giving notice of this restriction, and instructions will be issued to the effect that any transfer within that time period of any certificate or record ownership of the shares other than as provided above is a


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violation of the restriction. Any shares of common stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to the restricted stock will be subject to the same restrictions.

      Purchases of common stock of Rainier Pacific Financial Group by directors, executive officers and their associates during the three-year period following completion of the conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Washington Department of Financial Institutions. This restriction does not apply, however, to negotiated transactions involving more than 1% of Rainier Pacific Financial Group's outstanding common stock or to certain purchases of stock pursuant to an employee stock benefit plan.

      Pursuant to regulations of the Washington Department of Financial Institutions, Rainier Pacific Financial Group may not, for a period of one year following completion of this offering, repurchase shares of the common stock except on a pro rata basis, pursuant to an offer approved by the Washington Department of Financial Institutions and made to all shareholders, or through open market purchases of up to five percent of the outstanding stock where extraordinary circumstances exist.

                           RESTRICTIONS ON ACQUISITION
           OF RAINIER PACIFIC FINANCIAL GROUP AND RAINIER PACIFIC BANK

      The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire Rainier Pacific Financial Group, Rainier Pacific Bank or their respective capital stock are summarized below. Also discussed are certain provisions in Rainier Pacific Financial Group's articles of incorporation and bylaws which may be deemed to affect the ability of a person, firm or entity to acquire it.

Change of Control Regulations

      The Change in Bank Control Act, together with Washington regulations, require the consent of the Washington Department of Financial Institutions and the Federal Reserve prior to any person or company acquiring "control" of a Washington-chartered savings bank or a Washington-chartered bank holding company. Upon acquiring control, the acquiror will be deemed to be a bank holding company. Control is conclusively presumed to exist if, among other things, an individual or company acquires the power to direct the management or policies of Rainier Pacific Financial Group or Rainier Pacific Bank or to vote 25% or more of any class of voting stock. Control is rebuttably presumed to exist under the Change in Bank Control Act if, among other things, a person acquires more than 10% of any class of voting stock, and the issuer's securities are registered under Section 12 of the Securities and Exchange Act of 1934 or the person would be the single largest shareholder. Restrictions applicable to the operations of bank holding companies and conditions imposed by the Federal Reserve in connection with its approval of such acquisitions may deter potential acquirors from seeking to obtain control of Rainier Pacific Financial Group. See "How We Are Regulated - Regulation of Rainier Pacific Financial Group."

Anti-takeover Provisions in Rainier Pacific Financial Group's Articles of Incorporation and Bylaws

      The articles of incorporation and bylaws of Rainier Pacific Financial Group contain certain provisions that are intended to encourage a potential acquiror to negotiate any proposed acquisition of Rainier Pacific Financial Group directly with its board of directors. An unsolicited non-negotiated takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the board of directors believes it is in the best interests of Rainier Pacific Financial Group and its shareholders to encourage potential acquirors to negotiate directly with management. The board of directors believes that these provisions will encourage negotiations and discourage hostile takeover attempts. The board also believes that these provisions should not discourage persons from proposing a merger or transaction at prices reflective of the true value of Rainier Pacific Financial Group and that otherwise is in the best interests of all shareholders. However, these provisions may have the effect of discouraging offers to purchase Rainier Pacific Financial Group or its securities that are not approved by the board of directors but which certain of Rainier Pacific Financial Group's shareholders may deem to be in their best interests or pursuant to which shareholders would receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. These provisions will also render the removal of


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the current board of directors and management more difficult. The boards of directors of Rainier Pacific Bank and Rainier Pacific Financial Group believe these provisions are in the best interests of the shareholders because they will assist Rainier Pacific Financial Group's board of directors in managing the affairs of Rainier Pacific Financial Group in the manner they believe to be in the best interests of shareholders generally and because a company's board of directors is often best able in terms of knowledge regarding the company's business and prospects, as well as resources, to negotiate the best transaction for its shareholders as a whole.

      The following description of certain of the provisions of the articles of incorporation and bylaws of Rainier Pacific Financial Group is necessarily general and reference should be made in each instance to such articles of incorporation and bylaws. See "Where You Can Find More Information" regarding how to obtain a copy of these documents.

      Board of Directors. The articles of incorporation provide that the number of directors shall not be less than five nor more than 15. The initial number of directors is nine, but this number may be changed by resolution of the board of directors. These provisions have the effect of enabling the board of directors to elect directors friendly to management in the event of a non-negotiated takeover attempt and may make it more difficult for a person seeking to acquire control of Rainier Pacific Financial Group to gain majority representation on the board of directors in a relatively short period of time. Rainier Pacific Financial Group believes these provisions to be important to continuity in the composition and policies of the board of directors.

      The articles of incorporation provide that there will be staggered elections of directors so that the directors will each be initially elected to one-, two- or three-year terms, and thereafter all directors will be elected to terms of three years each. This provision also has the effect of making it more difficult for a person seeking to acquire control of Rainier Pacific Financial Group to gain majority representation on the board of directors.

      Cumulative Voting. The articles of incorporation specifically do not permit cumulative voting for the election of directors. Cumulative voting in election of directors entitles a shareholder to cast a total number of votes equal to the number of directors to be elected multiplied by the number of his or her shares and to distribute that number of votes among such number of nominees as the shareholder chooses. The absence of cumulative voting for directors limits the ability of a minority shareholder to elect directors. Because the holder of less than a majority of Rainier Pacific Financial Group's shares cannot be assured representation on the board of directors, the absence of cumulative voting may discourage accumulations of Rainier Pacific Financial Group's shares or proxy contests that would result in changes in Rainier Pacific Financial Group's management. The board of directors believes that elimination of cumulative voting will help to assure continuity and stability of management and policies; directors should be elected by a majority of the shareholders to represent the interests of the shareholders as a whole rather than be the special representatives of particular minority interests; and efforts to elect directors representing specific minority interests are potentially divisive and could impair the operations of Rainier Pacific Financial Group.

      Special Meetings. The articles of incorporation of Rainier Pacific Financial Group provide that special meetings of shareholders of Rainier Pacific Financial Group may be called by the chief executive officer or by the board of directors. If a special meeting is not called, shareholder proposals cannot be presented to the shareholders for action until the next annual meeting. Shareholders are not permitted to call special meetings.

      Authorized Capital Stock. The articles of incorporation of Rainier Pacific Financial Group authorize the issuance of 49,000,000 shares of common stock and 1,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide Rainier Pacific Financial Group's board of directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of Rainier Pacific Financial Group. The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board of directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a
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merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. Rainier Pacific Financial Group's board of directors currently has no plan to issue additional shares, other than the issuance of additional shares pursuant to stock benefit plans.

      Director Nominations. The articles of incorporation of Rainier Pacific Financial Group require a shareholder who intends to nominate a candidate for election to the board of directors at a shareholders' meeting to give written notice to the secretary of Rainier Pacific Financial Group at least 30 days (but not more than 60 days) in advance of the date of the meeting at which such nominations will be made. The nomination notice is also required to include specified information concerning the nominee and the proposing shareholder. The board of directors of Rainier Pacific Financial Group believes that it is in the best interests of Rainier Pacific Financial Group and its shareholders to provide sufficient time for the board of directors to study all nominations and to determine whether to recommend to the shareholders that such nominees be considered.

      Supermajority Voting Provisions. Rainier Pacific Financial Group's articles of incorporation require the affirmative vote of 80% of the outstanding shares entitled to vote to approve a merger, consolidation or other business combination, unless the transaction is approved, prior to consummation, by the vote of at least two-thirds of the number of the Continuing Directors (as defined in the articles of incorporation) on Rainier Pacific Financial Group's board of directors. "Continuing Directors" generally includes all members of the board of directors who are not affiliated with any individual, partnership, trust or other person or entity (or the affiliates and associates of such person or entity) which is a beneficial owner of 10% or more of the voting shares of Rainier Pacific Financial Group. This provision could tend to make the acquisition of Rainier Pacific Financial Group more difficult to accomplish without the cooperation or favorable recommendation of Rainier Pacific Financial Group's board of directors.

      Amendment of Articles of Incorporation and Bylaws. Rainier Pacific Financial Group's articles of incorporation may be amended by the vote of the holders of a majority of the outstanding shares of its common stock, except that the provisions of the articles of incorporation governing the duration of the corporation, the purpose and powers of the corporation, authorized capital stock, denial of preemptive rights, the number and staggered terms of directors, removal of directors, shareholder nominations and proposals, approval of certain business combinations, the evaluation of certain business combinations, limitation of directors' liability, indemnification of officers and directors, calling of special meetings of shareholders, the authority to repurchase shares and the manner of amending the articles of incorporation may not be repealed, altered, amended or rescinded except by the vote of the holders of at least 80% of the outstanding shares of Rainier Pacific Financial Group. This provision is intended to prevent the holders of a lesser percentage of the outstanding stock of Rainier Pacific Financial Group from circumventing any of the foregoing provisions by amending the articles of incorporation to delete or modify one of such provisions.

      Rainier Pacific Financial Group's bylaws may only be amended by a majority vote of the board of directors of Rainier Pacific Financial Group or by the holders of at least 80% of the outstanding stock by Rainier Pacific Financial Group.

      Purpose and Takeover Defensive Effects of Rainier Pacific Financial Group's Articles of Incorporation and Bylaws. The board of directors believes that the provisions described above are prudent and will reduce Rainier Pacific Financial Group's vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by its board of directors. These provisions will also assist in the orderly deployment of the conversion proceeds into productive assets during the initial period after the conversion. The board of directors believes these provisions are in the best interest of Rainier Pacific Bank, and Rainier Pacific Financial Group and its shareholders. In the judgment of the board of directors, Rainier Pacific Financial Group's board will be in the best position to determine the true value of Rainier Pacific Financial Group and to negotiate more effectively for what may be in the best interests of its shareholders. Accordingly, the board of directors believes that it is in the best interest of Rainier Pacific Financial Group and its shareholders to encourage potential acquirors to negotiate directly with the board of directors of Rainier Pacific Financial Group and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Rainier Pacific Financial Group and that is in the best interest of all shareholders.

      Attempts to acquire control of financial institutions and their holding companies have recently become increasingly common. Takeover attempts that have not been negotiated with and approved by the board of directors present to shareholders the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by the board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of Rainier Pacific Financial Group for its shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Rainier Pacific Financial Group's assets.

      An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, these offers are sometimes made for less than all of the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining shareholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive Rainier Pacific Financial Group's remaining shareholders of benefits of certain protective provisions of the Securities Exchange Act of 1934, if the number of beneficial owners became less than 300, thereby allowing for deregistration.

      Despite the belief of Rainier Pacific Bank and Rainier Pacific Financial Group as to the benefits to shareholders of these provisions of Rainier Pacific Financial Group's articles of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by Rainier Pacific Financial Group's board of directors, but pursuant to which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of Rainier Pacific Financial Group's board of directors and of management more difficult. The board of directors of Rainier Pacific Bank and Rainier Pacific Financial Group, however, have concluded that the potential benefits outweigh the possible disadvantages.

      Following the conversion, pursuant to applicable law and, if required, following the approval by shareholders, Rainier Pacific Financial Group may adopt additional anti-takeover charter provisions or other devices regarding the acquisition of its equity securities that would be permitted for a Washington business corporation.

      The cumulative effect of the restriction on acquisition of Rainier Pacific Financial Group contained in the articles of incorporation and bylaws of Rainier Pacific Financial Group and in Federal and Washington law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain shareholders of Rainier Pacific Financial Group may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

Benefit Plans

      In addition to the provisions of Rainier Pacific Financial Group's articles of incorporation and bylaws described above, benefit plans of Rainier Pacific Financial Group and Rainier Pacific Bank intended to be adopted after completion of this offering contain provisions which also may discourage hostile takeover attempts which the board of directors of Rainier Pacific Bank might conclude are not in the best interests of Rainier Pacific Financial Group, Rainier Pacific Financial Group and Rainier Pacific Bank or Rainier Pacific Financial Group's shareholders. For a description of the benefit plans and the provisions of these plans relating to changes in control of Rainier Pacific Financial Group or Rainier Pacific Bank, see "Management - Benefits."

                         DESCRIPTION OF CAPITAL STOCK OF
                         RAINIER PACIFIC FINANCIAL GROUP

General

      Rainier Pacific Financial Group is authorized to issue 49,000,000 shares of common stock having no par value per share and 1,000,000 shares of preferred stock having no par value per share. Rainier Pacific Financial Group currently expects to issue up to 5,426,400 shares of common stock, subject to adjustment up to 8,442,840 shares, and no shares of preferred stock in the conversion. Each share of Rainier Pacific Financial Group's common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, in accordance with the plan of conversion, all such stock will be duly authorized, fully paid and nonassessable.

      The common stock of Rainier Pacific Financial Group represents nonwithdrawable capital. The common stock is not a savings or deposit account and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

      Common Stock Dividends. Rainier Pacific Financial Group can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its board of directors. The payment of dividends by Rainier Pacific Financial Group is subject to limitations which are imposed by law and applicable regulation. See "Our Policy Regarding Dividends" and "How We Are Regulated." The holders of common stock of Rainier Pacific Financial Group will be entitled to receive and share equally in the dividends declared by the board of directors of Rainier Pacific Financial Group out of funds legally available therefore. If Rainier Pacific Financial Group issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

      Stock Repurchases. Federal Reserve regulations place certain limitations on the repurchase of Rainier Pacific Financial Group's capital stock. See "How We Intend to Use the Proceeds From this Offering."

      Voting Rights. Upon conversion, the holders of common stock of Rainier Pacific Financial Group will possess exclusive voting rights in Rainier Pacific Financial Group. They will elect Rainier Pacific Financial Group's board of directors and act on such other matters as are required to be presented to them under Washington law or as are otherwise presented to them by the board of directors. Except as discussed in "Restrictions on Acquisition of Rainier Pacific Financial Group Financial Group and Rainier Pacific Bank," each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Rainier Pacific Financial Group issues preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require a vote of 80% of the outstanding shares entitled to vote thereon. See "Restrictions on Acquisition of Rainier Pacific Financial Group Financial Group and Rainier Pacific Bank."

      As a state mutual savings bank, corporate powers and control of Rainier Pacific Bank are vested in its board of directors, who elect the officers of Rainier Pacific Bank and who fill any vacancies on the board of directors as it exists upon conversion. Subsequent to the conversion, voting rights will be vested exclusively in the owners of the shares of capital stock of Rainier Pacific Bank, all of which will be owned by Rainier Pacific Financial Group, and voted at the direction of Rainier Pacific Financial Group's board of directors. Consequently, the holders of the common stock will not have direct control of Rainier Pacific Bank.

      Liquidation. In the event of any liquidation, dissolution or winding up of Rainier Pacific Bank, Rainier Pacific Financial Group, as holder of Rainier Pacific Bank's capital stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of Rainier Pacific Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of Rainier Pacific Bank available for distribution. In the event of liquidation, dissolution or winding up of Rainier Pacific Financial Group, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Rainier Pacific Financial

Group available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

      Preemptive Rights. Holders of the common stock of Rainier Pacific Financial Group will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

      None of the shares of Rainier Pacific Financial Group's authorized preferred stock will be issued in the conversion and there are no current plans to issue the preferred stock. Such stock may be issued with such designations, powers, preferences and rights as the board of directors may determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Restrictions on Acquisition

      Acquisitions of Rainier Pacific Financial Group are restricted by provisions in its articles of incorporation and bylaws and by the rules and regulations of various regulatory agencies. See "How We Are Regulated - Regulation of Rainier Pacific Financial Group" and "Restrictions on Acquisition of Rainier Pacific Financial Group and Rainier Pacific Bank."

                          TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for Rainier Pacific Financial Group common stock is Computershare Investor Services, Inc., Golden, Colorado.

                                     EXPERTS

      Our consolidated financial statements as of December 31, 2002 and 2001 and for each of the two years in the period ended December 31, 2002 included in this prospectus have been audited by Moss Adams LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon the report of this firm given upon the authority as experts in accounting and auditing. Our consolidated financial statements for the year ended December 31, 2000 included in this prospectus have been audited by Knight Vale and Gregory (the predecessor firm to McGladrey & Pullen LLP), independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon the report of this firm given upon the authority as experts in accounting and auditing.

      Effective September 5, 2001 Moss Adams LLP replaced Knight Vale and Gregory PLLC as our independent certified public accountants. In connection with the audits prepared by Knight Vale and Gregory PLLC, we did not have any disagreements with them on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedures. Knight Vale and Gregory PLLC reports on our financial statements did not contain an adverse opinion or disclaimer of opinion or disclosures that they were qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was recommended and approved by our audit committee. Prior to the decision to change accounting firms in 2001, we had not consulted with Moss Adams LLP concerning the application of accounting principles to any specific completed or contemplated transaction, or the type of audit opinion that might be rendered by them on our financial statements.

      RP Financial, LC. has consented to the publication herein of the summary of its report to Rainier Pacific Bank setting forth its opinion as to the estimated pro forma market value of the common stock upon conversion and its letter with respect to subscription rights.

                             LEGAL AND TAX OPINIONS

      The legality of the common stock and the federal income tax consequences of the conversion have been passed upon for Rainier Pacific Bank by Breyer & Associates PC, McLean, Virginia, special counsel to Rainier Pacific Bank and Rainier Pacific Financial Group. The Washington income tax consequences of the conversion have been passed upon for Rainier Pacific Bank by Blado, Stratton & Kiger, P.S., Tacoma, Washington. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Elias, Matz, Tiernan & Herrick, LLP, Washington, D.C.

                       WHERE YOU CAN FIND MORE INFORMATION

      Rainier Pacific Financial Group has filed with the SEC a registration statement under the Securities Act of 1933 with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. This information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of this material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including Rainier Pacific Financial Group. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each statement is qualified by reference to the contract or document. Rainier Pacific Bank also maintains a website (http://www.rainierpac.com), which contains various information about Rainier Pacific Bank.

      Rainier Pacific Bank has filed with the Washington Department of Financial Institutions an Application for Approval of Conversion, which includes proxy materials for the special meeting of members and certain other information. This prospectus omits certain information contained in the Application for Approval of Conversion. The Application, including the proxy materials, exhibits and certain other information that are a part of the Application for Approval of Conversion, may be inspected, without charge, at the office of the Washington Department of Financial Institutions, Division of Banks, Department of Financial Institutions, 150 Israel Road SW, Tumwater, Washington 98501. A copy of the Application for Approval of Conversion has also been filed with the Federal Deposit Insurance Corporation.

      In connection with the conversion, Rainier Pacific Financial Group has registered its common stock with the SEC under Section 12 of the Securities Exchange Act of 1934, and, upon such registration, Rainier Pacific Financial Group and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% shareholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, Rainier Pacific Financial Group has undertaken that it will not terminate this registration for a period of at least three years following the conversion.

      A copy of the plan of conversion, the articles of incorporation and bylaws of Rainier Pacific Financial Group and Rainier Pacific Bank are available without charge from Rainier Pacific Bank. Requests for such information should be directed to: Victor J. Toy, Rainier Pacific Bank, 3700 Pacific Highway East, Suite 200, Fife, Washington 98424.

                              RAINIER PACIFIC BANK

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                      Page
                                                                                      ----
Reports of Independent Auditors........................................................F-2

Consolidated Statements of Financial Condition as of
    March 31, 2003 and December 31, 2002 and 2001......................................F-4

Consolidated Statements of Income for the Three Months Ended
    March 31, 2003 and 2002 and the Years Ended December 31, 2002, 2001 and 2000.......F-5

Consolidated Statements of Equity for the Three Months Ended
    March 31, 2003 and the Years Ended December 31, 2002, 2001 and 2000 ...............F-6

Consolidated Statements of Cash Flows for the Three Months Ended
    March 31, 2003 and 2002 and the Years Ended December 31, 2002, 2001 and 2000.......F-7

Notes to Consolidated Financial Statements.............................................F-9

      All schedules are omitted because the required information is not applicable or is included in the Consolidated Financial Statements and related Notes.

      The financial statements of Rainier Pacific Financial Group, Inc. have been omitted because Rainier Pacific Financial Group, Inc. has not yet issued any stock, has no assets or liabilities, and has not conducted any business other than that of an organizational nature.

                         [LETTERHEAD OF MOSS ADAMS LLP]

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Rainier Pacific Savings Bank

We have audited the accompanying consolidated statement of financial condition of Rainier Pacific Savings Bank and Subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of Rainier Pacific Savings Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rainier Pacific Savings Bank and Subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Moss Adams LLP

Everett, Washington
January 31, 2003

                   [LETTERHEAD OF KNIGHT VALE & GREGORY PLLC]

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Rainier Pacific Savings Bank

We have audited the accompanying consolidated statements of income, equity and cash flows of Rainier Pacific Savings Bank (formerly, Rainier Pacific, A Community Credit Union) and Subsidiary for the year ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Rainier Pacific Savings Bank and Subsidiary for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ Knight Vale & Gregory PLLC

Tacoma, Washington
January 19, 2001

                                     RAINIER PACIFIC SAVINGS BANK AND SUBSIDIARY
            CONSOLIDATED STATEMENT OF FINANCIAL CONDITION (dollars in thousands)
================================================================================

                                     ASSETS
                                                                                DECEMBER 31,
                                                            MARCH 31,     -----------------------
                                                              2003          2002          2001
                                                            ---------     ---------     ---------
                                                           (unaudited)
Cash and cash equivalents                                   $   9,569     $   8,564     $   7,085
Interest bearing deposits with banks                              414            49           127
Securities available-for-sale                                  63,169        52,502        65,737
Securities held-to-maturity (fair value 2003:
    $51,910; 2002: $51,219; 2001: $53,173)                     50,305        49,495        53,640
Federal Home Loan Bank stock                                    8,269         8,006         6,158
Loans                                                         383,830       366,420       319,952
    Less allowance for loan losses                             (6,450)       (6,084)       (4,755)
                                                            ---------     ---------     ---------
           Loans, net                                         377,380       360,336       315,197
Premises and equipment, net                                    13,407        13,221         9,812
Accrued interest receivable                                     2,881         2,647         3,063
Other assets                                                    5,541         4,637         3,855
                                                            ---------     ---------     ---------
           TOTAL ASSETS                                     $ 530,935     $ 499,457     $ 464,674
                                                            =========     =========     =========
                             LIABILITIES AND EQUITY
LIABILITIES
    Deposits
       Non-interest bearing                                 $  27,395     $  24,700     $  22,968
       Interest bearing                                       279,624       264,760       288,888
                                                            ---------     ---------     ---------
           TOTAL DEPOSITS                                     307,019       289,460       311,856
                                                            ---------     ---------     ---------
    Borrowed funds                                            172,473       156,793       105,351
    Corporate drafts payable                                    1,958         2,837         2,905
    Deferred gain on sale and leaseback
       transaction                                              1,169         1,219         1,420
    Accrued compensation and benefits                           1,552         3,133         2,612
    Other liabilities                                           3,876         3,803         3,100
                                                            ---------     ---------     ---------
           TOTAL LIABILITIES                                  488,047       457,245       427,244
                                                            ---------     ---------     ---------
EQUITY
    Accumulated other comprehensive
       income, net of tax                                         719           828           340
    Retained earnings                                          42,169        41,384        37,090
                                                            ---------     ---------     ---------
                                                               42,888        42,212        37,430
                                                            ---------     ---------     ---------
           TOTAL LIABILITIES AND
              EQUITY                                        $ 530,935     $ 499,457     $ 464,674
                                                            =========     =========     =========


See accompanying notes.               F-4
================================================================================

RAINIER PACIFIC SAVINGS BANK AND SUBSIDIARY
CONSOLIDATED STATEMENT OF INCOME (dollars in thousands)
================================================================================

                                                     THREE MONTHS                 YEAR ENDED
                                                    ENDED MARCH 31,               DECEMBER 31,
                                                   ------------------    -------------------------------
                                                    2003        2002      2002        2001         2000
                                                   -------     ------    -------    --------     -------
                                                       (unaudited)
INTEREST INCOME
    Loans                                          $ 7,258     $6,726    $27,898    $ 26,332     $25,015
    Securities available-for-sale                      756        869      3,127       4,702         804
    Securities held-to-maturity                        594        716      2,767       1,927       3,392
    Interest bearing deposits                            1          8         14         262         641
    FHLB stock dividends                               134         92        445         388         204
                                                   -------     ------    -------    --------     -------
       Total interest income                         8,743      8,411     34,251      33,611      30,056
                                                   -------     ------    -------    --------     -------
INTEREST EXPENSE
    Deposits                                         1,146      1,906      5,911      11,520      12,181
    Borrowed funds                                   1,663      1,333      6,072       4,701       3,526
                                                   -------     ------    -------    --------     -------
       Total interest expense                        2,809      3,239     11,983      16,221      15,707
                                                   -------     ------    -------    --------     -------
       Net interest income                           5,934      5,172     22,268      17,390      14,349
PROVISION FOR LOAN LOSSES                            1,050        675      3,525       4,400       1,680
                                                   -------     ------    -------    --------     -------
       Net interest income after provision
           for loan losses                           4,884      4,497     18,743      12,990      12,669
                                                   -------     ------    -------    --------     -------
NON-INTEREST INCOME
    Deposit service fees                               863        848      3,613       3,600       3,382
    Loan service fees                                  236        204        989         906         831
    Insurance service fees                             171        171        607         646         461
    Investment service fees                            131        138        648         145         342
    Gain (loss) on sales of securities, net             (2)       135        470         410          --
    Gain on sale of loans, net                         475         53      1,622       1,140          93
    Gain on sale of premises and equipment, net         42         48        204         181         202
    Other operating income                              14          6         63         121         139
                                                   -------     ------    -------    --------     -------
       Total non-interest income                     1,930      1,603      8,216       7,149       5,450
                                                   -------     ------    -------    --------     -------
NON-INTEREST EXPENSE
    Compensation and benefits                        3,058      2,546     11,082       9,753       8,591
    Office operations                                  792        652      3,011       2,542       2,442
    Occupancy, net                                     272        262      1,187         969         915
    Loan servicing                                      59         50        210         239         237
    Outside and professional services                  660        433      2,345       1,439         745
    Marketing                                          405        222        999         927         793
    Other operating expense                            399        412      1,603       1,907       1,130
                                                   -------     ------    -------    --------     -------
       Total non-interest expense                    5,645      4,577     20,437      17,776      14,853
                                                   -------     ------    -------    --------     -------
       Income before income tax                      1,169      1,523      6,522       2,363       3,266
INCOME TAX EXPENSE (CREDIT)                            384        519      2,228      (1,352)         --
                                                   -------     ------    -------    --------     -------
NET INCOME                                         $   785     $1,004    $ 4,294    $  3,715     $ 3,266
                                                   =======     ======    =======    ========     =======


                                      F-5                See accompanying notes.
===============================================================================

                                     RAINIER PACIFIC SAVINGS BANK AND SUBSIDIARY
                         CONSOLIDATED STATEMENT OF EQUITY (dollars in thousands)
================================================================================

                                                         Accumulated
                                                            Other
                                             Retained    Comprehensive                 Comprehensive
                                             Earnings    Income (Loss)       Total        Income
                                             --------    -------------     --------    -------------
BALANCE, DECEMBER 31, 1999                    $30,109      $(1,625)        $ 28,484
    Net income                                  3,266                         3,266       $ 3,266
    Other comprehensive income:
       Change in unrealized gain on
           securities                                          554              554           554
                                                                                          -------
    Comprehensive income                                                                  $ 3,820
                                              -------      -------         --------       =======
BALANCE, DECEMBER 31, 2000                     33,375       (1,071)          32,304
    Net income                                  3,715                         3,715       $ 3,715
    Other comprehensive income:
       Change in unrealized gain on
           securities, net of tax of $727                    1,411            1,411         1,411
                                                                                          -------
    Comprehensive income                                                                  $ 5,126
                                              -------      -------         --------       =======
BALANCE, DECEMBER 31, 2001                     37,090          340           37,430
    Net income                                  4,294                         4,294       $ 4,294
    Other comprehensive income:
       Change in unrealized gain on
           securities, net of tax of $251                      488              488           488
                                                                                          -------
    Comprehensive income                                                                  $ 4,782
                                              -------      -------         --------       =======
BALANCE, DECEMBER 31, 2002                     41,384          828           42,212
    Net income (unaudited)                        785                           785       $   785
    Other comprehensive income:
       Change in unrealized loss on
           securities, net of tax of ($56)                    (109)            (109)         (109)
                                                                                          -------
    Comprehensive income                                                                  $   676
                                              -------      -------         --------       =======
BALANCE, MARCH 31, 2003 (unaudited)           $42,169      $   719         $ 42,888
                                              =======      =======         ========


See accompanying notes.               F-6
================================================================================

RAINIER PACIFIC SAVINGS BANK AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS (dollars in thousands)
================================================================================

                                                             THREE MONTHS                      YEAR ENDED
                                                             ENDED MARCH 31,                    DECEMBER 31,
                                                         ---------------------     ------------------------------------
                                                           2003         2002          2002         2001          2000
                                                         --------     --------     ---------     ---------     --------
                                                             (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                           $    785     $  1,004     $   4,294     $   3,715     $  3,266
    Adjustments to reconcile net income to net
           cash from operating activities:
       Depreciation                                           366          275         1,336         1,128        1,225
       Provision for loan losses                            1,050          675         3,525         4,400        1,680
       Federal Home Loan Bank stock dividends                (133)         (92)         (446)         (388)        (203)
       Deferred income tax expense (credit)                   (86)        (135)          (94)       (1,352)          --
       (Gain) loss on sale of securities, net                   2         (135)         (470)         (410)          --
       Gain on sale of premises and equipment, net            (42)         (48)         (204)         (181)        (202)
       Gain on sales of loans, net                           (475)         (53)       (1,622)       (1,140)         (93)
       Change in operating assets and liabilities:
           Accrued interest receivable                       (234)         549           416           (92)        (287)
           Other assets                                      (771)         575          (688)       (1,676)        (347)
           Corporate drafts payable                          (879)        (126)          (68)          795          236
           Other liabilities and deferred credits          (1,508)      (1,775)        1,224         2,517          278
           Other, net                                          --           --            --            --          256
                                                         --------     --------     ---------     ---------     --------
           Net cash from operating activities              (1,925)         714         7,203         7,316        5,809
                                                         --------     --------     ---------     ---------     --------
CASH FLOWS FROM INVESTING ACTIVITIES
    Activity in securities available-for-sale:
       Sales, including maturities, prepayments
           and calls                                        8,038       31,016        92,204        87,452        1,000
       Purchases                                          (18,887)     (30,254)      (78,008)     (155,051)     (11,803)
    Activity in securities held-to-maturity:
       Sales, including maturities, prepayments
           and calls                                        5,749        1,984        10,100        47,939        1,177
       Purchases                                           (6,544)          --        (5,955)      (21,681)          --
    Purchases of Federal Home Loan Bank stock                (130)        (408)       (1,402)       (1,969)        (953)
    Increase in loans, net                                (30,388)     (21,672)     (123,595)      (97,141)     (22,766)
    Proceeds from sales of loans                           12,770        9,438        76,553        48,193        6,681
    Purchases of premises and equipment                      (552)        (340)       (4,745)         (616)        (688)
    Proceeds from sales of premises and equipment              --           --             4
    Decrease (increase) in NCUSIF deposit                      --           --            --         2,432         (124)
    Increase (decrease) in interest bearing deposits
       with banks                                            (365)         112            78         9,873           --
                                                         --------     --------     ---------     ---------     --------
           Net cash from investing activities             (30,309)     (10,124)      (34,770)      (80,569)     (27,472)
                                                         --------     --------     ---------     ---------     --------
CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase (decrease) in deposits                    17,559       (5,287)      (22,396)       30,878        4,768
    Net increase in borrowed funds                         15,680       15,470        51,442        42,431       18,195
                                                         --------     --------     ---------     ---------     --------
           Net cash from financing activities              33,239       10,183        29,046        73,309       22,963
                                                         --------     --------     ---------     ---------     --------
NET CHANGE IN CASH AND CASH
    EQUIVALENTS                                             1,005          773         1,479            56        1,300
CASH AND CASH EQUIVALENTS,
    beginning of year                                       8,564        7,085         7,085         7,029        5,729
                                                         --------     --------     ---------     ---------     --------
CASH AND CASH EQUIVALENTS, end of year                   $  9,569     $  7,858     $   8,564     $   7,085     $  7,029
                                                         ========     ========     =========     =========     ========


                                       F-7
================================================================================

                                     RAINIER PACIFIC SAVINGS BANK AND SUBSIDIARY
                     CONSOLIDATED STATEMENT OF CASH FLOWS (dollars in thousands)
================================================================================

                                                            THREE MONTHS                  YEAR ENDED
                                                           ENDED MARCH 31,               DECEMBER 31,
                                                         -------------------     ------------------------------
                                                           2003        2002       2002       2001        2000
                                                         -------     -------     -------    -------    -------
                                                             (unaudited)
SUPPLEMENTAL DISCLOSURES OF CASH
       FLOW INFORMATION
    Cash payments for:
       Interest                                          $ 2,794     $ 3,193     $11,932    $16,031    $15,604
                                                         =======     =======     =======    =======    =======
       Income taxes                                      $ 1,001     $    73     $ 1,345    $   430    $    --
                                                         =======     =======     =======    =======    =======
SUPPLEMENTAL DISCLOSURES OF NONCASH
       INVESTING AND FINANCING ACTIVITIES
    Other real estate acquired in settlement of loans    $    --     $    --     $   448    $    --    $   106
                                                         =======     =======     =======    =======    =======
    Financed sale of foreclosed real estate              $    --     $    --     $    --    $    --    $    95
                                                         =======     =======     =======    =======    =======
    Transfer of securities from available-for-sale
       to held-to-maturity                               $    --     $    --     $    --    $26,544    $    --
                                                         =======     =======     =======    =======    =======
    Unrealized gains (losses) on securities
       available-for-sale, net of tax                    $  (109)    $  (746)    $   488    $ 1,411    $   554
                                                         =======     =======     =======    =======    =======


See accompanying notes.               F-8
================================================================================

RAINIER PACIFIC SAVINGS BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2003 AND 2002 (unaudited)
DECEMBER 31, 2002 AND 2001
================================================================================

Note 1 - Description of Operations and Summary of Significant Accounting
         Policies

Organization - Effective January 1, 2001, Rainier Pacific, A Community Credit Union (the Credit Union) converted from a state chartered community credit union to a state chartered mutual savings bank and changed its name to Rainier Pacific Savings Bank (the Bank) dba, Rainier Pacific Bank. The Bank provides a full range of banking services to consumers and small to medium-sized businesses and professionals through banking offices located in Pierce County and South King County, Washington. Support Systems, Inc. (SSI), a wholly-owned subsidiary, operates as its divisions Rainier Pacific Insurance Agency and Rainier Pacific Financial Services.

Principles of consolidation and basis of presentation - The consolidated financial statements include the accounts of the Bank and SSI. All significant intercompany transactions and balances have been eliminated. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and predominant practices followed by the financial services industry.

All references to March 31, 2003 and 2002 amounts are unaudited.

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities, as of the date of the consolidated statements of financial condition, as well as reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses, deferred income taxes, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held-for-sale, management obtains independent appraisals for significant properties.

Cash and cash equivalents - Cash and cash equivalents consist of vault and ATM cash, and non-interest bearing deposits in depository institutions, including the Federal Reserve and the Federal Home Loan Bank. Cash and cash equivalents have a maturity of three months or less.

Interest bearing deposits with banks - Interest bearing deposits with banks include interest bearing deposits at various financial institutions. At times throughout the year, the Bank has balances that exceed FDIC insurance limits.

Securities available-for-sale - Securities available-for-sale represent securities that may be sold prior to maturity. These securities are stated at fair value, and any unrealized net gains and losses are reported as a separate component of equity until realized, net of any tax effect. Changes in the fair value of investments classified as available-for-sale are reflected as direct charges or credits to equity, net of any tax effect. Gains and losses on the sale of securities available-for-sale are determined using the specific identification method. Fair value is determined using published quotes as of the close of business. Premiums or discounts are recognized in interest income using the interest method.

Securities available-for-sale may be sold in response to changes in market interest rates, repayment rates, the need for liquidity, and changes in the availability and the yield on alternative investments.

Permanent declines, if any, in the fair value of individual securities available-for-sale that are below cost are included in earnings as realized losses.


                                      F-9
================================================================================

                                     RAINIER PACIFIC SAVINGS BANK AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             MARCH 31, 2003 AND 2002 (unaudited)
                                                      DECEMBER 31, 2002 AND 2001
================================================================================

Note 1 - Description of Operations and Summary of Significant Accounting Policies (continued)

Securities held-to-maturity - Securities for which the Bank has the positive intent and ability to hold until maturity are classified as securities held-to-maturity and are recorded at cost, adjusted for unamortized premiums or discounts. Premiums or discounts are recognized in interest income using the interest method.

Permanent declines, if any, in the fair value of individual securities held-to-maturity that are below cost are included in earnings as realized losses.

Federal Home Loan Bank (FHLB) stock - As a member of the FHLB system, the Bank is required to maintain a minimum level of investment in FHLB stock based on specified percentages of its outstanding FHLB advances and requirements of the Mortgage Purchase Program. The Bank's investment in FHLB stock is carried at par value ($100 per share), which reasonably approximates its fair value. The Bank may request redemption at par value of any stock in excess of the amount the Bank is required to hold. Stock redemptions are at the discretion of the FHLB.

Loans held-for-sale - Mortgage loans originated and designated as held-for-sale are carried at the lower of cost or estimated fair value, as determined by quoted market prices, in aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income. Gains or losses on the sale of such loans are based on the specific identification method. The Bank held no loans for sale at December 31, 2002 and 2001 or March 31, 2003. During the first quarter of 2003, the Bank identified and sold $12,770,000 of first mortgage real estate loans.

Loans and allowance for loan losses - Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or pay-off are reported at their unpaid outstanding principal balance, are adjusted for unearned discounts, net of unamortized, non-refundable fees and related direct loan origination costs. Interest income is accrued as earned. Loan origination and commitment fees and certain direct loan origination costs are deferred and amortized as an adjustment to the yield of the related loan.

Interest on loans is recognized over the terms of the loans and is calculated using the simple interest method on principal amounts outstanding. Accrual of interest is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due or when the loan becomes past due 90 days as to either principal or interest. When the interest accrual is discontinued, all accrued interest is reversed against current income. Interest income is recognized when the borrower makes subsequent payments. The accrual of interest is resumed when, in management's opinion, the collectibility of principal and interest is no longer in doubt. Interest income on restructured loans is recognized pursuant to the terms of the new loan agreement. Interest income on other impaired loans is monitored and based upon the terms of the underlying loan agreement. However, the recorded net investment in impaired loans, including accrued interest, is limited to the present value of the expected cash flows of the impaired loan or the observable fair market value of the loan or the fair market value of the loan's collateral.

A loan is considered impaired when management determines it is probable that all contractual amounts of principal and interest will not be paid as scheduled in the loan agreement. These loans include all loans in nonaccrual, loans restructured, and other loans that management considers to be impaired.

The Bank maintains an allowance for loan losses to absorb credit losses inherent in the loan portfolio. The allowance is based on ongoing assessments of probable estimated credit losses. The allowance is increased by the provision for loan losses, which is charged against current operating results and decreased by the amount of charge-offs, net of recoveries.


                                      F-10
================================================================================

RAINIER PACIFIC SAVINGS BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2003 AND 2002 (unaudited)
DECEMBER 31, 2002 AND 2001
================================================================================

Note 1 - Description of Operations and Summary of Significant Accounting Policies (continued)

The Bank's methodology for assessing the appropriateness of the allowance consists of three elements: the formula allowance, the specific allowance, and the general allowance. The formula allowance is calculated by applying a loss percentage to the various loan pool types based on historical information such as past due ratios and loss experience. These factors may be adjusted for events deemed significant by management as of the evaluation date. The specific allowance is determined based upon estimated probable losses on specific loans in the portfolio. The general allowance is established to ensure the adequacy of the allowance in situations where management believes that estimation risk exists or when there are other risk factors associated with the collectibility of the portfolio that may not be adequately addressed in the formula or specific portions of the allowance.

These evaluations are inherently subjective as they require estimates that are susceptible to significant revision as more information becomes available. Additionally, state and federal regulators, upon examination, may require the Bank to make additional provisions or adjustments to the allowance.

Premises and equipment - Land is stated at cost. Land improvements, buildings, leasehold improvements and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over the following estimated useful lives:

        Buildings and improvements                         10 - 40 years
        Furniture, fixtures and equipment                   3 - 10 years

Leasehold improvements are amortized over the term of the lease or the estimated useful life of the improvement, whichever is less. Gains and losses on dispositions are reflected in current operations. Expenditures for major improvements are capitalized and ordinary maintenance and repairs are charged to operations, as incurred.

Collateral in liquidation and other real estate owned - Collateral in liquidation and other real estate owned (obtained through repossession or foreclosure) is recorded at the lower of its acquisition cost or its net realizable value. The Bank held $385,000, $416,000, and $89,000 of such assets at March 31, 2003 and December 31, 2002 and 2001, respectively, which are included in "other assets" on the statement of financial condition.

Transfers of financial assets - Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Mortgage loan servicing rights - Servicing assets are recognized when rights are acquired through the sale of mortgage loans. Capitalized servicing rights are reported in "other assets" and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying mortgage loans sold. Servicing assets are evaluated for impairment based upon the fair value of the assets as compared to amortized cost.

Mortgage loans serviced for others include whole loans sold to Federal Home Loan Mortgage Corporation (FHLMC), Federal Home Loan Banks (FHLB), and Federal National Mortgage Association (FNMA). Loans being serviced for FHLMC, FHLB and FNMA totaled $94,214,000, $96,333,000 and $56,905,000 at March 31, 2003 and
December 31, 2002 and 2001, respectively.


                                      F-11
================================================================================

                                     RAINIER PACIFIC SAVINGS BANK AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             MARCH 31, 2003 AND 2002 (unaudited)
                                                      DECEMBER 31, 2002 AND 2001
================================================================================

Note 1 - Description of Operations and Summary of Significant Accounting Policies (continued)

Income taxes - The Bank files a consolidated tax return which includes income earned by its subsidiary. The Bank uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Other intangible assets - In December 2000, the Bank's wholly-owned subsidiary, SSI, acquired the rights to customers and policies of a local insurance agency for $350,000. The purchase amount was accounted for as an intangible asset and is included in "other assets" in the statement of financial condition. In accordance with the provisions of Statement of Financial Accounting Standards
(SFAS) No. 142, Goodwill and Other Intangible Assets, intangible assets are amortized under the straight-line method over ten years and periodically tested for impairment. The balance of the intangible asset was $271,000, $280,000 and $315,000 as of March 31, 2003 and December 31, 2002 and 2001, respectively. Accumulated amortization was $78,750, $70,000 and $35,000 at March 31, 2003, and December 31, 2002 and 2001. Amortization expense was $8,750 for the three months ended March 31, 2003 and $35,000 for the years ended December 31, 2002 and 2001. The estimated aggregate amortization expense for each of the five succeeding fiscal years is $35,000 each year.

Marketing costs - The Bank expenses marketing costs as they are incurred. Marketing expense was $320,000, $1,000,000, $927,000 and $793,000 for the three months ended March 31, 2003 and the years ended December 31, 2002, 2001 and 2000, respectively.

Comprehensive income - Comprehensive income is divided into net income and other comprehensive income. Other comprehensive income includes items previously recorded directly to equity, such as unrealized gains and losses on securities available-for-sale. Comprehensive income is presented in the consolidated statement of equity.

Segment reporting - The Bank's operations are solely in the financial services industry and include providing to its customers traditional banking and other financial services. The Bank operates primarily in the Puget Sound geographical region of Washington State. Management makes operating decisions and assesses performance based on an ongoing review of the Bank's consolidated financial results. Therefore, the Bank has a single operating segment for financial reporting purposes.

Fair value of financial instruments - The Bank has adopted Statement of Financial Accounting Standards (SFAS) No. 107, Disclosure About Fair Value of Financial Instruments, which requires disclosure of estimated fair values for financial instruments. Such estimates are subjective in nature and significant judgment is required regarding the risk characteristics of various financial instruments at a discrete point in time. Therefore, such estimates could vary significantly if assumptions regarding uncertain factors were to change. Major assumptions, methods and fair value estimates for the Bank's significant financial instruments are set forth below.

Cash and cash equivalents, interest bearing deposit with banks, and corporate drafts payable - The recorded amount approximates fair value.


                                      F-12
================================================================================

RAINIER PACIFIC SAVINGS BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2003 AND 2002 (unaudited)
DECEMBER 31, 2002 AND 2001
================================================================================

Note 1 - Description of Operations and Summary of Significant Accounting Policies (continued)

Securities and Federal Home Loan Bank stock - The fair value of securities is based on quoted market prices or dealer quotes. FHLB stock is valued based on the most recent redemption value.

Loans - Fair values for loans are estimated for portfolios of loans with similar financial characteristics. Fair value for fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers for the same remaining maturities. Prepayment estimates are based on the historic experience of the market. Fair values for adjustable rate loans are estimated at recorded values due to their adjustability.

Deposits - The fair value of customer deposits with no stated maturity date is included at the amount payable on demand. The fair value of fixed maturity certificates of deposit is estimated by discounting future cash flows using the rates currently offered by the Bank for deposits of similar remaining maturities.

Borrowed funds - The fair value of borrowed funds is estimated by discounting the future cash flows of the borrowings at a rate which approximates the current offering rate of borrowings with a comparable remaining life.

Recent accounting pronouncements - In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (VIE). It defined a VIE as a corporation, partnership, trust, or any other legal structure used for the business purpose that either a) does not have equity investors with voting rights or b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. This interpretation will require a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss from the VIE's activities or entitled to receive a majority of the entity's residual return. The provisions of Interpretation No. 46 are required to be applied immediately to VIEs created after January 31, 2003. The Bank does not have any VIE and accordingly the implementation of the Interpretation did not result in an impact on its financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. The Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The Statement is effective for certain contracts entered into or modified after June 30, 2003, and for certain hedging relationships designated after June 30, 2003. Implementation of this Statement is not expected to have a significant impact on the Bank's financial condition or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. The Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. Implementation of this Statement is not expected to have a significant impact on the Bank's financial condition or results of operations.

Reclassifications - Certain amounts in the prior year have been reclassified to conform to the 2002 presentation.


                                      F-13
================================================================================

                                     RAINIER PACIFIC SAVINGS BANK AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             MARCH 31, 2003 AND 2002 (unaudited)
                                                      DECEMBER 31, 2002 AND 2001
================================================================================

Note 2 - Restricted Assets

Federal Reserve Board regulations require that the Bank maintain certain minimum reserve balances as either cash on hand, in the vault or on deposit with the Federal Reserve Bank. The minimum reserve balance as of March 31, 2003, December 31, 2002 and 2001 was approximately $1,047,000, $1,318,000, and $903,000, respectively.

Note 3 - Securities

The following summarizes the recorded value, gross unrealized gains and losses, and the estimated fair value of the Bank's investment securities (dollars in thousands):

                                                   Gross       Gross
                                      Amortized  Unrealized  Unrealized    Fair
                                        Cost       Gains       Losses     Value
                                       -------    ------      -------    -------
Securities Available-for-Sale

March 31, 2003 (unaudited)
    Corporate bonds                    $13,771    $  301      $    --    $14,072
    U.S. Government agencies            24,746       473           --     25,219
    Mortgage-backed securities           8,517       361           --      8,878
    Trust preferred securities          15,000        --           --     15,000
                                       -------    ------      -------    -------
                                       $62,034    $1,135      $    --    $63,169
                                       =======    ======      =======    =======
December 31, 2002
    Corporate bonds                    $ 3,045    $  227      $    --    $ 3,272
    U.S. Government agencies            29,747       674           --     30,421
    Mortgage-backed securities           8,395       414           --      8,809
    Trust preferred securities          10,000        --           --     10,000
                                       -------    ------      -------    -------
                                       $51,187    $1,315      $    --    $52,502
                                       =======    ======      =======    =======
December 31, 2001
    Corporate bonds                    $ 3,061    $   25      $    --    $ 3,086
    U.S. Government agencies            36,612       593           --     37,205
    Mortgage-backed securities          25,423       129          106     25,446
                                       -------    ------      -------    -------
                                       $65,096    $  747      $   106    $65,737
                                       =======    ======      =======    =======


                                      F-14
================================================================================

RAINIER PACIFIC SAVINGS BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2003 AND 2002 (unaudited)
DECEMBER 31, 2002 AND 2001
================================================================================

Note 3 - Securities (continued)

                                                  Gross        Gross
                                     Amortized  Unrealized   Unrealized   Fair
                                        Cost      Gains        Losses     Value
                                       -------    ------      -------    -------
Securities Held-to-Maturity

March 31, 2003 (unaudited)
    U.S. Government agencies           $ 5,959    $  192      $    --    $ 6,151
    Municipal obligations                1,532        --            8      1,524
    Mortgage-backed securities          42,814     1,421           --     44,235
                                       -------    ------      -------    -------
                                       $50,305    $1,613      $     8    $51,910
                                       =======    ======      =======    =======
December 31, 2002
    U.S. Government agencies           $ 5,942    $  261      $    --    $ 6,203
    Mortgage-backed securities          43,553     1,463           --     45,016
                                       -------    ------      -------    -------
                                       $49,495    $1,724      $    --    $51,219
                                       =======    ======      =======    =======
December 31, 2001
    U.S. Government agencies           $ 5,877    $  335      $    --    $ 6,212
    Mortgage-backed securities          47,763        82          884     46,961
                                       -------    ------      -------    -------
                                       $53,640    $  417      $   884    $53,173
                                       =======    ======      =======    =======

At March 31, 2003, the weighted average yield on the Corporate bond, U.S. Government agency securities, mortgage-backed securities, municipal obligations and trust preferred securities was 4.82%, 4.59%, 5.60%, 4.36% and 4.97%, respectively. At December 31, 2002, the weighted average yield on the Corporate bond, U.S. Government agency securities, mortgage-backed securities and trust preferred securities was 5.77%, 4.95%, 5.75% and 4.92%, respectively. At December 31, 2001, the weighted average yield on the Corporate bond, U.S. Government agency securities and mortgage-backed securities was 5.77%, 6.02% and 5.91%, respectively.

The recorded value and the fair value of investment securities at March 31, 2003, by contractual maturity, are shown below (dollars in thousands).

                                        Held-to-Maturity      Available-for-Sale
                                       -------------------   -------------------
                                       Amortized    Fair     Amortized    Fair
                                         Cost       Value      Cost       Value
                                        -------    -------    -------    -------
Due from zero year to five years        $ 5,959    $ 6,151    $50,097    $50,791
Due from five years to ten years             --         --      3,420      3,500
Due after ten years                       1,532      1,524         --         --
Mortgage-backed securities               42,814     44,235      8,517      8,878
                                        -------    -------    -------    -------
                                        $50,305    $51,910    $62,034    $63,169
                                        =======    =======    =======    =======


                                      F-15
================================================================================

                                     RAINIER PACIFIC SAVINGS BANK AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             MARCH 31, 2003 AND 2002 (unaudited)
                                                      DECEMBER 31, 2002 AND 2001
================================================================================

Note 3 - Securities (continued)

The recorded value and the fair value of investment securities at December 31, 2002, by contractual maturity, are shown below (dollars in thousands).

                                        Held-to-Maturity      Available-for-Sale
                                       -------------------   -------------------
                                       Amortized    Fair     Amortized     Fair
                                         Cost       Value       Cost      Value
                                        -------    -------    -------    -------
Due from zero year to five years        $ 5,942    $ 6,203    $27,791    $28,652
Due from five years to ten years             --         --      5,001      5,041
Due after ten years                          --         --     10,000     10,000
Mortgage-backed securities               43,553     45,016      8,395      8,809
                                        -------    -------    -------    -------
                                        $49,495    $51,219    $51,187    $52,502
                                        =======    =======    =======    =======

Expected maturities may differ from contractual maturities, due to call provisions or the prepayment of principal.

Securities valued at $80,037,000 and $1,999,000 were pledged to the FHLB and the Public Deposits Protection Commission as of March 31, 2003, respectively. Securities valued at $88,155,000 and $2,069,000 were pledged to the FHLB and the Public Deposits Protection Commission as of December 31, 2002, respectively. Securities valued at $113,354,000 and $1,961,000 were pledged to the FHLB and the Public Deposits Protection Commission as of December 31, 2001, respectively.

Proceeds from sales and principal repayments of available-for-sale investment securities were $8,038,000, $92,204,000, $87,452,000 and $1,000,000 during the three months ended March 31, 2003 and the years ended December 31, 2002, 2001 and 2000, respectively.

Gross gains from the sales of available-for-sale investment securities were $0, $511,000, $499,000 and $0 for the three months ended March 31, 2003 and the years ended December 31, 2002, 2001 and 2000, respectively. The Bank incurred gross losses of $2,000, $41,000, $89,000 and $0 for the three months ended March 31, 2003 and the years ended December 31, 2002, 2001 and 2000, respectively.

In 2001, the Bank transferred securities valued at $26,544,000 from the available-for-sale classification to held-to-maturity. The fair value adjustments on the securities available-for-sale were transferred as a discount and premium to securities held-to-maturity. The discount and premium are components of other comprehensive income and are being accreted over the lives of the securities.

Sales from the held-to-maturity portfolio during 2001 amounted to $9,750,000. Gross gains on the sales totaled $62,000. The circumstances leading up to the sales related to the securities approaching their maturity date. There were no sales from the held-to-maturity portfolio in 2002, 2000 or for the quarter ending March 31, 2003.


                                      F-16
================================================================================

RAINIER PACIFIC SAVINGS BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2003 AND 2002 (unaudited)
DECEMBER 31, 2002 AND 2001
================================================================================

Note 4 - Loans Receivable

The major classifications of loans are summarized as follows (dollars in thousands):

                                                              DECEMBER 31,
                                                        ------------------------
                                        MARCH 31, 2003    2002          2001
                                        --------------  ---------     ---------
                                         (unaudited)
Real estate
    One-to-four family residential        $  95,550     $  87,799     $  85,761
    Five or more family residential          78,554        75,109        38,366
    Nonresidential commercial                66,321        60,126        41,427
                                          ---------     ---------     ---------
                                            240,425       223,034       165,554
                                          ---------     ---------     ---------
Real estate construction
    One-to-four family residential            3,724           792           476
                                          ---------     ---------     ---------
Consumer
    Automobile                               61,894        61,589        65,420
    Home equity loans                        32,200        33,078        35,720
    Credit cards                             24,304        25,446        25,392
    Other                                    19,945        21,328        26,195
                                          ---------     ---------     ---------
                                            138,343       141,441       152,727
                                          ---------     ---------     ---------
Commercial/Business                           1,365         1,188         1,487
                                          ---------     ---------     ---------
       Total loans                          383,857       366,455       320,244
Less deferred loan fees, net                    (27)          (35)         (292)
                                          ---------     ---------     ---------
                                            383,830       366,420       319,952
Less allowance for loan losses               (6,450)       (6,084)       (4,755)
                                          ---------     ---------     ---------
       Total loans, net                   $ 377,380     $ 360,336     $ 315,197
                                          =========     =========     =========

There were approximately $1,197,000, $507,000, $826,000 and $908,000 of impaired loans at March 31, 2003, December 31, 2002, 2001 and 2000, respectively, for which the Bank discontinued accruing interest. There were no specific allowances for impaired loans at March 31, 2003, December 31, 2002, 2001 and 2000. The average balance in impaired loans was approximately $740,000, $667,000, $867,000 and $854,000 during the three months ended March 31, 2003 and the years ended December 31, 2002, 2001 and 2000, respectively. If interest on these loans had been accrued, such interest income would have been approximately $220,000, $193,000, $154,000 and $54,000 for the three months ended March 31, 2003 and the years ended December 31, 2002, 2001 and 2000, respectively. At March 31, 2003, there were no commitments to lend additional funds to borrowers whose loans were classified as impaired. The effects of troubled debt restructurings are not considered material to the Bank's financial position and results of operations.


                                      F-17
================================================================================

                                     RAINIER PACIFIC SAVINGS BANK AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             MARCH 31, 2003 AND 2002 (unaudited)
                                                      DECEMBER 31, 2002 AND 2001
================================================================================

Note 4 - Loans Receivable (continued)

The contractual maturity of loans receivable including loans held-for-sale at March 31, 2003 are shown below (dollars in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to prepay loans with or without prepayment penalties.

                                                        One Year
                                              Within       to        After
                                             One Year  Five Years  Five Years       Total
                                             --------  ----------  ----------     ---------
Real estate
    One-to-four family residential           $    34    $  1,027    $  94,489     $  95,550
    Five or more family residential               --      10,238       68,316        78,554
    Nonresidential commercial                     --       6,867       59,454        66,321
                                             -------    --------    ---------     ---------
                                                  34      18,132      222,259       240,425
                                             -------    --------    ---------     ---------
Real estate construction                          --          --           --            --
    One-to-four family residential             3,724          --           --         3,724
                                             -------    --------    ---------     ---------
Consumer
    Automobile                                   593      33,499       27,621        61,713
    Home equity loans                         11,388       3,366       17,446        32,200
    Credit cards                              24,304          --           --        24,304
    Other                                      9,880       4,647        5,599        20,126
                                             -------    --------    ---------     ---------
                                              46,165      41,512       50,666       138,343
                                             -------    --------    ---------     ---------
Commercial/Business                              476         889           --         1,365
                                             -------    --------    ---------     ---------
                                              50,399      60,533      272,925       383,857
Less deferred loan fees, net                      78         126         (231)          (27)
                                             -------    --------    ---------     ---------
       Total loans                           $50,477    $ 60,659    $ 272,694     $ 383,830
                                             =======    ========    =========     =========

                                                        One Year
                                                           to         After
                                                       Five Years  Five Years
                                                       ----------  -----------

Fixed rates                                             $ 41,401    $ 197,396
Variable rates                                            19,258       75,298
                                                        --------    ---------
                                                        $ 60,659    $ 272,694
                                                        ========    =========


                                      F-18
================================================================================

RAINIER PACIFIC SAVINGS BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2003 AND 2002 (unaudited)
DECEMBER 31, 2002 AND 2001
================================================================================

Note 4 - Loans Receivable (continued)

A summary of the changes in the allowance for loan losses is summarized as follows (dollars in thousands):

                                      THREE MONTHS                 YEAR ENDED
                                     ENDED MARCH 31,               DECEMBER 31,
                                   -------------------     -------------------------------
                                    2003        2002        2002        2001        2000
                                   -------     -------     -------     -------     -------
                                       (unaudited)
Balance at beginning of period     $ 6,084     $ 4,755     $ 4,755     $ 2,969     $ 2,655
Provision charged to operations      1,050         675       3,525       4,400       1,680
Loans charged off                     (713)       (672)     (2,384)     (2,800)     (1,697)
Recoveries                              29          31         188         186         331
                                   -------     -------     -------     -------     -------
Balance at end of period           $ 6,450     $ 4,789     $ 6,084     $ 4,755     $ 2,969
                                   =======     =======     =======     =======     =======

Note 5 - Premises and Equipment

Premises and equipment are summarized as follows (dollars in thousands):

                                                              DECEMBER 31,
                                                         -----------------------
                                        MARCH 31, 2003     2002          2001
                                        --------------   --------      --------
                                          (unaudited)
Land and land improvements                 $  5,483      $  5,482      $  4,438
Buildings                                     8,037         8,032         6,529
Furniture and equipment                       8,268         8,084         6,481
Construction in progress                        468           171           312
                                           --------      --------      --------
                                             22,256        21,769        17,760
Accumulated depreciation                     (8,849)       (8,548)       (7,948)
                                           --------      --------      --------
    Premises and equipment, net            $ 13,407      $ 13,221      $  9,812
                                           ========      ========      ========

Depreciation expense on premises and equipment totaled $366,000, $1,336,000, $1,128,000 and $1,225,000 for the three months ended March 31, 2003 and the years ended December 31, 2002, 2001 and 2000, respectively.

The Bank sold its administrative office building in January 1999 by entering into a sale and leaseback transaction whereby the Bank is leasing back a portion of the building over a seven-year term with a five-year option to renew. This lease is treated as an operating lease (Note 10). In addition, the Bank provided financing to the purchasers of the administrative office building in the original amount of $6,150,000, at 7% interest, payable in monthly installments of $40,916, including interest, maturing in February 2009. The balance on the loan at March 31, 2003 was $5,865,000 compared to $5,885,000 and $5,961,000 at
December 31, 2002 and 2001.

                                      F-19
================================================================================

                                     RAINIER PACIFIC SAVINGS BANK AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             MARCH 31, 2003 AND 2002 (unaudited)
                                                      DECEMBER 31, 2002 AND 2001
================================================================================

Note 5 - Premises and Equipment (continued)

The gain created by this transaction amounted to $3,122,000, of which $1,118,000 was recognized upon sale in January 1999, and $2,004,000 was deferred and is amortized using the straight-line method over the term of the loan. The amount of deferred gain amortized for the three months ended March 31, 2003 and for the years ended December 31, 2002, 2001 and 2000 was $50,000, $200,000, $200,000 and
$200,000, respectively, and is included in "gain on sale of premises and equipment, net".

Note 6 - Mortgage Loan Servicing Rights

The balance of capitalized servicing rights included in "other assets" at March 31, 2003, December 31, 2002 and 2001 was $175,000, $196,000 and $114,000,
respectively. The following summarizes mortgage servicing rights activity (dollars in thousands):

                                                              YEAR ENDED
                                       THREE MONTHS           DECEMBER 31,
                                           ENDED       -------------------------
                                      MARCH 31, 2003   2002      2001      2000
                                      --------------   ----      ----      ----
                                        (unaudited)
Beginning balance                          $ 196       $ 114     $  55     $ 50
                                                                             55
Mortgage servicing rights capitalized         --         123        68       22
Mortgage servicing rights amortized          (21)        (41)       (9)     (17)
                                           -----       -----     -----     ----
Ending balance                             $ 175       $ 196     $ 114     $ 55
                                           =====       =====     =====     ====

                                      F-20
================================================================================

RAINIER PACIFIC SAVINGS BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2003 AND 2002 (unaudited)
DECEMBER 31, 2002 AND 2001
================================================================================

Note 7 - Deposits

Interest bearing deposits held by customers at March 31, 2003 and December 31, 2002 and 2001 are summarized as follows (dollars in thousands):

                                   Weighted                       Weighted                       Weighted
                                   Average                        Average                        Average
                                   Interest        March 31,      Interest     December 31,      Interest     December 31,
                                     Rate            2003           Rate          2002             Rate          2001
                                 ------------     ---------     ------------  -------------     ------------  ------------
                                                                             (unaudited)
Checking                             0.51%        $  19,127         0.64%       $  21,674          0.46%      $  14,292
Savings                              0.52%           42,180         0.61%          39,003          0.75%         35,314
Money market accounts                1.06%           63,216         1.08%          55,496          1.97%         57,329
                                                  ---------                     ---------                      --------
                                                    124,523                       116,173                       106,935
                                                  ---------                     ---------                      --------
Certificates of deposit:         0.00 - 0.99%             7      0.00 - 0.99%           9       0.00 - 0.99%          -
                                 1.00 - 1.99%        39,283      1.00 - 1.99%      23,451       1.00 - 1.99%      4,298
                                 2.00 - 2.99%       103,401      2.00 - 2.99%     112,079       2.00 - 2.99%     25,937
                                 3.00 - 3.99%        11,123      3.00 - 3.99%      11,889       3.00 - 3.99%     45,517
                                 4.00 - 4.99%           807      4.00 - 4.99%         543       4.00 - 4.99%     93,292
                                 5.00 - 5.99%           480      5.00 - 5.99%         616       5.00 - 5.99%     12,635
                                 6.00 - 6.99%            --      6.00 - 6.99%           -       6.00 - 6.99%        159
                                 7.00 - 7.99%            --      7.00 - 7.99%           -       7.00 - 7.99%        115
                                                  ---------                     ---------                      --------
                                                    155,101                       148,587                       181,953
                                                  ---------                     ---------                      --------
    Total interest bearing
       deposits                                   $ 279,624                     $ 264,760                     $ 288,888
                                                  =========                     =========                     =========

A summary of certificates of deposit is as follows (dollars in thousands):

                                               Years Ending         Years Ending
                                                 March 31,          December 31,
                                                -----------         ------------
                                                (unaudited)
2003                                              $     --            $144,924
2004                                               151,415               2,976
2005                                                 3,076                 536
2006                                                   308                 151
2007                                                   112                  --
2008                                                   190                  --
Thereafter                                              --                  --
                                                  --------            --------
                                                  $155,101            $148,587
                                                  ========            ========

                                      F-21
================================================================================

                                     RAINIER PACIFIC SAVINGS BANK AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             MARCH 31, 2003 AND 2002 (unaudited)
                                                      DECEMBER 31, 2002 AND 2001
================================================================================

Note 7 - Deposits (continued)

Interest expense on deposit accounts is summarized as follows (dollars in thousands):

                                 THREE MONTHS
                                ENDED MARCH 31,             YEAR ENDED
                               ----------------             DECEMBER 31,
                                2003      2002       2002       2001       2000
                               ------    ------    -------    -------    -------
                                   (unaudited)
Checking                       $   27    $   16    $   210    $   221    $   283
Savings                            31        71        274        496        676
Money market                      155       262        803      1,614      1,846
Certificates of deposit           933     1,557      4,624      9,189      9,376
                               ------    ------    -------    -------    -------
                               $1,146    $1,906    $ 5,911    $11,520    $12,181
                               ======    ======    =======    =======    =======

The aggregate amount of certificates of deposit in denominations of $100,000 or more was $30,380,000, $59,887,000 and $41,317,000 at March 31, 2003, December
31, 2002 and 2001, respectively. The uninsured portion of these balances totaled $9,680,000, $25,151,000 and $21,686,000 at March 31, 2003, December 31, 2002 and
2001, respectively.

Note 8 - Borrowed Funds

At March 31, 2003, December 31, 2002 and December 31, 2001, the Bank had credit facilities available from the FHLB of $239,000,000, $225,000,000 and $210,000,000, respectively. The Bank had borrowed funds from the FHLB at March 31, 2003 and December 31, 2002 and 2001 of $172,473,000, $156,793,000 and
$105,351,000, respectively, which are subject to an existing Advances, Security and Deposit Agreement. Under the agreement, virtually all of the Bank's assets, not otherwise encumbered, are pledged as collateral.

The Bank's borrowings consisted of the following (dollars in thousands):

                                                     THREE MONTHS
                                                         ENDED       YEAR ENDED
                                                       MARCH 31,    DECEMBER 31,
                                                         2003           2002
                                                      -----------    ----------
                                                      (unaudited)
FHLB advances
    Maximum outstanding at any month end                $178,608      $ 156,989
    Average outstanding                                 $171,091      $ 137,907
Weighted average interest rates
    For the period                                          3.89%          4.45%
    At end of period                                        3.83%          4.16%

                                      F-22
================================================================================

RAINIER PACIFIC SAVINGS BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2003 AND 2002 (unaudited)
DECEMBER 31, 2002 AND 2001
================================================================================

Note 8 - Borrowed Funds (continued)

The scheduled maturities of borrowed funds are as follows (dollars in thousands):

                             March 31, 2003                December 31, 2002
                          ---------------------          ---------------------
                          Average                        Average
                         Interest                        Interest
                          Rates        Amount             Rates       Amount
                         --------    ---------           --------   ---------
                              (unaudited)
2003                      2.38%      $  14,163            2.18%     $  20,857
2004                      4.35%         29,114            4.71%        26,145
2005                      5.76%         25,230            5.76%        25,229
2006                      3.85%         51,148            4.51%        41,900
2007 and thereafter       3.45%         52,818            3.51%        42,662
                                     ---------                      ---------
                                     $ 172,473                      $ 156,793
                                     =========                      =========

Expected maturities may differ from contractual maturities due to put provisions on $114,194,000 of the amount outstanding.

Interest expense of $16,000, $71,000, $0 and $0 was capitalized and reduced interest expense on borrowings for the three months ended March 31, 2003 and the years ended December 31, 2002, 2001 and 2000, respectively.

Note 9 - Income Tax

The Bank, as described in Note 1, was a state chartered community credit union in 2000. As such, it was exempt from federal income taxes under 501(c)(14) of the Internal Revenue Code prior to converting to a state chartered mutual savings bank on January 1, 2001. Due to the conversion to a taxable entity, the Bank recorded a $2,160,000 credit for deferred income taxes in 2001.

The components of the income tax expense are as follows (dollars in thousands):

                                                            YEAR ENDED
                                       THREE MONTHS         DECEMBER 31,
                                           ENDED         ----------------
                                      MARCH 31, 2003     2002        2001
                                      --------------     ----        ----
                                        (unaudited)

Current                                 $   470         $ 2,322   $    --
Deferred (credit)                           (86)            (94)   (1,352)
                                        -------         -------   -------
                                        $   384         $ 2,228   $(1,352)
                                        -------         -------   -------

                                      F-23
================================================================================

                                     RAINIER PACIFIC SAVINGS BANK AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             MARCH 31, 2003 AND 2002 (unaudited)
                                                      DECEMBER 31, 2002 AND 2001

Note 9 - Income Tax (continued)

A reconciliation of the tax expense (credit) based on statutory corporate tax rates on pre-tax income and the income tax expense shown in the accompanying consolidated statements of income for the three months ended March 31, 2003 and the years ended December 31, 2002 and 2001 are as follows (dollars in thousands):

                                                    Year Ended December 31,
                         Three Months Ended   -------------------------------------
                           March 31, 2003           2002                2001
                          ---------------     ---------------      ----------------
                          Amount     Rate     Amount     Rate       Amount     Rate
                          ------     ----     ------     ----      -------     ----
                             (unaudited)
Federal income taxes
    at statutory rates    $ 397      34.0%    $2,218     34.0%     $   803     34.0%
Credit from deferred
    tax asset due to
    conversion to a
    taxable entity           --       0.0%        --      0.0%      (2,160)    -91.0%
Other, net                  (13)     -1.0%        10      0.0%           5       0.0%
                          -----      ----     ------     ----      -------     -----
                          $ 384      33.0%    $2,228     34.0%     $(1,352)    -57.0%
                          =====      ====     ======     ====      =======     =====

The following tables show the nature and components of the Bank's net deferred tax assets established at an estimated tax rate of 34% (dollars in thousands):

                                                                DECEMBER 31,
                                                            --------------------
                                            MARCH 31, 2003   2002         2001
                                            --------------  -------     -------
                                              (unaudited)
Deferred tax assets:
    Allowance for loan losses                   $ 1,129     $ 1,016     $   460
    Deferred book gain on sale of
       administrative office                        397         414         483
    Accumulated depreciation                        501         455         697
    Other                                            93         103         103
                                                -------     -------     -------
       Total deferred tax assets                  2,120       1,988       1,743
                                                -------     -------     -------
Deferred tax liabilities:
    Unrealized gain on securities                   (40)       (426)       (175)
    FHLB stock dividends                           (588)       (542)       (391)
                                                -------     -------     -------
       Total deferred tax liabilities              (628)       (968)       (566)
                                                -------     -------     -------
       Net deferred tax asset                   $ 1,492     $ 1,020     $ 1,177
                                                =======     =======     =======

Management has determined that it is more likely than not that it will realize the deferred tax assets based upon the nature and timing of the items listed above. There can be no assurances, however, that there will be no significant differences in the future between taxable income and pretax book income if circumstances change. In order to fully realize the net deferred tax asset, the Bank will need to generate future taxable income. Management has projected that the Bank will generate sufficient taxable income to utilize the net deferred tax asset; however, there can be no assurance as to such levels of taxable income generated.

                                      F-24
================================================================================

RAINIER PACIFIC SAVINGS BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2003 AND 2002 (unaudited)
DECEMBER 31, 2002 AND 2001
================================================================================

Note 10 - Commitments and Contingent Liabilities

Loan commitments - The Bank is a party to financial instruments in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These commitments involve, to varying degrees, elements of credit and interest rate risk not recognized in the consolidated statements of financial condition.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the agreement. Commitments generally have fixed expiration dates or termination clauses and may require payment of a fee. Since many of the commitments are expected to expire or be renewed without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank reviews customers' creditworthiness on a case-by-case basis when renewing or increasing commitments. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's evaluation of the customer.

The Bank had outstanding commitments for the origination of loans and for unused lines of credit that are not reflected in the consolidated financial statements as follows (dollars in thousands):

                                                             March 31,   December 31,
                                                               2003          2002
                                                             -------       -------
                                                           (unaudited)
First mortgage loans                                         $ 1,240       $ 4,132
Home equity lines of credit                                   10,234         9,854
Personal lines of credit                                       6,145         6,133
Credit cards                                                  63,247        62,527
Commercial lines of credit                                       608           550
Real estate construction on one-to-four family residential     6,676         1,457
                                                             -------       -------
                                                             $88,150       $84,653
                                                             =======       =======

The Bank does not anticipate any material losses as a result of the commitments.

Lease commitments (as lessee) - Rent expense under operating leases for administrative office space and branch premises for the three months ended March 31, 2003 and the years ended December 31, 2002, 2001 and 2000 totaled $96,000, $412,000, $338,000 and $285,000, respectively.

The future minimum rent under the terms of the leases are as follows for future years ending December 31 (dollars in thousands):

          2003                                     $   375
          2004                                         359
          2005                                         362
          2006                                          90
          2007                                           -
                                                   -------
                                                   $ 1,186
                                                   =======

                                      F-25
================================================================================

                                     RAINIER PACIFIC SAVINGS BANK AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             MARCH 31, 2003 AND 2002 (unaudited)
                                                      DECEMBER 31, 2002 AND 2001
================================================================================

Note 10 - Commitments and Contingent Liabilities (continued)

On March 31, 2003, the Bank signed a lease agreement with monthly payments of $10,417 commencing on May 1, 2003 through December 31, 2003. The lease term is for 180 months commencing the first day of January 2004, with payments of $10,417 (1-60 months), $11,250 (61-120 months) and $12,083 (121-180 months).

Lease commitments (as lessor) - During the three months ended March 31, 2003, the Bank leased office and retail space to others under non-cancelable operating leases requiring fixed monthly rentals over various terms, some of which contained escalation clauses providing for increased rents and excess operating expense reimbursements. Future minimum contractual lease rental receipts are as follows for future years ending December 31 (dollars in thousands):

                   2003                      $ 125
                   2004                        130
                   2005                        117
                   2006                        111
                   2007                         69
               Thereafter                      541
                                           -------
                                           $ 1,093
                                           =======

Information management systems commitments - The Bank commenced a multi-year technology initiative in 2001 and entered into agreements with various software vendors to develop and install core processing and customer relationship management software. This technology initiative includes the replacement of the majority of the Bank's software and hardware systems and is schedule to be completed in 2003. The total projected cost for the technology initiative and its related projects at December 31, 2002 is approximately $8,600,000. The Bank has incurred total expenditures of approximately $5,400,000. At March 31, 2003, the Bank projects the technology initiative and its related projects to be approximately $10,400,000 to complete the initiative. The Bank has the intent and ability to complete the projects and is committed to spending the remaining estimated amount of approximately $3,200,000 to complete the projects. For the three months ended March 31, 2003 and the years ended December 31, 2002 and 2001, the Bank recognized $248,000, $1,367,000 and $672,000, respectively, in expenses. Expenditures which are not recognized immediately as expense are capitalized and depreciated over a three-year life when the system is placed in use or substantially complete.

Building commitment - The Bank purchased approximately 32,000 square feet of property in downtown Tacoma in two phases in 1999 and 2002 to construct a mixed-use office/retail building. The total investment in the project, including the land, is expected to be approximately $15.0 million. As of March 31, 2003, the Bank incurred total expenditures of approximately $2.0 million and have recognized $47,000 in expense specifically attributable to the $15.0 million projected cost.

Financial instruments with concentrations of credit risk - A substantial portion of the Bank's loans and commitments were granted to customers in the Bank's primary market area, which is Pierce County and South King County and are secured by real estate. Significant changes in the economic and real estate market conditions in this area could affect the collectibility of a substantial portion of the Bank's loan portfolio.

                                      F-26
================================================================================

RAINIER PACIFIC SAVINGS BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2003 AND 2002 (unaudited)
DECEMBER 31, 2002 AND 2001
================================================================================

Note 11 - Retirement Plans

Effective January 1, 2002, the Bank combined its defined contribution money purchase pension plan and its 401(k) plan into one 401(k) plan. The combined 401(k) plan covers substantially all employees that meet certain age and service requirements. Under the plan, annual retirement expense is defined as a percentage of employee compensation, net of forfeitures from employees who have terminated employment. Net retirement expense recognized for the three months ended March 31, 2003 and the years ended December 31, 2002, 2001 and 2000 was $152,000, $590,000, $430,000 and $436,000, respectively. In addition, the employer also provides a match of employee salary deferrals into the plan. The matching expense for the combined 401(k) plan recognized for the three months ended March 31, 2003 and the years ended December 31, 2002, 2001 and 2000 was $63,000, $225,000, $184,000 and $158,000, respectively.

Note 12 - Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Tier I capital to risk-weighted assets and average assets for leverage capital purposes, and total risk-based capital to total risk-based assets (set forth in the following table). Management believes that the Bank meets all capital adequacy requirements to which it is subject as of March 31, 2003 and December 31, 2002 and 2001.

As of March 31, 2003 and December 31, 2002 and 2001, the Bank was categorized as "well capitalized" under the regulatory framework for prompt corrective action promulgated by the Federal Deposit Insurance Corporation (FDIC). To be categorized as "well capitalized," the Bank must maintain minimum total Tier I leverage, Tier I risk-based, and total risk-based capital ratios as set forth in the table below. There are no subsequent conditions or events that management believes have changed the Bank's category.


                                      F-27
================================================================================

                                     RAINIER PACIFIC SAVINGS BANK AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             MARCH 31, 2003 AND 2002 (unaudited)
                                                      DECEMBER 31, 2002 AND 2001
================================================================================

Note 12 - Regulatory Capital Requirements (continued)

The Bank's actual and required capital amounts and ratios are presented in the following table (dollars in thousands):

                                                                                        To Be Categorized
                                                                                          as "Adequately
                                                           To Be "Well Capitalized"     Capitalized" Under
                                                           Under Prompt Corrective      Prompt Corrective
                                            Actual            Action Provisions         Action Provisions
                                        ----------------   -----------------------      -----------------
                                        Amount     Ratio       Amount     Ratio          Amount     Ratio
                                        -------    -----       -------    -----         -------     -----
As of March 31, 2003 (unaudited)
      Total Capital (to risk-
           weighted assets)             $46,559    12.50%      $37,239    10.00%        $29,791     8.00%
      Tier I Capital
           (to risk-weighted assets)    $41,882    11.25%      $22,343     6.00%        $14,895     4.00%
      Tier I Capital
           (to average assets)          $41,882     8.13%      $25,764     5.00%        $20,611     4.00%

As of December 31, 2002
      Total Capital (to risk-
           weighted assets)             $45,332    13.42%      $33,785    10.00%        $27,028     8.00%
      Tier I Capital
           (to risk-weighted assets)    $41,086    12.16%      $20,271     6.00%        $13,514     4.00%
      Tier I Capital
           (to average assets)          $41,086     8.44%      $24,335     5.00%        $19,468     4.00%

As of December 31, 2001
      Total Capital (to risk-
           weighted assets)             $40,629    13.18%      $30,823    10.00%        $24,659     8.00%
      Tier I Capital
           (to risk-weighted assets)    $36,765    11.93%      $18,494     6.00%        $12,329     4.00%
      Tier I Capital
           (to average assets)          $36,765     8.25%      $22,288     5.00%        $17,830     4.00%


                                      F-28
================================================================================

RAINIER PACIFIC SAVINGS BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2003 AND 2002 (unaudited)
DECEMBER 31, 2002 AND 2001
================================================================================

Note 12 - Regulatory Capital Requirements (continued)

The following table is a reconciliation of the Bank's capital, calculated according to generally accepted accounting principles, to total Tier I capital (dollars in thousands):

                                                                YEAR ENDED
                                           THREE MONTHS        DECEMBER 31,
                                              ENDED        --------------------
                                          MARCH 31, 2003     2002        2001
                                          --------------   --------    --------

Equity                                       $ 42,888      $ 42,212    $ 37,430
Other comprehensive income -
    unrealized gain (loss) on securities         (719)         (828)       (340)
Disallowed intangible asset                      (271)         (280)       (315)
Disallowed servicing asset                        (16)          (18)        (10)
                                             --------      --------    --------
       Total Tier I Capital                  $ 41,882      $ 41,086    $ 36,765
                                             ========      ========    ========

At periodic intervals, the Federal Deposit Insurance Corporation (FDIC) and the Washington State Department of Financial Institutions (DFI) routinely examine the Bank as part of their legally prescribed oversight of the banking industry. Based on these examinations, the regulators can direct that the Bank's financial statements be adjusted in accordance with their findings. A future examination by the FDIC or the DFI could include a review of certain transactions or other amounts reported in the Bank's 2002 financial statements. In view of the uncertain regulatory environment in which the Bank operates, the extent, if any, to which a forthcoming regulatory examination may ultimately result in adjustments to the accompanying financial statements cannot presently be determined.

Note 13 - Related Party Transactions

During the normal course of business, the Bank originates loans to directors, committee members and senior management. Such loans are granted with interest rates, terms and collateral requirements substantially the same as those for all other customers.

Loans to directors, executive officers and their affiliates are subject to regulatory limitations. Such loans had aggregate balances and activity as follows and were within regulatory limitations (dollars in thousands):

                                                         December 31,
                               March 31,      ----------------------------------
                                 2003          2002          2001          2000
                                ------        ------        ------        ------
                              (unaudited)

Total loans                     $3,582        $2,306        $2,062        $1,479
                                ======        ======        ======        ======

Total deposits                  $  986        $1,249        $  597        $  444
                                ======        ======        ======        ======


                                      F-29
================================================================================

                                     RAINIER PACIFIC SAVINGS BANK AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             MARCH 31, 2003 AND 2002 (unaudited)
                                                      DECEMBER 31, 2002 AND 2001
================================================================================

Note 14 - Fair Value of Financial Instruments

The recorded amounts and estimated fair values of financial instruments are as follows (dollars in thousands):

                                                                                 DECEMBER 31,
                                                               -------------------------------------------------
                                       MARCH 31, 2003                    2002                     2001
                                  -------------------------    -----------------------  ------------------------
                                   Carrying       Fair          Carrying       Fair      Carrying       Fair
                                    Amount        Value          Amount       Value       Amount        Value
                                  ------------ ------------    -----------  ----------   ----------   ----------
                                  (unaudited)
Financial Assets
     Cash and cash equivalents      $  9,569    $  9,569        $  8,564      $  8,564    $  7,085     $  7,085
     Interest bearing deposits
         with banks                 $    414    $    414        $     49      $     49    $    127     $    127
     Securities                     $113,474    $115,079        $101,997      $103,721    $119,377     $118,910
     Federal Home Loan Bank
         stock                      $  8,269    $  8,269        $  8,006      $  8,006    $  6,158     $  6,158
     Loans, net                     $377,380    $389,744        $360,336      $373,158    $315,197     $323,639

Financial Liabilities
     Deposits                       $307,019    $307,401        $289,460      $294,147    $311,856     $317,171
     Borrowed funds                 $172,473    $181,020        $156,793      $165,107    $105,351     $108,824
     Corporate drafts payable       $  1,958    $  1,958        $  2,837      $  2,837    $  2,905     $  2,905

Note 15 - Condensed Subsidiary Financial Statements

Presented below are the condensed statements of financial condition and operations for the Bank's wholly-owned subsidiary, Support Systems, Inc. (dollars in thousands):

Condensed Statements of Financial Condition

                                                          DECEMBER 31,
                                                       ------------------
                                      MARCH 31, 2003   2002         2001
                                      --------------   -----       ------
                                       (unaudited)
Assets
     Cash                                  $ 134       $ 198       $  --
     Intangibles                             271         280         315
     Other assets                             50          50         110
                                           -----       -----       -----
         Total assets                      $ 455       $ 528       $ 425
                                           =====       =====       =====
Liabilities and Equity
     Accounts payable and other
         liabilities                       $ 157       $ 193       $ 168
     Common stock                            505         505         505
     Accumulated deficit                    (207)       (170)       (248)
                                           -----       -----       -----
         Total liabilities and equity      $ 455       $ 528       $ 425
                                           =====       =====       =====


                                      F-30
================================================================================

RAINIER PACIFIC SAVINGS BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2003 AND 2002 (unaudited)
DECEMBER 31, 2002 AND 2001
================================================================================

Note 15 - Condensed Subsidiary Financial Statements (continued)

Condensed Statements of Operations

                                            THREE MONTHS                    YEAR ENDED
                                           ENDED MARCH 31,                 DECEMBER 31,
                                         -------------------      -------------------------------
                                          2003         2002        2002        2001         2000
                                         ------       ------      ------      ------       ------
                                              (unaudited)
Operating income
     Insurance service fees              $  141       $  127      $  451      $  430       $  232
     Investment service fees                131          138         648         145          341
                                         ------       ------      ------      ------       ------
                                            272          265       1,099         575          573
                                         ------       ------      ------      ------       ------
Operating expense
     Compensation and benefits              191          171         671         550          539
     Other                                  137           65         308         252          178
                                         ------       ------      ------      ------       ------
                                            328          236         979         802          717
                                         ------       ------      ------      ------       ------
         Income (loss) before taxes      $  (56)      $   29      $  120      $ (227)      $ (144)
                                         ======       ======      ======      ======       ======

Note 16 - Condensed Consolidated Quarterly Results of Operations (Unaudited)

                                                Three Months Ended
                                -----------------------------------------------------
2002                            March 31       June 30     September 30   December 31
                                --------       -------     ------------   -----------
Interest income                  $ 8,411       $ 8,704       $ 8,682       $ 8,454
Interest expense                   3,239         3,099         2,903         2,742
                                 -------       -------       -------       -------

Net interest income                5,172         5,605         5,779         5,712

Provision for loan losses           (675)         (825)         (825)       (1,200)
Non-interest income                1,603         1,701         2,796         2,116
Non-interest expense              (4,577)       (4,890)       (5,201)       (5,769)
                                 -------       -------       -------       -------

Income before income tax           1,523         1,591         2,549           859

Income tax expense (credit)          519           544           874           291
                                 -------       -------       -------       -------

Net income                       $ 1,004       $ 1,047       $ 1,675       $   568
                                 =======       =======       =======       =======

                                      F-31
================================================================================

                                     RAINIER PACIFIC SAVINGS BANK AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             MARCH 31, 2003 AND 2002 (unaudited)
                                                      DECEMBER 31, 2002 AND 2001
================================================================================

Note 16 - Condensed Consolidated Quarterly Results of Operations (Unaudited) (continued)

2001

Interest income               $ 8,232       $ 8,531       $ 8,438       $ 8,410
Interest expense                4,416         4,422         3,826         3,557
                              -------       -------       -------       -------

Net interest income             3,816         4,109         4,612         4,853

Provision for loan losses      (1,525)         (600)         (600)       (1,675)
Non-interest income             1,500         1,455         2,260         1,934
Non-interest expense           (4,274)       (4,128)       (4,133)       (5,241)
                              -------       -------       -------       -------

Income before income tax         (483)          836         2,139          (129)

Income tax expense (credit)    (2,277)          299           724           (98)
                              -------       -------       -------       -------

Net income                    $ 1,794       $   537       $ 1,415       $   (31)
                              =======       =======       =======       =======

Note 17 - Subsequent Event - Adoption of Plan of Conversion (Unaudited)

On March 22, 2003, the Board of Directors of the Bank approved a Plan of Conversion (the Plan) which provides for the conversion of the Bank from a Washington State chartered mutual savings bank to a Washington State chartered stock savings bank pursuant to the rules and regulations of the Washington State Department of Financial Institutions and the FDIC. As part of the conversion, the Plan provides for the concurrent formation of a holding company (the Holding Company) that will own 100% of the common stock of the Bank. Following receipt of all required regulatory approvals, the approval of the depositors of the Bank eligible to vote on the Plan and the satisfaction of all other conditions precedent to the conversion, the Bank will consummate the conversion.

Upon the consummation of the conversion, the legal existence of the Bank shall not terminate but the stock bank shall be a continuation of the mutual bank. The stock bank shall have, hold and enjoy the same in its own right as fully and to the same extent as the same was possessed, held and enjoyed by the mutual bank. The stock bank at the time and the taking effect of the conversion shall continue to have and succeed to all the rights, obligations and relations of the mutual bank.

At the time of conversion, the Bank will establish a liquidation account in an amount equal to its total net worth as of the latest statement of financial condition appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The liquidation account balance is not available for payment of dividends.


                                      F-32
================================================================================

RAINIER PACIFIC SAVINGS BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2003 AND 2002 (unaudited)
DECEMBER 31, 2002 AND 2001
================================================================================

Note 17 - Subsequent Event - Adoption of Plan of Conversion (Unaudited) (continued)

In connection with the Bank's commitment to its community, the plan of conversion provides for the establishment of a charitable foundation as part of the conversion. The Holding Company intends to donate to the Foundation cash and a number of authorized but unissued shares of common stock in an aggregate amount up to 8% of the value of the shares of Conversion Stock sold in the conversion. The Holding Company will recognize an expense equal to the cash and fair value of the stock in the quarter in which the contribution occurs, which is expected to be the fourth quarter of 2003. This expense will reduce earnings and could have a material impact on the Holding Company's earnings for the fourth quarter of 2003.

Conversion costs will be deferred and deducted from the proceeds of the shares sold in the offering. If the conversion transaction is not completed, all costs will be charged to expense. As of March 31, 2003, there were no conversion costs which had been deferred.


                                      F-33
================================================================================

================================================================================

No person has been authorized to give any information or to make any representation other than as contained in this prospectus in connection with the offering made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by Rainier Pacific Financial Group, Inc., Rainier Pacific Bank or Keefe, Bruyette & Woods, Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Rainier Pacific Financial Group, Inc. or Rainier Pacific Bank since any of the dates as of which information is furnished herein or since the date hereof.
                             --------------

TABLE OF CONTENTS
                                                                    Page

Summary.............................................................
Risk Factors........................................................
Selected Financial and Other Data...................................
Rainier Pacific Financial Group.....................................
Rainier Pacific Bank................................................
How We Intend to Use the Proceeds From this Offering................
Our Policy Regarding Dividends......................................
Market for the Common Stock.........................................
Capitalization......................................................
Rainier Pacific Bank Exceeds All Regulatory Capital
   Requirements.....................................................
Pro Forma Data......................................................
Comparison of Valuation and Pro Forma Information
   With and Without Charitable Foundation...........................
Proposed Purchases by Management....................................
Rainier Pacific Bank and Subsidiary
    Consolidated Statements of Income...............................
Management's Discussion and Analysis of Financial
   Condition and Results of Operations..............................
Business of Rainier Pacific Financial Group.........................
Business of Rainier Pacific Bank....................................
Management .........................................................
How We Are Regulated................................................
Taxation............................................................
Rainier Pacific Bank's Conversion...................................
Restrictions on Acquisition of Rainier Pacific Financial
    Group and Rainier Pacific Bank..................................
Description of Capital Stock of Rainier Pacific
    Financial Group.................................................
Transfer Agent and Registrar........................................
Experts.............................................................
Legal and Tax Opinions..............................................
Where You Can Find More Information.................................
Index to Consolidated Financial Statements..........................

      Dealer Prospectus Delivery Obligation

      Until the later of _______, 2003 or 25 days after the commencement of the syndicated community offering, if any, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================


================================================================================

                                      UP TO

                                7,935,000 SHARES

                                 RAINIER PACIFIC
                              FINANCIAL GROUP, INC.
                          (Proposed Holding Company for
                          Rainier Pacific Savings Bank)

                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS

                                 --------------

                          KEEFE, BRUYETTE & WOODS, INC.

                              __________ ___, 2003

================================================================================

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Legal fees and expenses..........................................................       $ 275,000
Securities marketing legal fees..................................................          35,000
EDGAR, copying, printing, postage and mailing....................................         267,000
Appraisal and business plan preparation fees and expenses........................          70,000
Accounting fees and expenses.....................................................         105,000
Securities marketing fees and expenses...........................................         854,000
Data processing fees and expenses................................................          55,000
SEC registration fee.............................................................           7,000
Blue Sky filing fees and expenses................................................           5,000
State of Washington Department of Financial Institutions filing fee..............           1,000
NASDAQ listing fee...............................................................         100,000
Stock transfer agent and regular fees and expenses...............................          20,000
Other expenses - NASD filing fee, certificate printing, telephone/stock center...          54,000
                                                                                       ----------
           Total.................................................................      $1,848,000
                                                                                       ==========

Item 14. Indemnification of Directors and Officers

      In accordance with the Washington Business Corporation Act ("WBCA"), R.C.W. ss. 23B.08.570, Article XIV of the registrant's Articles of Incorporation provides as follows:

      "ARTICLE XIV. Indemnification. The Corporation shall indemnify and advance expenses to its directors, officers, agents and employees as follows:

            A. Directors and Officers. In all circumstances and to the full extent permitted by the WBCA, the Corporation shall indemnify any person who is or was a director, officer or agent of the Corporation and who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including an action by or in the right of the Corporation), by reason of the fact that he is or was an agent of the Corporation, against expenses, judgments, fines, and amounts paid in settlement and incurred by him in connection with such action, suit or proceeding. However, such indemnity shall not apply to: (a) acts or omissions of the director or officer finally adjudged to violate law; (b) conduct of the director or officer finally adjudged to violate RCW Section 23B.08.310 (relating to unlawful distributions by the Corporation) or (c) any transaction with respect to which it was finally adjudged that such director and officer personally received a benefit in money, property or services to which the director was not legally entitled. The Corporation shall advance expenses incurred in a proceeding for such persons pursuant to the terms set forth in a separate directors' resolution or contract.

            B. Implementation. The Board of Directors may take such action as is necessary to carry out these indemnification and expense advancement provisions. It is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions, contracts or further indemnification and expense advancement arrangements as may be permitted by law, implementing these provisions. Such bylaws, resolutions, contracts or further arrangements shall include, but not be limited to, implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made.

            C. Survival of Indemnification Rights. No amendment or repeal of this Article XIV shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

            D. Service for Other Entities. The indemnification and advancement of expenses provided under this Article XIV shall apply to directors, officers, employees or agents of the Corporation for both (a) service in such capacities for the Corporation and (b) service at the Corporations's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. A person is considered to be serving an employee benefit plan at the Corporation's request if such person's duties to the Corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan.

            E. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the Corporation would have had the power to indemnify him against such liability under the provisions of this bylaw and the WBCA.

            F. Other Rights. The indemnification provided by this section shall not be deemed exclusive of any other right to which those indemnified may be entitled under any other bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such an office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall inure to the benefit of the heirs executors, and administrators of such person."

Item 15. Recent Sales of Unregistered Securities

      Not Applicable.

Item 16. Exhibits and Financial Statement Schedules

      The financial statements and exhibits filed as part of this registration statement are as follows:

      (a) Exhibits

      1.1 Form of proposed Agency Agreement among Rainier Pacific Financial Group, Inc., Rainier Pacific Savings Bank and Keefe, Bruyette & Woods, Inc. (a)

      1.2 Engagement Letter between Rainier Pacific Savings Bank and Keefe, Bruyette & Woods, Inc.

      2     Plan of Conversion of Rainier Pacific Savings Bank

      3.1   Articles of Incorporation of Rainier Pacific Financial Group, Inc.

      3.2   Bylaws of Rainier Pacific Financial Group, Inc.

      4     Form of Certificate for Common Stock

      5 Opinion of Breyer & Associates PC regarding legality of securities registered

      8.1   Federal Tax Opinion of Breyer & Associates PC

      8.2   State Tax Opinion of Blado, Stratton & Kiger, P.S.

      8.3   Opinion of RP Financial, LC. as to the value of subscription rights

      10.1  Form of Employment Agreement for President and Chief Executive
            Officer

      10.2  Form of Severance Agreement

      10.3 Form of Rainier Pacific Savings Bank Employee Severance Compensation Plan

      21    Subsidiaries of the Registrant

      23.1  Consent of Moss Adams LLP

      23.2  Consent of Knight Vale & Gregory PLLC

      23.3  Consent of Breyer & Associates PC (contained in opinion included as
            Exhibit 5)

      23.4 Consent of Breyer & Associates PC as to its Federal Tax Opinion (contained in opinion included as Exhibit 8.1)

      23.5 Consent of Blado, Stratton & Kiger, P.S. as to its State Tax Opinion (contained in opinion included as Exhibit 8.2)

      23.6  Consent of RP Financial, LC.

      24 Power of Attorney (contained in signature page to the registration statement)

      99.1 Order and Certification Form (contained in the marketing materials included as Exhibit 99.2)

      99.2  Solicitation and Marketing Materials

      99.3 Appraisal Agreement between Rainier Pacific Savings Bank and RP Financial, LC.

      99.4  Appraisal Report of RP Financial, LC.

      ------------
      (a) To be filed by amendment.

      (b) Financial Statement Schedules

                              RAINIER PACIFIC BANK

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                 Page
Reports of Independent Auditors................................................  F-2

Consolidated Statements of Financial Condition as of
March 31, 2003 and December 31, 2002 and 2001..................................  F-4

Consolidated Statements of Income for the Three Months Ended
March 31, 2003 and 2002 and the Years Ended December 31, 2002, 2001 and 2000...  F-5

Consolidated Statements of Equity for the Three Months Ended
March 31, 2003 and the Years Ended December 31, 2002, 2001 and 2000............  F-6

Consolidated Statements of Cash Flows for the Three Months Ended
March 31, 2003 and 2002 and the Years Ended December 31, 2002, 2001 and 2000...  F-7

Notes to Consolidated Financial Statements.....................................  F-9

      All schedules are omitted because the required information is not applicable or is included in the Consolidated Financial Statements and related Notes.

      The financial statements of Rainier Pacific Financial Group, Inc. have been omitted because Rainier Pacific Financial Group, Inc. has not yet issued any stock, has no assets or liabilities, and has not conducted any business other than that of an organizational nature.

Item 17. Undertakings

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fife, State of Washington on June 20, 2003.

                                        RAINIER PACIFIC FINANCIAL GROUP, INC.


                                        By: /s/ John A. Hall
                                           -------------------------------------
                                           John A. Hall
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

      We, the undersigned directors and officers of Rainier Pacific Financial Group, Inc., do hereby severally constitute and appoint John A. Hall, our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute all instruments for us and in our names in the capacities indicated below which said John A. Hall may deem necessary or advisable to enable Rainier Pacific Financial Group, Inc., to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of Rainier Pacific Financial Group, Inc.'s Common Stock, including specifically but not limited to, power and authority to sign, for us or any of us in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that John A. Hall shall do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                            Title                                            Date
---------                            -----                                            ----
/s/ John A. Hall                     Director, President and Chief Executive Officer  June 20, 2003
-----------------------------------  (Principal Executive Officer)
John A. Hall


/s/ Joel G. Edwards                  Vice President, Chief Financial Officer          June 20, 2003
-----------------------------------  and Treasurer
Joel G. Edwards                      (Principal Financial and Accounting Officer)


/s/ Edward J. Brooks                 Chairman of the Board                            June 20, 2003
-----------------------------------
Edward J. Brooks


/s/ Stephen M. Bader                 Director                                         June 20, 2003
-----------------------------------
Stephen M. Bader


/s/ Karyn R. Clarke                  Director                                         June 20, 2003
-----------------------------------
Karyn R. Clarke

/s/ Robert H. Combs                  Director                                         June 20, 2003
-----------------------------------
Robert H. Combs


/s/ Charles E. Cuzzetto              Director                                         June 20, 2003
-----------------------------------
Charles E. Cuzzetto


/s/ Brian E. Knutson                 Director                                         June 20, 2003
-----------------------------------
Brian E. Knutson


/s/ Alan M. Somers                   Director                                         June 20, 2003
-----------------------------------
Alan M. Somers


/s/ Alfred H. Treleven, III          Director                                         June 20, 2003
-----------------------------------
Alfred H. Treleven, III

     As filed with the Securities and Exchange Commission on June 20, 2003
                                                       Registration No. 333-____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    EXHIBITS
                                       TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     RAINIER PACIFIC FINANCIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)

          Washington                        6036                   (Applied for)
(State or other jurisdiction of  (Primary Standard Industrial     (I.R.S. Employer
 incorporation or organization)   Classification Code Number)  Identification Number)

                      3700 Pacific Highway East, Suite 200
                             Fife, Washington 98424
                                 (253) 926-4000
                        (Address, including zip code, and
                                telephone number,
        including area code, of registrant's principal executive offices)

                          John F. Breyer, Jr., Esquire
                             Breyer & Associates PC
                        8180 Greensboro Drive, Suite 785
                             McLean, Virginia 22102
                                 (703) 883-1100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                INDEX TO EXHIBITS

1.1 Form of proposed Agency Agreement among Rainier Pacific Financial Group, Inc., Rainier Pacific Savings Bank and Keefe, Bruyette & Woods, Inc. (a)

1.2 Engagement Letter between Rainier Pacific Savings Bank and Keefe, Bruyette & Woods, Inc.

2     Plan of Conversion of Rainier Pacific Savings Bank

3.1   Articles of Incorporation of Rainier Pacific Financial Group, Inc.

3.2   Bylaws of Rainier Pacific Financial Group, Inc.

4     Form of Certificate for Common Stock

5 Opinion of Breyer & Associates PC regarding legality of securities registered

8.1   Federal Tax Opinion of Breyer & Associates PC

8.2   State Tax Opinion of Blado, Stratton & Kiger, P.S.

8.3   Opinion of RP Financial, LC. as to the value of subscription rights

10.1  Form of Employment Agreement for President and Chief Executive Officer

10.2  Form of Severance Agreement

10.3  Form of Rainier Pacific Savings Bank Employee Severance Compensation Plan

21    Subsidiaries of the Registrant

23.1  Consent of Moss Adams LLP

23.2  Consent of Knight Vale & Gregory PLLC

23.3  Consent of Breyer & Associates PC (contained in opinion included as
      Exhibit 5)

23.4 Consent of Breyer & Associates PC as to its Federal Tax Opinion (contained in opinion included as Exhibit 8.1)

23.5 Consent of Blado, Stratton & Kiger, P.S. as to its State Tax Opinion (contained in opinion included as Exhibit 8.2)

23.6  Consent of RP Financial, LC.

24 Power of Attorney (contained in signature page to the registration statement)

99.1 Order and Certification Form (contained in the marketing materials included as Exhibit 99.2)

99.2  Solicitation and Marketing Materials

99.3 Appraisal Agreement between Rainier Pacific Savings Bank and RP Financial, LC.

99.4  Appraisal Report of RP Financial, LC.

------------
(a) To be filed by amendment.